As filed with the Securities and Exchange Commission on September 15, 2021

Registration No. 333-259149

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARVELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	85-3971597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

(302) 295-4840

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mitchell L. Gaynor

Chief Administration and Legal Officer and Secretary

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

(302) 295-4840

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stewart McDowell Gibson, Dunn & Crutcher LLP 555 Mission Street, 30th Floor San Francisco, California 94105 (415) 393-8200	Alessandra L. Simons Goodwin Procter LLP 3 Embarcadero Center, 28th Floor San Francisco, CA 94111 (415) 733-6039

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transaction described in the enclosed consent solicitation/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this consent solicitation/prospectus is not complete and may be changed. We may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement (of which this preliminary consent solicitation/prospectus is a part), as filed with the Securities and Exchange Commission, is effective. This preliminary consent solicitation/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY CONSENT SOLICITATION/PROSPECTUS — SUBJECT TO COMPLETION

DATED SEPTEMBER 15, 2021

CONSENT SOLICITATION STATEMENT OF INNOVIUM, INC. AND PROSPECTUS OF MARVELL TECHNOLOGY, INC.

To Stockholders of Innovium, Inc.:

As you may be aware, Innovium, Inc. (“Innovium”) entered into an Agreement and Plan of Merger, dated as of August 2, 2021 (the “merger agreement”), with Marvell Technology, Inc. (“Marvell”), one of Marvell’s wholly owned subsidiaries and Shareholder Representative Services LLC, pursuant to which, through a merger, Innovium will become a wholly owned subsidiary of Marvell (the “merger”). The transactions contemplated by the merger agreement, including the merger, are collectively referred to as the “transaction.”

The aggregate consideration to be paid by Marvell will be approximately $1.1 billion, subject to certain adjustments set forth in the merger agreement, consisting of shares of Marvell common stock, based on a fixed price of $57.7409 per share, which represents the volume weighted average closing sale price per share of Marvell common stock on the Nasdaq Global Select Market (“Nasdaq”) for the 10 trading days ending on and including July 30, 2021, the trading day immediately preceding the date of the merger agreement. Subject to the applicable provisions of the merger agreement, each share of Innovium common stock, Innovium Series A preferred stock, Innovium Series B preferred stock, Innovium Series C preferred stock, Innovium Series D preferred stock, Innovium Series D2 preferred stock, Innovium Series E preferred stock and Innovium Series F preferred stock, in each case issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares as described in the accompanying consent solicitation/prospectus), will automatically be cancelled and converted into the right to receive a number of shares of Marvell common stock equal to (i) in the case of Innovium Series E preferred stock and Innovium Series F preferred stock, the number of shares of Marvell common stock allocable from the aggregate merger consideration to each such share of Innovium preferred stock in accordance with the Innovium certificate based on the liquidation preference of such series of preferred stock, and (ii) in the case of the Innovium common stock, Innovium Series A preferred stock, Innovium Series B preferred stock, Innovium Series C preferred stock, Innovium Series D preferred stock and Innovium Series D2 preferred stock, a number of shares of Marvell common stock based on the quotient obtained by dividing (a)(i) the aggregate merger consideration of approximately $1.1 billion (subject to certain adjustments set forth in the merger agreement) minus (ii) the aggregate merger consideration allocable to the Innovium Series E preferred stock and Innovium Series F preferred stock, by (b) the number of shares of Innovium common stock outstanding on a fully diluted basis (excluding shares of common stock issuable upon conversion of then-outstanding shares of Innovium Series E preferred stock and Innovium Series F preferred stock) as calculated in accordance with the merger agreement. In all cases, the number of shares of Marvell common stock issuable will be determined based on the Marvell VWAP (as defined below) of $57.7409. As of                      , 2021, the most recent practicable date prior to the printing of the accompanying consent solicitation/prospectus, based upon the number of shares of Innovium capital stock, options, RSUs (as defined below) and warrants outstanding and the estimated transaction expenses of Innovium, in each case determined in accordance with the merger agreement, and assuming the cancellation of certain performance-based restricted stock units which are expected to be cancelled immediately prior to the closing, each share of Innovium common stock, Innovium Series A preferred stock, Innovium Series B preferred stock, Innovium Series C preferred stock, Innovium Series D preferred stock and Innovium Series D2 preferred stock would be converted into approximately                  shares of Marvell common stock, each share of Innovium Series E Preferred Stock would be converted into approximately                  shares of Marvell common stock and each share of Innovium Series F Preferred Stock would be converted into approximately                  shares of Marvell common stock. Because Marvell’s share price and Innovium’s fully diluted share count may fluctuate between now and the completion of the transaction, and because the consideration will not be adjusted to reflect such changes in Marvell’s share price or Innovium’s fully diluted share count, Innovium stockholders cannot be sure of the value of the shares of Marvell common stock they will receive in the transaction, and the value of the Marvell common stock received by Innovium stockholders in the transaction may differ from the implied value based on the share price on the date of the merger agreement. See the section entitled “The Transaction—Consideration to Innovium Securityholders” in the accompanying consent solicitation/prospectus, including the hypothetical example set forth therein.

Marvell common stock is traded on Nasdaq under the symbol “MRVL.” On                      , 2021, the most recent practicable date prior to the date of the accompanying consent solicitation/prospectus, the last reported sale price of Marvell common stock on Nasdaq was $                 .

The board of directors of Innovium (the “Innovium board”) has considered the transaction and the terms of the merger agreement and has unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Innovium and its stockholders. The adoption of the merger agreement requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Innovium common stock and Innovium preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon and (ii) the holders of at least a majority of the outstanding shares of Innovium preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon (the foregoing clauses (i) and (ii), collectively, the “Innovium stockholder approval”).

The Innovium stockholder approval is required for the transaction to close, and you are being sent this document to ask you to approve the adoption of the merger agreement by executing and returning the written consent furnished with the accompanying consent solicitation/prospectus.

The Innovium board has set August 1, 2021 as the record date (the “record date”) for determining Innovium stockholders entitled to execute and deliver written consents with respect to this solicitation. If you are a holder of Innovium capital stock on the record date, you are urged to complete, date and sign the enclosed written consent and promptly return it to Innovium. See the section entitled “Solicitation of Written Consents” in the accompanying consent solicitation/prospectus.

Concurrently with the execution of the merger agreement, Marvell and certain stockholders of Innovium, representing approximately 65.09% of the outstanding shares of Innovium capital stock and approximately 71.98% of the outstanding shares of Innovium preferred stock as of the date of the merger agreement entered into a support agreement (the “support agreement”) under which they have agreed, promptly (and in any event within one business day) after the registration statement of which the accompanying consent solicitation/prospectus forms a part is declared effective by the Securities and Exchange Commission (the “SEC”), to execute and deliver written consents approving the adoption of the merger agreement and related matters with respect to all of their shares of Innovium capital stock entitled to act by written consent with respect thereto. The execution and delivery of written consents by all parties to the support agreement will constitute the Innovium stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy such approval.

No vote of Marvell stockholders is required to complete the transaction.

We encourage you to read carefully the accompanying consent solicitation/prospectus and the documents incorporated by reference into the accompanying consent solicitation/prospectus in their entirety, including the section entitled “Risk Factors” in the accompanying consent solicitation/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying consent solicitation/prospectus, or determined if the accompanying consent solicitation/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The accompanying consent solicitation/prospectus is dated                      , 2021, and is first being delivered to Innovium stockholders on or about                 , 2021.

Rajiv Khemani
President and Chief Executive Officer

Innovium, Inc.

6001 America Center Drive, Suite 200

San Jose, CA 95002

Notice of Solicitation of Written Consent

To Stockholders of Innovium, Inc.:

Pursuant to an Agreement and Plan of Merger, dated as of August 2, 2021 (the “merger agreement”), by and among Marvell Technology, Inc. (“Marvell”), a wholly owned subsidiary of Marvell (“Merger Sub”), Innovium, Inc. (“Innovium”) and Shareholder Representative Services LLC (the “Stockholder Representative”), Merger Sub will be merged with and into Innovium (the “merger”), with Innovium continuing as the surviving corporation and a wholly owned subsidiary of Marvell. The transactions contemplated by the merger agreement, including the merger, are collectively referred to as the “transaction.”

The accompanying consent solicitation/prospectus is being delivered to you on behalf of the board of directors of Innovium (the “Innovium board”) to request that Innovium stockholders as of the record date of August 1, 2021 approve the adoption of the merger agreement by executing and returning the written consent furnished with the accompanying consent solicitation/prospectus.

The accompanying consent solicitation/prospectus describes the merger agreement, the transaction and the actions to be taken in connection with the transaction and provides additional information about the parties involved. Please give this information your careful attention. A copy of the merger agreement is attached as Annex A to the accompanying consent solicitation/prospectus.

A summary of the appraisal rights that may be available to you is described in “Appraisal Rights” in the accompanying consent solicitation/prospectus. Please note that if you wish to exercise appraisal rights you must not sign and return a written consent approving the adoption of the merger agreement. However, so long as you do not return a written consent at all, it is not necessary to affirmatively vote against or disapprove the adoption of the merger agreement in order to exercise your appraisal rights. In addition, you must take all other steps necessary to perfect your appraisal rights.

The Innovium board has considered the transaction and the terms of the merger agreement and unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Innovium and its stockholders.

Please complete, date and sign the written consent furnished with the accompanying consent solicitation/prospectus and return it promptly to Innovium by one of the means described in “Solicitation of Written Consents” in the accompanying consent solicitation/prospectus.

By Order of the Board of Directors:

Lip-Bu Tan

Director

i

ii

IMPORTANT NOTE ABOUT THIS CONSENT SOLICITATION/PROSPECTUS

This consent solicitation/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Marvell (File No. 333-259149), constitutes a prospectus of Marvell under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Marvell common stock to be issued to Innovium stockholders pursuant to the merger agreement.

Neither Marvell nor Innovium has authorized anyone to give any information or make any representation about the transaction, Marvell or Innovium that is different from, or in addition to, that contained in this consent solicitation/prospectus or in any of the materials that have been incorporated by reference. Therefore, neither Marvell nor Innovium takes any responsibility for, nor can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this consent solicitation/prospectus.

This consent solicitation/prospectus is dated                      , 2021. The information contained in this consent solicitation/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the delivery of this consent solicitation/prospectus to Innovium stockholders nor the issuance by Marvell of common stock pursuant to the merger agreement will create any implication to the contrary.

This consent solicitation/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Marvell contained in or incorporated by reference into this consent solicitation/prospectus has been provided by Marvell, and the information concerning Innovium contained in this consent solicitation/prospectus has been provided by Innovium.

Unless otherwise indicated or as the context otherwise requires, all references in this consent solicitation/prospectus to:

•	“closing” refers to the closing of the merger;

•	“closing date” refers to the date on which the closing actually occurs;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“effective time” refers to the effective time of the merger;

•	“Innovium” refers to Innovium, Inc., a Delaware corporation;

•	“Innovium board” refers to the board of directors of Innovium;

•	“Innovium capital stock” refers to, collectively, the Innovium common stock and the Innovium preferred stock;

•

“Innovium certificate” refers to the restated certificate of incorporation of Innovium, as amended by the certificate of amendment thereto, copies of which are attached as Annex B to this consent solicitation/prospectus;

•	“Innovium common stock” refers to the common stock, par value $0.00001 per share, of Innovium;

•	“Innovium option” refers to an option to purchase shares of common stock of Innovium;

•	“Innovium preferred stock” refers to, collectively, the preferred stock, par value $0.00001 per share, of Innovium;

•	“Innovium Series A preferred stock” refers to the Series A preferred stock, par value $0.00001 per share, of Innovium;

•	“Innovium Series B preferred stock” refers to the Series B preferred stock, par value $0.00001 per share, of Innovium;

•	“Innovium Series C preferred stock” refers to the Series C preferred stock, par value $0.00001 per share, of Innovium;

•	“Innovium Series D preferred stock” refers to the Series D preferred stock, par value $0.00001 per share, of Innovium;

•	“Innovium Series D2 preferred stock” refers to the Series D2 preferred stock, par value $0.00001 per share, of Innovium;

•	“Innovium Series E preferred stock” refers to the Series E preferred stock, par value $0.00001 per share, of Innovium;

•	“Innovium Series F preferred stock” refers to the Series F preferred stock, par value $0.00001 per share, of Innovium;

•	“Innovium RSU” refers to a restricted stock unit in respect of common stock of Innovium;

•	“Innovium stockholders” refers to the holders of Innovium capital stock;

•	“Innovium warrant” refers to a warrant to purchase shares of Innovium capital stock;

•	“Marvell” refers to Marvell Technology, Inc., a Delaware corporation;

•	“Marvell board” refers to the board of directors of Marvell;

•	“Marvell common stock” refers to the shares of common stock, par value $0.002 per share, of Marvell;

•	“Marvell stockholders” refers to the holders of Marvell common stock;

•	“merger” refers to the merger of Merger Sub with and into Innovium, with Innovium continuing as the surviving corporation and as a wholly owned subsidiary of Marvell;

•

“merger agreement” refers to the Agreement and Plan of Merger, dated as of August 2, 2021, by and among Marvell, Merger Sub, Innovium and Shareholder Representative Services LLC, solely in its capacity as the initial stockholder representative thereunder;

•	“Merger Sub” refers to Ibiza Acquisition Sub, Inc. a Delaware corporation and a wholly owned subsidiary of Marvell;

•	“surviving corporation” refers to Innovium as the surviving corporation in the merger;

•	“termination date” refers to May 2, 2022; and

•	“transaction” refers to the transactions contemplated by the merger agreement, including the merger.

QUESTIONS AND ANSWERS

The following are some of the questions that stockholders of Innovium may have regarding the transaction and answers to those questions. These questions and answers, as well as the summary section that follows, are not meant to be a substitute for the information contained in the remainder of this consent solicitation/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this consent solicitation/prospectus. You are urged to read this consent solicitation/prospectus in its entirety. Additional important information is also contained in the Annexes to this consent solicitation/prospectus. You should pay special attention to the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Questions and Answers about the Transaction

Why am I receiving this consent solicitation/prospectus?

The Innovium board is providing this consent solicitation/prospectus to Innovium stockholders and is soliciting such stockholders’ written consent in connection with the merger agreement, pursuant to which Marvell has agreed to acquire Innovium. In addition, pursuant to the registration statement of which this consent solicitation/prospectus forms a part, Marvell is registering shares of Marvell common stock issuable to Innovium stockholders upon completion of the transaction. This consent solicitation/prospectus contains important information about the transaction, the merger agreement and certain related matters, and you should read this consent solicitation/prospectus carefully and in its entirety.

What will happen in the transaction?

Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Innovium, with Innovium continuing as the surviving corporation and a wholly owned subsidiary of Marvell.

See the sections entitled “The Transaction—Structure of the Transaction” and “The Merger Agreement—The Transaction” and the merger agreement attached as Annex A to this consent solicitation/prospectus for more information about the transaction and the merger agreement.

What will holders of Innovium capital stock receive in the merger?

Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the merger and without any action on the part of the parties or holders of any securities of Innovium or any other person:

•

each share of Innovium common stock, Innovium Series A preferred stock, Innovium Series B preferred stock, Innovium Series C preferred stock, Innovium Series D preferred stock and Innovium Series D2 preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares (as defined under “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock”) or dissenting shares (as defined under “The Merger Agreement—Dissenting Shares”)) will automatically be cancelled and converted into the right to receive a number of shares of Marvell common stock equal to the closing common exchange ratio (as defined under “The Merger Agreement—Definitions”);

•

each share of Innovium Series E preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Marvell common stock equal to the closing Series E exchange ratio (as defined under “The Merger Agreement—Definitions”); and

•

each share of Innovium Series F preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Marvell common stock equal to the closing Series F exchange ratio (as defined under “The Merger Agreement—Definitions”).

See the sections entitled “The Transaction—Consideration to Innovium Securityholders” and “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock” and “The Merger Agreement—Definitions.”

What will holders of Innovium equity awards receive in the merger?

At the effective time, Innovium options will be treated as follows:

•

each Innovium option that is outstanding and unexercised immediately prior to the effective time and that is held by a continuing employee (as defined under “The Merger Agreement – Definitions”) will be assumed by Marvell and converted automatically into an option to purchase the number of shares of Marvell common stock (a “Marvell option”) equal to (a) the number of shares of Innovium common stock issuable upon exercise of the Innovium option immediately prior to the effective time multiplied by (b) the closing common exchange ratio (as defined under “The Merger Agreement—Definitions”) (rounded down to the nearest whole share), with an exercise price per share of Marvell common stock equal to the quotient obtained by dividing (i) the per share exercise price at which such Innovium option was exercisable immediately prior to the effective time, by (ii) the closing common exchange ratio (rounded up to the nearest whole cent). Each Marvell option will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Innovium option under the Innovium equity plan and the applicable award agreement, including vesting terms and status as an incentive stock option or non-qualified stock option; and

•

each Innovium option that is vested as of immediately prior the effective time and held by a person other than a continuing employee will be cancelled and exchanged for a number of shares of Marvell common stock equal to (x) the amount, if any, by which the closing common per share merger consideration exceeds the per share exercise price of such Innovium option divided by the Marvell VWAP, as defined under “The Merger Agreement—Definitions” (the “Marvell VWAP”), multiplied by (y) the number of shares of Innovium common stock as to which such vested option is exercisable immediately prior to the effective time, less applicable tax withholding and other authorized deductions.

At the effective time, Innovium RSUs will be treated as follows:

•

each Innovium RSU that is outstanding immediately prior to the effective time, is not vested and that is held by a continuing employee will be assumed by Marvell and converted automatically into a restricted stock unit with respect to a number of whole shares of Marvell common stock (a “Marvell restricted stock unit”) equal to (i) the number of shares of Innovium common stock underlying such Innovium RSU immediately prior to the effective time multiplied by (ii) the closing common exchange ratio, rounded down to the nearest whole share, less applicable tax withholding and other authorized deductions. Each Marvell restricted stock unit will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Innovium RSU under the Innovium equity plan and the applicable award agreement, including vesting terms; and

•

each vested Innovium RSU issued and outstanding as of immediately prior to the effective time will be cancelled and exchanged for a number of shares of Marvell common stock equal to (i) the closing common per share merger consideration divided by the Marvell VWAP multiplied by (ii) the number of shares of Innovium common stock underlying such vested Innovium RSUs as of immediately prior to the effective time, less applicable tax withholding and other authorized deductions.

Each Innovium option or Innovium RSU not described above shall be cancelled without consideration and shall be of no further force and effect.

See the section titled “The Merger Agreement—Treatment of Innovium Equity Awards.”

What will holders of Innovium warrants receive in the merger?

Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the merger and without any action on the part of the parties or holders of any securities of Innovium or any other person, each Innovium warrant that is outstanding, unexercised and vested as of immediately prior to the effective time will be cancelled and automatically converted into the right to receive a number of shares of Marvell common stock equal to the product of (x) the amount by which the closing common merger consideration exceeds the per share exercise price of the warrant divided by the Marvell VWAP multiplied by (y) the number of shares of Innovium capital stock as to which such Innovium warrant was exercisable immediately prior to the effective time in accordance with the terms of the applicable Innovium warrant, less applicable tax withholding and other authorized deductions. If an Innovium warrant is exercised prior to the effective time, the shares issued in respect of the warrant will be treated as provided in the merger agreement for the applicable class or series of shares.

Any warrants that are unvested as of immediately prior to the effective time will be cancelled without consideration.

See the section entitled “The Merger Agreement—Treatment of Innovium Warrants.”

What happens if the transaction is not completed?

If the transaction is not completed for any reason, Innovium stockholders will not receive any merger consideration for their shares of Innovium capital stock, and Innovium will remain an independent company.

Failure to complete the transaction could negatively impact Marvell, Innovium and their respective businesses, prospects, financial condition and results of operations. The price of Marvell common stock may decline to the extent that its current market price reflects a market assumption that the transaction will be completed. In addition, some costs related to the transaction must be paid by Marvell and Innovium even if the transaction is not completed. Furthermore, Marvell and Innovium may experience negative reactions from their respective stockholders, customers, restaurants, independent contractor couriers, vendors and/or other persons with whom Marvell or Innovium has a business relationship, which could have an adverse effect on their respective businesses, financial conditions and results of operations.

The merger agreement contains non-solicitation provisions that restrict the ability of Innovium, during the pendency of the transaction, to directly or indirectly (i) solicit, initiate, consider, knowingly encourage or accept any proposal or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish any person any information with respect to, or otherwise knowingly cooperate in any way, knowingly assist or participate in, knowingly facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal. An acquisition proposal includes any offer or proposal for, or any indication of interest in, any of the following (other than the merger) (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest or assets of Innovium or any of its subsidiaries, other than sales of inventory in the ordinary course of business, (ii) any merger, consolidation or other business combination relating to Innovium or its subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to Innovium or its subsidiaries. In addition, under the terms of the merger agreement, Innovium is subject to restrictions on the conduct of its business prior to the completion of the transaction, including, among other things, restrictions on its ability in certain cases to incur indebtedness, make investments or capital expenditures, enter into, amend or terminate material contracts, commence or settle litigation, acquire or dispose of assets or make changes with respect to employee matters, including compensation and benefits matters. Such limitations could adversely affect Innovium’s business, strategy, operations and prospects prior to the completion of the transaction or in the event the transaction is not completed. If the transaction is not completed, the strategic alternatives available to Innovium, including remaining an independent company, and the opportunities available to Innovium to raise capital, including through a private or public equity issuance, may not be as favorable as they would have been in the absence of the transaction and/or may not be as favorable to Innovium and its stockholders as the transaction. See the sections entitled “The Merger Agreement—Covenants and Agreements—No Solicitation by Innovium,” “The Merger Agreement—Covenants and Agreements—Conduct of Business of Innovium Prior to Completion of the Transaction” and “Risk Factors.”

If I am an Innovium stockholder, warrant holder or holder of Innovium equity awards, how will I receive the consideration to which I will become entitled?

After the Innovium stockholder approval is obtained, a letter of transmittal and written instructions for the surrender of Innovium stock and Innovium warrants will be delivered to Innovium stockholders, warrant holders (subject to certain exceptions) and holders of Innovium equity awards who are receiving consideration but whose awards are not being assumed by Marvell. Upon receipt by the exchange agent of a validly executed letter of transmittal duly completed in accordance with the instructions provided by the exchange agent and any other documents reasonably required by the exchange agent, after the transaction has been completed, (a) you will be entitled to receive the number of shares of Marvell common stock (which will be in uncertificated book-entry form), together with any dividends or other distributions on shares of Marvell common stock, in each case that you have the right to receive pursuant to the applicable provisions of the merger agreement, and (b) the Innovium capital stock, Innovium warrant or Innovium equity award you hold will be cancelled. For more information about the exchange of shares of Innovium capital stock, Innovium warrants and unassumed Innovium options for shares of Marvell common stock, see the section entitled “The Merger Agreement—Exchange Procedures.” Certain Innovium options and Innovium RSUs will be assumed by Marvell, and you will receive notice of the number of shares of Marvell common stock underlying your assumed award, and the exercise price in the case of options.

Are there any important risks related to the transaction or Marvell’s or Innovium’s businesses of which I should be aware?

Yes, there are important risks related to the transaction and Marvell’s, Innovium’s and the surviving company’s businesses. Before making any decision on how to vote, we urge you to read carefully and in its entirety the section entitled “Risk Factors.”

Are Innovium stockholders entitled to seek appraisal rights?

Pursuant to Section 262 of the DGCL, holders of Innovium capital stock who do not deliver a written consent approving the merger agreement proposal and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of Innovium capital stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of shares of Innovium capital stock as determined by the Delaware Court of Chancery could be more or less than, or the same as, the value of the consideration that an Innovium stockholder would otherwise be entitled to receive under the terms of the merger agreement.

To exercise appraisal rights, Innovium stockholders must strictly comply with the procedures prescribed by Delaware. These procedures are summarized in the section entitled “Appraisal Rights.” Failure to strictly comply with these provisions will result in a loss of the right of appraisal or dissent.

What are the conditions to the completion of the transaction?

Completion of the transaction is subject to the satisfaction or waiver of a number of conditions as set forth in the merger agreement, including, among others, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the absence of any law enjoining or otherwise prohibiting the merger, the receipt of the Innovium stockholder approval, the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part and the approval for listing on Nasdaq of the shares of Marvell common stock to be issued in the merger. For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Transaction.”

When is the transaction expected to be completed?

Marvell and Innovium currently expect the transaction to close by the end of calendar year 2021, subject to certain conditions. Neither Marvell nor Innovium can predict, however, the actual date on which the transaction will be completed, or whether it will be completed, because the transaction is subject to factors outside the control of each of Marvell and Innovium, including whether or when the applicable waiting periods under the HSR Act will expire or be terminated and when the registration statement of which this consent solicitation/prospectus is a part will be declared effective.

Who can help answer my questions?

If you are an Innovium stockholder and would like additional copies of this consent solicitation/prospectus or a replacement written consent, or if you have questions about the transaction, the process for returning your written consent, or the other matters discussed in this consent solicitation/prospectus, you should contact: Innovium, Inc., Attention: Legal Department, 6001 America Center Drive, Suite 200, San Jose, CA 95002.

If you are a Marvell stockholder and have questions about the transaction or the other matters discussed in this consent solicitation/prospectus, you should contact: Marvell Technology, Inc., Attention: Investor Relations, Marvell Technology, Inc., c/o Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054, (408) 222-0777, ir@marvell.com.

Where can I find more information about Marvell and Innovium?

You can find more information about Marvell and Innovium from the various sources described under “Where You Can Find More Information.”

Questions and Answers for Innovium Stockholders

Did the Innovium board approve the merger agreement?

Yes. Following a review of the merger agreement and of the negotiations between Innovium and its representatives on behalf of Innovium and Marvell and its representatives on behalf of Marvell with respect to the merger agreement, the Innovium board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Innovium and its stockholders. For a discussion of the factors considered by the Innovium board in approving the merger agreement, see the section entitled “The Transaction—Innovium’s Reasons for the Transaction; Recommendation of the Innovium Board.”

Do any of the Innovium directors or officers have interests in the transaction that may differ from or be in addition to my interests as an Innovium stockholder?

Yes. Innovium stockholders should be aware that some of Innovium’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Innovium stockholders generally. The Innovium board was aware of and considered these interests, among other matters, in deciding to approve the terms of the merger agreement and the transaction. For a further discussion of these interests, see the section entitled “Interests of Innovium’s Directors and Executive Officers in the Transaction.”

What am I being asked to approve?

Innovium stockholders are being asked to approve the adoption of the merger agreement and the transaction and related matters (the “merger agreement proposal”).

What is the recommendation of the Innovium board?

The Innovium board unanimously recommends that Innovium stockholders approve the merger agreement proposal by executing and returning the written consent furnished with this consent solicitation/prospectus.

What stockholder consent is required to approve the transaction?

Marvell and Innovium cannot complete the transaction unless Innovium stockholders approve the proposal.

The approval of the merger agreement proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Innovium capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon and (ii) the holders of at least a majority of the outstanding shares of Innovium preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon (the foregoing clauses (i) and (ii), collectively, the “Innovium stockholder approval”).

Concurrently with the execution of the merger agreement, Marvell and certain stockholders of Innovium (each, a “support stockholder”), representing approximately 65.09% of the outstanding shares of Innovium capital stock, approximately 43.56% of the outstanding shares of Innovium common stock and approximately 71.98% of the outstanding shares of Innovium preferred stock, in each case as of date of the merger agreement, entered into a support agreement (the “support agreement”) under which they have agreed, within one business day after the registration statement of which this consent solicitation/prospectus forms a part is declared effective by the SEC, to execute and deliver written consents approving the adoption of the merger agreement and related matters with respect to all of their shares of Innovium capital stock entitled to act by written consent with respect thereto. The support stockholders are required to deliver such written consents even if the Innovium board changes its recommendation that Innovium stockholders approve the merger agreement proposal. The execution and delivery of written consents by all of the support stockholders will constitute the Innovium stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy such approval.

In accordance with applicable law, no vote of Marvell stockholders is required in connection with the transaction.

Who is entitled to give a written consent?

The Innovium board has set August 1, 2021 as the record date (the “record date”) for determining the holders of Innovium capital stock entitled to execute and deliver written consents with respect to this solicitation. Holders of Innovium capital stock on the record date will be entitled to give or withhold a consent using the written consent furnished with this consent solicitation/prospectus.

How can I return my written consent?

If you hold shares of Innovium capital stock as of the record date and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Innovium by facsimile, email, PDF or mail through the electronic portal established by SRS Acquiom, Innovium’s consent solicitation agent (“SRS”). Once you have completed, dated and signed your written consent, deliver it to Innovium by                , 2021. Innovium will not call or convene any meeting of its stockholders in connection with the Innovium stockholder approval.

What happens if I do not return my written consent?

If you hold shares of Innovium capital stock as of the record date and you do not return your written consent, that will have the same effect as a vote against the merger agreement proposal. However, under the support agreement, the support stockholders have agreed to deliver their written consents promptly within one business day after the registration statement of which this consent solicitation/prospectus forms a part is declared effective by the SEC. Therefore, a failure of any other Innovium stockholder to deliver a written consent is not expected to have any effect on the approval of the merger agreement proposal.

What happens if I return my written consent but do not indicate a decision with respect to the merger agreement proposal?

If you hold shares of Innovium capital stock as of the record date and you return a signed written consent without indicating your decision on the merger agreement proposal, you will have given your consent to approve the merger agreement proposal.

What is the deadline for returning my written consent?

Innovium has set                , 2021 as the targeted final date for receipt of written consents (such date, as it may be extended, the “consent deadline”). Innovium requests that you return your written consent at your earliest convenience, but in any event by the consent deadline. Any extension may be made without notice to Innovium stockholders.

Can I change or revoke my written consent?

Yes. You may change or revoke your consent to the merger agreement proposal at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the support agreement will constitute the Innovium stockholder approval at the time of such delivery. If you wish to change or revoke your consent before the consent deadline, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Solicitation of Written Consents—Submission of Written Consents.”

What do I need to do now?

Innovium urges you to read carefully and consider the information contained in this consent solicitation/prospectus, including the Annexes, and to consider how the transaction will affect you as a stockholder of Innovium. Once the registration statement of which this consent solicitation/prospectus forms a part has been declared effective by the SEC, Innovium will solicit your written consent. The Innovium board unanimously recommends that all Innovium stockholders approve the merger agreement proposal by executing and returning to Innovium the written consent furnished with this consent solicitation/prospectus as soon as possible and no later than the consent deadline.

Who can help answer my questions?

If you have questions about the transaction or the process for returning your written consent, or if you need additional copies of this consent solicitation prospectus or a replacement written consent, please contact: Innovium, Inc., Attention: Legal Department, 6001 America Center Drive, Suite 200, San Jose, CA 95002, ir@innovium.com.

What are the U.S. federal income tax consequences of the merger to U.S. holders of Innovium common stock?

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the filing of the registration statement of which this consent solicitation statement/prospectus is a part, Goodwin Procter LLP has delivered an opinion to Innovium to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be or is based on, among other things, certain facts, representations and covenants, each made by officers of Marvell and Innovium, and assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, such opinion may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the United States Internal Revenue Service (“IRS”) or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Innovium or Marvell from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the merger, U.S. holders (as defined under “U.S. Federal Income Tax Consequences”) will be treated as if they sold their Innovium common stock in a fully taxable transaction.

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder will generally not recognize any gain or loss on the receipt of Marvell common stock in exchange for Innovium common stock, excluding any cash received in lieu of fractional shares of Marvell common stock.

For additional information, see the section entitled “U.S. Federal Income Tax Consequences.” The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

SUMMARY

This summary highlights selected information included in this consent solicitation/prospectus and may not contain all of the information that is important to you. To better understand the transaction, you should carefully read this entire consent solicitation/prospectus and its Annexes and the other documents referred to in this consent solicitation/prospectus. Additional important information about Marvell and Innovium is also contained in the Annexes to, and the documents incorporated by reference into, this consent solicitation/prospectus. For a description of, and instructions as to how to obtain, this information, see the section of this consent solicitation/prospectus entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.

Information about the Companies (page 43)

Marvell Technology, Inc.

Marvell is a leading supplier of infrastructure semiconductor solutions, spanning the data center core to network edge. Marvell is a fabless semiconductor supplier of high-performance standard and semi-custom products with core strengths in developing and scaling complex System-on-a-Chip architectures integrating analog, mixed-signal and digital signal processing functionality. Leveraging leading intellectual property and deep system-level expertise as well as highly innovative security firmware, Marvell’s solutions are empowering the data economy and enabling the datacenter, carrier, enterprise networking, consumer and automotive industrial end markets.

We were incorporated in Delaware on October 20, 2020 under the name Maui Holdco, Inc. and changed our name to Marvell Technology, Inc. in connection with the completion by Marvell Technology Group Ltd. (“MTGL”) of its acquisition of Inphi Corporation (“Inphi”) on April 20, 2021. Upon completion of the acquisition, MTGL and Inphi became our wholly owned subsidiaries. Our registered and mailing address is 1000 N. West Street, Suite 1200, Wilmington, Delaware 19801 and our telephone number there is (302) 295-4840.

Additional information about Marvell and its subsidiaries is included in the documents incorporated by reference in this consent solicitation/prospectus. See the section entitled “Where You Can Find More Information.”

Ibiza Acquisition Sub, Inc.

Ibiza Acquisition Sub, Inc., a wholly owned subsidiary of Marvell, is a Delaware corporation that was incorporated on July 27, 2021 for the purpose of entering into the merger agreement and effecting the merger. At the effective time, Merger Sub will be merged with and into Innovium, with Innovium continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Marvell.

Merger Sub’s principal executive offices and its telephone number are the same as those of Marvell.

Innovium, Inc.

Innovium was incorporated in Delaware on December 11, 2014 and is a privately held company. Innovium is a leading provider of high performance, innovative switching silicon solutions for Cloud and Edge data centers. Innovium’s TERALYNX family delivers software compatible products ranging from 1Tbps to 25.6Tbps with unmatched telemetry, low latency, programmability, and large buffers, and a feature-rich architecture that scales to 100Tbps+. Innovium’s products have been selected and validated by market-leading OEM, Cloud, and ODM customers. The company is headquartered in Silicon Valley, California and is backed by leading venture capital firms including Greylock, WRVI, Capricorn, Premji Invest, BlackRock, DFJ Growth, DAG, Qualcomm Ventures, S-Cubed and Redline.

Additional information about Innovium is included in this consent solicitation/prospectus. See the section entitled “Where You Can Find More Information.”

The Transaction (page 49)

The terms and conditions of the transaction described below are contained in the merger agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the merger agreement carefully, as it is the legal document that governs the transaction.

The merger agreement provides, among other matters, for the acquisition of Innovium by Marvell pursuant to a merger, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL. Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Innovium, with Innovium continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Marvell.

Innovium’s Reasons for the Transaction; Recommendation of the Innovium Board (page 54)

Following a review of the merger agreement and of the negotiations between Innovium and its representatives on behalf of Innovium and Marvell and its representatives on behalf of Marvell with respect to the merger agreement, the Innovium board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Innovium and its stockholders. For a discussion of the factors considered by the Innovium board in approving the merger agreement, see the section entitled “The Transaction—Innovium’s Reasons for the Transaction; Recommendation of the Innovium Board.”

Regulatory Approvals (page 58)

Under the HSR Act, the merger cannot be completed until, among other things, Marvell and Innovium each file a notification and report form with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period has been terminated or has expired. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or the DOJ issues a request for additional information or documentary material with respect to the transaction (a “second request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. On August 18, 2021, each of Marvell and Innovium filed a notification and report form pursuant to the HSR Act with the FTC and the DOJ.

In connection with the transaction, the parties also intend to make all required filings with the SEC, the Delaware Secretary of State and Nasdaq, as well as any required filings with state or local licensing authorities.

Conditions to Completion of the Transaction (page 74)

As more fully described in this consent solicitation/prospectus and in the merger agreement, the respective obligations of each party to effect the merger will be subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Marvell, Merger Sub and Innovium, as the case may be, to the extent permitted by applicable law:

•

approval of the Innovium merger proposal by Innovium stockholders and there not being more than 5% of the outstanding shares of capital stock of Innovium that are dissenting shares or have the continuing right to dissent;

•	the absence of any law enjoining, restraining, conditioning, making illegal or otherwise prohibiting the consummation of the merger;

•	the expiration or termination of any waiting period applicable to the merger under the HSR Act;

•

the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part and the absence of any stop order suspending that effectiveness or any proceedings for that purpose initiated by the SEC; and

•	the approval for listing on Nasdaq of the shares of Marvell common stock issuable to Innovium stockholders in connection with the merger, subject to official notice of issuance.

The obligations of Innovium to effect the merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Innovium to the extent permitted by applicable law:

•

the accuracy of the representations and warranties made in the merger agreement by Marvell and Merger Sub as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;

•	performance in all material respects by each of Marvell and Merger Sub of the obligations, covenants and agreements required to be performed by it at or prior to the effective time; and

•

the absence since the date of the merger agreement of any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Marvell.

The obligations of Marvell and Merger Sub to effect the merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Marvell to the extent permitted by applicable law:

•

the accuracy of the representations and warranties made in the merger agreement by Innovium as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;

•	performance in all material respects by Innovium of the obligations, covenants and agreements required to be performed by it at or prior to the effective time;

•	receipt of specified third party consents;

•

absence of litigation that is reasonably likely to require divestiture of assets, prohibit or impose limitations on Marvell’s ownership or operation of its or Innovium’s business or impose limitations on Marvell’s ability to control the business, operations or assets in any material respect;

•	the delivery of certain ancillary agreements, certificates, insurance tail policies and corporate documentation;

•	resignation of directors of Innovium and its subsidiaries;

•	no more than 5% of the outstanding shares of capital stock of Innovium shall be dissenting shares, as defined in the merger agreement, or have the continuing right to dissent;

•	specified percentages of employees of Innovium shall not have left the employment of Innovium;

•

the absence since the date of the merger agreement of any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Innovium; and

•	receipt by Marvell of audited financial statements of Innovium for its fiscal year ended January 31, 2021.

Solicitation of Written Consents; Expenses (page 40)

The merger agreement provides that Innovium will seek the Innovium stockholder approval pursuant to this consent solicitation/prospectus, and Innovium will not call or convene any meeting of its stockholders in connection with the Innovium stockholder approval. Innovium stockholders are being asked to approve the merger agreement proposal by executing and delivering the written consent furnished with this consent solicitation/prospectus.

Only Innovium stockholders of record on August 1, 2021, the record date, will be entitled to execute and deliver a written consent. Each holder of Innovium common stock is entitled to one vote for each share of Innovium common stock held as of the record date. Each holder of Innovium preferred stock is entitled to the number of votes equal to the number of shares of Innovium common stock into which the shares of Innovium preferred stock held by such holder could be converted as of the record date. The approval of the merger agreement proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Innovium capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon and (ii) the holders of at least a majority of the outstanding shares of Innovium preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon.

As of the close of business on the record date, there were 26,889,842 shares of Innovium common stock outstanding and 84,048,880 shares of Innovium preferred stock outstanding, consisting of 18,067,225 shares of Innovium Series A preferred stock, 18,458,679 shares of Innovium Series B preferred stock, 11,664,846 shares of Innovium Series C preferred stock, 11,610,896 shares of Innovium Series D preferred stock, 2,766,250 shares of Innovium Series D2 preferred stock, 7,305,198 shares of Innovium Series E preferred stock and 14,175,786 shares of Innovium Series F preferred stock, in each case entitled to execute and deliver written consents with respect to the merger agreement proposal, and directors and executive officers of Innovium and their affiliates owned and were entitled to consent with respect to 72,450,917 shares of Innovium common stock and Innovium preferred stock, together as a single class and on an as-converted basis (representing approximately 65.31% of such shares outstanding on that date) and 60,498,383 shares of Innovium preferred stock (representing approximately 71.98% of such shares outstanding on that date). Innovium currently expects that its directors and executive officers will deliver written consents in favor of the merger agreement proposal, although none of them have entered into any agreements obligating him or her to do so, other than Mr. Khemani and Mr. Agarwal, who have entered into support agreements. Certain of our directors are associated with investors who have entered into support agreements.

The approval of the merger agreement proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Innovium capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon and (ii) the holders of at least a majority of the outstanding shares of Innovium preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon.

Concurrently with the execution of the merger agreement, Marvell and the support stockholders entered into the support agreement. Pursuant to the support agreement, each of the support stockholders has agreed, promptly (and in any event within one business day) after the registration statement of which this consent solicitation/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and related matters with respect to all of its shares of Innovium capital stock entitled to act by written consent with respect thereto. The shares of Innovium capital stock that are owned by the support stockholders and subject to the support agreement represent approximately 65.09% of the outstanding shares of Innovium capital stock and approximately 71.98% of the outstanding shares of Innovium preferred stock. The support stockholders are required to deliver such written consents even if the Innovium board changes its recommendation that Innovium stockholders approve the merger agreement proposal. The execution and delivery of written consents by all of the support stockholders will constitute the Innovium stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy stockholder approval.

You may consent to the merger agreement proposal with respect to your shares of Innovium capital stock by completing and signing the written consent furnished with this consent solicitation/prospectus and returning it to Innovium by the consent deadline. Your consent to the proposal may be changed or revoked at any time before the consent deadline.

You may execute a written consent to approve the merger agreement proposal (which is equivalent to a vote for such proposal), or disapprove, or abstain from consenting with respect to, the merger agreement proposal (which is equivalent to a vote against such proposal). If you do not return your written consent, it will have the same effect as a vote against the merger agreement proposal. If you are a record holder of shares of Innovium capital stock and you return a signed written consent without indicating your decision on the proposal, you will have given your consent to approve the proposal.

Due to the obligations of the support stockholders under the support agreement, a failure of any other Innovium stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent, is not expected to have any effect on the approval of the proposal.

After the Innovium stockholder approval is obtained, a letter of transmittal and written instructions for the surrender of Innovium stock and Innovium warrants and certain equity awards will be delivered to Innovium stockholders, warrant holders (subject to certain exceptions) and holders of Innovium equity awards who are receiving consideration but whose awards are not being assumed by Marvell.

The expense of preparing, printing and delivering these consent solicitation materials is being borne by Innovium. Officers, employees and representatives of Innovium may solicit consents by telephone and personally, in addition to solicitation by mail or email. These persons will receive their regular compensation but no special compensation for soliciting consents.

Termination of the Merger Agreement (page 77)

The merger agreement may be terminated and the transaction may be abandoned at any time before the effective time as follows:

•	by mutual written consent of Marvell and Innovium;

•	by Marvell if Innovium fails to deliver the Innovium stockholder approval by the deadline specified in the merger agreement;

•

by either Marvell or Innovium, as applicable, if such party is not then in material breach of its obligations under the merger agreement and the other party breaches or fails to perform in any respect its representations, warranties or covenants contained in the merger agreement and such breach or failure to perform would give rise to a failure of a closing condition, that cannot be or has not been cured within 30 days following notice of such breach and has not been waived by such non-breaching party;

•

by either Marvell or Innovium, if the effective time has not occurred on or before the termination date (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party if the failure of such party to perform its obligations under the merger agreement shall have been the cause of or shall have resulted in the failure of the merger to be consummated by such date); provided that if as of the termination date, all of the conditions precedent to closing other than the expiration or termination of any waiting period applicable to the merger under the HSR Act are satisfied as of the termination date, then the termination date will automatically be extended by three months;

•

by either Marvell or Innovium, if a governmental authority shall have issued an order, decree, or ruling or taken other action prohibiting the transactions contemplated by the merger agreement and that order, decree, ruling or other action shall have become final and non-appealable, provided that the party requesting termination shall have used commercially reasonable efforts to have such order, decree, ruling or other action vacated; or

•	by Marvell, if, prior to the receipt of the Innovium stockholder approval, Innovium has breached its non-solicitation obligations or its obligations in respect of the Innovium stockholder approval.

Indemnification (page 75)

Marvell is obtaining a representation and warranty insurance policy in connection with the merger (the “R&W insurance policy”) and its recovery for most claims arising out of breach by Innovium of its representations and warranties will be limited to the R&W insurance policy, subject to exceptions in the case of fraud, as defined in the merger agreement. Each of the Innovium securityholders, on the one hand, and Marvell, on the other hand, have agreed to indemnify the indemnified parties against losses arising from breach of certain fundamental representations and warranties, breach of covenant, and in the case of Innovium securityholders, transaction expenses of Innovium not reflected on Innovium’s closing statement and losses relating to dissenting shares. These obligations are subject to thresholds and caps described in the merger agreement. See the section entitled “The Merger Agreement—Indemnification.”

Expenses (page 77)

To the extent that Innovium’s transaction expenses, as defined in the merger agreement, exceed $16 million, then the merger consideration will be adjusted downward pursuant to the transaction expense adjustment (as defined under “Merger Consideration—Definitions.”). Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transaction will be paid by the party incurring such costs and expenses.

Interests of Innovium’s Directors and Executive Officers in the Transaction (page 84)

In considering the recommendation of the Innovium board that Innovium stockholders approve the adoption of the merger agreement, Innovium stockholders should be aware and take into account the fact that certain Innovium directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Innovium stockholders generally.

These interests include, among other things, arrangements that provide for severance benefits (including the vesting of certain equity-based awards) in the event certain executives’ employment is terminated under certain circumstances following completion of the transaction, payments that are accelerated by the consummation of the transaction under contractual change of control provisions, retention bonuses, the conversion of Innovium equity-based awards into Marvell equity-based awards, new awards of Marvell restricted stock units after closing and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the transaction. Certain executive officers of Innovium may also serve as officers of the surviving company following the transaction. This information is described in the section entitled “Interests of Innovium’s Directors and Executive Officers in the Transaction.”

The Innovium board was aware of and considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiation, of the transaction, in approving the merger agreement and the transaction and in making the Innovium board recommendation.

Comparison of Stockholders’ Rights (page 85)

Both Marvell and Innovium are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. However, Marvell stockholders and Innovium stockholders have different rights pursuant to the constituent documents of each of Marvell and Innovium. Upon the completion of the transaction, Innovium stockholders will become Marvell stockholders and will have rights different from those they currently have as Innovium stockholders. Certain differences between the constituent documents of Marvell and Innovium are described in the section entitled “Comparison of Stockholders’ Rights.”

Accounting Treatment (page 60)

Marvell and Innovium prepare their financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The merger will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Marvell considered as the accounting acquirer and Innovium as the accounting acquiree. Accordingly, Marvell will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date, with any excess purchase price over those fair values being recorded as goodwill.

U.S. Federal Income Tax Consequences (page 80)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this consent solicitation statement/prospectus is a part, Goodwin Procter LLP has delivered an opinion to Innovium to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be or is based on, among other things, certain facts, representations and covenants, each made by officers of Marvell and Innovium, and assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Innovium or Marvell from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the merger, U.S. holders (as defined under “U.S. Federal Income Tax Consequences”) will be treated as if they sold their Innovium common stock in a fully taxable transaction.

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder will generally not recognize any gain or loss on the receipt of Marvell common stock in exchange for Innovium common stock, excluding any cash received in lieu of fractional shares of Marvell common stock.

The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Appraisal Rights (page 104)

Pursuant to Section 262 of the DGCL, Innovium stockholders who do not deliver a written consent approving the merger agreement proposal and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL, have the right to seek appraisal of the fair value of their shares of Innovium capital stock, as determined by the Delaware Court of Chancery if the merger is completed. The “fair value” of shares of Innovium capital stock as determined by the Delaware Court of Chancery could be more or less than, or the same as, the value of the consideration that an Innovium stockholder would otherwise be entitled to receive under the terms of the merger agreement.

To exercise appraisal rights, Innovium stockholders must strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in the section entitled “Appraisal Rights.” Failure to strictly comply with these provisions will result in a loss of the right of appraisal or dissent.

Risk Factors (page 20)

In evaluating the merger agreement and transaction, you should carefully read this consent solicitation/prospectus and the documents incorporated by reference herein and the Annexes attached hereto. In particular, you should consider the factors discussed in the section entitled “Risk Factors.”

MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Shares of Marvell common stock currently trade on Nasdaq under the symbol “MRVL.” There were 823,631,426 outstanding shares of Marvell common stock as of September 13, 2021. On August 2, 2021, the last trading day before the announcement of the merger agreement, the last reported sale price of Marvell common stock on Nasdaq was $60.57. On                 , 2021, the most recent practicable date prior to the date of this consent solicitation/prospectus, the last reported sale price of Marvell common stock on Nasdaq was $                .

Innovium is a privately held company and there is no public trading market for Innovium common stock or Innovium preferred stock.

Dividend Information

Holders of shares of Marvell common stock are entitled to receive dividends if and when they are declared by the Marvell board. MTGL declared its first quarterly cash dividend in May 2012. Marvell most recently paid a quarterly cash dividend of $0.06 per share of Marvell common stock on July 28, 2021. Future payment of a quarterly cash dividend on Marvell shares will be subject to, among other things, the best interests of Marvell and its stockholders, Marvell’s results of operations, cash balances and future cash requirements, financial condition, developments in ongoing litigation, statutory requirements under Delaware law, market conditions and other factors that the Marvell board may deem relevant. The amount and timing of Marvell’s dividend payments may change from time to time, and Marvell cannot provide assurance that it will continue to declare dividends at all or in any particular amounts.

Innovium has never declared or paid any cash dividends on shares of Innovium and does not currently intend to do so for the foreseeable future. Innovium currently intends to invest its future earnings, if any, to fund its growth. The success of an investment in Innovium capital stock will depend upon any future appreciation in their value. The merger agreement prohibits Innovium from declaring or paying any dividends.

RISK FACTORS

In reviewing the transaction described in this consent solicitation/prospectus, you should consider carefully the following risk factors, together with general investment risks and all of the other information included in, or incorporated by reference into, this consent solicitation/prospectus. This consent solicitation/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read the section entitled “Special Note Regarding Forward-Looking Statements.”

The risks described below are certain material risks, although not the only risks, relating to the transaction and each of Marvell, Innovium and the surviving company in relation to the transaction. The risks described below are not the only risks that Marvell or Innovium currently faces or that Marvell or the surviving company will face after the completion of the transaction. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the business, financial condition and results of operations of Marvell or the surviving company or the market price of Marvell common stock following the completion of the transaction.

If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition and results of operations of Marvell, Innovium and/or the surviving company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Merger

The number of shares of Marvell common stock that Innovium securityholders will receive under the merger agreement is based on a fixed value of a share of Marvell common stock determined as of the date of the merger agreement. The market value of the shares of Marvell common stock to be issued upon completion of the merger is unknown, and therefore, Innovium securityholders cannot be certain of the value of the shares of Marvell common stock to be issued in the merger.

Upon completion of the merger, shares of Innovium capital stock will be converted into the right to receive a number of shares of Marvell common stock based on a value per Marvell share of $57.7409, which was the volume weighted average price of a share of Marvell common stock for the ten trading day period up to and including the trading day immediately preceding the date of the merger agreement. The market value of a share of Marvell common stock at the time of the completion of the merger may vary significantly from its price on the date of the merger agreement, the date of this consent solicitation/prospectus or the date on which the Innovium stockholder consent is received. Because the Marvell VWAP will not be adjusted to reflect any changes in the market price of shares of Marvell common stock, the market value of the shares of Marvell common stock issued in the merger may be higher or lower than the value of such shares on earlier dates. Share price changes may result from numerous factors, including changes in the respective business operations and prospects of Marvell, changes in general market and economic conditions and regulatory considerations. Many of these factors are beyond the control of Marvell or Innovium. At the time at which the Innovium stockholder consent is solicited, Innovium stockholders will not know or be able to determine the value of the shares of Marvell common stock that such stockholders will receive pursuant to the merger agreement.

The market price of shares of Marvell common stock after the merger might be affected by factors different from, or in addition to, those currently affecting the market price of shares of Marvell common stock and the value of shares of Innovium capital stock.

The businesses of Marvell and Innovium differ and, accordingly, the results of operations of Marvell and the market price of shares of Marvell common stock after completion of the merger may be affected by factors different from, or in addition to, those currently affecting the independent results of operations of each of Marvell and Innovium. For a discussion of the business of Marvell and of factors to consider in connection with its business, see the documents incorporated by reference into this consent solicitation/prospectus and referred to under “Where You Can Find More Information.”

There has been no public market for Innovium capital stock and the lack of a public market may make it more difficult to determine the fair market value of Innovium than if there were such a public market.

The outstanding shares of Innovium capital stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of Innovium than if the outstanding shares of Innovium capital stock were traded publicly. The value ascribed to Innovium’s securities in other contexts, including in private valuations or financings, may not be indicative of the price at which the outstanding shares of Innovium capital stock may have traded on a public market. The consideration to be paid to Innovium securityholders in the merger was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of Innovium capital stock may have traded on a public market.

Until the completion of the merger or the termination of the merger agreement in accordance with its terms, Innovium is prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Innovium and its stockholders. Innovium is also restricted in its ability to pursue alternatives to the merger.

Until the merger is completed or the merger agreement is terminated, the merger agreement restricts Innovium from taking specified actions without the consent of Marvell, and requires Innovium to conduct its business and operations in the ordinary course of business. These restrictions may prevent Innovium from making appropriate changes to its businesses or pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements—Conduct of Business of Innovium Prior to Completion of the Transaction” for a description of the restrictive covenants applicable to Innovium.

The merger agreement contains non-solicitation provisions that restrict the ability of Innovium to (a) solicit, initiate, consider, knowingly encourage or accept any proposal or offer than constitutes an acquisition proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise knowingly cooperate in any way, knowingly assist or participate in, knowingly facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as defined under “The Merger Agreement—Covenants and Agreements—No Solicitation by Innovium”) for purposes of the merger agreement. In addition, the merger agreement does not permit Innovium to terminate the merger agreement in order to enter into an agreement providing for, or to complete, such an alternative transaction, even if the alternative transaction provides for the payment of consideration with a higher value per share of Innovium capital stock than the market value of Marvell common stock proposed to be received or realized in the transaction. See the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation by Innovium.”

The merger is subject to a number of conditions, some of which are outside of the parties’ control, and if these conditions are not satisfied or waived, the merger will not be completed.

The merger agreement contains a number of conditions that must be satisfied (or waived) prior to completion of the merger. Those conditions include, among other conditions:

•

approval of the Innovium merger proposal by Innovium stockholders and there not being more than 5% of the outstanding shares of capital stock of Innovium that are dissenting shares or have the continuing right to dissent;

•	the absence of any law enjoining, restraining, conditioning, making illegal or otherwise prohibiting the consummation of the merger;

•	the expiration or termination of any waiting period applicable to the merger under the HSR Act;

•

the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part and the absence of any stop order suspending that effectiveness or any proceedings for that purpose initiated by the SEC;

•	the approval for listing on Nasdaq of the shares of Marvell common stock issuable to Innovium securityholders in connection with the merger;

•	the accuracy (subject to certain materiality qualifications) of the representations and warranties of the parties in the merger agreement;

•	there being no material adverse effect on Marvell or Innovium that is continuing;

•	compliance with and performance by the parties of their respective covenants in the merger agreement in all material respects;

•

absence of litigation that is reasonably likely to require divestiture of assets, prohibit or impose limitations on Marvell’s ownership or operation of its or Innovium’s business or impose limitations on Marvell’s ability to control the business, operations or assets of Innovium in any material respect;

•	specified percentages of employees of Innovium shall not have left the employment of Innovium;

•	obtaining of third party consents;

•	delivery of audited financials; and

•	other customary closing conditions.

The required satisfaction or waiver of the foregoing conditions could delay the completion of the merger for a significant period of time or prevent it from occurring at all. Any delay in completing the merger could cause the parties not to realize some or all of the benefits that the parties expect to achieve following the completion of the merger. Further, there can be no assurance that the conditions to the completion of the merger will be satisfied or waived or that the merger will be completed.

In addition, if the merger is not completed by May 2, 2022, either Marvell or Innovium may choose to terminate the merger agreement. Marvell or Innovium may also elect to terminate the merger agreement in certain other circumstances, or they may mutually decide to terminate the merger agreement at any time prior to the effective time, before or after obtaining stockholder approval. See “The Merger Agreement—Termination of the Merger Agreement” for a more detailed description of these circumstances.

The COVID-19 pandemic may delay or prevent the completion of the merger.

Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact of that crisis on the businesses of Marvell and Innovium, and there is no guarantee that efforts by Marvell or Innovium to address the adverse impact of the COVID-19 pandemic will be effective. If either Marvell or Innovium is unable to recover from a business disruption on a timely basis, Marvell’s business and financial condition and results of operations following the completion of the merger could be adversely affected. The merger may also be delayed or adversely affected by the COVID-19 pandemic, or become more costly due to Marvell policies, Innovium policies or government policies and actions to protect the health and safety of individuals, or government policies or actions to maintain the functioning of national or global economies and markets could delay or prevent the completion of the merger. Marvell or Innovium may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect Marvell’s or Innovium’s financial condition or results of operations.

The business relationships of Marvell and Innovium and their respective subsidiaries may be subject to disruption due to uncertainty associated with the merger, which could have an adverse effect on the results of operations, cash flows and financial position of Marvell, Innovium and, following the completion of the merger, Marvell.

Parties with which Marvell and Innovium do business may experience uncertainty associated with the merger, including with respect to current or future business relationships with Innovium or Marvell. Marvell’s and

Innovium’s relationships may be subject to disruption as customers, suppliers and other persons with whom Marvell and Innovium have business relationships may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Marvell or Innovium, as applicable, or consider entering into business relationships with parties other than Innovium or Marvell. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Marvell, Innovium and, following the completion of the merger, Marvell, including an adverse effect on Marvell’s ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Certain stockholders of Innovium have executed a support agreement that requires each such stockholder to deliver a written consent in favor of the adoption of the merger agreement, which will constitute approval of the transaction by Innovium stockholders, even if the Innovium board changes its recommendation.

Concurrently with the execution of the merger agreement, certain stockholders of Innovium entered into a support agreement with Marvell, pursuant to which each of the support stockholders has agreed, promptly (and in any event within two business days) after the registration statement of which this consent solicitation/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and related matters with respect to all of their shares of Innovium capital stock entitled to act by written consent with respect thereto. The support stockholders are required to deliver such written consents even if the Innovium board changes its recommendation that Innovium stockholders approve the merger agreement proposal. The execution and delivery of written consents by all of the support stockholders will constitute the Innovium stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy such approval.

Risks Related to the Combined Company

Marvell may fail to realize the benefits expected from the merger, which could adversely affect Marvell’s share price.

The anticipated benefits Marvell expects from the merger are, necessarily, based on projections and assumptions about the combined businesses of Marvell and Innovium, which may not materialize as expected or which may prove to be inaccurate. The value of shares of Marvell common stock following the completion of the merger could be adversely affected if Marvell is unable to realize the anticipated benefits from the merger on a timely basis or at all. Achieving the benefits of the merger will depend, in part, on the successful and efficient integration of the operations of Innovium and Marvell. The challenges involved in this integration, which will be complex and time-consuming, include the following:

•	successfully managing relationships with Marvell and Innovium’s combined supplier and customer base;

•	coordinating and integrating independent research and development and engineering teams across technologies and product platforms to enhance product development while reducing costs;

•	coordinating sales and marketing efforts to effectively position Marvell’s capabilities and the direction of product development;

•	combining product offerings and product lines and developing interoperability between the products of Marvell and Innovium;

•	difficulties in integrating the systems and processes of two companies with complex operations;

•	retaining key employees of Innovium;

•	obligations that Marvell will have to counterparties of Innovium that arise as a result of the change in control of Innovium; and

•	the diversion of management attention from other important business objectives.

If Marvell does not successfully manage these issues and the other challenges inherent in integrating businesses of the size and complexity of Marvell and Innovium, then Marvell may not achieve the anticipated benefits of the merger on a timely basis or at all and Marvell’s revenue, expenses, operating results and financial condition could be materially and adversely affected.

Completion of the transaction may trigger change in control, assignment or other provisions in certain agreements to which Innovium is a party, which may have an adverse impact on the surviving company’s business and results of operations.

The completion of the transaction may trigger change in control, assignment and other provisions in certain agreements to which Innovium is a party. If Innovium is unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if Innovium is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Marvell or the surviving corporation. Any of the foregoing or similar developments may have an adverse impact on the businesses, financial condition and results of operations of Marvell and the surviving corporation following the completion of the transaction, or the ability of Marvell to successfully integrate the Innovium business.

Marvell may face risks related to the COVID-19 pandemic which could significantly disrupt and adversely impact Marvell’s manufacturing, research and development, operations, sales and financial results.

Marvell’s and Innovium’s businesses have been, and Marvell’s business may be, adversely impacted by the effects of the COVID-19 pandemic. Following the completion of the merger, Marvell’s third-party manufacturers, suppliers, third-party distributors, sub-contractors and customers are expected to be disrupted by worker absenteeism, quarantines and restrictions on their employees’ ability to work; office and factory closures; disruptions to ports and other shipping infrastructure; border closures; and other travel or health-related restrictions. Depending on the magnitude of such effects on Marvell’s manufacturing, assembling and testing activities or the operations of Marvell’s suppliers, third-party distributors or sub-contractors, Marvell’s supply chain, manufacturing and product shipments may be delayed, which could adversely affect Marvell’s business, operations and customer relationships.

In addition to operational and customer impacts, the COVID-19 pandemic has had, and is expected to continue to have, a significant impact on (including an economic downturn in) the economies and financial markets of many countries, which may adversely affect demand for Marvell’s products and adversely impact Marvell’s operating results in both the near and long term. There can be no assurance that any decreases in sales resulting from the COVID-19 pandemic will be offset by increased sales in subsequent periods.

Marvell may experience disruptions to its business operations resulting from work from home, quarantines, self-isolations and restrictions on the ability of Marvell’s employees to perform their jobs, innovate, work together in teams and collaborate, and such disruptions could impact Marvell’s ability to develop and design its products in a timely manner or meet required milestones or customer commitments. These disruptions may also impact Marvell’s ability to win in time sensitive competitive bidding selection processes. In addition, work from home, quarantines, self-isolations, home schooling, continuing macroeconomic related uncertainty or caring for family members may result in heavy psychological, emotional or financial burdens for some of Marvell’s employees, which may impact their productivity and morale and may lead to higher employee absences and higher attrition rates. Marvell may also become subject to claims or lawsuits by employees, customers, suppliers or other parties regarding actions Marvell may take in its operations in response to the COVID-19 pandemic.

Due to uncertainty regarding the severity and duration of the COVID-19 pandemic and related public health measures and macroeconomic impacts, at this time Marvell and Innovium are unable to predict the full impact of the COVID-19 pandemic on Marvell’s business, financial condition, operating results and cash flows. In addition, the impacts of the COVID-19 pandemic will be exacerbated the longer the pandemic continues.

Innovium stockholders will have a significantly lower ownership and voting interest in Marvell following the transaction than they currently have in Innovium and will exercise less influence over management.

Based on the consideration payable to holders of Innovium capital stock pursuant to the merger agreement and the number of shares of Marvell common stock outstanding as of August 19, 2021, it is expected that, immediately after completion of the transaction, former Innovium stockholders will own approximately 2% of the outstanding Marvell common stock. Consequently, former Innovium stockholders will have less influence over the management and policies of Marvell than they currently have over the management and policies of Innovium.

The shares of Marvell common stock to be received by Innovium stockholders upon completion of the transaction will have different rights from shares of Innovium capital stock.

Upon completion of the transaction, Innovium stockholders will no longer be stockholders of Innovium, but will instead become stockholders of Marvell, and their rights as Marvell stockholders will be governed by the terms of Marvell’s amended and restated certificate of incorporation (the “Marvell certificate”) and Marvell’s amended and restated bylaws (the “Marvell bylaws”). The terms of the Marvell certificate and the Marvell bylaws are in some respects materially different from the terms of the Innovium certificate and Innovium’s bylaws (the “Innovium bylaws”), which, together with certain investment agreements entered into by Innovium and certain holders of Innovium capital stock, currently govern the rights of Innovium stockholders. For a discussion of the different rights associated with shares of Innovium capital stock and shares of Marvell common stock, see the section entitled “Comparison of Stockholders’ Rights.”

The merger could have an adverse effect on the Marvell and Innovium brands.

The success of Marvell and Innovium is largely dependent upon the ability of Marvell and Innovium to maintain and enhance the value of their brands, their customers’ connection to and perception of the brands, and a positive relationship with customers and suppliers. Brand value, and as a result the businesses and results of operations of Marvell and Innovium, could be damaged if the merger receives negative publicity or if customers or suppliers otherwise come to have a diminished view of the brands as a result of the merger or the common ownership of the existing businesses.

Risks Related to Marvell’s Business

You should read and consider the risk factors specific to Marvell’s business that will also affect the surviving company after the completion of the transaction. These risks are described in Part I, Item 1A of MTGL’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021 and Part II, Item 1A of the Quarterly Reports on Form 10-Q for the fiscal quarters ended May 1, 2021 and July 31, 2021. See the section entitled “Where You Can Find More Information.”

Risks Related to Innovium’s Business

Innovium faces risks related to the COVID-19 pandemic which currently has, and may continue in the future to, significantly disrupt and adversely impact Innovium’s manufacturing, research and development, operations, sales and financial results.

Although many countries have vaccinated large segments of their population, COVID-19 continues to disrupt business activities, trade, and supply chains in many countries, particularly in Asia and India. Innovium expects these impacts to continue for the foreseeable future.

Innovium’s business has been, and will continue to be, adversely impacted by the effects of the COVID-19 pandemic. In addition to global macroeconomic effects, the COVID-19 pandemic and related adverse public health measures have caused disruption to its global operations and sales. Innovium’s third-party manufacturers, suppliers, third-party distributors, sub-contractors and customers have been, and are expected to continue to be, disrupted by worker absenteeism, quarantines and restrictions on their employees’ ability to work; office and factory closures; disruptions to ports and other shipping infrastructure; border closures; and other travel or health-related restrictions. Depending on the magnitude of such effects on Innovium’s manufacturing, assembling, and testing activities or the operations of Innovium’s suppliers, third-party distributors, or sub-contractors, its supply chain, manufacturing and product shipments will be delayed, which could adversely affect Innovium’s business, operations and customer relationships.

In addition to operational and customer impacts, the COVID-19 pandemic has had, and is expected to continue to have, a significant impact on the economies and financial markets of many countries including an economic downturn, which has affected and may in the future affect demand for Innovium’s products and impact its operating results in both the near and long term. There can be no assurance that any decreases in sales resulting from the COVID-19 pandemic will be offset by increased sales in subsequent periods.

In particular, Innovium has experienced, and expects to continue to experience, some disruption to parts of its global semiconductor supply chain, including procuring necessary components and inputs, such as wafers and substrates, in a timely fashion, with suppliers increasing lead times or placing products on allocation and raising prices. Some of the facilities of Innovium’s key suppliers and other service providers were shut down or operated at reduced capacity for extended periods as a result of COVID-19. This resulted in significant logistical challenges and product delays, which could recur in the event of any future closures of, or periods of reduced operations at, Innovium’s facilities or the facilities of its suppliers and providers.

Innovium has had operating losses each year since its inception and its revenue growth may not continue.

Innovium has incurred operating losses each year since its inception and it may not achieve or maintain profitability in the future. Although Innovium’s annual revenue has increased in recent years, there can be no assurances that it will continue to do so. Innovium expects to make significant expenditures related to the development of its products and expansion of its business, including research and development and sales and administrative expenses. Additionally, Innovium may encounter unforeseen difficulties, complications, product delays and other unknown factors that require additional expenditures. As a result of these increased expenditures, Innovium may have to generate and sustain substantially increased revenue to achieve profitability. Innovium’s revenue growth trends in prior periods may not be sustainable. Accordingly, Innovium may not be able to achieve or maintain profitability, and it may continue to incur significant losses in the future.

Innovium faces intense competition and expects competition to increase in the future, which could reduce its revenue and customer base.

The market for Innovium’s products is highly competitive and it expects competition to intensify in the future. This competition could make it more difficult for Innovium to sell its products, and result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and failure to capture expected market share, any of which would likely seriously harm Innovium’s business, operating results and financial condition.

Innovium expects increased competition from established and emerging companies both domestically and internationally. Many of its current and potential competitors could have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than Innovium has. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. Innovium expects continued competition from incumbents as well as from new entrants into the markets Innovium serves. Innovium’s ability to compete depends on a number of factors, including:

•	its products’ performance and cost effectiveness relative to that of its competitors’ products;

•	its ability to deliver products in large volume on a timely basis at a competitive price;

•	its success in utilizing new and proprietary technologies to offer products and features previously not available in the marketplace;

•	its success in identifying new and emerging markets, applications and technologies;

•	its ability to recruit design and application engineers and sales and marketing personnel; and

•	its ability to protect its intellectual property.

In addition, Innovium cannot assure you that existing customers or potential customers will not develop their own products, purchase competitive products or acquire companies that use alternative methods to enable networking in their systems. Any of these competitive threats, alone or in combination with others, could seriously harm Innovium’s business, operating results and financial condition.

Innovium receives a substantial portion of its revenues from a limited number of customers, and the loss of, or a significant reduction in, orders from one or a few of Innovium’s major customers would adversely affect its operations and financial condition.

Innovium receives a substantial portion of its revenues from a limited number of customers and anticipates that it will continue to be dependent on a limited number of customers for a significant portion of its revenues in the immediate future. In some cases, the portion of Innovium’s revenues attributable to certain customers may increase in the future. However, Innovium may not be able to maintain or increase sales to certain of Innovium’s top customers for a variety of reasons, including the following:

•	its agreements with its customers do not require them to purchase a minimum quantity of its products;

•	some of its customers can stop incorporating its products into their own products with limited notice to Innovium and suffer little or no penalty; and

•	many of its customers have pre-existing or concurrent relationships with its current or potential competitors that may affect the customers’ decisions to purchase its products.

In addition, Innovium’s relationships with some customers may also deter other potential customers who compete with these customers from buying its products. To attract new customers or retain existing customers, Innovium may offer certain customers favorable prices on its products. In that event, Innovium’s average selling prices and gross margins would decline. The loss of a key customer, a reduction in sales to any key customer or Innovium’s inability to attract new significant customers could seriously impact Innovium’s revenue and materially and adversely affect its results of operations.

Innovium’s customers may cancel their orders, change production quantities or delay production, and if Innovium fails to forecast demand for its products accurately, it may incur product shortages, delays in product shipments or excess or insufficient product inventory.

Innovium generally does not obtain firm, long-term purchase commitments from its customers. Because production lead times often exceed the amount of time required to fulfill orders, Innovium often must build in advance of orders, relying on an imperfect demand forecast to project volumes and product mix. Its demand forecast accuracy can be adversely affected by a number of factors, including inaccurate forecasting by its customers, changes in market conditions, and demand for its customers’ products. Even after an order is received, Innovium’s customers may cancel these orders or request a decrease in production quantities. Any such cancellation or decrease subjects Innovium to a number of risks, most notably that Innovium’s projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls and excess or obsolete inventory which Innovium may be unable to sell to other customers. Alternatively, if Innovium is unable to project customer requirements accurately, it may not build enough products, which could lead to delays in product shipments and lost sales opportunities in the near term, as well as force its customers to identify alternative sources, which could affect its ongoing relationships with these customers. If Innovium does not timely fulfill customer demands, its customers may cancel their orders and it may be subject to customer claims for cost of replacement. Either underestimating or overestimating demand would lead to insufficient, excess or obsolete inventory, which could harm Innovium’s operating results, cash flow and financial condition, as well as its relationships with its customers.

Innovium expects its operating results to fluctuate.

Innovium expects its revenues and expense levels to vary in the future, making it difficult to predict future operating results. In particular, Innovium experiences variability in demand for its products as its customers manage their product introduction dates and their inventories. Additional factors that could cause Innovium’s results to fluctuate include, among other things:

•	the impact of COVID-19, or other future pandemics, on the global economy and on Innovium’s customers, suppliers, employees and business;

•	fluctuations in demand, sales cycles, product mix and prices for its products;

•

the timing of its product introductions, and the variability in lead time between the time when a customer begins to design in one of its products and the time when the customer’s end system goes into production and they begin purchasing its products;

•	the forecasting, scheduling, rescheduling or cancellation of orders by its customers;

•	its ability to successfully define, design and release new products in a timely manner that meets customers’ needs;

•	changes in manufacturing costs, including wafer, test and assembly costs, mask costs, manufacturing yields and product quality and reliability;

•	the timing and availability of adequate manufacturing capacity from its suppliers;

•	the timing of announcements by it or its competitors;

•

general economic and political conditions in the countries where it operates, or its products are sold or used, including continued constraints in the global supply chain in part as a result of COVID-19; and

•	costs associated with litigation, especially related to intellectual property.

Unfavorable changes in any of the above factors, many of which are beyond Innovium’s control, could significantly harm Innovium’s business and results of operations.

Innovium’s products must meet exacting specifications, and defects and failures may occur, which may cause customers to return or stop buying its products.

Innovium’s customers generally establish demanding specifications for quality, performance and reliability that Innovium’s products must meet. However, Innovium’s products are highly complex and may contain defects and failures when they are first introduced or as new versions are released. If defects and failures occur in Innovium’s products during the design phase or after, Innovium could experience lost revenues, increased costs, including warranty expense and costs associated with customer support, delays in or cancellations or rescheduling of orders or shipments, product returns or discounts, diversion of management resources or damage to Innovium’s reputation and brand equity, and in some cases consequential damages, any of which would harm its operating results. In addition, delays in Innovium’s ability to fill product orders as a result of quality control issues may negatively impact its relationship with its customers. Innovium cannot assure you that it will have sufficient resources, including any available insurance, to satisfy any asserted claims.

Innovium may have difficulty selling its products if customers do not design its products into their systems, and the nature of the design process requires it to incur expenses prior to recognizing revenues associated with those expenses which may adversely affect its financial results.

Innovium devotes significant time and resources in working with its customers’ system designers to understand their future needs and to provide products that it believes will meet those needs. The bid selection processes can be lengthy. If a customer’s system designer initially chooses a competitor’s product, it becomes significantly more difficult for Innovium to sell its products for use in that system because changing suppliers can involve significant cost, time, effort and risk for its customers. Thus, Innovium’s failure to win a competitive bid can result in its foregoing revenues from a given customer’s product line for the life of that product. In addition, design opportunities may be infrequent or may be delayed. Innovium’s ability to compete in the future will depend, in large part, on its ability to design products to ensure compliance with its customers’ and potential customers’ specifications. Innovium expects to invest significant time and resources and to incur significant expenses to design its products to ensure compliance with relevant specifications.

Innovium often incurs significant expenditures in the development of a new product without any assurance that its customers’ system designers will select its product for use in their applications. Innovium often is required to anticipate which product designs will generate demand in advance of its customers expressly indicating a need for that particular design. Even if its customers’ system designers select its products, a substantial period of time will elapse before Innovium generates revenues related to the significant expenses it has incurred. Additionally, even if system designers use Innovium’s products in their systems, Innovium cannot assure you that these systems will be commercially successful or that Innovium will receive significant revenue from the sales of its products for those systems.

Innovium may be unsuccessful in developing and selling new products or in penetrating new markets.

Innovium operates in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. Innovium’s competitiveness and future success depends on its ability to design, develop, manufacture, assemble, test, market and support new products and enhancements in a timely and cost-effective manner. Innovium’s failure to anticipate a shift in technologies, to develop new technologies or to react to changes in existing technologies could materially delay development of new products, which could result in product obsolescence, decreased revenues and a loss of design wins to its competitors. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of process design and transfer to manufacturing, assembly and test processes;

•	the quality, performance and reliability of the product; and

•	effective marketing, sales and service.

If Innovium fails to introduce new products that meet the demand of its customers or penetrate new markets that it targets its resources on, Innovium’s revenues will likely decrease over time and its financial condition could suffer.

Some of Innovium’s operations and a significant portion of its customers and contract manufacturers are located outside of the United States, which subjects Innovium to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.

Innovium maintains sales offices and research and development facilities, and it conducts, and expects to continue to conduct, a significant amount of its business with companies that are located outside the United States, particularly in Asia. Even customers of Innovium that are based in the U.S. often use contract manufacturers based in Asia to manufacture their systems, and it is the contract manufacturers that purchase products directly from Innovium. As a result of Innovium’s international focus, Innovium faces numerous challenges, including:

•	the rise or spread of global pandemics or actual or threatened public health emergencies such as the COVID-19 pandemic on its operations, employees, customers and suppliers;

•	political, social and economic instability, including wars, terrorism, political unrest, boycotts, curtailment of trade and other business restrictions;

•	volatile global economic conditions, including downturns in which some competitors may become more aggressive in their pricing practices, which would adversely impact Innovium’s gross margin;

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compliance with domestic and foreign export and import regulations, including pending changes thereto, and difficulties in obtaining and complying with domestic and foreign export, import and other governmental approvals, permits and licenses;

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local laws and practices that favor local companies, including business practices in which it is prohibited from engaging by the Foreign Corrupt Practices Act and other anti-corruption laws and regulations;

•	difficulties in staffing and managing foreign operations;

•	natural disasters, including earthquakes, fires, tsunamis and floods;

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trade restrictions, higher tariffs, worsening trade relationship between the United States and China, or changes in cross border taxation, particularly in light of the tariffs imposed by the prior U.S. presidential administration;

•	transportation delays;

•	difficulties of managing distributors;

•	less effective protection of intellectual property than is afforded to it in the United States or other developed countries;

•	inadequate local infrastructure; and

•	exposure to local banking, currency control and other financial-related risk.

As a result of having global operations, the sudden disruption of the supply chain and/or disruption of the manufacture of Innovium’s customers’ products caused by events outside of Innovium’s control could impact its results of operations by impairing its ability to timely and efficiently deliver its products.

Moreover, the international nature of Innovium’s business subjects Innovium to risk associated with the fluctuation of the U.S. dollar versus foreign currencies. Decreases in the value of the U.S. dollar versus currencies in jurisdictions where Innovium has large fixed costs, or where its third-party manufacturers have significant costs, will increase the cost of such operations which could harm its results of operations.

Innovium outsources wafer fabrication, assembly, testing, warehousing and shipping operations to third parties, and relies on these parties to produce and deliver its products according to requested demands in specification, quantity, cost and time.

Innovium relies on third parties for substantially all of its manufacturing operations, including wafer fabrication, assembly, testing, warehousing and shipping. It depends on these parties to supply it with material of a requested quantity in a timely manner that meets Innovium’s standards for yield, cost and manufacturing quality. Any problems with Innovium’s manufacturing supply chain could adversely impact Innovium’s ability to ship its products to its customers on time and in the quantity required, which in turn could cause an unanticipated decline in its sales and possibly damage its customer relationships.

The fabrication of integrated circuits is a complex and technically demanding process. Innovium’s foundries could, from time to time, experience manufacturing defects and reduced manufacturing yields. Poor yields from Innovium’s foundries, or defects, integration issues or other performance problems in its products could cause Innovium significant customer relations and business reputation problems, harm Innovium’s financial results and result in financial or other damages to its customers. Innovium’s customers could also seek damages from Innovium for their losses. A product liability claim brought against Innovium, even if unsuccessful, would likely be time consuming and costly to defend.

In addition, Innovium’s products are manufactured at a limited number of locations in Taiwan. Because of the geographic concentration of third-party foundries, as well as assembly and test subcontractors, Innovium is exposed to the risk that its operations may be disrupted by regional disasters including, for example, earthquakes (particularly in Taiwan and elsewhere in the Pacific Rim close to fault lines), drought, tsunamis or typhoons, or by pandemics or other actual or threatened public health emergencies such as COVID-19, or by political, social or economic instability, including, for example, the continued constraints in the global supply chain in part as a result of COVID-19. In the case of such an event, Innovium’s revenue, cost of goods sold and results of operations would be negatively impacted. If Innovium experiences manufacturing problems at a particular location, it would be required to transfer manufacturing to a backup location or supplier. Converting or transferring manufacturing from a primary location or supplier to a backup fabrication facility could be expensive and a time consuming process. Innovium may not be able to meet customer needs during such a transition, which could delay shipments, cause a production delay or stoppage for its customers, result in a decline in its sales and damage its customer relationships. In addition, the ability of each foundry to provide Innovium with semiconductor devices is limited by its available capacity and existing obligations. Foundry capacity may not be available when Innovium needs it or at reasonable prices.

Any increase in the manufacturing cost of Innovium’s products could reduce its gross margins and operating profit.

The semiconductor business exhibits ongoing competitive pricing pressure from customers and competitors. Accordingly, any increase in the cost of Innovium’s products, whether by adverse purchase price variances or adverse manufacturing cost variances, will reduce its gross margins and operating profit. In addition, some of Innovium’s competitors may be better financed than Innovium is, may have long-term agreements with its main foundries and may induce Innovium’s foundries to reallocate capacity to those customers. This reallocation could impair Innovium’s ability to secure the supply of components that Innovium needs. These and other related factors could impair Innovium’s ability to meet its customers’ needs and have a material and adverse effect on its operating results.

Innovium relies on third-party technologies for the development of Innovium’s products, and Innovium’s inability to use such technologies in the future would harm Innovium’s ability to remain competitive.

Innovium relies on third parties for technologies that are integrated into Innovium’s products. If Innovium is unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, Innovium may not be able to secure alternatives in a timely manner and Innovium’s ability to remain competitive would be harmed. In addition, if Innovium is unable to successfully license technology from third parties to develop future products, Innovium may not be able to develop such products in a timely manner or at all.

Innovium’s failure to protect its intellectual property rights adequately could impair Innovium’s ability to compete effectively or to defend itself from litigation, which could harm Innovium’s business, financial condition, and results of operations.

Innovium relies primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements and other methods, to protect Innovium’s proprietary technologies and know-how. The failure of Innovium’s patents to adequately protect its technology might make it easier for its competitors to offer similar products or technologies. Innovium’s foreign patent protection is generally not as comprehensive as its U.S. patent protection and may not protect its intellectual property in some countries where its products are sold or may be sold in the future. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

Monitoring unauthorized use and reducing/minimizing the potential misappropriation of Innovium’s intellectual property is difficult and costly. Although Innovium is not aware of any unauthorized use of its intellectual property in the past, it is possible that unauthorized use of its intellectual property may occur without its knowledge. Innovium cannot assure you that the steps it has taken will prevent unauthorized use of its intellectual property. Innovium’s failure to effectively protect its intellectual property could reduce the value of its technology in licensing arrangements or in cross-licensing negotiations, and could harm its business, results of operations and financial condition.

Some of the software used with Innovium’s products, as well as that of some of its customers, may be derived from so-called “open source” software that is generally made available to the public by its authors and/or other third parties. Such open source software is often made available to Innovium under licenses, such as the GNU General Public License, which impose certain obligations on Innovium in the event Innovium was to make available derivative works of the open source software. These obligations may require Innovium to make source code for the derivative works available to the public, and/or license such derivative works under a particular type of license, rather than the forms of license customarily used to protect its intellectual property. In addition, there is little or no legal precedent for interpreting the terms of certain of these open source licenses, including the determination of which works are subject to the terms of such licenses. While Innovium believes it has complied with its obligations under the various applicable licenses for open source software, in the event the copyright holder of any open source software were to successfully establish in court that Innovium had not complied with the terms of a license for a particular work, Innovium could be required to release the source code of that work to the public and/or stop distribution of that work.

Innovium may in the future be subject to intellectual property rights claims, which are extremely costly to defend, could require Innovium to pay significant damages and could limit its ability to use certain technologies.

Innovium may in the future receive notices that claim Innovium has misappropriated or misused other parties’ intellectual property rights, and, to the extent Innovium gains greater visibility, it faces a higher risk of being the subject of intellectual property infringement claims, which is not uncommon with respect to software technologies in particular. There may be third-party intellectual property rights, including issued or pending patents, which cover significant aspects of Innovium’s technologies or business methods. Any intellectual property claims, with or without merit, could be very time-consuming and expensive to settle or litigate and could divert Innovium’s management’s attention and other resources. These claims could also subject Innovium to significant liability for damages, potentially including treble damages if Innovium is found to have willfully infringed patents or copyrights. These claims could also result in Innovium having to stop using technology found to be in violation of a third party’s rights. Innovium might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, Innovium could be required to pay significant royalties, which would increase its operating expenses. As a result, Innovium may be required to develop alternative non-infringing technology, which could require significant effort and expense. If Innovium cannot license or develop technology for any infringing aspect of its business, Innovium would be forced to limit or stop sales of one or more of its products or product features and may be unable to compete effectively. Any of these results would harm Innovium’s business, operating results and financial condition.

Cybersecurity risks could adversely affect Innovium’s business and disrupt its operations.

Innovium depends heavily on its technology infrastructure and maintains and relies upon certain critical information systems for the effective operation of its business. Innovium routinely collects and stores sensitive data in its information systems, including intellectual property and other proprietary information about its business and that of its customers, suppliers and business partners. These information technology systems are subject to damage or interruption from a number of potential sources, including, but not limited to, natural disasters, destructive or inadequate code, malware, power failures, cyber-attacks, internal malfeasance or other events. Cyber-attacks on Innovium may include viruses and worms, phishing attacks, and denial-of-service attacks. In addition, Innovium may be the target of email scams that attempt to acquire personal information or company assets.

Innovium has implemented processes for systems under its control intended to mitigate risks; however, it can provide no guarantee that those risk mitigation measures will be effective. While, to Innovium’s knowledge, it has not been the subject of a material attempted cyber-attack or breach, given the frequency of cyber-attacks and resulting breaches reported by other businesses and governments, it is likely Innovium will experience one or more breaches of some extent in the future. Innovium has incurred and may in the future incur significant costs in order to implement, maintain and/or update security systems it feels are necessary to protect its information systems, or it may miscalculate the level of investment necessary to protect its systems adequately. Since the techniques used to obtain unauthorized access or to sabotage systems change frequently and are often not recognized until launched against a target, Innovium may be unable to anticipate these techniques or to implement adequate preventive measures.

Innovium’s business also requires it to share confidential information with suppliers and other third parties. Although Innovium takes steps to secure confidential information that is provided to third parties, such measures may not always be effective and data breaches, losses or other unauthorized access to or releases of confidential information may occur and could materially adversely affect Innovium’s reputation, financial condition and operating results and could result in liability or penalties under data privacy laws.

To the extent that any system failure, accident or security breach results in material disruptions or interruptions to Innovium’s operations or the theft, loss or disclosure of, or damage to its data or confidential information, including its intellectual property, Innovium’s reputation, business, results of operations and/or financial condition could be materially adversely affected.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect Innovium’s proprietary technology, processes and methods, Innovium relies in part on confidentiality agreements with its corporate partners, employees, consultants, advisors and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in these cases Innovium would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Innovium’s proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect Innovium’s competitive business position.

Indemnity provisions in various agreements potentially expose Innovium to substantial liability for intellectual property infringement and other losses.

Innovium’s agreements with certain partners and other parties include indemnification provisions, under which Innovium agrees to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement and, in some cases, for damages caused by Innovium. The term of these indemnity provisions is generally perpetual after execution of the corresponding agreement. Large indemnity payments could harm Innovium’s business, operating results and financial condition.

If Innovium fails to manage future growth effectively, Innovium’s business could be harmed.

Innovium has experienced, and may continue to experience, significant expansion of its operations. This growth has placed, and will continue to place, a strain on its employees, management systems and other resources. Managing Innovium’s growth will require significant expenditures and allocation of valuable management resources. If Innovium is unable to manage its growth effectively, Innovium may not be able to take advantage of market opportunities or develop new products and Innovium may fail to satisfy customer requirements, maintain product quality, execute its business plan or respond to competitive pressures. Failing to achieve the necessary level of efficiency in its organization as Innovium grows could harm its business, operating results and financial condition.

Innovium’s inability to hire or retain key personnel could adversely affect its business, operating results and financial condition.

Innovium depends on the continued contributions of its senior management and other key personnel. All of Innovium’s executive officers and key employees are at-will employees, which means they may terminate their employment relationship with Innovium at any time. The loss of the services of one or more of these individuals could significantly delay or prevent the achievement of Innovium’s development and strategic objectives and could divert other senior management time in searching for their replacements.

Innovium’s future success also depends on its ability to identify, attract and retain highly skilled engineering, managerial, sales, marketing and other personnel. The loss of the services of any of Innovium’s key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly in engineering and sales, may seriously harm Innovium’s business, financial condition and results of operations. Innovium faces intense competition for qualified individuals from numerous other technology companies. In addition, competition for qualified personnel is particularly intense in the San Francisco Bay Area, where Innovium’s headquarters are located. Often, significant amounts of time and resources are required to train technical, sales and other personnel. Qualified individuals are in high demand. Innovium may incur significant costs to attract and retain them, and Innovium may lose new employees to its competitors or other technology companies before Innovium realizes the benefit of its investment in recruiting and training them. Innovium may be unable to attract and retain suitably qualified individuals who are capable of meeting Innovium’s growing technical, operational and managerial requirements, on a timely basis or at all, and Innovium may be required to pay increased compensation in order to do so. If Innovium is unable to attract and retain the qualified personnel it needs to succeed, its business would suffer. Also, to the extent Innovium hires personnel from competitors, Innovium may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

In the future, Innovium may not be able to secure financing necessary to operate and grow its business as planned, or to make acquisitions.

In the future, Innovium may need to raise additional funds to expand its sales and marketing and research and development efforts or to make acquisitions. Additional equity or debt financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, Innovium may be unable to fund the expansion of its sales and marketing and research and development efforts or take advantage of acquisition or other opportunities, which could seriously harm Innovium’s business and operating results. If Innovium issues debt, the debt holders may have rights to make claims on Innovium’s assets and the terms of any debt could restrict its operations, including its ability to pay dividends on Innovium’s preferred and common stock.

Innovium’s inability to acquire and integrate other businesses, products or technologies could seriously harm Innovium’s competitive position.

In order to remain competitive, Innovium may seek to acquire additional businesses, products or technologies. If Innovium identifies an appropriate acquisition candidate, Innovium may not be successful in negotiating the terms of the acquisition, financing the acquisition, or effectively integrating the acquired business, product or technology into Innovium’s existing business and operations. Innovium may have difficulty incorporating acquired technologies or products with its existing products, and maintaining uniform standards, controls, procedures and policies. Innovium’s due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues with intellectual property, regulatory compliance practices, revenue recognition or other accounting practices or employee or customer issues. In addition, any acquisitions Innovium is able to complete may not be accretive to earnings and may not result in any synergies or other benefits Innovium had expected to achieve, which could result in substantial write-offs. Further, completing a potential acquisition and integrating an acquired business, products or technologies would significantly divert management time and resources.

If Innovium’s estimates or judgments relating to its critical accounting policies prove to be incorrect, Innovium’s operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Innovium bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing Innovium’s consolidated financial statements include those related to revenue recognition, accounting for income taxes, fair value of redeemable convertible preferred stock warrant liability, and stock-based compensation expense. Innovium’s operating results may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the price of Innovium’s common stock.

Innovium is subject to U.S. foreign investment regulations, which may impose additional burdens on or may limit investment in Innovium by certain foreign investors.

Innovium is subject to U.S. laws that regulate foreign investments in U.S. businesses and foreign-person access to certain technologies developed and produced in the United States. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 802, as amended, administered by the Committee on Foreign Investment in the United States (“CFIUS”). Application of these laws, including as they are implemented through existing and future regulations, may negatively impact Innovium’s business in various ways, including by restricting Innovium’s access to capital and markets; limiting the collaborations Innovium may pursue; increasing Innovium’s costs and the time necessary to obtain regulatory authorizations and ensure compliance; and imposing monetary fines and other penalties if Innovium does not comply.

Certain current or future investors in Innovium may be considered foreign persons under the CFIUS regulations. If CFIUS determines it has jurisdiction over certain transactions, current or potential future investors in Innovium who are considered foreign persons under the CFIUS regulations may be subject to restrictions that could limit or prevent their investment in Innovium.

Innovium’s proposed acquisition by Marvell is subject to a number of conditions beyond Innovium’s control. Failure to complete the acquisition could materially and adversely affect Innovium’s future business, results of operations and financial condition.

The consummation of the merger is conditioned on the receipt of the approval of Innovium’s stockholders, as well as the satisfaction of other customary closing conditions, including regulatory approvals and performance in all material respects by each party of its obligations under the merger agreement.

Innovium cannot predict whether and when the conditions will be satisfied. If one or more of these conditions is not satisfied, and as a result, Innovium does not complete the merger, or in the event the proposed merger is not completed or is delayed for any other reason, Innovium’s business, results of operations and financial condition may be harmed because:

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management’s and Innovium’s employees’ attention may be diverted from its day-to-day operations as they focus on matters related to preparing for integration of Innovium’s operations with those of Marvell;

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Innovium could potentially lose key employees if such employees experience uncertainty about their future roles with Innovium and decide to pursue other opportunities in light of the proposed merger and Innovium may have difficulty hiring and retaining new employees;

•	Innovium could potentially lose customers or vendors, and new customer or vendor contracts could be delayed or decreased;

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Innovium has agreed to restrictions in the merger agreement that limits how Innovium conducts its business prior to the consummation of the merger, including, among other things, restrictions on Innovium’s ability to make certain capital expenditures, investments and acquisitions, sell, transfer or dispose of Innovium’s assets, enter into material contracts outside of the ordinary course of business, amend Innovium’s organizational documents and incur indebtedness; these restrictions may not be in Innovium’s best interests as an independent company and may disrupt or otherwise adversely affect its business and its relationships with its customers, prevent it from pursuing otherwise attractive business opportunities, limit its ability to respond effectively to competitive pressures, industry developments and future opportunities, and otherwise harm its business, financial results and operations;

•	Innovium has incurred and expects to continue to incur expenses related to the merger that are payable by Innovium whether or not the proposed merger is completed;

•	activities related to the merger and related uncertainties may lead to a loss of revenues and market position that Innovium may not be able to regain if the proposed merger does not occur;

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Innovium may not be able to pursue alternative business opportunities, including strategic acquisitions, or make appropriate changes to Innovium’s business because of certain covenants restricting its business in the merger agreement;

•	the failure to, or delays in, consummating the merger may result in a negative impression of Innovium with customers, potential customers or the investment community; and

•	Innovium may be required to indemnify Marvell in respect of any breaches by Innovium of certain representations and warranties or covenants set forth in the merger agreement.

These or other considerations individually or in combination could have a material adverse effect on Innovium’s business, results of operations and financial condition.

The merger agreement contains provisions that could discourage a potential competing acquiror.

The merger agreement contains “exclusivity” provisions that restrict Innovium’s ability to solicit, initiate, consider, knowingly encourage or accept third party proposals for the acquisition of its capital stock or to pursue an unsolicited offer. These provisions could discourage a potential third-party acquiror from considering or proposing an acquisition transaction, even if it were prepared to pay more favorable per share consideration than what would be received in the merger. If the merger agreement is terminated and Innovium determines to seek another business combination, Innovium may not be able to negotiate a transaction with another party on terms and conditions comparable to, or better than, those of the merger.

Innovium’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of its stockholders generally.

Innovium’s executive officers and members of its board of directors may be deemed to have interests in the merger that may be different from or in addition to those of its stockholders, generally. These interests may create potential conflicts of interest. Innovium’s board of directors was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions thereunder. These interests relate to or arise from, among other things:

•	the employment with Marvell offered to certain of Innovium’s executive officers in connection with the proposed merger;

•	the consideration to be received in respect of equity awards held by Innovium’s executive officers and directors; and

•	the right to continued indemnification and insurance coverage for Innovium’s executive officers and directors following the completion of the merger.

As a result of these interests, the executive officers and directors of Innovium might be more likely to support and to vote in favor of the merger proposal than if they did not have these interests. Innovium’s securityholders should consider whether these interests might have influenced these executive officers and directors to support or recommend voting for the proposals related to the merger.

Innovium will incur significant costs in connection with the merger, whether or not it is consummated.

Innovium will incur substantial expenses related to the merger, whether or not it is completed. Payment of these expenses by Innovium as a standalone entity would adversely affect its operating results and financial condition.

Litigation filed against Innovium and Marvell could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

Innovium, Marvell, and members of Innovium’s and Marvell’s respective boards of directors may become subject to litigation related to the merger agreement and the merger, including putative stockholder class actions. Among other remedies, the plaintiffs in such matters may seek to enjoin the merger. The results of complex legal proceedings are difficult to predict, and could delay or prevent the merger from being completed in a timely manner. Moreover, litigation could be time consuming and expensive, could divert the attention of Innovium’s and Marvell’s management away from Innovium’s and Marvell’s regular businesses, and, if adversely resolved against either Innovium or Marvell, could have a material adverse effect on Innovium’s or Marvell’s respective financial condition or the condition of the combined company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This consent solicitation/prospectus, including the information and other documents incorporated by reference into this consent solicitation/prospectus, contains or incorporates by reference or may contain or may incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including without limitation statements regarding the benefits of the merger, the anticipated timing of the merger and the products and markets of Marvell and Innovium. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to future prospects, developments and business strategies. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are made based on expectations and beliefs concerning future events affecting Marvell and Innovium and are subject to uncertainties and factors relating to their respective operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The forward-looking statements involve risks and uncertainties. The ability of either Marvell or Innovium to predict results or actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under the section entitled “Risk Factors” of this consent solicitation/prospectus and those discussed in the filings of Marvell that are incorporated herein by reference, including the following:

•	timing, receipt and terms and conditions of regulatory approvals required for the merger that could reduce the anticipated benefits of the merger or cause the parties to abandon the merger;

•	failure to realize the anticipated benefits of the merger, including as a result of delay in completing the merger;

•	Marvell’s inability to integrate the businesses of Marvell and Innovium;

•	unexpected costs or liabilities relating to the merger;

•	potential litigation relating to the proposed transaction that could be instituted against Marvell or Innovium or their respective directors or officers;

•	the risk that disruptions caused by or relating to the proposed transaction will harm Marvell or Innovium’s business, including current plans and operations;

•	the ability of Marvell and Innovium to retain and hire key personnel;

•	the ability of Marvell and Innovium to protect their intellectual property;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger;

•	risks relating to the market value of the shares of Marvell common stock to be issued in the merger;

•	risks associated with third-party contracts containing consent and/or other provisions that may be triggered by the proposed transaction;

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the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or government policies and actions intended to protect the health and safety of individuals or government policies or actions intended to maintain the functioning of national or global economies and markets;

•	legislative, regulatory and economic developments affecting Marvell’s or Innovium’s business;

•	general economic and market developments and conditions;

•	the evolving legal, regulatory and tax regimes under which Marvell and Innovium operate;

•	potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Marvell’s or Innovium’s financial performance;

•	restrictions during the pendency of the merger or thereafter that may impact Innovium’s ability to pursue certain business opportunities or strategic transactions;

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unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as Marvell’s or Innovium’s response to any of the aforementioned factors;

•	the risk of downturns in the highly cyclical semiconductor industry; and

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results might differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this consent solicitation/prospectus or the date of any document incorporated by reference into this consent solicitation/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this consent solicitation/prospectus and attributable to Marvell or Innovium or any person acting on behalf of either of them are expressly qualified in their entirety by the cautionary notes contained or referred to in this section. Except to the extent required by applicable law or regulation, Marvell and Innovium undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this consent solicitation/prospectus. Neither Marvell nor Innovium gives any assurance that either Marvell or Innovium will achieve their respective expectations.

SOLICITATION OF WRITTEN CONSENTS

Purpose of the Consent Solicitation; Recommendation of the Innovium Board

The Innovium board is providing this consent solicitation/prospectus to Innovium stockholders. Innovium stockholders are being asked to approve the merger agreement proposal by executing and delivering the written consent furnished with this consent solicitation/prospectus.

After consideration, the Innovium board unanimously approved and declared advisable the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Innovium and its stockholders. The Innovium board unanimously recommends that Innovium stockholders approve the merger agreement proposal.

Innovium Stockholders Entitled to Consent

Innovium stockholders of record as of the close of business on August 1, 2021, the record date, will be entitled to execute and deliver a written consent. As of the close of business on the record date, there were 26,889,842 shares of Innovium common stock outstanding and 84,048,880 shares of Innovium preferred stock outstanding, consisting of 8,067,225 shares of Innovium Series A preferred stock, 18,458,679 shares of Innovium Series B preferred stock, 11,664,846 shares of Innovium Series C preferred stock, 11,610,896 shares of Innovium Series D preferred stock, 2,766,250 shares of Innovium Series D2 preferred stock, 7,305,198 shares of Innovium Series E preferred stock and 14,175,786 shares of Innovium Series F preferred stock, in each case entitled to execute and deliver written consents with respect to the merger agreement proposal, and directors and executive officers of Innovium and their affiliates owned and were entitled to consent with respect to 72,450,917 shares of Innovium common stock and Innovium preferred stock, together as a single class and on an as-converted basis (representing approximately 65.31% of such shares outstanding on that date) and 60,498,383 shares of Innovium preferred stock (representing approximately 71.98% of such shares outstanding on that date), consisting of 1,708,472 shares of Innovium Series E preferred stock (representing approximately 23.39% of such shares outstanding on that date), and 8,289,742 shares of Innovium Series F preferred stock (representing approximately 58.48% of such shares outstanding on that date). Innovium has entered into the support agreements with its directors and executive officers obligating them to deliver written consents in favor of the merger agreement proposal.

Only Innovium stockholders of record at the close of business on August 1, 2021, the record date, will be entitled to execute and deliver a written consent. Each holder of Innovium common stock is entitled to one vote for each share of Innovium common stock held as of the record date. Each holder of Innovium preferred stock is entitled to the number of votes equal to the number of shares of Innovium common stock into which the shares of Innovium preferred stock held by such holder could be converted as of the record date. The holders of Innovium preferred stock will vote together as a single class on an as-converted to common stock basis and the holders of Innovium capital stock will vote together as a single class on an as-converted to common stock basis.

Written Consents; Required Written Consents

The approval of the merger agreement proposal requires the affirmative vote or consent of (i) the holders of at least a majority of the outstanding shares of Innovium capital stock (voting as a single class and on an as-converted basis) entitled to vote thereon and (ii) the holders of at least a majority of the outstanding shares of Innovium preferred stock (voting as a single class and on an as-converted basis) entitled to vote thereon (the foregoing clauses (i) and (ii), collectively, the “Innovium stockholder approval”).

Concurrently with the execution of the merger agreement, Marvell and certain stockholders of Innovium (each, a “support stockholder”), representing approximately 65.09% of Innovium capital stock and approximately 71.98% of the outstanding shares of Innovium preferred stock, as of the date of the merger agreement, entered into a support agreement (the “support agreement”) under which they have agreed, promptly (and in any event within one business day) after the registration statement of which this consent solicitation/prospectus forms a part is declared effective by the SEC, to execute and deliver written consents approving the adoption of the merger agreement and related matters with respect to all of their shares of Innovium capital stock entitled to act by written consent with respect thereto. The support stockholders are required to deliver such written consents even if the Innovium board changes its recommendation that Innovium stockholders approve the merger agreement proposal. The execution and delivery of written consents by all of the support stockholders will constitute the Innovium stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy such approval.

As of the close of business on the record date, directors and executive officers of Innovium and their affiliates owned and were entitled to consent with respect to 72,450,917 shares of Innovium common stock and Innovium preferred stock, together as a single class and on an as-converted basis (representing approximately 65.31% of such shares outstanding on that date) and 60,498,383 shares of Innovium preferred stock (representing approximately 71.98% of such shares outstanding on that date). Innovium currently expects that its directors and executive officers will deliver written consents in favor of the merger agreement proposal, although none of them has entered into any agreements obligating him or her to do so, other than Mr. Khemani and Mr. Agarwal, who have entered into support agreements. Certain of our directors are associated with investors who have entered into support agreements.

Submission of Written Consents

You may consent to the merger agreement proposal with respect to your shares of Innovium capital stock by completing, dating and signing the written consent enclosed with this consent solicitation/prospectus and returning it to Innovium by the consent deadline.

If you hold shares of Innovium capital stock as of the record date and you wish to submit your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Innovium. Once you have completed, dated and signed the written consent, you may deliver it to Innovium by emailing a PDF copy to consents@Innovium.com or by mailing your written consent to Innovium, Inc., 6001 America Center Drive, Suite 200, San Jose, CA 95002, Attention: General Counsel, or submitting it through the electronic portal established by SRS.

Innovium has set                , 2021 as the target consent deadline. Innovium reserves the right to extend the consent deadline beyond                , 2021. Any such extension may be made without notice to Innovium stockholders.

Innovium has not issued physical stock certificates to its stockholders. A letter of transmittal describing the process for the exchange of shares in the merger will be delivered to Innovium stockholders.

Executing Written Consents; Revocation of Written Consents

You may execute a written consent to approve the merger agreement proposal, or disapprove, or abstain from consenting with respect to, the merger agreement proposal (which is equivalent to a vote against such proposal). If you do not return your written consent, it will have the same effect as a vote against the merger agreement proposal. If you are a record holder of shares of Innovium capital stock and you return a signed written consent without indicating your decision on the proposal, you will have given your consent to approve the merger agreement proposal.

Your consent to the proposal may be changed or revoked at any time before the consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the written consents contemplated by the support agreement will constitute the Innovium stockholder approval at the time of such delivery. If you wish to change or revoke your consent before the consent deadline, you may do so by sending a new written consent with a later date or by delivering a notice of revocation, in either case by emailing a PDF copy to consents@Innovium.com or by mailing your written consent to Innovium, Inc., 6001 America Center Drive, Suite 200, San Jose, CA 95002, Attention: General Counsel, or submitting it through the electronic portal established by SRS.

Due to the obligations of the support stockholders under the support agreement, a failure of any other Innovium stockholder to deliver a written consent, or any change or revocation of a previously delivered written consent by any other Innovium stockholder, is not expected to have any effect on the approval of the proposals.

Solicitation of Written Consents; Expenses

The expense of preparing, printing and delivering these consent solicitation materials is being borne by Innovium. Officers, employees and representatives of Innovium may solicit consents by telephone and personally, in addition to solicitation by mail or email. These persons will receive their regular compensation but no special compensation for soliciting consents.

INFORMATION ABOUT THE COMPANIES

Marvell Technology, Inc.

Marvell is a leading supplier of infrastructure semiconductor solutions, spanning the data center core to network edge. Marvell is a fabless semiconductor supplier of high-performance standard and semi-custom products with core strengths in developing and scaling complex System-on-a-Chip architectures integrating analog, mixed-signal and digital signal processing functionality. Leveraging leading intellectual property and deep system-level expertise as well as highly innovative security firmware, Marvell’s solutions are empowering the data economy and enabling communications across 5G, cloud, automotive, industrial and artificial intelligence applications.

We were incorporated in Delaware on October 20, 2020 under the name Maui Holdco, Inc. and changed our name to Marvell Technology, Inc. in connection with the completion by Marvell Technology Group, Ltd. (“MTGL”) of its acquisition of Inphi Corporation (“Inphi”) on April 20, 2021. Upon completion of the acquisition, MTGL and Inphi became our wholly owned subsidiaries. Our registered and mailing address is 1000 N. West Street, Suite 1200, Wilmington, Delaware 19801 and our telephone number there is (302) 295-4840.

Marvell Shares are listed on Nasdaq under the symbol “MRVL.”

Additional information about Marvell and its subsidiaries is included in documents incorporated by reference into this consent solicitation/prospectus. See “Where You Can Find More Information.”

Merger Sub

Ibiza Acquisition Sub, Inc.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

(302) 295-4840

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Marvell that was incorporated on July 27, 2021 for the purpose of entering into the merger agreement. At the effective time, Merger Sub will be merged with and into Innovium, with Innovium continuing as the surviving corporation and a wholly owned subsidiary of Marvell.

Innovium

Innovium, Inc.

6001 America Center Drive, Suite 200

San Jose, CA 95002

(234) 567-8901

Innovium is a leading provider of high performance, innovative switching silicon solutions for Cloud and Edge data centers. Innovium’s TERALYNX family delivers software compatible products ranging from 1Tbps to 25.6Tbps with unmatched telemetry, low latency, programmability, and large buffers, and a feature rich architecture that scales to 100Tbps+. Innovium’s products have been selected and validated by market-leading OEM, Cloud, and ODM customers. The company is headquartered in Silicon Valley, California and is backed by leading venture capital firms including Greylock, WRVI, Capricorn, Premji Invest, BlackRock, DFJ Growth, DAG, Qualcomm Ventures, S-Cubed and Redline.

Innovium, Inc. was incorporated in Delaware on December 11, 2014 and is a privately held company.

PRINCIPAL STOCKHOLDERS OF INNOVIUM

The following table and the related notes set forth, to the best of Innovium’s knowledge, information on the beneficial ownership of Innovium capital stock as of the close of business on August 26, 2021 by:

•	each stockholder, or group of affiliated stockholders, known by Innovium to beneficially own more than five percent of any class or series of Innovium’s voting securities;

•	each of Innovium’s current directors;

•	each of Innovium’s executive officers; and

•	all of Innovium’s current directors and executive officers as a group.

The percentage of ownership is based on 26,889,842 shares of Innovium Common Stock outstanding, 18,067,225 shares of Innovium Series A Preferred Stock outstanding, 18,458,679 shares of Innovium Series B Preferred Stock outstanding, 11,664,846 shares of Innovium Series C Preferred Stock outstanding, 11,610,896 shares of Innovium Series D Preferred Stock outstanding, 2,766,250 shares of Innovium Series D2 Preferred Stock outstanding, 7,305,198 shares of Innovium Series E Preferred Stock outstanding and 14,175,786 shares of Innovium Series F Preferred Stock outstanding, in each case as of August 26, 2021.

Except as indicated in the footnotes to the table below, Innovium believes that the stockholders named in the table have sole voting and investment power with respect to all shares of Innovium capital stock shown to be beneficially owned by them, based on information provided to Innovium by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o Innovium, Inc., 6001 America Center Drive, San Jose, California 95002.

Name and Address of Beneficial Holder	Shares (Percent) of Innovium Common Stock Beneficially Owned[1]		Shares (Percent) of Innovium Common Stock Beneficially Owned (On As- Converted Basis)		Shares (Percent) of Innovium Series A Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series B Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series C Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series D2 Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series D Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series E Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series F Preferred Stock Beneficially Owned
Entities Associated with Celesta Capital[2]	96,609 (*	)	10,582,966 (9.54%	)	6,002,400 (33.22%	)	2,094,178 (11.35%	)	1,681,121 (14.41%	)	—		452,372 (3.90%	)	58,912 (*	)	197,374 (1.39%	)
Entities Associated with Capricorn Investment Group[3]	842,940 (3.13%	)	15,731,724 (14.18%	)	7,202,881 (39.87%	)	1,974,510 (10.70%	)	1,905,535 (16.34%	)	691,562 (25.00%	)	2,563,445 (22.08%	)	353,477 (4.84%	)	197,374 (1.39%	)
Entities Associated with Qualcomm[4]	—		2,999,565 (2.70%	)	2,400,960 (13.29%	)	897,504 (4.86%	)	590,415 (5.06%	)	—		527,768 (4.55%	)	589,129 (8.06%	)	394,749 (2.78%	)
Entities Associated with Greylock Partners[5]	73,021 (*	)	19,685,469 (17.74%	)	—		12,565,069 (68.06%	)	2,608,931 (22.37%	)	—		3,769,772 (32.46%	)	471,303 (6.45%	)	197,373 (1.39%	)
Entities Associated with BlackRock Science and Technology Trust[6]	—		2,400,784 (2.16%	)	—		—		—		—		—		1,413,910 (19.36%	)	986,874 (6.96%	)
Entities Associated with DFJ Growth III[7]	—		2,455,204 (2.21%	)	—		—		—		—		—		2,356,517 (32.26%	)	98,687 (*	)
Mohammad Issa (644 Benvenue Avenue, Los Altos, California 94024)	5,171,641 (19.23%	)	5,171,641 (4.66%	)	—		—		—		—		—		—		—
SCubed Capital, LLC[8] (2061 Avy Ave., First Floor, Menlo Park, California 94025)	271,494 (1.01%	)	3,829,909 (3.45%	)	1,980,792 (10.96%	)	583,378 (3.16%	)	532,408 (4.56%	)	—		226,186 (1.95%	)	235,651 (3.23%	)	—

Name and Address of Beneficial Holder	Shares (Percent) of Innovium Common Stock Beneficially Owned[1]		Shares (Percent) of Innovium Common Stock Beneficially Owned (On As- Converted Basis)		Shares (Percent) of Innovium Series A Preferred Stock Beneficially Owned	Shares (Percent) of Innovium Series B Preferred Stock Beneficially Owned	Shares (Percent) of Innovium Series C Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series D2 Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series D Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series E Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series F Preferred Stock Beneficially Owned
Redline Capital Management SA9 (26, Avenue Monterey, Luxembourg L-2163)	—		4,552,771 (4.10%	)	—	—	3,049,338 (26.14%	)	—		618,242 (5.32%	)	589,129 (8.06%	)	296,062 (2.09%	)
Inphi Corporation (5488 Marvell Lane, Santa Clara, California 95054)	—		1,193,032 (1.07%	)	—	—	914,801 (7.84%	)	—		120,632 (1.04%	)	58,912 (*)		98,687 (*	)
DAG Ventures VI, L.P. (251 Lytton Avenue, Suite 200, Palo Alto, California 94301)	—		2,864,187 (2.58%	)	—	—	—		2,074,688 (75.00%	)	—		—		789,499 (5.57%	)
Walden CEL Global Integrated Circuit (Cayman) Limited (RM 2501, Bind Center, 222 East Yan An Road, Shanghai, 200002)	230,262 (*	)	230,262 (*	)	—	—	—		—		—		—		—
Xilinx, Inc. (2100 Logic Drive, San Jose, California 95124)	—		652,617 (*	)	—	—	—		—		—		589,129 (8.06%	)	63,488 (*	)
Cisco Investments LLC (170 W. Tasman Drive, San Jose, California 95134)	—		589,129 (*	)	—	—	—		—		—		589,129 (8.06%	)	—
PI Opportunities Fund II [10] (No. 134, Doddakanneli, Sarjapur Road, Bangalore 560-035 India)	—		7,401,559 (6.67%	)	—	—	—		—		—		—		7,401,559 (52.21%	)
Waterman + Co (HG05) f/b/o The New Economy Fund (333 S. Hope Street, 55th Floor, Los Angeles, California 90071)	—		1,973,749 (1.78%	)	—	—	—		—		—		—		1,973,749 (13.92)
Samsung Electronics Co., Ltd. (26/F, Tower B, DSR Building 1-1, Samsungjeonja- ro Hwaseong-si, Gyeonggi-do 18448 Republic of Korea)	—		986,874 (*	)	—	—	—		—		—		—		986,874 (6.96%	)
Rajiv Khemani[11]	6,128,000 (22.03%	)	6,128,000 (5.42%	)	—	—	—		—		—		—		—
Puneet Agarwal[12]	6,063,254 (21.82%	)	6,063,254 (5.42%	)	—	—	—		—		—		—		—
Sumeet Gagneja[13]	—		—		—	—	—		—		—		—		—
Bruce Fishbein[14]	—		—		—	—	—		—		—		—		—

Name and Address of Beneficial Holder	Shares (Percent) of Innovium Common Stock Beneficially Owned[1]		Shares (Percent) of Innovium Common Stock Beneficially Owned (On As- Converted Basis)		Shares (Percent) of Innovium Series A Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series B Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series C Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series D2 Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series D Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series E Preferred Stock Beneficially Owned		Shares (Percent) of Innovium Series F Preferred Stock Beneficially Owned
Lip-Bu Tan[15]	96,609 (*	)	10,582,966 (9.54%	)	6,002,400 (33.22%	)	2,094,178 (11.35%	)	1,681,121 (14.41%	)	—		452,372 (3.90%	)	58,912 (*	)	197,374 (1.39%	)
Dipender Saluja [16]	842,940 (3.13%	)	15,731,724 (14.18%	)	7,202,881 (39.87%	)	1,974,510 (10.70%	)	1,905,535 (16.34%	)	691,562 (25.00%	)	2,563,445 (22.08%	)	353,477 (4.84%	)	197,374 (1.39%	)
Mark Stevens[17]	271,494 (1.01%	)	3,829,909 (3.45%	)	1,980,792 (10.96%	)	583,378 (3.16%	)	532,408 (4.56%	)	—		226,186 (1.95%	)	235,651 (3.23%	)	—
Asheem Chandna[18]	73,021 (*	)	19,685,469 (17.74%	)	—		12,565,069 (68.06%	)	2,608,931 (22.37%	)	—		3,769,772 (32.46%	)	471,303 (6.45%	)	197,373 (1.39%	)
Tatiana Evtushenkova[19]	—		4,552,771 (4.10%	)	—		—		3,049,338 (26.14%	)	—		618,242 (5.32%	)	589,129 (8.06%	)	296,062 (2.09%	)
T.K. Kurien[20]	28,811 (*	)	7,430,370 (6.70%	)	—		—		—		—		—		—		7,401,559 (52.21%	)
All directors and executive officers as a group (10 persons)[21]	13,504,129 (47.02%	)	74,004,463 (65.63%	)	15,186,073 (84.05%	)	17,217,135 (93.27%	)	9,777,333 (83.82%	)	691,562 (25.00%	)	7,630,017 (65.71%	)	1,708,472 (23.39%	)	8,289,742 (58.48%	)

*	Amount represents less than 1% of outstanding shares of Innovium common stock.
[1]

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Innovium Common Stock subject to Innovium options that are currently exercisable or expected to become exercisable within 60 days of August 26, 2021 or issuable pursuant to Innovium restricted stock units that are subject to vesting and settlement conditions expected to occur within 60 days of August 26, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the Innovium options or Innovium restricted stock units for the purpose of computing the percentage ownership of that person. These shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

[2]

Consists of (i) 6,002,400 shares of Innovium Common Stock issuable upon the conversion of Innovium Series A Preferred Stock and 2,094,178 shares of Innovium Common Stock issuable upon the conversion of Innovium Series B Preferred Stock, which are held of record by Celesta Capital I, L.P., (ii) 1,681,121 shares of Innovium Common Stock issuable upon the conversion of Innovium Series C Preferred Stock, 452,372 shares of Innovium Common Stock issuable upon the conversion of Innovium Series D Preferred Stock and 58,912 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock, which are held of record by Celesta Capital II, L.P., (iii) 197,374 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held of record by Celesta Capital III, L.P., and (iv) 96,609 shares of Innovium Common Stock, which are held of record by A&E Investment LLC. Lip-Bu Tan, a director of Innovium, is an affiliate of Celesta Capital I, L.P., Celesta Capital II, L.P., Celesta Capital III, L.P. and A&E Investment LLC and their affiliates, stockholders of Innovium. The address of each of the entities is One California Street, Suite 1750, San Francisco, California 94111.

[3]

Consists of (i) 7,202,881 shares of Innovium Common Stock, issuable upon the conversion of Innovium Series A Preferred Stock, 1,974,510 shares of Innovium Common Stock issuable upon the conversion of Innovium Series B Preferred Stock, 1,905,535 shares of Innovium Common Stock issuable upon the conversion of Innovium Series C Preferred Stock and 2,563,445 shares of Innovium Common Stock issuable upon the conversion of Innovium Series D Preferred Stock, which are held as of record by Capricorn-Libra Investment Group, LP, and (ii) 842,940 shares of Innovium Common Stock, 691,562 shares of Innovium Common Stock issuable upon the conversion of Innovium Series D2 Preferred Stock, 353,477 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock and 197,374 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held as of record by Technology Impact Growth Fund, LP. Dipender Saluja is a manager of each of Capricorn-Libra Investment Group, LP and Technology Impact Growth Fund, LP. The address of each of the entities is 250 University Ave., Suite 400, Palo Alto, California 94301.

[4]

Consists of (i) 590,415 shares of Innovium Common Stock issuable upon the conversion of Innovium Series C Preferred Stock and 527,768 shares of Innovium Common Stock issuable upon the conversion of Innovium Series D Preferred Stock, which are held as of record by Qualcomm Global Trading Pte Ltd., (ii) 2,400,960 shares of Innovium Common Stock issuable upon the conversion of Innovium Series A Preferred Stock, 897,504 shares of Innovium Common Stock issuable upon the conversion of Innovium Series B Preferred Stock and 589,129 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock, which are held as of record by Qualcomm Incorporated, and (iii) 394,749 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held of record by Qualcomm Ventures LLC. The address of each of the entities is 5775 Morehouse Dr., San Diego, CA 92121.

[5]

Consists of (i) 65,719 shares of Innovium Common Stock, 11,308,563 shares of Innovium Common Stock issuable upon the conversion of Innovium Series B Preferred Stock, 2,348,039 shares of Innovium Common Stock issuable upon the conversion of Innovium Series C Preferred Stock, 3,392,796 shares of Innovium Common Stock issuable upon the conversion of Innovium Series D Preferred Stock, 424,173 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock and 177,637 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held of record by Greylock XIV Limited Partnership, (ii) 3,651 shares of Innovium Common Stock, 628,253 shares of Innovium Common Stock issuable upon the conversion of Innovium Series B Preferred Stock, 130,446 shares of Innovium Common Stock issuable upon the conversion of Innovium Series C Preferred Stock, 188,488 shares of Innovium Common Stock issuable upon the conversion of Innovium Series D Preferred Stock, 23,565 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock and 9,868 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held of record by Greylock XIV Principals LLC, and (iii) 3,651 shares of Innovium Common Stock, 628,253 shares of Innovium Common Stock issuable upon the conversion of Innovium Series B Preferred Stock, 130,446 shares of Innovium Common Stock issuable upon the conversion of Innovium Series C Preferred Stock, 188,488 shares of Innovium Common Stock issuable upon the conversion of Innovium Series D Preferred Stock, 23,565 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock and 9,868 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held of record by Greylock XIV-A Limited Partnership. Asheem Chandna is a partner at Greylock Partners. The address of each of the entities is 2550 Sand Hill Road, Menlo Park, California 94025.

[6]

Consists of (i) 353,478 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock and 296,062 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held of record by BlackRock Science and Technology Trust, and (ii) 1,060,432 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock and 690,812 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held of record by BlackRock Science and Technology Trust II. The address of each of the entities is 400 Howard Street, San Francisco, California 94105.

[7]

Consists of (i) 110,756 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock and 4,638 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held of record by DFJ Growth III Parallel Fund, LLC, and (ii) 2,245,761 shares of Innovium Common Stock issuable upon the conversion of Innovium Series E Preferred Stock and 94,049 shares of Innovium Common Stock issuable upon the conversion of Innovium Series F Preferred Stock, which are held of record by DFJ Growth III, L.P. The address of each of the entities is 2882 Sand Hill Road, Suite 150, Menlo Park, California 94025.

[8]	Mark Stevens, an Innovium director, is a Managing Partner of S-Cubed Capital.
[9]	Tatiana Evtushenkova, an Innovium director, is a Partner at Redline Capital.
[10]	T.K. Kurien, an Innovium director, is an affiliate of PI Opportunities Fund II.
[11]

Includes (a) options to purchase 778,000 shares of common stock currently exercisable or expected to be exercisable within 60 days of August 26, 2021, and (b) shares of common stock issuable pursuant to 150,000 time-based RSUs for which the time-based vesting milestones shall have been met (and assuming the consummation of all other conditions to vesting and settlement) as of the date 60 days from August 26, 2021. Rajiv Khemani is a director and the Chief Executive Officer of Innovium.

[12]

Includes (a) options to purchase 800,000 shares of common stock currently exercisable or expected to be exercisable within 60 days of August 26, 2021, and (b) shares of common stock issuable pursuant to 100,000 time-based RSUs for which the time-based vesting milestones shall have been met (and assuming the consummation of all other conditions to vesting and settlement) as of the date 60 days from August 26, 2021. Puneet Agarwal is a director and Chief Technology Officer of Innovium.

[13]	Sumeet Gagneja is the Chief Financial Officer of Innovium.
[14]	Bruce Fishbein is the Chief Development Officer of Innovium.
[15]

Consists of the shares described in Note 2 above. Lip-Bu Tan, who is a member of the Innovium board, is an affiliate of Celesta Capital I, L.P., Celesta Capital II, L.P., Celesta Capital III, L.P., and A&E Investment LLC, and as such may be deemed to beneficially own such shares.

[16]

Consists of the shares described in Note 3 above. Dipender Saluja, who is a member of the Innovium board, is a manager of each of Capricorn-Libra Investment Group, LP and Technology Impact Growth Fund, LP and as such may be deemed to beneficially own such shares.

[17]

Consists of shares described for S-Cubed Capital, LLC above. Mark Stevens, who is a member of the Innovium board, is a Managing Partner of S-Cubed Capital and as such may be deemed to beneficially own such shares.

[18]	Consists of the shares described in Note 5 above. Asheem Chandna, who is a member of the Innovium board, is a Partner at Greylock Partners and as such may be deemed to beneficially own such shares.
[19]

Consists of shares described for Redline Capital Management SA above. Tatiana Evtushenkova, who is a member of the Innovium board, is a Partner at Redline Capital and as such may be deemed to beneficially own such shares.

[20]

Consists of shares described for PI Opportunities Fund-II above. T.K. Kurien, who is a member of the Innovium board, is an affiliate of PI Opportunities Fund-II and as such may be deemed to beneficially own such shares.

[21]

Consists of (a) 13,504,129 shares of Innovium common stock, (b) 15,186,073 shares of Innovium common stock issuable upon conversion of Innovium Series A preferred stock, (c) 17,217,135 shares of Innovium common stock issuable upon conversion of Innovium Series B preferred stock, (d) 9,777,333 shares of Innovium common stock issuable upon conversion of Innovium Series C preferred stock, (e) 691,562 shares of Innovium common stock issuable upon conversion of Innovium Series D2 preferred stock, (f) 7,630,017 shares of Innovium common stock issuable upon conversion of Innovium Series D preferred stock, (g) 1,708,472 shares of Innovium common stock issuable upon conversion of Innovium Series E preferred stock, (h) 8,289,742 shares of Innovium common stock issuable upon conversion of Innovium Series F preferred stock, (i) options to purchase 1,578,000 shares of common stock currently exercisable or expected to be exercisable within 60 days of August 26, 2021, and (j) shares of common stock issuable pursuant to 250,000 time-based RSUs for which the time-based vesting milestones shall have been met (and assuming the consummation of all other conditions to vesting and settlement) as of the date 60 days from August 26, 2021.

THE TRANSACTION

The following is a description of certain material aspects of the transaction. This description may not contain all of the information that is important to you. Marvell and Innovium encourage you to carefully read this entire consent solicitation/prospectus, including the merger agreement attached to this consent solicitation/prospectus as Annex A, for a more complete understanding of the transaction.

Structure of the Transaction

The merger agreement provides, among other matters, for the acquisition of Innovium pursuant to a merger, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL. Pursuant to the merger agreement, at the effective time, Merger Sub will be merged with and into Innovium, with Innovium continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Marvell.

Consideration to Innovium Securityholders

Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the merger and without any action on the part of the parties or holders of any securities of Innovium or any other person, Innovium capital stock will be converted into the right to receive the consideration described under “The Merger Agreement—Consideration; Effect of the Transaction on Capital Stock,” Innovium options and Innovium RSUs will be treated as described under “The Merger Agreement—Treatment of Innovium Equity Awards,” and Innovium warrants will be treated as described under “The Merger Agreement—Treatment of Innovium Warrants.”

Background of the Transaction

The Marvell Board and Marvell’s management team regularly review Marvell’s performance, future growth prospects and overall strategic direction and consider potential opportunities to strengthen Marvell’s businesses and enhance shareholder value. This entails reviewing Marvell’s strategy as a stand-alone company and considering potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

For a number of years, Rajiv Khemani, Chief Executive Officer of Innovium, and Raghib Hussain, President, Products and Technologies of Marvell, met periodically to discuss their respective businesses. As a result of Marvell’s acquisition of Inphi Corporation in April 2021, Marvell became a holder of approximately 1.2 million shares of Innovium capital stock, consisting of shares of Innovium Series C preferred stock, Innovium Series D preferred stock, Innovium Series E preferred stock and Innovium Series F preferred stock.

Concurrently, in the first quarter of 2021 Innovium started to have conversations with certain late-stage venture capital firms. One such firm (the “Potential Series G Investor”) expressed an interest in investing in Innovium in a potential subsequent round of financing. Certain executives of Innovium started to have regular conversations with representatives from the Potential Series G Investor with respect to the operations of Innovium and the possible terms of such investment.

Between mid-March and early April, 2021, Mr. Khemani spoke on several occasions with Gary Ignatin, Executive Vice President Corporate Development of Marvell, to discuss Innovium’s products, markets and customers and the possibility of a strategic transaction.

On April 1, 2021, Marvell and Innovium entered into a mutual non-disclosure agreement with respect to a potential strategic transaction, and Mr. Khemani spoke with Mr. Hussain regarding the same.

On April 3, 2021, Mr. Khemani and Stuart Krometis, Vice President, World Wide Sales and Business Development of Innovium, met with several members of Marvell’s management team, including Mr. Hussain,

Mr. Ignatin and David Matukaitis, Vice President, Corporate Development of Marvell, to discuss Innovium’s products, markets and customers. On April 12, 2021, Mr. Khemani and Phil Mazzara, General Counsel of Innovium, met with several members of Marvell’s management team, including Mr. Ignatin, Mr. Matukaitis, Jean Hu, Chief Financial Officer of Marvell, and Steve Vermillion, Vice President, Finance, of Marvell, to discuss the financial performance of Innovium.

On April 7, 2021, a senior executive of a potential strategic counterparty (“Party A”) inquired with Mr. Khemani about the possibility of a strategic transaction with Innovium involving Party A and invited Mr. Khemani to have further discussions with the Chief Executive Officer of Party A.

Between April 7, 2021 and April 13, 2021, Mr. Khemani had multiple meetings with senior executives of Party A regarding the possibility of a strategic transaction, including a presentation to the Chief Executive Officer of Party A on April 13. During the same period, Lip-Bu Tan, a director of Innovium, also had similar meetings with the Chief Executive Officer of Party A. Later during the week of April 12, 2021, Party A indicated to Mr. Khemani that Party A was not interested in proceeding with a potential strategic transaction.

On April 12, 2021, Mr. Khemani met with Ms. Hu to discuss financial diligence.

Between late April and mid-May, 2021, Mr. Khemani met on several occasions with Mr. Ignatin and/or Mr. Hussain to discuss the possibility of a strategic transaction.

On May 13, 2021, Innovium granted access to the Potential Series G Investor to a virtual data room for diligence related materials.

On May 19, 2021, Mr. Khemani and Matt Murphy, President and Chief Executive Officer of Marvell, had a dinner in which they discussed their respective businesses and the possibility of a potential strategic transaction between Marvell and Innovium.

On May 20, 2021, Marvell provided an initial non-binding offer letter and exclusivity agreement to Innovium and proposed an aggregate purchase price of $850 million, consisting of shares of Marvell common stock, for all the outstanding equity of Innovium and indicated that it would agree to grant an unspecified number of restricted stock units of an agreed value to agreed Innovium employees after completion of a transaction. On May 21, 2021, Mr. Khemani provided feedback to Marvell that Innovium was seeking an aggregate purchase price of $1.5 billion plus the value of Innovium’s cash, and that it proposed that Marvell assume all unvested equity of Innovium in addition to the purchase price. On May 22, 2021, Mr. Ignatin and Mr. Khemani discussed the Innovium proposal. The parties were in agreement that consideration for any transaction would consist of shares of Marvell common stock. On May 25, 2021, Mr. Hussain communicated to Mr. Khemani that Innovium should provide Marvell with a proposal in which Marvell would retain the value of all cash held by Innovium at closing and in which the aggregate purchase price would cover all equity, vested and unvested.

On May 21, 2021, the Innovium board held a special board meeting at which Marvell’s nonbinding offer letter and the potential transaction with Marvell was discussed.

On May 22, 2021, Mr. Tan communicated with the Chief Executive Officer of Party A to confirm whether Party A had an interest in the possibility of a strategic transaction with Innovium. On May 27, 2021, Mr. Tan met with the Chief Financial Officer of Party A regarding the possibility of a strategic transaction. Party A confirmed that it did not intend to explore a strategic transaction with Innovium.

Also on May 27, 2021, Mr. Khemani communicated to Mr. Hussain that Innovium would accept a proposal with an aggregate purchase price of $1.58 billion for all equity of Innovium, vested and unvested, with Marvell retaining the value of all cash held by Innovium. Later on May 27, 2021, Mr. Murphy met with Mr. Tan to discuss the merits of a transaction and the potential equity value of Innovium.

On June 1, 2021, Marvell provided an updated non-binding offer letter and exclusivity agreement to Innovium and proposed an aggregate purchase price of $1.0 billion, consisting of shares of Marvell common stock valued at the Marvell VWAP, for all the outstanding equity of Innovium and indicated that it would agree to grant restricted stock units worth up to an agreed value to agreed Innovium employees after completion of a transaction. On June 5, 2021, Mr. Murphy met with Mr. Tan to discuss the merits of a transaction and the proposed offer price. Mr. Tan proposed an aggregate purchase price of $1.2 billion and that Marvell agree to grant restricted stock units worth up to an agreed value to agreed Innovium employees after completion of a transaction. Mr. Murphy indicated that the maximum aggregate purchase price Marvell would consider was $1.1 billion, but indicated some flexibility on the value of post-transaction restricted stock unit awards.

Also on June 1, 2021, Mr. Khemani met with representatives of the Potential Series G Investor to discuss terms of the potential investment. Later in the same day, the Potential Series G Investor provided a non-binding term sheet to Innovium for a potential Series G preferred stock financing (the “Series G term sheet”).

On June 2, 2021, the Innovium board held a regular board meeting at which Innovium’s ongoing strategic process was discussed, including Marvell’s non-binding offer letter and the Series G term sheet.

On June 4, 2021, Mr. Khemani, Sumeet Gagneja, Chief Financial Officer of Innovium, and Mr. Mazzara met with representatives of the Potential Series G Investor to negotiate the Series G term sheet.

On June 8, 2021, Mr. Murphy met with Mr. Tan to discuss the proposed offer, and Mr. Tan proposed that an aggregate purchase price of $1.1 billion for all the outstanding equity of Innovium and that Marvell agree to grant restricted stock units worth up to an agreed range of value to agreed Innovium employees after completion of a transaction. On June 9, 2021, Marvell provided an updated non-binding offer letter and exclusivity agreement to Innovium and proposed an aggregate purchase price of $1.1 billion, consisting of shares of Marvell common stock valued at the Marvell VWAP, for all the outstanding equity of Innovium and indicated that it would agree to grant restricted stock units worth up to an agreed range of value to agreed Innovium employees after completion of a transaction.

Also on June 8, 2021, Mr. Khemani, Sumeet Gagneja, Chief Financial Officer of Innovium, and Mr. Mazzara met with representatives of the Potential Series G Investor to further negotiate the Series G term sheet.

On June 9, 2021, the Potential Series G Investor provided a revised draft of the Series G term sheet to Innovium.

On June 11, 2021, Mr. Ignatin and Mitch Gaynor, Marvell’s Executive Vice President and Chief Administration and Legal Officer, met with Mr. Khemani and Innovium’s outside counsel, Goodwin Procter LLP (“Goodwin”), to discuss some of the terms in the non-binding offer letter.

Also on June 11, 2021, the Innovium board held a special meeting at which the Series G term sheet as well as the Marvell offer letter was discussed and at which the Innovium board agreed that the offer letter represented a bona fide offer to acquire Innovium. A director of Innovium also sent a message to a potential strategic counterparty (“Party B”) to assess whether Party B would be interested in the possibility of a strategic transaction with Innovium.

Between June 12 and June 17, 2021, Innovium sent contractually required notices to six companies, including Party A, notifying each of them that Innovium was engaged in discussions regarding a strategic transaction. These notices resulted in preliminary discussions with the five recipients other than Party A; these five parties did not express interest in the possibility of a strategic transaction with Innovium.

In addition, over the course of June 2021, Innovium initiated discussions with four additional companies (Party B as described above, a potential strategic party (“Party C”) as described below, and two additional potential strategic parties) to discuss the possibility of a strategic transaction with Innovium. Other than Party B and Party C as described below, these parties did not express interest in the possibility of a strategic transaction with Innovium.

On June 14, 2021, Mr. Gagneja and Mr. Mazzara met with representatives of the Potential Series G Investor to further negotiate the Series G term sheet.

On June 16, 2021, Party B sent Mr. Khemani a message to initiate discussions regarding a potential strategic transaction with Innovium, including as to potential price ranges.

Following an introduction by a member of the Innovium board to a senior executive at Party C, on June 17, 2021, Mr. Khemani met with representatives of Party C. Later in the day, Party C communicated that they were deciding not to proceed with a potential strategic transaction.

On June 18, 2021, Innovium sent a draft term sheet to Party B for an acquisition of Innovium. On June 18, 2021 and June 21, 2021, Mr. Khemani and Mr. Agarwal met with representatives of Party B to discuss preliminary diligence matters. Later in the day on June 21, 2021, Party B communicated that they were deciding not to proceed with a potential strategic transaction with Innovium.

Between June 11 and June 23, 2021, Marvell and its outside counsel, Gibson, Dunn & Crutcher LLP (“Gibson”) and Innovium and Goodwin met on numerous occasions to negotiate various terms in the non-binding offer letter and exclusivity agreement, and exchanged several drafts of the documents. Pursuant to these negotiations, Innovium requested and Marvell agreed to certain terms including Marvell obtaining a representation and warranty insurance policy and limitation of potential liability of Innovium securityholders for matters covered by such policy, Marvell filing a registration statement on S-4 relating to the transaction and limitation of adjustment of the purchase price for Innovium transaction expenses below $16 million. Pursuant to these negotiations, Innovium requested, but Marvell did not agree to, certain other provisions, including a request to include a collar on the value of Marvell shares to be issued in the merger or calculate the value of the Marvell common stock based on a volume average weighted price prior to closing rather than prior to signing of the merger agreement.

On June 22, 2021, Innovium provided a revised draft of the Series G term sheet to the Potential Series G Investor.

Also on June 22, 2021, the Innovium board held a special board meeting at which Innovium’s ongoing strategic process was discussed, including with respect to the ongoing discussions with Marvell and the Series G term sheet. The Innovium board approved entering into a binding exclusivity letter agreement with Marvell to further explore a strategic transaction consistent with the term set forth in a non-binding letter of intent.

On June 23, 2021, Mr. Khemani met with the Potential Series G Investor to further discuss its interest in an investment in Innovium.

Also on June 23, 2021, Marvell and Innovium entered into a non-binding letter of intent and term sheet. In addition, on June 23, 2021, Marvell and Innovium entered into a binding exclusivity letter agreement that would restrict Innovium from seeking alternative proposals until July 23, 2021, except with respect to the Series G term sheet.

On June 29, 2021, the Innovium board held a regular board meeting at which Innovium’s ongoing strategic process was discussed, including with respect to the ongoing discussions with Marvell and with the Potential Series G Investor.

On June 30, 2021, Marvell’s outside legal counsel delivered an initial draft of the merger agreement to Innovium and Goodwin.

Also on June 30, 2021, Goodwin met with outside counsel for the Potential Series G Investor to further discuss its interest in an investment in Innovium.

On July 1, 2021, Innovium granted access to Marvell to a virtual data room for diligence related materials.

Between June 28, 2021 and August 2, 2021, representatives of Innovium and representatives of Marvell, together with their respective outside legal counsel, had numerous meetings and calls to discuss matters relating to due diligence, employee matters and other transaction planning matters.

Between June 30, 2021 and August 1, 2021, representatives of Gibson and representatives of Goodwin exchanged drafts of the merger agreement and ancillary transaction documents, and together with representatives of Marvell and Innovium, held various discussions to negotiate the terms of the merger agreement and other definitive agreements for the transaction. Matters negotiated included the terms of indemnification obligations of Innovium securityholders with respect to covenant breaches, undisclosed transaction expenses and dissenters’ rights claims, required efforts and timing to obtain regulatory approvals, the consequences of failure to obtain regulatory approval and the scope of representations, warranties and covenants. During this time each of Mr. Khemani, Mr. Mazzara and representatives of Goodwin had several discussions with members of the Innovium board regarding the terms of the merger agreement and other definitive agreements.

On July 4, 2021, the Potential Series G Investor provided a revised draft of the Series G term sheet to Innovium.

Throughout July 2021, members of the Innovium board met with various existing co-investors of the Potential Series G Investor to assess the desirability of the Potential Series G Investor as an investor in Innovium.

On July 20 and July 21, 2021, Innovium, Marvell and their respective outside legal counsels met to further negotiate the merger agreement.

On July 23, 2021, the exclusivity agreement expired. Marvell and Innovium and their respective outside counsel continued to negotiate the terms of the merger agreement and ancillary documents and conduct due diligence.

On July 27, 2021, the Innovium board held a special board meeting at which the status of discussions with the Potential Series G Investor as well as Innovium’s negotiations with Marvell and the terms of the merger agreement were discussed.

On July 29, 2021, representatives of Innovium and Goodwin held a reverse due diligence meeting with representatives of Marvell and Gibson.

On August 1, 2021, the Innovium board held a special board meeting at which the terms of the merger agreement were discussed and a status update was provided on the Series G term sheet. Following a review of the merger agreement and of the negotiations between Innovium and its representatives on behalf of Innovium and Marvell and its representatives on behalf of Marvell with respect to the merger agreement, the Innovium board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Innovium and its stockholders. For a discussion of the factors considered by the Innovium board in approving the merger agreement, see the section entitled “The Transaction—Innovium’s Reasons for the Transaction; Recommendation of the Innovium Board.”

On August 2, 2021, the board of directors of Marvell approved entering into the merger agreement.

On August 2, 2021, Marvell and Innovium executed and delivered the merger agreement.

Innovium’s Reasons for the Transaction; Recommendation of Innovium Board of Directors

At a meeting held on August 1, 2021, the Innovium board considered the transaction and the terms of the merger agreement and on August 2, 2021, unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Innovium and its stockholders. The Innovium board unanimously recommends that Innovium stockholders approve each of the proposals by executing and returning the written consent furnished with this consent solicitation/prospectus.

In arriving at this determination and recommendation, the Innovium board, in consultation with Innovium management and Innovium’s legal advisor, engaged in discussions regarding the transaction, received materials for their review and consideration, and considered a variety of factors. The following are some of the significant factors that supported the Innovium board’s decision to approve the merger agreement (which are not in any relative order of importance):

•	the opportunity to combine Innovium’s and Marvell’s complementary platforms and portfolios to accelerate Innovium’s growth and vision of delivering breakthrough switch silicon for the cloud and edge;

•

the fact that Innovium explored other potential strategic alternatives, including sale transactions with other potential strategic counterparties and additional preferred stock financings with potential investor groups, remaining an independent private company or pursuing an IPO, and the Innovium board’s belief that the transaction with Marvell would provide superior value to Innovium stockholders as compared to the value expected to result from such other strategic alternatives, including in light of the superior valuation of Innovium in the transaction as compared to other strategic alternatives, the potential for synergies and cost savings and the increased scale of the combined company;

•

the fact that, upon completion of the transaction, Innovium stockholders would receive Marvell common stock as merger consideration, and would therefore have an opportunity to participate in the potential for earnings per share accretion and potential synergies created by the transaction, including approximately $150 million in expected incremental revenue in fiscal year 2023;

•

the fact that the terms of the merger agreement and related transaction documents reflected extensive negotiations between the parties and their respective advisors, and the Innovium board’s belief that the economic and other terms of the merger agreement and related transaction documents, taken as a whole, were the best that Marvell would be willing to offer to Innovium stockholders;

•

the fact that the reference price for valuing the Marvell common stock to be issued to Innovium stockholders in the transaction is fixed at the Marvell trading price of $57.7409 per share, and, as a result, Innovium stockholders would have the opportunity to benefit from any increase in the trading price of Marvell common stock during the pendency of the transaction;

•	the fact that the transaction provides Innovium stockholders with liquidity following the closing of the transaction, without any lock-up period;

•	the fact that the transaction should (subject to customary assumptions, limitations and qualifications) qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

the Innovium board’s and management’s familiarity with, and understanding of, Innovium’s business, assets, financial condition, results of operations, strategy, competitive position and prospects, the risks and uncertainties facing Innovium, and current and prospective industry, economic and market conditions and trends and the competitive advantages of larger companies, such as Marvell, with complementary product offerings and substantial resources;

•

the Innovium board’s and management’s assessment of Innovium’s future financial performance and prospects on a standalone basis, taking into account, among other things, certain business, financial and execution risks, relationships with customers and suppliers, competitive dynamics, near-term capital requirements and certain other risks associated with continuing as an independent company;

•

information and discussions with Innovium’s and Marvell’s management and advisors regarding Marvell’s business, assets, financial condition, results of operations, strategy, competitive position and prospects, including the expected pro forma effect of the transaction on the combined company;

•	the Innovium board’s fiduciary duties to Innovium’s stockholders;

•

the fact that the Innovium board was aware that it had no obligation to recommend any potential transaction and that the Innovium board had the authority to “say no” to any proposals made by Marvell as to any potential transaction;

•	the review by the Innovium board, including in consultation with counsel, of the financial and other terms of the merger agreement and related transaction documents;

•

the likelihood that the transaction would be completed based on, among other things, the conditions to closing and the assessment of the Innovium board, after consulting with counsel, regarding the likelihood of obtaining all required antitrust approvals, and the termination provisions under the merger agreement in the event that the transaction is not completed due to the failure to obtain required antitrust approvals or otherwise;

•	the fact that Marvell’s obligation to complete the transaction is not subject to any financing condition or similar contingency;

•

the obligation of the parties to use reasonable best efforts to obtain all consents, approvals, authorizations, qualifications and orders from the applicable antitrust and competition authorities as are necessary for the consummation of the transactions;

•

the right of each of Marvell and Innovium to specific performance to prevent breaches and to enforce the terms of the merger agreement (as more fully described in the section entitled “The Merger Agreement—Enforcement; Remedies”);

•

the availability of appraisal rights for Innovium stockholders who do not deliver a written consent approving the merger agreement proposal and who otherwise strictly comply with the procedures prescribed by Delaware law, as applicable; and

•

the customary nature of the representations, warranties and covenants in the merger agreement, the limited nature of post-closing indemnification obligations on the part of Innovium stockholders and the absence of related escrow provisions.

In the course of its deliberations, the Innovium board also considered a variety of risks and other potentially negative factors, including the following (which are not in any relative order of importance):

•

the possibility that the transaction may not be completed or may be unduly delayed for reasons beyond the control of Innovium and/or Marvell, including the potential length of the antitrust review process and the risk that applicable antitrust authorities may seek to enjoin the transaction or otherwise impose conditions on Innovium and/or Marvell in order to obtain clearance for the transaction that could jeopardize or delay the completion of, or reduce or delay the anticipated benefits of, the transaction;

•	the uncertainty around the potential state of Innovium’s business and the availability of alternative liquidity transactions, including a potential IPO, in the event the transaction is not completed;

•	the proposed timing of the transaction and whether it was advisable to proceed with a sale of Innovium given current economic, industry and market conditions;

•

the fact that the reference price for valuing the Marvell common stock to be issued to Innovium stockholders in the transaction is fixed at the Marvell trading price of $57.7409 per share, and, as a result, the value of the consideration to Innovium stockholders may be less than the price per share of Marvell common stock at the time of entry into the merger agreement in the event of a decline in the trading price of Marvell common stock during the pendency of the transaction, and the fact that the merger agreement does not provide Innovium with a price-based termination right or other similar protection in favor of Innovium or its stockholders in such circumstances;

•	historical prices and fluctuations in the price of Marvell common stock;

•

the potential for diversion of management and employee attention and for increased employee attrition during the period prior to completion of the transaction, and the potential effect of the transaction on Innovium’s business and relations with customers, merchants, employees, couriers and strategic partners;

•

the restrictions on the conduct of Innovium’s business prior to completion of the transaction contained in the merger agreement, which could, among other things, delay or prevent Innovium from undertaking business opportunities that may arise pending completion of the transaction and could negatively impact Innovium’s ability to attract and retain employees and decisions of customers, merchants, couriers and strategic partners;

•

the difficulty inherent in integrating the businesses of the two companies and the risk that anticipated strategic and other benefits to Innovium and Marvell following the completion of the transaction, including any expected synergies, will not be realized or will take longer to realize than expected;

•	the transaction costs and retention costs to be incurred in connection with the transaction, regardless of whether the transaction is completed;

•

the fact that Innovium is not permitted to terminate the merger agreement notwithstanding receipt of a proposal for a more favorable transaction, even in the event that the Innovium board changes or withdraws its recommendation that Innovium stockholders provide their written consent with respect to the proposals (as more fully described in the section entitled “The Merger Agreement—Covenants and Agreements”), and the anticipation that subsequent to the execution of the merger agreement, the support stockholders would execute a support agreement requiring them to execute and deliver a written consent approving the adoption of the merger agreement and related matters with respect to all of their shares of Innovium capital stock entitled to act by written consent with respect thereto, which written consent would constitute Innovium stockholder approval (as more fully described in the section entitled “Support Agreement”);

•	the fact that the merger agreement includes significant restrictions on the ability of Innovium to solicit proposals for alternative transactions or engage in discussions regarding such proposals;

•	the risk that if Innovium stockholders fail to timely approve the transaction, then Marvell may terminate the merger agreement;

•

the risk that holders of more than 5% of Innovium’s capital stock will have exercised, or will remain entitled to exercise, appraisal rights under Delaware law in connection with the transaction, in which case Marvell could refuse to consummate the transaction;

•

the risk that more than certain permitted numbers of certain categories of Innovium employees who are contemplated to continue under the employment of Marvell may leave the employment of Innovium or indicate an intention of doing so, prior to the consummation of the transaction, in which case Marvell could refuse to consummate the transaction;

•	the fact that if the transaction is not completed, Innovium will have expended significant human and financial resources on a failed transaction;

•

the fact that the consideration to be issued to Innovium stockholders in the transaction will not be adjusted if there is a change in the trading price of Marvell common stock, and holders of certain series of Innovium preferred stock will receive a greater per share consideration relative to holders of Innovium common stock and holders of other series of Innovium preferred stock in accordance with the merger agreement; and

•

various other risks associated with the transaction and the businesses of Innovium, Marvell and the surviving corporation following the completion of the transaction described in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

In addition to considering the factors described above, the Innovium board considered the fact that some of Innovium’s directors and executive officers have other interests in the transaction that may be different from, or in addition to, the interests of Innovium stockholders generally, as more fully described in the section entitled “Interests of Innovium’s Directors and Executive Officers in the Transaction.”

The Innovium board concluded that the risks, uncertainties and potentially negative factors associated with the transaction were outweighed by the potential benefits that it expected Innovium and its stockholders would achieve as a result of entering into the transaction. Accordingly, the Innovium board unanimously approved and declared advisable the merger agreement and the transaction, upon the terms and conditions set forth in the merger agreement, and unanimously determined that the merger agreement and the transaction are fair to and in the best interests of Innovium and its stockholders.

The foregoing discussion of the factors considered by the Innovium board includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the Innovium board. In view of the wide variety of factors considered by the Innovium board in connection with its evaluation of the transaction and the complexity of these matters, in reaching its decision to approve the merger agreement and the transaction and to make its recommendation to Innovium stockholders, the Innovium board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors and/or considered other factors altogether. The Innovium board considered each of the applicable factors as a whole in context of the transaction, including thorough discussions with Innovium management and Innovium’s legal advisor, and overall considered such factors to be favorable to, and to support, its determination. It should be noted that this explanation of the reasoning of the Innovium board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

In connection with its consideration of the transaction, the Innovium board of directors considered the operating results and financial condition of Innovium. The following sets forth certain summary consolidated financial data of Innovium.

Summary Consolidated Financial Data of Innovium

Pursuant to SEC rules, Marvell’s acquisition of Innovium will not require Marvell to file financial information with the SEC on Innovium as a significant subsidiary since none of the financial criteria conditions under SEC Regulation S-X Rule 3-05 will be met at the twenty percent level. Accordingly, Innovium is supplementally providing the following summary consolidated financial data to its securityholders in this consent solicitation/prospectus statement. The summary consolidated financial data for the fiscal year ended January 31, 2021 has been derived from the audited consolidated financial statements of Innovium for the fiscal year ended January 31, 2021, which are not included or incorporated by reference in this consent solicitation/prospectus.

Fiscal Year Ended January 31, 2021
(in thousands)
Revenue	$34,167
Cost of revenue	22,939
Gross margin	11,228
Operating expenses:
Research and development	55,061
Marketing, general and administrative	7,720
Total operating expenses	62,780

Loss from operations	(51,552)
Interest income and expense, net	68

Loss before income taxes	(51,484)

Income tax expense	65

Net loss and comprehensive loss	$(51,548)

As of January 31, 2021
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$150,481
Total assets	181,450
Total liabilities	13,554
Total convertible preferred stock	386,135
Total stockholders’ deficit	$(218,239)

Innovium’s preliminary estimated unaudited revenue for the three months ended April 30, 2021 is $19.0 million, compared to revenue for the three months ended April 30, 2020 of $4.5 million. The estimated revenue for the three months ended April 30, 2021 has not been audited or reviewed by Innovium’s independent auditor or any other independent accountants, is solely based on information available to Innovium as of the date of this consent solicitation/prospectus, is inherently uncertain and subject to change and is not a comprehensive statement of Innovium’s financial results for the three months ended April 30, 2021. In addition, the summary financial data presented herein are not necessarily indicative of the results to be achieved in any future period.

Regulatory Approvals

Under the HSR Act, the merger cannot be completed until, among other things, Marvell and Innovium each files a notification and report form with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period has been terminated or has expired. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or the DOJ issues a request for additional information or documentary material with respect to the transaction (a “second request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. On August 18, 2021, each of Marvell and Innovium filed a notification and report form pursuant to the HSR Act with the FTC and the DOJ.

In connection with the transaction, the parties also intend to make all required filings with the SEC, the Delaware Secretary of State and Nasdaq, as well as any required filings with state or local licensing authorities.

Listing of Marvell Common Stock

It is a condition to the closing that the shares of Marvell common stock to be issued to Innovium stockholders in the merger have been approved for listing on Nasdaq, subject to official notice of issuance, prior to the closing date. It is expected that, following the transaction, the Marvell common stock will continue to trade on Nasdaq under the ticker symbol “MRVL.”

Support Agreement

Concurrently with the execution of the merger agreement, Marvell and the support stockholders entered into the support agreement. Pursuant to the support agreement, each of the support stockholders has agreed, promptly (and in any event within one business day) after the registration statement of which this consent solicitation/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and related matters with respect to all of its shares of Innovium capital stock entitled to act by written consent with respect thereto. The execution and delivery of written consents by all of the support stockholders will constitute the Innovium stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy such approval. See the section entitled “Support Agreement.”

Restrictive Covenant Agreements

Concurrently with the entry into the merger agreement, Marvell entered into restrictive covenant agreements with each of Rajiv Khemani and Puneet Agarwal (the “restrictive covenant agreements”). Pursuant to the restrictive covenant agreements, each of Mr. Khemani and Mr. Agarwal have agreed that, during the period commencing on the closing date and ending on the second anniversary of the closing date (the “restrictive period”), he will not, directly or indirectly engage in competition worldwide, knowingly permit his name directly or indirectly to be used by or to become associated with any person that engages in competition worldwide or induce or assist any other person to engage in competition worldwide. For purposes of the restrictive covenant agreement, competition means developing, designing, researching, delivering, licensing, distributing, offering, marketing, and/or selling, (A) technical support and maintenance related to, or (B) all professional and other services related to, in each case, products or services related to (i) switching integrated circuits, software or systems, and (ii) gearbox and retimer integrated circuits.

In addition, during the restricted period, each of Mr. Khemani and Mr. Agarwal have agreed to limitations on solicitation of employees of Marvell and its subsidiaries (including Innovium from and after the closing date), have agreed not to interfere with customer or supplier relationships of Marvell and its subsidiaries (including Innovium from and after the closing date) and have agreed not to make disparaging statements regarding Marvell or its subsidiaries (including Innovium from and after the closing date).

Management Following the Transaction

Upon the completion of the transaction, the directors and executive officers of Marvell will remain unchanged as disclosed in Part III, Item 10 of MTGL’s Annual Report on Form 10-K for the fiscal year ended January  30, 2021.

Accounting Treatment

Marvell and Innovium prepare their financial statements in accordance with GAAP. The merger will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Marvell considered as the accounting acquirer and Innovium as the accounting acquiree. Accordingly, Marvell will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date, with any excess purchase price over those fair values being recorded as goodwill.

Tax Treatment of the Merger

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this consent solicitation statement/prospectus is a part, Goodwin Procter LLP has delivered an opinion to Innovium the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion will be or is based on, among other things, certain facts, representations and covenants, each made by officers of Marvell and Innovium, and assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Marvell or Innovium from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the merger, U.S. holders (as defined under “U.S. Federal Income Tax Consequences”) will be treated as if they sold their Innovium common stock in a fully taxable transaction.

THE MERGER AGREEMENT

The following section summarizes certain material provisions of the merger agreement, which is included in this consent solicitation/prospectus as Annex A and is incorporated by reference herein. The summary of the merger agreement below and elsewhere in this consent solicitation/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Marvell or Innovium. The rights and obligations of Marvell and Innovium are governed by the merger agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation/prospectus. Marvell stockholders and Innovium stockholders are urged to read the merger agreement carefully and in its entirety, as well as this consent solicitation/prospectus and the information incorporated by reference into this consent solicitation/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement is attached to this consent solicitation/prospectus as Annex A and described in this summary to provide you with information regarding its terms. The merger agreement contains representations and warranties by Innovium, on the one hand, and by Marvell and Merger Sub, on the other hand, which were made solely for the benefit of the other parties for purposes of the merger agreement. The representations, warranties and covenants made in the merger agreement by Innovium were qualified and subject to important limitations agreed to by Innovium, Marvell and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts about Innovium or Marvell or any other person at the time they were made or otherwise. The representations and warranties may also be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure letters that Innovium delivered in connection with the merger agreement and certain documents Marvell filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent solicitation/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this consent solicitation/prospectus and in the documents incorporated by reference into this consent solicitation/prospectus. See the section entitled “Where You Can Find More Information.”

The Transaction

The merger agreement provides, among other matters, for the acquisition of Innovium pursuant to a merger, on the terms and subject to the conditions in the merger agreement and in accordance with the DGCL. At the effective time, Merger Sub will be merged with and into Innovium, with Innovium continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Marvell.

At the effective time, the certificate of incorporation of the surviving corporation will be amended to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time until thereafter changed or amended. Additionally, at the effective time, the bylaws of the surviving corporation will be amended to read the same as the bylaws of Merger Sub as in effect immediately prior to the effective time until thereafter changed or amended.

The officers and directors of Merger Sub immediately prior to the effective time will be the initial officers and directors of the surviving corporation, until their successors are duly elected or appointed and qualified.

Closing; Effective Time

The closing of the merger will take place at 10:00 a.m., Pacific time, on the fifth business day following the satisfaction or, to the extent permitted by applicable Law (as defined in the merger agreement), waiver of all conditions to the obligations of the parties set forth in the merger agreement (other than such conditions as may, by their terms, only be satisfied at the closing or on the closing date), or at such other place or at such other time or on such other date as the parties mutually may agree in writing. Notwithstanding the foregoing, subject to certain provisions regarding Marvell’s waiver of closing conditions, if the closing would otherwise be required to occur during the last 10 business days of any fiscal quarter of Marvell, then Marvell may elect to delay the closing until the second business day of the following fiscal quarter of Marvell. If Marvell elects to delay the closing, Marvell shall concurrently be waiving their closing conditions.

On the closing date, the parties will cause a certificate of merger with respect to the merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made under the DGCL in connection with the merger. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as will be agreed to by Innovium and Marvell and specified in the certificate of merger.

Consideration; Effect of the Transaction on Capital Stock

Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the merger and without any action on the part of the parties or holders of any securities of Innovium or any other person:

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each share of Innovium common stock, Innovium Series A preferred stock, Innovium Series B preferred stock, Innovium Series C preferred stock, Innovium Series D preferred stock and Innovium Series D2 preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Marvell common stock equal to the closing common exchange ratio;

•

each share of Innovium Series E preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Marvell common stock equal to closing Series E exchange ratio; and

•

each share of Innovium Series F preferred stock issued and outstanding immediately prior to the effective time (other than any cancelled shares or dissenting shares) will automatically be cancelled and converted into the right to receive a number of shares of Marvell common stock equal to the closing Series F exchange ratio.

Also at the effective time, (a) each share of Innovium capital stock issued and outstanding immediately prior to the effective time that is owned by Marvell, directly or indirectly, or owned or held in treasury by Innovium will automatically be cancelled without payment of any consideration therefor (collectively, the “cancelled shares”), and (b) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the effective time will automatically be converted into and become one fully paid and nonassessable share of common stock of the surviving corporation (“surviving corporation stock”). The cancelled shares of Innovium held by Marvell, however, will be counted as outstanding for the purposes of determining the number of fully diluted shares and shares of Innovium Series E preferred stock and Innovium Series F preferred stock outstanding as of the effective time.

Treatment of Innovium Equity Awards

At the effective time, Innovium options will be treated as follows:

•

each Innovium option that is outstanding and unexercised immediately prior to the effective time and that is held by a continuing employee will be assumed by Marvell and converted automatically into a Marvell option equal to the product of (a) the number of shares of Innovium common stock issuable upon exercise of the Innovium option immediately prior to the effective time multiplied by (b) the closing common exchange ratio (rounded down to the nearest whole share), with an exercise price per share of Marvell common stock equal to the quotient determined by dividing (i) the per share exercise price at which such Innovium option was exercisable immediately prior to the effective time by (ii) the closing common exchange ratio (rounded up to the nearest whole cent). Each Marvell option will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Innovium option under the Innovium equity plan and the applicable award agreement, including vesting terms and status as an incentive stock option or non-qualified stock option; and

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each Innovium option that is vested as of immediately prior the effective time and held by a person other than a continuing employee will be cancelled and exchanged for a number of shares of Marvell common stock equal to (x) the amount, if any, by which the closing common per share merger consideration exceeds the per share exercise price of such Innovium option divided by the Marvell VWAP multiplied by (y) the number of shares of Innovium common stock as to which such vested option is exercisable immediately prior to the effective time, less applicable tax withholding and other authorized deductions.

At the effective time, each Innovium RSU will be treated as follows:

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each Innovium RSU that is outstanding immediately prior to the effective time, is not vested and that is held by a continuing employee will be assumed by Marvell and converted automatically into a Marvell restricted stock unit with respect to a number of whole shares of Marvell common stock equal to (i) the number of shares of Innovium common stock underlying such Innovium RSU immediately prior to the effective time multiplied by (ii) the closing common exchange ratio, rounded down to the nearest whole share, less applicable tax withholding and other authorized deductions. Each Marvell restricted stock unit will otherwise be subject to substantially the same terms and conditions applicable to the corresponding Innovium RSU under the Innovium equity plan and the applicable award agreement, including vesting terms; and

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each vested Innovium RSU issued and outstanding as of immediately prior to the effective time will be cancelled and exchanged for a number of shares of Marvell common stock equal to (i) the closing common per share merger consideration divided by (ii) the Marvell VWAP multiplied by the number of shares of Company shares of Innovium common stock underlying such vested Innovium RSU as of immediately prior to the effective time, less applicable tax withholding and other authorized deductions.

Each Innovium option or Innovium RSU not described above shall be cancelled without consideration and shall be of no further force and effect.

See the section titled “The Merger Agreement—Treatment of Innovium Equity Awards.”

Treatment of Innovium Warrants

Subject to the applicable provisions of the merger agreement, at the effective time, by virtue of the merger and without any action on the part of the parties or holders of any securities of Innovium or any other person, each Innovium warrant that is outstanding, unexercised and vested as of immediately prior to the effective time will be cancelled and automatically converted into the right to receive a number of shares of Marvell common stock equal to the product of (x) the amount by which the closing common merger consideration exceeds the per share exercise price of the warrant divided by the Marvell VWAP multiplied by (y) the number of shares of Innovium capital stock as to which such Innovium warrant was exercisable immediately prior to the effective time in accordance with the terms of the applicable Innovium warrant, less applicable tax withholding and other authorized deductions. If an Innovium warrant is exercised prior to the effective time, the shares issued in respect of the warrant will be treated as provided in the merger agreement for the applicable class or series of shares.

Any warrants that are unvested as of immediately prior to the effective time will be cancelled without consideration.

Definitions

As used in this consent solicitation/prospectus:

“closing common exchange ratio” means the closing common per share merger consideration divided by the Marvell VWAP.

“closing common merger consideration” means $1.1 billion minus the transaction expense adjustment, if any, and minus (i) the closing Series E merger consideration and (ii) the closing Series F merger consideration.

“closing common per share merger consideration” means the closing common merger consideration divided by the number of shares of Innovium common stock outstanding as of immediately prior to the effective time on a fully diluted basis (other than upon the conversion of Innovium Series E preferred stock and Innovium Series F preferred stock) as determined pursuant to the merger agreement.

“closing Series E exchange ratio” means the closing Series E per share merger consideration divided by the Marvell VWAP.

“closing Series E merger consideration” means approximately $61,999,946 million, which is the closing Series E per share merger consideration multiplied by the number of shares of Innovium Series E preferred stock outstanding immediately prior to the effective time of the merger.

“closing Series E per share merger consideration” means $8.4871 (as adjusted in accordance with the terms of the certificate of incorporation of Innovium for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Innovium Series E preferred stock).

“closing Series F exchange ratio” means the closing Series F per share merger consideration divided by the Marvell VWAP.

“closing Series F merger consideration” means approximately $143,643,240 million, which is the closing Series F per share merger consideration multiplied by the number of shares of Innovium Series F preferred stock outstanding immediately prior to the effective time of the merger.

“closing Series F per share merger consideration” means $10.1330 (as adjusted in accordance with the terms of the certificate of incorporation of Innovium for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Innovium Series F preferred stock).

“continuing employees” means employees of Innovium employed by Marvell or any of its affiliates immediately after the effective time.

“Marvell VWAP” means the volume weighted average price of a share of Marvell common stock for the 10-trading-day period up to and including the trading day immediately preceding the date of the merger agreement, as reported by Bloomberg, which is $57.7409.

“transaction expense adjustment” means an amount equal to the greater of (x) $0 and (y) the amount of Innovium transaction expenses, as determined pursuant to the merger agreement, minus $16 million.

Adjustment to Merger Consideration

In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Innovium capital stock or Marvell common stock occurring after the date of the merger agreement and before the effective time, the calculations provided for in the merger agreement shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by the merger agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

Exchange Procedures

Prior to the effective time, Marvell will designate the transfer agent for the Marvell common stock, or another person selected by Marvell and reasonably acceptable to Innovium, to act as the exchange agent in connection with the merger (the “exchange agent”). After the Innovium stockholder approval is obtained, a letter of transmittal, the form of which is attached to this consent solicitation/prospectus as Annex C will be delivered to Innovium stockholders, warrant holders (subject to certain exceptions) and holders of Innovium equity awards who are receiving consideration but whose awards are not being assumed by Marvell. Upon receipt by the exchange agent of a validly executed letter of transmittal duly completed in accordance with the instructions provided by the exchange agent and any other documents reasonably required by the exchange agent, after the transaction is completed, (a) the holder of such Innovium capital stock, vested Innovium warrant or Innovium equity awards shall be entitled to receive, and Marvell shall cause the exchange agent to pay to such holder, in exchange therefor, the merger consideration issuable in respect of such Innovium capital stock or vested warrant, and (b) such Innovium capital stock, Innovium warrant or Innovium equity award will be cancelled.

At the effective time, the stock transfer books of Innovium will be closed and thereafter there will be no further registration of transfers of Innovium capital stock or Innovium warrants. Until surrendered, each certificate, each Innovium warrant and each equity grant document will be deemed at any time after the effective time to represent only the right to receive the applicable portion of the aggregate merger consideration payable in respect thereof, any cash amount payable in respect of fractional shares of Marvell common stock and any dividends or other distributions on shares of Marvell common stock payable in accordance with the applicable provisions of the merger agreement.

At any time following the date that is one year after the effective time, Marvell shall be entitled to require the exchange agent to deliver to it any consideration (including any interest or other income received with respect thereto) that had been made available to the exchange agent and that have not been disbursed to Innovium securityholders due to such securityholder not returning a letter of transmittal, and thereafter such holders shall be entitled to look to Marvell only as general creditors thereof with respect to any portion of the merger consideration, without interest; subject to an obligation to use commercially reasonable efforts to contact applicable Innovium securityholders. To the fullest extent permitted by applicable Law, none of the exchange agent, Marvell or the surviving corporation in the merger shall be liable to any Innovium securityholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

No dividends or other distributions with respect to Marvell common stock with a record date after the effective time will be paid to any holder of Innovium capital stock, equity awards or warrants that has not yet returned a letter of transmittal with respect to the Marvell common stock issuable pursuant to the merger agreement, and all such dividends and other distributions will be paid by Marvell to the exchange agent until the delivery of the letter of transmittal. Subject to applicable law, following delivery of a letter of transmittal, there will be paid to the holder thereof, without interest, the amount of dividends or other distributions with a record date after the effective time paid with respect to such shares of Marvell common stock to which such holder is entitled pursuant to the merger agreement.

No interest will be paid or will accrue on any portion of the aggregate merger consideration (including any amounts that any holder has the right to receive in respect of dividends or other distributions on shares of Marvell common stock payable in accordance with the applicable provisions of the merger agreement).

No Fractional Shares

Marvell will not issue fractional shares of Marvell common stock in the transaction. Each converting holder who would otherwise have been entitled to receive a fraction of a share of Marvell common stock (after aggregating all shares of Marvell common stock, including fractional shares, that would be issued to such converting holder) will receive one share of Marvell common stock if the aggregate amount of fractional shares of Marvell common stock the applicable holder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Marvell if the aggregate amount of fractional shares of Marvell common stock such holder would otherwise be entitled to is less than 0.50.

Withholding Rights

Each of Marvell, Innovium, the surviving corporation and the exchange agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement any amounts as are required to be deducted or withheld with respect to such payment under the Code or any other applicable tax law. To the extent that amounts are so deducted or withheld, such amounts will be treated as having been paid to the person in respect of which such deduction or withholding was made and paid over to the proper governmental entity.

Dissenting Shares

Any share of Innovium capital stock, as of the effective time, held by a holder who is entitled to demand and has properly demanded appraisal for such shares under Section 262 of the DGCL (a “dissenting share”) will not be converted into or represent a right to receive the consideration set forth in the applicable provisions of the merger agreement, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the effective time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such dissenting shares will be treated as if they had been converted as of the effective time into the right to receive the portion of the merger consideration, if any, to which such holder is entitled pursuant to the merger agreement, without interest. For information about the procedure for exercising appraisal rights, see the section entitled “Appraisal Rights.”

Representations and Warranties

The merger agreement contains representations and warranties by Innovium, Marvell and Merger Sub that are subject to certain exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect).

The merger agreement contains representations and warranties by Innovium relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;

•	corporate power and authority;

•	governmental consents and absence of certain conflicts;

•	capitalization and equity interests

•	financial statements, absence of undisclosed liabilities and transaction expenses

•	absence of certain changes;

•	compliance with laws and permits;

•	absence of certain legal proceedings and governmental orders;

•	employees and employee benefit plans and labor matters;

•	title to, sufficiency and condition of assets;

•	intellectual property and real property matters;

•	tax matters;

•	environmental matters;

•	material contracts;

•	affiliate interests and transactions;

•	insurance coverage;

•	privacy and security;

•	customers, warranties, suppliers;

•	accounts receivable and accounts payable;

•	inventories;

•	compliance matters;

•	absence of undisclosed finders’ or brokers’ fees; and

•	accuracy and completeness of information supplied for inclusion in disclosure documents to be filed with the SEC in connection with the transaction.

The merger agreement includes a more limited set of representations and warranties by Marvell and Merger Sub relating to, among other things, the following:

•	due organization, valid existence, good standing and qualification to do business;

•	corporate power and authority;

•	governmental consents and absence of certain conflicts;

•	capitalization and status of Marvell shares issuable as part of the merger consideration;

•	SEC reporting and financial statements;

•	absence of undisclosed liabilities;

•	internal controls and procedures;

•	accuracy and completeness of information supplied for inclusion in disclosure documents to be filed with the SEC in connection with the transaction;

•	absence of certain legal proceedings and governmental orders;

•	absence of certain impediments in connection with the tax treatment of the merger; and

•	absence of undisclosed finders’ or brokers fees.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to, or have a material adverse effect on, the applicable party).

For purposes of the merger agreement, a “material adverse effect” means, with respect to any person, including Innovium or Marvell, any event, change, circumstance, occurrence, effect or result that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or (ii) materially impairs the ability of such person to consummate, or prevents or materially delays, the merger or would reasonably be expected to do so. However, with respect to clause (i), a material adverse effect shall not include any event, change, circumstance, occurrence, effect or result to the extent resulting from:

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the execution and delivery of the merger agreement (except in the case of a representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the merger);

•	changes generally affecting the industry of such person or its subsidiaries, or the economy or the financial or securities markets, in the United States;

•	the outbreak of war or acts of terrorism or the continuation or worsening of COVID-19, including public health measures resulting from COVID-19;

•	changes in law or GAAP (or other applicable accounting standards) first announced or proposed after the date of the merger agreement;

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any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of material adverse effect);

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any action or failure to take action which action or failure to act is expressly required by, or expressly prohibited to be taken by, the merger agreement or any ancillary agreement to the merger agreement;

•	in the case of Innovium or its subsidiaries, any action or failure to take action which action or failure to act is taken at the written request of Marvell;

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in the case of Marvell, a change, in and of itself, in the price or trading volume of the Marvell common stock on Nasdaq or in the credit rating of Marvell or any of its subsidiaries (provided that the underlying cause of such change may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of material adverse effect); or,

•	certain customer matters;

provided that, with respect to the second, third and fourth bullets above, the impact of such event, change, circumstances, occurrence, effect or result is not disproportionately adverse to such person and its subsidiaries, taken as a whole, as compared to other similarly situated companies.

Covenants and Agreements

Conduct of Business of Innovium Prior to Completion of the Transaction

Innovium has agreed that, between the date of the merger agreement and the effective time, except as set forth in the Innovium disclosure schedule, as required or expressly permitted by the merger agreement, as required by applicable law or as consented to in writing by Marvell (which consent will not be unreasonably withheld, conditioned or delayed, except in certain specified cases), Innovium (a) will, and will cause each Innovium subsidiary to, use its commercially reasonable efforts to (i) preserve substantially intact the business organization and assets of Innovium and its subsidiaries; (ii) preserve in all material respects the current relationships of Innovium and its subsidiaries with customers, suppliers and other persons with which Innovium or any of its subsidiaries has significant business relations; (iii) keep and maintain in all material respects the assets and properties of Innovium and its subsidiaries in good repair and normal operating condition, wear and tear excepted, (iv) place orders with suppliers for die bank that is reasonable based on supply available and allocations of that supply to Innovium, and (v) continue to enter into commercial transactions consistent with the ordinary course of business; and (b) will not, and will cause each Innovium subsidiary not to:

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

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issue, sell, pledge, dispose of or otherwise subject to any encumbrance (i) any shares of capital stock of Innovium or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in Innovium or any of its subsidiaries (except for the issuance of shares of Innovium common stock in accordance with the terms of Innovium’s equity plan) or (ii) any properties or material assets of Innovium or any of its subsidiaries, other than sales or transfers of inventory in the ordinary course of business;

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declare, set aside, make or pay any noncash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest, other than such distributions by a direct or indirect wholly owned subsidiary of Innovium to Innovium;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest or make any other change with respect to its capital structure, other than repurchases of such equity or ownership interests pursuant to an employee benefit plan in connection with an employee’s termination of service to Innovium or any of its subsidiaries;

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acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

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except for the merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Innovium or any of its subsidiaries, or otherwise alter Innovium’s or a subsidiary’s corporate structure;

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incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business; provided, that in no event shall Innovium or any of its subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

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amend or consent to the termination of any material contract, or waive or modify any of Innovium’s or any of its subsidiaries’ material rights thereunder, or enter into any contract that if in effect on the date hereof would be a material contract for purposes of the merger agreement, in each case, other than in the ordinary course of business;

•

authorize, or make any commitment with respect to, any capital expenditure not contemplated by the capital expenditure budget included in the Innovium disclosure schedule that is individually in excess of $250,000 or, in the aggregate, in excess of $500,000 for Innovium and its subsidiaries taken as a whole;

•	enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $200,000 per year in any single case;

•

except as provided in the Innovium disclosure schedule, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, promote any employees, or grant any severance or termination payment to, or change the vesting terms of any compensation of, or pay, loan or advance any amount to, any director, officer or employee of Innovium or any of its subsidiaries, or establish, adopt, enter into or amend any employee benefit plan;

•	hire any employees for positions other than those listed in the Innovium disclosure schedule or other positions that become open in the ordinary course of business;

•

adopt any “return-to-work” policies that permit employees to work remotely or work from a different location than their assigned office on a permanent basis or beyond a date that is reasonable under public health measures relating to COVID-19;

•	enter into any contract with any related party of Innovium or any of its subsidiaries;

•	adopt or make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

•	take or fail to take certain actions relating to taxes and tax returns;

•

pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against on the Innovium balance sheet or subsequently incurred in the ordinary course of business;

•	cancel, compromise, waive or release any material right or claim other than in the ordinary course of business;

•	permit the lapse of any existing policy of insurance relating to the business or assets of Innovium and its subsidiaries;

•

sell, transfer, covenant not to sue, lease, sublease, outbound license, outbound sublicense or otherwise dispose of or terminate or abandon, in each case, any intellectual property of Innovium, except for grants of nonexclusive licenses in the ordinary course of business on standard terms;

•	permit the lapse of any right relating to intellectual property or any other intangible asset used in the business of Innovium or any of its subsidiaries;

•

accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business;

•

sell or agree to sell Innovium products, whether or not currently in inventory, outside of the ordinary course of business, including with respect to timing, pricing, discounting practices, warranties offered, bundling, sales volume and service levels;

•

enter into any contract or otherwise agree to pay any discretionary bonus, success fee, change-of-control payment or other similar fee as a result of or in connection with the execution of the merger agreement or the transactions except as specified in the Innovium disclosure schedule;

•	commence or settle any legal proceedings other than against Marvell to enforce Innovium’s rights hereunder; or

•	announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Conduct of Business of Marvell Prior to Completion of the Transaction

Marvell has agreed that, between the date of the merger agreement and the effective time, except as set forth in the Marvell disclosure letter, as required or expressly permitted by the merger agreement, as required by applicable law or as consented to in writing by Innovium, Marvell will not, and will cause each Marvell subsidiary not to:

•

amend or otherwise change Marvell’s certificate of incorporation or bylaws if such amendment or change is material and disproportionately adverse to the Innovium securityholders as compared to other stockholders of Marvell;

•

declare, set aside, make or pay any cash or noncash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest, other than in the ordinary course of business or such distributions by a direct or indirect wholly owned subsidiary of Marvell to Marvell; or

•	announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

No Solicitation by Innovium

Innovium has agreed that between the date of the merger agreement and the earlier of the closing and the termination of the merger agreement, Innovium will not, and will take all action necessary to ensure that none of its subsidiaries or any of their respective affiliates and representatives shall, directly or indirectly (a) solicit, initiate, consider, knowingly encourage or accept any proposal or offer that constitutes an acquisition proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, or otherwise knowingly cooperate in any way, knowingly assist or participate in, knowingly facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal. Innovium has agreed to immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted prior to the date of the merger agreement with respect to any of the foregoing. Innovium shall notify Marvell promptly, but in any event within 48 hours, orally and in writing if any such acquisition proposal, or, to the knowledge of Innovium, any inquiry or other contact with any person with respect thereto, is made. Innovium has agreed that it will not, and will cause its subsidiaries not to, release any person from, or waive any provision of, any confidentiality or standstill agreement to which Innovium or any of its subsidiaries is a party, without the prior written consent of Marvell. For purposes of the merger agreement, “acquisition proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the merger): (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of Innovium or any of its subsidiaries or assets of Innovium or any of its subsidiaries (other than inventory to be sold in the ordinary course of business), (ii) any merger, consolidation or other business combination relating to Innovium or any of its subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to Innovium or any of its subsidiaries.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Subject to the terms and conditions of the merger agreement, each of Marvell and Innovium has agreed it will, and will cause its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable, including under applicable law, to complete the transaction, including the merger, as soon as practicable after the date of the merger agreement, including:

•

obtaining from governmental authorities and other persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by the merger agreement and the ancillary agreements to the merger agreement;

•	promptly make all necessary filings, and thereafter making any other required submissions, with respect to the merger agreement required under antitrust laws or any other applicable law; and

•

having vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by the merger agreement and the ancillary agreements.

Notwithstanding anything in the merger agreement to the contrary, Marvell shall not be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Marvell, Innovium or any of their respective affiliates or (ii) limit Marvell’s freedom of action with respect to, or its ability to consolidate, operate or control, Innovium and its subsidiaries or any of their assets or businesses or any of Marvell’s or its affiliates’ other assets or businesses.

The parties have agreed, as promptly as possible after the date of the merger agreement, if required by any applicable law, each of Marvell and Innovium have agreed to: (i) file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice a pre-merger notification in accordance with the HSR Act with respect to the merger; and (ii) file an antitrust notification in any other jurisdiction if required by any applicable law. Each of Marvell and Innovium agreed to furnish promptly to the any requesting governmental authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust notification in connection with such filings.

Innovium has agreed to use commercially reasonable efforts to give required notices and obtain required consents and Marvell agreed to cooperate with and assist Innovium in giving such notices and obtaining such consents.

Innovium has agreed to use commercially reasonable efforts to cooperate with Marvell to obtain the R&W Insurance Policy.

Change of Recommendation; No Stockholder Meeting

Innovium has agreed to include the recommendation of the Innovium board of directors in favor of the merger agreement in this consent solicitation/prospectus, subject to the fiduciary duties of Innovium’s board of directors under applicable law; provided that, notwithstanding anything to the contrary in the merger agreement, prior to obtaining the stockholder consent, (i) nothing in the merger agreement shall prohibit Innovium or Innovium’s board of directors from (A) disclosing to the Innovium stockholders a position contemplated by Rule 14d-9 under the Exchange Act or (B) making any disclosure to the Innovium stockholders and (ii) Innovium’s board of directors shall be permitted to change or withdraw the recommendation of the Innovium board of directors in favor of the merger agreement but, in the case of clause (i) or (ii), solely to the extent any such disclosure, change or withdrawal is required for Innovium’s board of directors to carry out its fiduciary duties under applicable law; provided that in no event shall any such disclosure, change or withdrawal (I) affect the validity and enforceability of the merger agreement or the support agreements, including the obligation of each stockholder that is a party to a support agreement to deliver the written consent contemplated by such agreement or (II) cause any state corporate takeover statute or other similar statute to be applicable to the merger or the other transactions contemplated hereby.

No later than one business day after the registration statement of which this consent solicitation/prospectus forms a part shall have been declared effective under the Securities Act, Innovium shall distribute the approval by written consent in the form attached to this consent solicitation/prospectus as Annex D (the “stockholder consent”) to at least the number of stockholders sufficient for the Innovium stockholder approval in lieu of a meeting pursuant to Section 228 of the DGCL (and in any event to all signatories of a support agreement), for purposes of adopting and approving the merger agreement and the merger and the transactions, and Innovium shall use its reasonable best efforts to cause stockholders sufficient for the Innovium stockholder approval to execute and deliver to Innovium the stockholder consent no later than one business day after the registration statement of which this consent solicitation/prospectus is a part.

Reasonably promptly following receipt of the Innovium stockholder approval, Innovium will deliver a copy of this consent solicitation/prospectus, along with the stockholder consent and letter of transmittal and instructions regarding their completion and submission.

Director and Officer Indemnification and Insurance

The merger agreement provides that the surviving corporation of the merger will, to the fullest extent permitted or required under the certificate of incorporation and bylaws of Innovium, the DGCL and indemnification agreements of Innovium, indemnify and hold harmless the present and former directors and officers of Innovium and its subsidiaries in respect of claims based on the fact that such individual is or was a director or officer of Innovium or any of its subsidiaries and arising out of or pertaining to any action or omission occurring at or prior to the effective time, and maintain consistent indemnification provisions in its certificate of incorporation and bylaws. Prior to closing, Innovium has agreed to purchase a fully prepaid “tail” policy under Innovium’s existing directors’ and officers’ liability insurance policy which has an effective term of at least six years from the closing and Marvell has agreed to cause the surviving corporation and its subsidiaries to maintain such insurance policy until the sixth anniversary of the closing date.

Employee Matters

The merger agreement provides that, to the extent permitted by applicable law, continuing employees shall be entitled to benefits which are available or subsequently become available to Marvell’s employees, and on a basis which is substantially comparable with Marvell’s similarly situated employees. Marvell has agreed to use commercially reasonable efforts to give full credit for eligibility and/or vesting purposes and benefit accrual for vacations for each continuing employee’s period of service at Innovium before the effective time, subject to applicable law and the terms and conditions of Marvell’s benefit plans. Marvell has agreed to provide for awards of Marvell restricted stock units to continuing employees.

Innovium has agreed, upon request of Marvell, to terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the effective time occurs. If the Innovium 401(k) plan is terminated, then as soon as reasonably practicable following the 401(k) termination date, Marvell will permit all continuing employees who were eligible to participate in the Innovium 401(k) plan immediately prior to the 401(k) termination date to participate in Marvell’s 401(k) plan.

At least three business days prior to the closing, Innovium has agreed to seek waivers from “disqualified individuals” (as defined in Section 280G of the Code and the regulations thereunder), and approval by the Innovium stockholders in accordance with Section 280G of the Code and the regulations thereunder (the “280G stockholder vote”), in respect of any payments that could be deemed to constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “parachute payment”).

Tax Matters

The merger agreement provides that the parties will use best efforts to cause the merger to constitute a transaction that qualifies as a “reorganization” under Section 368(a) of the Code and not take any action (or fail to take any action) required under the merger agreement that could reasonably be expected to prevent or impede the merger from so qualifying. Further, the parties agree to file all U.S. federal, state and local tax returns consistently with the intended tax treatment of the merger as a “reorganization” under Section 368(a) of the Code.

Certain Additional Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among others, covenants relating to access to information and notices of certain events, public announcements relating to the merger agreement and the transaction, preparation and filing of the registration statement of which this consent solicitation/prospectus forms a part, the listing of the shares of Marvell common stock to be issued in the merger, preparation and delivery of certain documents, including a spreadsheet reflecting the payments pursuant to the merger agreement, actions with respect to Innovium equity and Innovium warrants, agreements relating to a cyber insurance policy and the R&W insurance policy and systems and cybersecurity planning.

Conditions to Completion of the Transaction

The respective obligations of each party to effect the merger will be subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Marvell and Merger Sub and Innovium, as the case may be, to the extent permitted by applicable law:

•

approval of the Innovium merger proposal by Innovium stockholders and there not being more than 5% of the outstanding shares of capital stock of Innovium that are dissenting shares or have the continuing right to dissent;

•	the absence of any law enjoining, restraining, conditioning, making illegal or otherwise prohibiting the consummation of the merger;

•	the expiration or termination of any waiting period applicable to the merger under the HSR Act;

•

the effectiveness of the registration statement of which this consent solicitation/prospectus forms a part and the absence of any stop order suspending that effectiveness or any proceedings for that purpose initiated by the SEC; and

•	the approval for listing on Nasdaq of the shares of Marvell common stock issuable to Innovium stockholders in connection with the merger, subject to official notice of issuance.

The obligations of Innovium to effect the merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Innovium to the extent permitted by applicable law:

•

the accuracy of the representations and warranties made in the merger agreement by Marvell and Merger Sub as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;

•	performance in all material respects by each of Marvell and Merger Sub of the obligations, covenants and agreements required to be performed by it at or prior to the effective time; and

•

the absence since the date of the merger agreement of any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have an ongoing material adverse effect on Marvell.

The obligations of Marvell and Merger Sub to effect the merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Marvell to the extent permitted by applicable law:

•

the accuracy of the representations and warranties made in the merger agreement by Innovium as of the date of the merger agreement and as of the closing date, subject to certain materiality thresholds;

•	performance in all material respects by Innovium of the obligations, covenants and agreements required to be performed by it at or prior to the effective time;

•	the delivery of certain third-party notices and the receipt of specified third party consents and certificates;

•

the absence of pending litigation that is reasonably likely to require divestiture of assets, prohibit or impose limitations on Marvell’s ownership or operation of its or Innovium’s business or impose limitations on Marvell’s ability to control the business, operations or assets in any material respect;

•	the delivery of certain ancillary agreements, certificates, insurance tail policies and corporate documentation;

•	resignation of directors of Innovium and its subsidiaries;

•	no more than 5% of the outstanding shares of capital stock of Innovium shall be dissenting shares, as defined in the merger agreement, or have the continuing right to dissent;

•	specified percentages of employees of Innovium shall not have left the employment of Innovium;

•

the absence since the date of the merger agreement of any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have an ongoing material adverse effect on Innovium; and

•	receipt by Marvell of audited financial statements of Innovium for its fiscal year ended January 31, 2021.

Indemnification

Marvell is obtaining a representation and warranty insurance policy in connection with the merger (the “R&W insurance policy”).

The representations and warranties contained in the merger agreement, any ancillary agreement and any schedule, certificate or other document delivered pursuant to the merger agreement or any ancillary agreement or in connection with the transactions contemplated by the merger agreement or any ancillary agreement will terminate upon the closing, except in the case of fraud as defined in the merger agreement, except that certain fundamental representations and warranties relating to organization and existence, authority, capitalization, equity interests and broker’s fees and finder’s fees shall survive until the third anniversary of the closing date (or, solely for purposes of claims under the R&W insurance policy, such longer period as specified in the R&W insurance policy).

The respective covenants and agreements contained in the merger agreement that by their terms are to be performed or complied with at or prior to the closing expire at the closing. Each other covenant and agreement of any party hereto will survive until fully performed in accordance with its terms; provided, however, that the indemnification obligations with respect to such covenants will survive until the one-year anniversary of the closing date.

Following the closing, the Innovium securityholders (including holders of Innovium capital stock, equity awards and warrants), severally and not jointly, shall pro rata in accordance with their respective pro rata portion of the merger consideration received (as defined in the merger agreement), save, defend, indemnify and hold harmless Marvell, Merger Sub, the surviving corporation in the merger and their affiliates, and the respective representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of foregoing for, any and all losses, damages, liabilities, deficiencies, taxes, interest, awards, judgments, penalties, costs and expenses (including reasonable out-of-pocket attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing, including claims asserted against an indemnified party (other than by an indemnifying party) (“losses”), to the extent incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

•	any breach of any fundamental representation of Innovium;

•	any breach, prior to closing, of any covenant or agreement by Innovium contained in the merger agreement;

•

any transaction expenses charged to Marvell, Merger Sub, the surviving corporation in the merger, Innovium or any of their affiliates that were not reflected in the closing statement prepared by Innovium at closing; and

•

any amounts paid to the holders of dissenting shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of dissenting shares.

Following the closing, Marvell shall save, defend, indemnify and hold harmless the Innovium securityholders and their affiliates and the respective representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all losses to the extent asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

•	any breach of any fundamental representation of Marvell; and

•	any breach of any covenant or agreement by Marvell or Merger Sub contained in the merger agreement or any ancillary agreement.

An indemnifying party will not be liable for claims for breach of a fundamental representation or warranty, other than the applicable representation and warranty relating to capitalization, unless and until the aggregate amount of such indemnified losses that may be recovered equals or exceeds the retention amount under the R&W insurance policy. An indemnifying party will not be liable for claims for breach of the capitalization representation and warranty, breach of covenants, or, in the case of the Innovium securityholders, Innovium transaction expenses not reflected in the Innovium closing statement and claims relating to dissenting shares, unless the aggregate amount of losses that may be recovered equals or exceeds a threshold that depends on the amount by which the Innovium transaction expenses are less than $16 million, but will be at least $2.5 million in the case of losses based on claims for breach of covenants, transaction expenses not reflected on the Innovium closing statement or dissenting shares.

With respect to the Innovium securityholders, the aggregate total amount of all losses that may be recovered from an Innovium securityholder under the indemnification provisions of the merger agreement will not exceed an amount equal to the portion of the merger consideration actually received by such Innovium securityholder prior to taxes payable by or on behalf of such Innovium securityholder; provided that limitation will not apply to losses arising out of or relating to fraud with respect to the person or persons that committed such fraud.

With respect to Marvell, the aggregate total amount of all losses that may be recovered from Marvell for any claims for breach of representations and warranties arising out of or relating to representations and warranties other than fundamental representations and warranties of Marvell will not exceed an amount equal to the policy limit under the R&W insurance policy, and for any other claims pursuant to the indemnification provisions of the merger agreement, will not exceed an amount equal to the merger consideration; provided that limitation shall not apply to losses arising out of or relating to fraud with respect to the person or persons that committed such fraud.

Following the closing, except for (i) specific performance or injunctive relief pursuant to the merger agreement and (ii) fraud (but subject to the limitations set forth the merger agreement), the indemnification provisions of the merger agreement shall be the sole and exclusive remedy of the indemnified parties (whether at law or in equity) with respect to any breach of any representation, warranty, covenant or agreement set forth in the merger agreement.

Stockholder Representative

Shareholder Representative Services LLC is serving as the stockholder representative under the merger agreement, and in such capacity will represent the interests of the Innovium securityholders following the closing with respect to certain matters under the merger agreement, including, but not limited to, acting on behalf of the Innovium securityholders in any proceeding involving the merger agreement and acting for the Innovium securityholders with regard to certain matters pertaining to indemnification as provided in the merger agreement. Pursuant to the merger agreement, at the closing, $500,000 (the “Stockholder Representative Expense Fund”), which is treated as an Innovium transaction expense, will be deposited with the stockholder representative, and the stockholder representative can use the Stockholder Representative Expense Fund for any fees and expenses it incurs in performing its duties or exercising its rights under the merger agreement. Once the stockholder representative has completed its duties under the merger agreement, any remaining portion of the Stockholder Representative Expense Fund will be returned to Marvell.

Termination of the Merger Agreement

The merger agreement may be terminated and the transaction may be abandoned at any time before the effective time as follows:

•	by mutual written consent of Marvell and Innovium;

•	by Marvell if Innovium fails to deliver the Innovium stockholder approval by the deadline specified in the merger agreement;

•

by either Marvell or Innovium, as applicable, if such party is not then in material breach of its obligations under the merger agreement and the other party breaches or fails to perform in any respect its representations, warranties or covenants contained in the merger agreement and such breach or failure to perform would give rise to a failure of a closing condition, cannot be or has not been cured within 30 days following notice of such breach and has not been waived by such party;

•

by either Marvell or Innovium, if the effective time has not occurred on or before the termination date of May 2, 2022 (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party if the failure of such party to perform its obligations under the merger agreement shall have been the cause of or shall have resulted in the failure of the merger to be consummated by such date); provided that if as of the outside date, all of the conditions precedent to closing other than the expiration or termination of any waiting period applicable to the merger under the HSR Act is satisfied as of the termination date, then the termination date will automatically be extended three months;

•

by either Marvell or Innovium, if a governmental authority shall have issued an order, decree, or ruling or taken other action prohibiting the transactions contemplated by the merger agreement and that order, decree, ruling or other action shall have become final and non-appealable, provided that the party requesting termination shall have used commercially reasonable efforts to have such order, decree, ruling or other action vacated; or

•

by Marvell, if, prior to the receipt of the Innovium stockholder approval, Innovium has breached its non-solicitation obligations or its obligations in respect of the Innovium board recommendation or the Innovium stockholder approval.

In the event of the valid termination of the merger agreement, the merger agreement will become null and void and there will be no liability on the part of Marvell, Merger Sub or Innovium, except that certain specified provisions will survive termination. However, no party will be relieved from liability for fraud or breach of the merger agreement prior to such termination.

Expenses

To the extent that Innovium’s transaction expenses, as defined in the merger agreement, exceed $16 million, then the merger consideration will be adjusted downward pursuant to the transaction expense adjustment. Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transaction will be paid by the party incurring such costs and expenses.

Amendments and Waivers

Subject to applicable law and except as otherwise provided in the merger agreement, the merger agreement may be amended, modified and supplemented by written agreement of the parties at any time before or after receipt of the Innovium stockholder approval. However, after the Innovium stockholder approval has been obtained, there may not be any amendment that by applicable law requires further approval by Innovium stockholders without such further approval of such stockholders.

At any time prior to the effective time, either Innovium, on the one hand, or Marvell and Merger Sub, on the other hand, may, to the extent permitted by applicable law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or any document delivered pursuant hereto or (b)  subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained herein.

No Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies, except with respect to certain provisions related to the indemnification of Innovium directors and officers and the indemnification provisions of the merger agreement.

Enforcement; Remedies

Each party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware.

Governing Law

The merger agreement is governed by Delaware law, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

SUPPORT AGREEMENT

The following section summarizes material provisions of the support agreement, which is included in this consent solicitation/prospectus as Annex E, incorporated by reference herein in its entirety, and qualifies the following summary in its entirety. The rights and obligations of Marvell and the support stockholders are governed by the support agreement and not by this summary or any other information contained in or incorporated by reference into this consent solicitation/prospectus. Marvell and Innovium stockholders are urged to read the support agreement carefully and in its entirety, as well as this consent solicitation/prospectus and the information incorporated by reference into this consent solicitation/prospectus.

Concurrently with the execution of the merger agreement, Marvell and the support stockholders entered into the support agreement. Pursuant to the support agreement, each of the support stockholders has agreed, promptly (and in any event within one business day) after the registration statement of which this consent solicitation/prospectus forms a part is declared effective under the Securities Act by the SEC, to execute and deliver a written consent approving the adoption of the merger agreement and related matters with respect to all of its shares of Innovium capital stock entitled to act by written consent with respect thereto.

Each support stockholder has also agreed that it will vote or cause to be voted (including by written consent) all of its shares of Innovium capital stock against (a) any acquisition proposal, (b) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between Innovium and any other person (other than the merger), (c) any other action that is intended to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement or the support agreement, (d) any change in the present capitalization or dividend policy of Innovium or any amendment or other change to Innovium’s certificate of incorporation or bylaws, except if approved by Marvell, (e) any other material change in Innovium’s corporate structure, and (f) any proposal that would automatically convert the Innovium preferred stock into shares of Innovium common stock pursuant to Innovium’s certificate of incorporation. Under the support agreement, each support stockholder will be required to deliver its written consent even if the Innovium board changes or withdraws the Innovium board recommendation. Any action of any support stockholder in contravention of the foregoing will be null and void. Each support stockholder has granted a proxy to Marvell to vote such stockholder’s covered shares in accordance with the key provisions of the support agreement.

The support agreement contains customary provisions restricting the support stockholders from transferring their shares of Innovium capital stock during the pendency of the transaction, subject to limited exceptions. In addition, pursuant to the support agreement, each support stockholder agreed to waive any appraisal rights, including under Section 262 of the DGCL, and any rights of first refusal, redemption rights and rights of notice relating to the transaction.

The support agreement will terminate and will have no further force or effect with respect to a support stockholder upon the earliest to occur of (i) the effective time and (ii) the termination of the merger agreement.

As of the date of the support agreement, the support stockholders collectively owned, of record or beneficially, a majority of the outstanding shares of Innovium capital stock and Innovium preferred stock. As of the date of the merger agreement, the support stockholders collectively owned approximately 65.09% of the outstanding shares of Innovium capital stock and approximately 71.98% of the outstanding shares of Innovium preferred stock. Accordingly, the execution and delivery of written consents by all of the support stockholders will constitute the Innovium stockholder approval and, therefore, we expect to receive a number of written consents sufficient to satisfy each such approval.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) that exchange their shares of Innovium common stock for shares of Marvell common stock. The following summary is based upon the provisions of the Code, its legislative history, existing and proposed U.S. Treasury Regulations promulgated thereunder and rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. holders who hold Innovium common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion is based upon the assumption that the merger will be completed in accordance with the merger agreement and as described in this consent solicitation statement/prospectus. Holders of Innovium common stock that are not U.S. holders, and holders of Innovium capital stock other than Innovium common stock, should consult their own tax advisors as to the tax consequences of the merger. Moreover, this discussion does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income or consequences that may arise under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)) that may be relevant to U.S. holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Innovium common stock that are subject to special rules, including, but not limited to:

•	financial institutions;

•

partnerships or other pass-through entities (or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) or investors in such partnerships or pass-through entities;

•	mutual funds;

•	S corporations or investors in such S corporations;

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that immediately before the merger actually or constructively owned at least five percent of Innovium common stock (by vote or value);

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	persons that hold Innovium common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that are liable for the alternative minimum tax;

•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•	holders who acquired their shares of Innovium common stock through the exercise of an employee stock option, in connection with a restricted stock unit or otherwise as compensation;

•	holders who hold their shares as “qualified small business stock” within the meaning of Section 1202(c) of the Code; and

•	persons that have a functional currency other than the U.S. dollar.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Innovium common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Innovium common stock which is, or is treated for U.S. federal income tax purposes as, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The following discussion is a summary of material U.S. federal income tax consequences of the merger under current law and is for general information only. All stockholders should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of U.S. federal, state, local or foreign income or other tax laws.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this consent solicitation statement/prospectus is a part, Goodwin Procter LLP has delivered an opinion to Innovium, to the effect that the merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, as a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders who receive consideration in exchange for their shares of Innovium capital stock pursuant to the merger agreement generally will be as described below. Each of the foregoing opinions of counsel will be or is based on, among other things, certain facts, representations and covenants, each made by officers of Marvell and Innovium, and assumptions, all of which must be consistent with the state of facts existing at the time of the merger. If any of these facts, representations, covenants and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Marvell or Innovium from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. If the IRS successfully challenges the reorganization status of the merger, U.S. holders will be treated as if they sold their Innovium common stock in a fully taxable transaction.

Tax Consequences if the Merger Qualifies as a “Reorganization”

Assuming that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of the merger are as follows:

•

except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will generally not recognize any gain or loss on the receipt of Marvell common stock in exchange for Innovium common stock;

•

the aggregate tax basis of the Marvell common stock received by a U.S. holder in the merger (including any fractional shares of Marvell common stock deemed received and exchanged for cash) will be the same as such U.S. holder’s aggregate tax basis in the Innovium common stock exchanged for the Marvell common stock;

•

the holding period of Marvell common stock received by a U.S. holder in exchange for such U.S. holder’s shares of Innovium common stock (including any fractional shares of Marvell common stock deemed received and exchanged for cash) will include the holding period of such U.S. holder’s Innovium common stock exchanged for the Marvell common stock; and

•

a U.S. holder who receives cash in lieu of a fractional share of Marvell common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged that fractional share with Marvell for cash in a redemption transaction. A U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s basis allocated to such fractional share. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in such Marvell common stock, as determined in accordance with the rules discussed above, exceeds one year at the closing of the merger. Long-term capital gain of individuals and other non-corporate U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

If a U.S. holder acquired different blocks of Innovium common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of Innovium common stock.

Tax Consequences if the Merger Fails to Qualify as a “Reorganization”

If, contrary to the discussion above, the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of Marvell common stock received and any cash in lieu of fractional shares of Marvell common stock by such U.S. holder in the merger and (2) such U.S. holder’s tax basis in the U.S. holder’s Innovium common stock surrendered.

Gain or loss would be calculated separately for each block of Innovium common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Innovium common stock exceeds one year at the closing of the merger. Long-term capital gain of individuals and other non-corporate U.S. holders currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in shares of Marvell common stock received in the merger would begin on the day following the closing of the merger.

Tax Consequences to U.S. Holders Owning and Disposing of Shares of Marvell Common Stock Received in the Merger

Distributions on Marvell Common Stock

For U.S. federal income tax purposes, distributions of cash by Marvell to a U.S. holder with respect to shares of Marvell common stock received in the merger will generally be included in a U.S. holder’s income as ordinary dividend income to the extent of Marvell’s current and accumulated “earnings and profits” as determined under U.S. federal income tax principles. A portion of the cash distributed to Marvell shareholders by Marvell after the merger may exceed Marvell’s current and accumulated earnings and profits. Distributions of cash in excess of Marvell’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder’s adjusted tax basis in such U.S. holder’s shares of Marvell common stock and, to the extent the distribution exceeds such U.S. holder’s adjusted tax basis, as capital gain from the sale or exchange of such shares of Marvell common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Marvell Common Stock

Upon the sale, exchange, certain redemptions or other taxable dispositions of Marvell common stock received in the merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of Marvell common stock and (ii) the U.S. holder’s adjusted tax basis in such shares of Marvell common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the shares of Marvell common stock disposed of is more than twelve months at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the merger and in connection with distributions made with respect to, or dispositions of, Marvell common stock received in the merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the merger or on distributions made with respect to, or on payments made pursuant to dispositions of, Marvell common stock received in the merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGER, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. ALL STOCKHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

INTERESTS OF INNOVIUM’S DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION

Certain of Innovium’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Innovium’s stockholders generally. These interests include, among other things, the interests listed below:

•

Certain of Innovium’s directors and officers may serve as officers, employees or consultants of Marvell following the transaction. As such, in the future they may receive any cash or equity-based compensation that the Marvell board determines to pay to such individuals.

•

Rajiv Khemani, a director and Chief Executive Officer of Innovium, is a stockholder, Innovium RSU holder and optionholder of Innovium and will receive proceeds in such capacity as a result of the merger pursuant to and in accordance with the terms of the merger agreement. Mr. Khemani will enter into a consulting arrangement with Marvell (or one of its subsidiaries) and in connection therewith is expected to receive an equity grant from Marvell with a value equal to $3,000,000, and will receive a consulting fee of $121,250, in connection with the merger.

•

Puneet Agarwal, a director and Chief Technology Officer of Innovium, is a stockholder, Innovium RSU holder and optionholder of Innovium and will receive proceeds in such capacity as a result of the merger pursuant to and in accordance with the terms of the merger agreement. Mr. Agarwal will receive an offer of employment with Marvell (or one of its subsidiaries) and in connection therewith is expected to receive equity awards from Marvell with a total value of up to $11,000,000 (a portion of which is contingent on achieving certain milestones), and will receive certain other benefits including an annual salary of $330,000, an annual cash incentive target of 40% of annual base salary (the actual amount earned can range between 0% and 200% of that amount) and customary employee benefits, in connection with the merger.

•

Certain of Innovium’s employees, including Innovium’s officers, hold Innovium options and/or Innovium RSUs that may be or become fully-vested at the closing and each such vested Innovium option or RSU will be converted at the closing into the applicable number of shares of Marvell common stock based on the closing common exchange ratio.

•

Certain of Innovium’s employees, including Innovium’s officers, hold Innovium options and/or Innovium RSUs that will vest after the closing (including, and in some cases, options or RSUs that will immediately partially vest upon their termination of employment after the closing), each such Innovium option or RSU will be converted into a Marvell option or RSU convertible to the applicable number of shares of Marvell common stock based on the closing common exchange ratio.

•

Certain of Innovium’s directors are affiliates of investment funds that may have differing interests by virtue of their relationship to Innovium, which relationships may include the following: (i) the investment funds may hold Innovium Preferred Stock, (ii) the investment funds may be party to management rights agreements with Innovium and (iii) the investment funds may have investments in businesses that compete with Marvell or Innovium.

•

Lip-Bu Tan, a director of Innovium, is an affiliate of (i) Celesta Capital I, L.P., Celesta Capital II, L.P., Celesta Capital III, L.P. and A&E Investment LLC and their affiliates, stockholders of Innovium, which will receive proceeds in their capacity as stockholders as a result of the merger pursuant to and in accordance with the terms of the merger agreement, and (ii) Cadence Design Systems, Inc., which will receive certain contractually-required accelerated payments from Innovium as a result of the merger.

•

Dipender Saluja, a director of Innovium, is an affiliate of Capricorn-Libra Investment Group, LP and Technology Impact Growth Fund, LP and their affiliates, stockholders of Innovium, which will receive proceeds in their capacity as stockholders as a result of the merger pursuant to and in accordance with the terms of the merger agreement.

•

Mark Stevens, a director of Innovium, is an affiliate of S-Cubed Capital, LLC and its affiliates, stockholders of Innovium, which will receive proceeds in their capacity as stockholders as a result of the merger pursuant to and in accordance with the terms of the merger agreement.

•

Asheem Chandna, a director of Innovium, is an affiliate of Greylock XIV Limited Partnership, Greylock XIV Principals LLC and Greylock XIV-A Limited Partnership and their affiliates, stockholders of Innovium, which will receive proceeds in their capacity as stockholders as a result of the merger pursuant to and in accordance with the terms of the merger agreement.

•

Tatiana Evtushenkova, a director of Innovium, is an affiliate of Redline Capital Management SA and its affiliates, stockholders of Innovium, which will receive proceeds in their capacity as stockholders as a result of the merger pursuant to and in accordance with the terms of the merger agreement.

•

T.K. Kurien, a director of Innovium, is a stockholder of Innovium and will receive proceeds in such capacity as a result of the merger pursuant to and in accordance with the terms of the merger agreement, and is an affiliate of PI Opportunities Fund-II and its affiliates, (i) stockholders of Innovium, which will receive proceeds in their capacity as stockholders as a result of the merger pursuant to and in accordance with the terms of the merger agreement, and (ii) stockholders of Marvell (holding less than 0.001%).

•

In connection with the execution of the merger agreement, certain significant stockholders of Innovium, including investment funds affiliated with certain directors, entered into Support Agreements pursuant to which they agreed to vote their Innovium shares in favor of the approval of the merger agreement and the principal terms thereof and against alternative acquisition proposals as more fully described in the section entitled “Support Agreement” beginning on page 79 of this consent solicitation/prospectus.

The Innovium board was aware of and carefully considered these interests, among other matters, in evaluating the terms and structure, and in overseeing the negotiation of and the approval of, the merger agreement, and in recommending that Innovium stockholders deliver written consents adopting the merger agreement.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Both Marvell and Innovium are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each company are currently governed by the DGCL. As holders of Marvell common stock or Innovium capital stock, your rights with respect thereto are governed by the DGCL, as well as Marvell’s or Innovium’s constituent documents, as applicable.

Upon completion of the transaction, the former holders of Innovium capital stock will own shares of Marvell common stock, and holders of Marvell common stock will continue to own shares of Marvell common stock, subject to the same rights as prior to the transaction, except that their shares of Marvell common stock will represent an interest in Marvell that also reflects the ownership and operation of the Innovium business.

The following description summarizes certain material differences between the rights of the stockholders of Marvell and Innovium based on the DGCL and each of Marvell and Innovium’s governing documents. However, the following description is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. This summary is qualified in its entirety by reference to the DGCL and Marvell’s and Innovium’s constituent documents, which you are urged to read carefully. Marvell has filed with the SEC its constituent documents and Marvell and Innovium will send copies of their respective constituent documents to you, without charge, upon your request. For additional information, see the section entitled “Where You Can Find More Information.” References below to the Marvell charter are to the amended and restated certificate of incorporation of Marvell filed with the SEC on April 20, 2021. References to the Marvell bylaws are to the amended and restated bylaws of Marvell filed with the SEC on April 20, 2021.

	Marvell	Innovium
Authorized Share Capital

Marvell’s authorized share capital consists of 1,258,000,000 shares, of which 1,250,000,000 shall be common stock, par value $0.002 per share, and 8,000,000 shall be preferred stock, par value $0.002 per share.

The Marvell board is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any series of preferred stock, and the number of shares constituting any such series and the designation thereof, or of any of them.

Innovium’s authorized share capital consists of 230,469,263 shares, of which 140,011,287 shall be common stock, par value $0.00001, and 90,457,976 shall be preferred stock, par value $0.00001 per share, of which 18,067,225 shares are designated as “Series A Preferred Stock,” 18,458,679 shares are designated as “Series B Preferred Stock,” 18,073,942 shares are designated as “Series C Preferred Stock,” 11,610,896 shares are designated as “Series D Preferred Stock,” 2,766,250 shares are designated as “Series D2 Preferred Stock,” 7,305,198 shares are designated as “Series E Preferred Stock” and 14,175,786 shares are designated as “Series F Preferred Stock.”

Dividends and Other Distributions

Under the DGCL, the directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon shares of its capital stock:

(1) out of its surplus, as defined in the DGCL, or

Under the DGCL, the directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon shares of its capital stock:

(1) out of its surplus, as defined in the DGCL, or

Marvell	Innovium

(2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If the capital of the corporation, computed in accordance with the DGCL, will have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Nothing in the relevant subsection of the DGCL shall invalidate or otherwise affect a note, debenture or other obligation of Marvell paid by it as a dividend on shares of its stock, or any payment made thereon, if at the time such note, debenture or obligation was delivered by Marvell, Marvell had either surplus or net profits as provided in (1) or (2) above from which the dividend could lawfully have been paid.

The Marvell charter provides that, subject to the rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock shall be entitled to receive dividends to the extent permitted by the DGCL when, as and if declared by the Marvell board.

(2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If the capital of the corporation, computed in accordance with the DGCL, will have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation may not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets has been repaired.

Nothing in the relevant subsection of the DGCL invalidates or otherwise affects a note, debenture or other obligation of Innovium paid by it as a dividend on shares of its stock, or any payment made thereon, if at the time such note, debenture or obligation was delivered by Innovium, Innovium had either surplus or net profits as provided in (1) or (2) above from which the dividend could lawfully have been paid.

The Innovium certificate provides that, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the common stock are entitled to receive, when, as and if declared by the Innovium board, out of any assets of Innovium legally available therefor, any dividends as may be declared from time to time by the Innovium board.

The holders of shares of Innovium preferred stock are entitled to receive dividends, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in common stock or

	Marvell	Innovium

other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on the common stock, at the applicable dividend rate (as defined below), payable when, as and if declared by a majority of the Innovium board. Such dividends are not cumulative. The holders of any series of outstanding Innovium preferred stock can waive any dividend preference that such holders are entitled to receive upon the affirmative vote or written consent of the holders of a majority of the shares of Innovium preferred stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). Dividend rate means $0.0666 per annum for each share of Innovium Series A preferred stock, $0.1337 per annum for each share of Innovium Series B preferred stock, $0.2624 per annum for each share of Innovium Series C preferred stock, $0.5305 per annum for each share of Innovium Series D preferred stock, $0.5784 per annum for each share of Innovium Series D2 preferred stock, $0.6790 per annum for each share of Innovium Series E preferred stock, and $0.8106 per annum for each share of Innovium Series F preferred stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

After payment of such dividends, any additional dividends or distributions will be distributed among all holders of Innovium common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of Innovium preferred stock were converted to Innovium common stock at the then effective conversion rate (as defined below).

Conversion of Capital Stock	Marvell common stock is not convertible into any other class or series of capital stock of Marvell.	The Innovium certificate provides for both conversion rights and mandatory conversion provisions as applied to the Innovium preferred stock.

Marvell	Innovium
Marvell does not currently have any outstanding class of capital stock that is convertible into another class or series of capital stock of Marvell.

Each share of Innovium preferred stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of Innovium or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Innovium common stock as is determined by dividing the applicable Original Issue Price (as defined in the Innovium certificate) for such series by the applicable Conversion Price (as defined in the Innovium certificate) for such series, determined as provided in the Innovium certificate, in effect on the date the certificate is surrendered for conversion. The initial such conversion price per share for each series of Innovium preferred stock shall be the Original Issue Price applicable to such series; provided, however, that the conversion price for the Innovium preferred stock shall be subject to certain anti-dilution adjustments as set forth in the Innovium certificate.

Furthermore, each share of Innovium preferred stock shall automatically be converted into shares of Innovium common stock at the above-described conversion rate at the time in effect for such series of preferred stock immediately upon the earlier of (i) the closing of Innovium’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act, the public offering price of which was not less than $15.00 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and $50,000,000 in the aggregate or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then-outstanding shares of Innovium preferred stock (voting together as a single class and not as separate series, and on an as-converted basis).

	Marvell	Innovium
Convening of Special General Meetings

The Marvell charter provides that a special meeting of the stockholders: (1) may be called at any time by the Marvell board and (2) shall be called by the chair of the Marvell board or the secretary of Marvell upon the written request or requests of one or more persons that (a) own (as defined in the Marvell bylaws) shares representing at least 10% of the voting power of the stock outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting at the time a request is delivered; and (b) comply with such procedures for calling a special meeting of stockholders as may be set forth in the Marvell bylaws.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.

The Innovium bylaws provide that a special meeting of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Innovium board or the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix.

Shareholder Action by Written Consent	The Marvell charter provides that any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote by consent in accordance with Section 228 of the DGCL of all the stockholders that at the date of the resolution would be entitled to attend the meeting and vote on the resolution; provided that the provision shall not apply to any action to remove any director.	The Innovium bylaws provide that any action required to be taken at any annual or special meeting of stockholders of Innovium, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Innovium by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of Innovium having custody of the book in which proceedings of meetings of stockholders are recorded.

	Marvell	Innovium
Notice of Shareholder Proposals and Nomination of Director Candidates by Shareholders

Nominations of persons for election to the Marvell board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the corporation’s notice of meeting; (ii) by or at the direction of the Marvell board; (iii) by any stockholder of record at the time the notice is delivered to the secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Marvell bylaws or (iv) by any Eligible Stockholder (as defined in the Marvell bylaws) whose notice is included in Marvell’s proxy materials for the applicable annual meeting.

For nominations or other business to be properly brought before an annual general meeting by a shareholder pursuant to clause (iii) above, a stockholder’s notice must be delivered to the secretary at Marvell’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by Marvell.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided in the Innovium bylaws or required from time to time by the DGCL or the Innovium certificate.

Proxy Access and Director Designation Rights	Under the Marvell bylaws, a Marvell stockholder, or group of up to 20 Marvell stockholders, owning 3% or more of outstanding shares of Marvell common stock continuously for at least three years may nominate and include in Marvell’s	No proxy access provision is provided by the Innovium certificate or bylaws. However, the Innovium certificate provides that, as long as any shares of Innovium Series F preferred stock are outstanding, the holders of such shares of

	Marvell	Innovium
	proxy materials directors constituting up to the greater of two directors or 20% of the Marvell board.	Series F preferred stock, voting as a separate class, shall be entitled to elect one director of Innovium at any election of directors, subject to certain qualifications. As long as any shares of Innovium Series C preferred stock are outstanding, the holders of such shares of Series C preferred stock, voting as a separate class, shall be entitled to elect one director of Innovium at any election of directors. As long as any shares of Innovium Series B preferred stock are outstanding, the holders of such shares of Series B preferred stock, voting as a separate class, shall be entitled to elect one director of Innovium at any election of directors. As long as any shares of Innovium Series A preferred stock are outstanding, the holders of such shares of Series A preferred stock, voting as a separate class, shall be entitled to elect two directors of Innovium at any election of directors. The holders of outstanding Innovium common stock, voting as a separate class, shall be entitled to elect two directors of Innovium at any election of directors. The holders of Innovium preferred stock and common stock (voting together as a single class, and on an as-converted basis) shall be entitled to elect any remaining directors of Innovium.

Number of Directors	The Marvell board shall consist of not fewer than two nor more than 15 directors as the Marvell board may from time to time determine.	The number of directors who shall constitute the whole Innovium board shall be such number as the Innovium board shall from time to time have designated.

Election of Directors	The Marvell bylaws provide that at any meeting of stockholders at which directors are to be elected, each nominee for election as a director in an uncontested election shall be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In all director elections other than uncontested elections, the nominees for election as a director shall be elected by a plurality of the votes cast.	The Innovium bylaws provide that all elections of directors shall be determined by a plurality of the votes cast. This provision is subject to the director designation rights described above.

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Each director shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified. Directors need not be stockholders unless so required by the Marvell charter or the Marvell bylaws.

Removal of Directors	Any director, or the entire Marvell board, may be removed, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon; provided, however, that whenever the holders of any class or series are entitled to elect one or more directors by the Marvell charter, with respect to the removal without cause of a director or directors so elected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply.	Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

Vacancies on the Board of Directors	Newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Marvell board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director, and any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified.	Notwithstanding the provisions of Section 223(a)(l) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the Innovium certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Innovium board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders.

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Duties of Directors and Director Liability

Under Delaware law, directors are charged with a fiduciary duty of care (to act in an informed and deliberate manner) to protect the interests of the company and a fiduciary duty of loyalty (in good faith, not out of self- interest) to act in a manner the director reasonably believes to be in the best interests of the company and its stockholders. Such duties are generally owed to the company, but may be owed directly to stockholders in certain circumstances. Stockholders may have standing to pursue direct claims for breach of fiduciary duty in these circumstances.

The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. However, the law does not permit any limitation of liability of a director for:

(1) breaching the duty of loyalty to the corporation or its stockholders;

(2) facts or omissions not in good faith or that involve intentional misconduct or knowing violations of the law;

(3) any transaction from which the director derived an improper personal benefit; or

(4) paying a dividend or approving a stock repurchase that was illegal under Delaware law.

Under the Marvell charter, liability of Marvell’s directors for monetary damages is eliminated to the fullest extent permitted under the DGCL.

Under Delaware law, directors are charged with a fiduciary duty of care (to act in an informed and deliberate manner) to protect the interests of the company and a fiduciary duty of loyalty (in good faith, not out of self- interest) to act in a manner the director reasonably believes to be in the best interests of the company and its stockholders. Such duties are generally owed to the company, but may be owed directly to stockholders in certain circumstances. Stockholders may have standing to pursue direct claims for breach of fiduciary duty in these circumstances.

The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. However, the law does not permit any limitation of liability of a director for:

(1) breaching the duty of loyalty to the corporation or its stockholders;

(2) facts or omissions not in good faith or that involve intentional misconduct or knowing violations of the law;

(3) any transaction from which the director derived an improper personal benefit; or

(4) paying a dividend or approving a stock repurchase that was illegal under Delaware law.

Under the Innovium certificate, a director of Innovium shall not be personally liable to Innovium or its stockholders for monetary damages for breach of fiduciary duty as a director, with the exceptions under Delaware law as described above. If the DGCL is amended after approval by the stockholders of the above-described director exculpation provisions to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Innovium shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

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Interested Directors	Under Section 144 of the DGCL, no contract or transaction between the corporation and one or more directors or officers, or between the corporation and any other entity in which the corporation’s directors or officers are directors or officers or have a financial interest shall be void or voidable solely for this reason if (1) the material facts as to such interested director’s relationship or interests are disclosed or known to the board and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum, (2) such material facts are disclosed or known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by the stockholders, or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.	Under Section 144 of the DGCL, no contract or transaction between the corporation and one or more directors or officers, or between the corporation and any other entity in which the corporation’s directors or officers are directors or officers or have a financial interest shall be void or voidable solely for this reason if (1) the material facts as to such interested director’s relationship or interests are disclosed or known to the board and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum, (2) such material facts are disclosed or known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by the stockholders, or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

Voting Rights, Proxies and Quorum Requirements

Each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such stockholder that has voting power upon the subject matter in question.

Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

At any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled

Except as otherwise required by law, all matters other than the election of directors shall be determined by a majority of the votes cast affirmatively or negatively.

The holder of each share of Innovium common stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Innovium bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

The holder of each share of Innovium preferred stock shall have the right to one vote for each share of Innovium common stock into which such preferred stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Innovium common stock, and shall be entitled, notwithstanding any provision of the Innovium certificate, to notice of any stockholders’ meeting in accordance with the Innovium bylaws, and except as

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to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.

At each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter, unless otherwise required by the DGCL or the Marvell charter.

provided by law or in the provisions of the Innovium certificate regarding the election of directors by the separate class vote of the holders of Innovium common stock, shall be entitled to vote, together with holders of Innovium common stock, with respect to any question upon which holders of Innovium common stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Innovium preferred stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

So long as at least 21,180,000 shares of Innovium preferred stock originally issued remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, and the like), Innovium shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Innovium preferred stock (voting together as a single class and not as separate series, and on an as-converted basis), take any of the actions below, and any such act or

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transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) consummate a Liquidation Event (as defined in the Innovium certificate);

(ii) adversely alter or change the rights, preferences or privileges of the Innovium preferred stock, including but not limited to, by amending the Innovium certificate or bylaws;

(iii) increase or decrease (other than by conversion) the total number of authorized shares of Innovium common stock or preferred stock or designated shares of any series of Innovium preferred stock;

(iv) authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Innovium preferred stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Innovium preferred stock designated in the Innovium certificate (including any security convertible into or exercisable for such shares of preferred stock);

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Innovium preferred stock or common stock; provided, however, that this restriction shall not apply to the repurchase of shares of Innovium common stock from employees, officers, directors, consultants or other persons performing services for Innovium or any subsidiary pursuant to agreements under which Innovium has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(vi) increase or decrease (a) the authorized number of directors of Innovium or (b) the number of votes to which a director is entitled;

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(vii) pay or declare any dividend on any shares of Innovium capital stock other than dividends payable on the Innovium common stock solely in the form of additional shares of Innovium common stock;

(viii) create or terminate any subsidiary or other entity affiliated with Innovium other than a wholly owned such affiliate, or effect a material change in relations between or among Innovium and/or any of such Affiliates of Innovium (other than wholly owned such affiliates);

(ix) incur any capital expenditure in excess of $2,000,000 that is not already included in a budget approved by the Innovium board;

(x) grant a worldwide, exclusive license of Innovium’s intellectual property;

(xi) incur indebtedness for borrowed money in excess of $2,000,000, that is not already included in a budget approved by the Innovium board; or

(xii) any acquisition by Innovium of another entity unless approved by the Innovium board.

Furthermore, so long as certain numbers of shares of certain series of Innovium preferred stock originally issued remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, and the like), Innovium shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of such series of Innovium preferred stock (voting as a separate class), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

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(i) adversely alter or change the rights, preferences or privileges of such series in a manner disproportionate to the other series of Innovium preferred stock, including but not limited to, by amending the Innovium certificate or bylaws;

(ii) increase or decrease (other than by conversion) the total number of authorized shares of such series; or

(iii) any amendment, alteration, or repeal of the provisions of the Innovium certificate described in this sentence.

Indemnification of Officers, Directors and Employees	The Marvell bylaws provide that, Marvell shall indemnify, to the fullest extent authorized by the DGCL, each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of Marvell or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of Marvell or while a director or officer of Marvell is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by them in any such capacity, against all expense, liability and loss actually and reasonably incurred by such indemnitee.	The Innovium bylaws provide that each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Innovium or is or was serving at the request of Innovium as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless Innovium to the fullest extent permitted by Delaware law, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits Innovium to provide broader indemnification rights than such law permitted Innovium to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, with certain exceptions with respect to proceedings to enforce rights to indemnification, Innovium shall

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indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Innovium board.

Memorandum of Association / Charter Amendments / Certificate of Incorporation Amendments

Under Section 242 of the DGCL, a proposed amendment to the Marvell charter must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.

The Marvell charter expressly reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Marvell charter, in the manner prescribed by the laws of the State of Delaware.

Under Section 242 of the DGCL, a proposed amendment to the Innovium certificate must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class.

Amendments to the Innovium certificates are further subject to the protective rights conferred to various series of the Innovium preferred stock, as described above.

Amendment of Bylaws	The Marvell charter expressly authorizes the Marvell board to adopt, amend or repeal the Marvell bylaws. Except as otherwise provided in the Marvell charter (including the terms of any preferred stock designation that require an additional vote) or the Marvell bylaws, and in addition to any requirements of law, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Marvell bylaws.	The Innovium bylaws provide that the Innovium bylaws may be amended or repealed by the Innovium board at any meeting or by the stockholders at any meeting.

Business Combination

Marvell has not opted out of Section 203 of the DGCL.

Section 203 of the DGCL generally prohibits a publicly traded company from entering into a business combination (including a merger, sale of assets or transfer of stock) with an “interested stockholder” for a period of three years after the person becomes an interested stockholder, unless, among other exceptions, before the time the person

Innovium has not opted out of Section 203 of the DGCL.

Section 203 of the DGCL generally prohibits a publicly traded company from entering into a business combination (including a merger, sale of assets or transfer of stock) with an “interested stockholder” for a period of three years after the person becomes an interested stockholder, unless, among other exceptions, before the time the person

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	became an interested stockholder, the board of directors of the corporation approved either the relevant business combination or the transaction that resulted in such stockholder becoming an interested stockholder. An “interested stockholder” is defined as either (i) the owner of 15% or more of the outstanding voting stock or (ii) an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately before the date that such person became an interested stockholder.	became an interested stockholder, the board of directors of the corporation approved either the relevant business combination or the transaction that resulted in such stockholder becoming an interested stockholder. An “interested stockholder” is defined as either (i) the owner of 15% or more of the outstanding voting stock or (ii) an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately before the date that such person became an interested stockholder.

Approval of Certain Transactions	Under Delaware law, there is no statutory restriction on a Delaware corporation’s ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the certificate of incorporation provides otherwise. The Marvell charter does not provide otherwise.	Under Delaware law, there is no statutory restriction on a Delaware corporation’s ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the certificate of incorporation provides otherwise. The Innovium certificate does not provide otherwise. In addition, such a transaction may constitute a Liquidation Event under the Innovium certificate, which is subject to the approval of holders of Innovium preferred stock, as described above.

Inspection of Books and Records; Shareholder Lists

Under the DGCL, any stockholder may inspect Marvell’s books and records for a proper purpose.

The Marvell bylaws provide that Marvell shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the

Under the DGCL, any stockholder may inspect Innovium’s books and records for a proper purpose.

The Innovium bylaws provide that the officer who has charge of the stock ledger of Innovium shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list

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meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting at least 10 days prior to the meeting: (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting; or (2) during ordinary business hours at the principal place of business of Marvell.

The list remains open to examination to any stockholder during the time of the meeting as provided by the DGCL.

shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Appraisal Rights	Under the DGCL, with certain exceptions, Marvell stockholders will have appraisal rights in connection with a merger or consolidation of Marvell. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of such stockholders’ shares as determined by the Delaware Court of Chancery.	Under the DGCL, with certain exceptions, Innovium stockholders will have appraisal rights in connection with a merger or consolidation of Innovium. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of such stockholders’ shares as determined by the Delaware Court of Chancery.

Shareholder’s and Derivative Suits	Under the DGCL, any of Marvell’s stockholders may bring an action in Marvell’s name to procure a judgment in Marvell’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Marvell Shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and the stockholder remains a holder of Marvell Shares through the course of the derivative litigation.	Under the DGCL, any of Innovium’s stockholders may bring an action in Innovium’s name to procure a judgment in Innovium’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares of Innovium capital stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and the stockholder remains a holder of shares of Innovium capital stock through the course of the derivative litigation.

Preemptive Rights; Stock Designations	Under the DGCL, no security holders of a corporation shall have preemptive rights unless, and except to the extent that, such rights are provided in the corporation’s certificate of incorporation.	Under the DGCL, no security holders of a corporation shall have preemptive rights unless, and except to the extent that, such rights are provided in the corporation’s certificate of incorporation.

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Common Stock: The Marvell charter is silent with respect to preemptive rights for holders of Marvell common stock.

Preferred Stock: The Marvell charter authorizes the Marvell board to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any series of preferred stock, the number of shares constituting any such series and the designation of any such shares or series of preferred stock.

The Innovium certificate is silent with respect to preemptive rights for holders of Innovium common stock or preferred stock.

Required Purchase and Sale of Shares

Section 253 of the DGCL governs short form mergers. Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s shareholders and without the approval of the subsidiary’s board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction.

When completing a short form merger under Delaware law, where all of the shares of the subsidiary corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such stockholder’s right to seek appraisal.

Section 253 of the DGCL governs short form mergers. Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s shareholders and without the approval of the subsidiary’s board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction.

When completing a short form merger under Delaware law, where all of the shares of the subsidiary corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such stockholder’s right to seek appraisal.

Exclusive Forum	The Marvell charter provides that unless Marvell, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate	The Innovium certificate provides that unless Innovium consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive

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claims (including claims in the right of Marvell that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States. The exclusive forum provision does not apply to actions arising under the Exchange Act. Since Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, a state court may permit a defendant to pursue an action arising under the Securities Act in state court. While the Delaware Supreme Court has recently upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to the exclusive forum provision in the Marvell charter, a court of a state other than the State of Delaware could decide that such provisions are not enforceable under the laws of that state.	forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Innovium, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Innovium to Innovium or Innovium’s stockholders, (iii) any action asserting a claim against Innovium, its directors, officers or employees arising pursuant to any provision of the DGCL or the Innovium certificate or bylaws or (iv) any action asserting a claim against Innovium, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

APPRAISAL RIGHTS

Under Delaware law, if an Innovium stockholder of record does not wish to accept the consideration provided for in the merger agreement and the merger is completed, such Innovium stockholder has the right to seek appraisal of his, her or its shares of Innovium capital stock and to receive payment in cash for the fair value of his, her or its shares of Innovium capital stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Innovium capital stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of Innovium capital stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the consideration that an Innovium stockholder of record is otherwise entitled to receive for the same number of shares of Innovium capital stock under the terms of the merger agreement. Innovium stockholders of record who elect to exercise appraisal rights must not vote in favor of or consent in writing to the adoption of the merger agreement and must comply with the other provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. An Innovium stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent in favor of the merger agreement proposal, or deliver a signed consent without indicating a decision on the merger agreement proposal. Any signed written consent returned without indicating a decision on the merger agreement proposal will be counted as approving the merger agreement proposal.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that an Innovium stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex F to this consent solicitation statement/prospectus and incorporated by reference herein. Annex F should be reviewed carefully by any Innovium stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the statute will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Innovium stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “Innovium stockholders” or “you” are to the record holders of shares of Innovium capital stock immediately prior to the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of Innovium capital stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that, where a merger agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the merger is approved and no later than 10 days after the effective time of the merger. Only those Innovium stockholders who did not submit a written consent approving the adoption of the merger agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Innovium, if sent prior to the merger, or the surviving corporation, if given after the merger. If given at or after the merger, the notice must also specify the time of the merger; otherwise, a supplementary notice will provide this information.

Following Innovium’s receipt of written consents sufficient to adopt the merger agreement, Innovium will send all non-consenting Innovium stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents. An Innovium stockholder electing to exercise his, her or its appraisal rights will need to take action at that time in response to such notice, but this description is being provided to all Innovium stockholders now so that you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

How to Preserve, Exercise and Perfect Your Appraisal Rights

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent approving the merger agreement proposal, or deliver a signed written consent without indicating a decision on the merger agreement proposal. Consents that are executed and delivered without indicating a decision on the merger agreement proposal will be counted as approving the merger agreement proposal, which will also eliminate any appraisal rights. As described below, you must also continue to hold your shares through the completion of the merger.

If you elect to demand appraisal of your shares of Innovium capital stock, you must deliver to Innovium or the surviving corporation, as applicable, at the specific address, which will be included in the notice of appraisal rights, a written demand for appraisal of your shares of Innovium capital stock within 20 days after the date of the giving of such notice. A demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Do not submit a demand before the date of the notice of appraisal rights, because under Delaware case law, a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

An Innovium stockholder wishing to exercise appraisal rights must hold of record the shares of Innovium capital stock on the date the written demand for appraisal is made and must continue to hold of record the shares of Innovium capital stock through the effective time. Appraisal rights will be lost if your shares of Innovium capital stock are transferred prior to the merger. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of Innovium capital stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the mergers are completed, you (assuming that you hold your shares through the merger) will be entitled to receive payment for your shares of Innovium capital stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Innovium capital stock.

In order to satisfy Section 262 of the DGCL, a demand for appraisal in respect of shares of Innovium capital stock must reasonably inform Innovium or the surviving corporation, as applicable, of the identity of the Innovium stockholder of record and his, her or its intent to seek appraisal rights. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Innovium capital stock, fully and correctly, as the stockholder’s name appears on the Innovium stock certificate(s), should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Innovium capital stock in connection with the mergers. The demand cannot be made by the beneficial owner of shares of Innovium capital stock if such beneficial owner does not also hold of record the shares of Innovium capital stock. The beneficial owner of shares of Innovium capital stock must, in such cases, have the holder of record of such shares of Innovium capital stock submit the required demand in respect of such shares.

If shares of Innovium capital stock are held of record by a person other than the beneficial owner, including a fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by such record holder. If the shares of Innovium capital stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for an Innovium stockholder; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder, who holds shares of Innovium capital stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Innovium capital stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Innovium capital stock as to which appraisal is sought. Where no number of shares of Innovium capital stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Innovium capital stock held in the name of the record holder.

Actions After Completion of the Merger

At any time within 60 days after the effective time, any Innovium stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the consideration for his, her or its shares of Innovium capital stock provided for in the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Innovium stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or the same as, the consideration for his, her or its shares of Innovium capital stock provided for in the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any Innovium stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Innovium capital stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by an Innovium stockholder, service of a copy of such petition will be made upon the surviving corporation. Marvell has no present intent to cause Innovium to file such a petition and has no obligation to cause such a petition to be filed, and Innovium stockholders should not assume that the surviving corporation will file a petition. Accordingly, the failure of an Innovium stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any Innovium stockholder who has properly filed a written demand for appraisal and who did not submit a written consent adopting the merger agreement, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Innovium capital stock for which a written consent adopting the merger agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Innovium capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by an Innovium stockholder and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Innovium stockholders who have demanded an appraisal of their shares of Innovium capital stock and with whom agreements as to the value of their shares of Innovium capital stock have not been reached. After notice to Innovium stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require Innovium stockholders who have demanded payment for their shares of Innovium capital stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the Innovium stockholders entitled to appraisal of their shares of Innovium capital stock, the Delaware Court of Chancery will appraise the shares of Innovium capital stock, determining their fair value as of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Innovium stock certificates representing their shares of Innovium capital stock. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the merger and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and Innovium stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration provided for in the merger agreement. Moreover, neither Innovium nor Marvell anticipates offering more than the consideration to any stockholder exercising appraisal rights, and Innovium and Marvell reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Innovium capital stock is less than the consideration provided for in the merger agreement in respect of such share.

In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the Innovium stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each Innovium stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses; although, upon the application of an Innovium stockholder, the Delaware Court of Chancery could order all or a portion of the expenses incurred by any Innovium stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Innovium capital stock entitled to appraisal. Any Innovium stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the merger, be entitled to deliver written consent for shares of Innovium capital stock subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares of Innovium capital stock, other than with respect to payments as of a record date prior to the merger. However, if no petition for appraisal is filed within 120 days after the completion of the merger, or if an Innovium stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that Innovium stockholder to appraisal will cease and that Innovium stockholder will only be entitled to receive the consideration for his, her or its shares of Innovium capital stock pursuant to the merger agreement.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, Innovium stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

EXPERTS

The financial statements, incorporated in this prospectus by reference from Marvell Technology Group Ltd.’s Annual Report on Form 10-K for the year ended January 30, 2021, and the effectiveness of Marvell Technology Group Ltd.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical consolidated financial statements of Inphi Corporation included in Marvell Technology Group Ltd.’s Current Report on Form 8-K dated April 5, 2021, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of shares of Marvell common stock to be issued in the transaction will be passed upon for Marvell by Gibson, Dunn & Crutcher LLP, San Francisco, California.

Certain federal income tax consequences of the mergers will be passed upon for Innovium by Goodwin Procter LLP, San Francisco, California.

WHERE YOU CAN FIND MORE INFORMATION

Marvell files annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document Marvell files with the SEC:

•

in the public reference room maintained by the SEC in Washington, D.C. (100 F Street, N.E., Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330; or

•	on the SEC website located at www.sec.gov.

This consent solicitation/prospectus is part of a registration statement filed on Form S-4 (the “Registration Statement”) with the SEC under the Securities Act. This consent solicitation/prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information concerning us and the securities, you should read the entire Registration Statement and the additional information described under “Documents Incorporated by Reference” below. The Registration Statement has been filed electronically and may be obtained in any manner listed above. Any statements contained in this consent solicitation/prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about Marvell is also available on Marvell’s website at www.marvell.com, under the “Company—Investor Relations—Financials—SEC Filings” caption. This URL and the SEC’s URL above are intended to be inactive textual references only. Information on Marvell’s website or the website of the SEC is not a part of this consent solicitation/prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow Marvell to incorporate by reference information into this prospectus. This means that Marvell can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date Marvell files that document. Any reports filed by Marvell with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

Marvell incorporates by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules):

•

the Annual Report on Form 10-K of MTGL for the fiscal year ended January 30, 2021 as filed with the SEC on March 16, 2021 (including information specifically incorporated by reference from Marvell’s definitive proxy statement on Schedule 14A);

•	Marvell’s Quarterly Reports on Form 10-Q for the period ended May 1, 2021, as filed with the SEC on June 9, 2021 and for the period ended July 31, 2021, as filed with the SEC on August 27, 2021;

•	the Current Reports on Form 8-K filed by MTGL with the SEC on March 5, 2021, March 24, 2021, April 5, 2021, April 5, 2021, April 12, 2021, April 16, 2021, April 19, 2021 and April 20, 2021; and

•

Marvell’s Current Reports on Form 8-K filed with the SEC on April  21, 2021, May 3, 2021, May 4, 2021, June 3, 2021, July  20, 2021, August  3, 2021 (except for the portions thereof furnished pursuant to Item 2.02 of Form 8-K), August 27, 2021, September 14, 2021 and the Form 8-K12B filed with the SEC on April 20, 2021.

Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document filed prior to the date of this Registration Statement and incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

You may electronically access these documents through Marvell’s website, www.marvell.com, under the “Company—Investor Relations—Financials—SEC Filings” caption. Marvell is not incorporating the contents of the website into this prospectus. You may also request a copy of these filings, at no cost, by writing to or telephoning Marvell at the following address:

Investor Relations

Marvell Technology, Inc.

c/o Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-0777

ir@marvell.com

To ensure timely delivery of the documents, you must make your request no later than                 , 2021. Please note that government guidance related to the COVID-19 pandemic has resulted in the temporary closure of Marvell’s and Innovium’s offices. Therefore it is suggested that you request any information or documents via email.

You should rely only on the information contained or incorporated by reference in this consent solicitation/prospectus. Neither Marvell nor Innovium has authorized anyone to give any information or make any representation about the transaction, Marvell or Innovium that is different from, or in addition to, that contained in this consent solicitation/prospectus or in any of the materials that Marvell has incorporated by reference into this consent solicitation/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this consent solicitation/prospectus speaks only as of the date of this consent solicitation/prospectus unless the information specifically indicates that another date applies. Neither Innovium’s delivery of this consent solicitation/prospectus to Innovium stockholders, nor the issuance by Marvell of Marvell common stock pursuant to the transaction, will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

MARVELL TECHNOLOGY, INC.,

IBIZA ACQUISITION SUB, INC.,

INNOVIUM, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of August 2, 2021

A-i

(Continued)

A-ii

(Continued)

Exhibit A	Form of Support Agreement
Exhibit B	Form of Restrictive Covenant Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Stockholder Consent

Schedule I	Persons Delivering Support Agreements
Schedule II(a)	Designated Employees
Schedule II(b)	Designated Stockholders

A-iii

(Continued)

Schedule III	Knowledge Persons
Schedule IV(a)	Transaction Expenses to Third Parties
Schedule IV(b)	Excluded Transaction Expenses
Schedule 1.1	Material Adverse Effect
Schedule 5.2	Data and Other Information
Schedule 5.15(b)	Acquiror RSU Allocations
Schedule 5.20	Systems/Cyber Security Planning
Schedule 7.3(b)	Required Consents
Schedule 7.3(h)(ii)	Employee List

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2021 (this “Agreement”), is between Marvell Technology, Inc., a Delaware corporation (“Acquiror”), Ibiza Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Sub”), Innovium, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the initial Stockholder Representative hereunder.

RECITALS

A. The Boards of Directors of each of Acquiror, the Company and Sub have (i) determined that the merger of Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to Delaware General Corporation Law (the “Delaware Law”).

B. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

C. As a condition and inducement to Acquiror to enter into this Agreement, each of the Stockholders set forth on Schedule I has executed and delivered to Acquiror a support agreement in the form attached hereto as Exhibit A (each, a “Support Agreement”), pursuant to which such Stockholders have agreed, among other things, (a) to vote their shares of Company Common Stock and/or Company Preferred Stock in favor of adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby, (b) to grant Acquiror an irrevocable proxy to vote such shares in a manner consistent with the terms of such Support Agreements, (c) to vote against any Acquisition Proposal, (d) not to transfer any of their shares of Company Common Stock and/or Company Preferred Stock from the date hereof until the Effective Time (except to the extent permitted thereunder) and (e) to be bound by certain provisions of this Agreement.

D. As a condition and an inducement to Acquiror to enter into this Agreement, (i) certain employees of the Company set forth on Schedule II(a) hereto (each, a “Designated Employee”) have entered into, effective as of immediately after the Closing an employee or consultant offer letter, as applicable, with Acquiror, including Acquiror’s customary form of Confidential Information and Invention Assignment Agreement and (ii) certain stockholders of the Company set forth on Schedule II(b) hereto (each, a “Designated Stockholders”) have entered into, effective as of immediately after the Closing, a restrictive covenant agreement in the form attached as Exhibit B hereto (the “Restrictive Covenant Agreement”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acquiror Common Stock” means the common stock, par value $0.002 per share, of Acquiror.

“Acquiror Equity Plans” means Acquiror’s Amended and Restated 1995 Stock Option Plan, the Cavium, Inc. 2016 Equity Incentive Plan, the Cavium, Inc. 2007 Equity Incentive Plan, the Aquantia Corp. 2017 Equity Incentive Plan, the Aquantia Corp. 2015 Equity Incentive Plan, the Aquantia Corp. 2004 Equity Incentive Plan, the QLogic Corporation 2005 Performance Incentive Plan, the Acquiror Employee Stock Purchase Plan, Company’s 2000 Stock Option/Stock Issuance Plan, the Inphi Corporation Amended and Restated 2010 Stock Incentive Plan, the inducement awards granted in connection with the ClariPhy Communications, Inc. acquisition and the Inphi Corporation Employee Stock Purchase Plan.

“Acquiror Option” means an option to acquire Acquiror Common Stock.

“Acquiror RSU” means a restricted stock unit in respect of Acquiror Common Stock.

“Acquiror VWAP” means the volume weighted average price of a share of Acquiror Common Stock for the 10-trading-day period up to and including the trading day immediately preceding the date of this Agreement, as reported by Bloomberg, which is $57.7409.

“Acquiror Warrant” means a warrant to acquire Acquiror Common Stock.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Stockholder Consent, the Support Agreement, the Restrictive Covenant Agreement, the Letter of Transmittal and all other agreements, documents and instruments required to be delivered by any party or other Person pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Bloomberg” means Bloomberg L.P.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or San Jose, California.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.

“Closing Common Exchange Ratio” means the Closing Common Per Share Merger Consideration divided by the Acquiror VWAP.

“Closing Common Merger Consideration” means (i) the Merger Consideration minus (ii) the Closing Series F Merger Consideration and minus (iii) the Closing Series E Merger Consideration.

“Closing Common Per Share Merger Consideration” means the Closing Common Merger Consideration divided by Fully Diluted Common Share Number.

“Closing Series E Exchange Ratio” means the Closing Series E Per Share Merger Consideration divided by the Acquiror VWAP.

“Closing Series F Exchange Ratio” means the Closing Series F Per Share Merger Consideration divided by the Acquiror VWAP.

“Closing Series E Merger Consideration” means the Closing Series E Per Share Merger Consideration multiplied by the number of issued and outstanding shares of Series E Preferred Stock immediately prior to the Effective Time.

“Closing Series F Merger Consideration” means the Closing Series F Per Share Merger Consideration multiplied by the number of issued and outstanding shares of Series F Preferred Stock immediately prior to the Effective Time.

“Closing Series E Per Share Merger Consideration” means $8.4871 (as adjusted in accordance with the terms of the certificate of incorporation of the Company for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock).

“Closing Series F Per Share Merger Consideration” means $10.1330 (as adjusted in accordance with the terms of the certificate of incorporation of the Company for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series F Preferred Stock).

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Option” means each outstanding option to purchase shares of Company Common Stock issued under the Equity Plans.

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D2 Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

“Company RSU” means each outstanding restricted stock unit with respect to shares of Company Common Stock issued under the Equity Plans.

“Consideration Award” means any Consideration Option or Consideration RSU.

“Consideration Option” means any Company Option entitled to receive consideration pursuant to Section 2.9(a) or Section 2.9(b).

“Consideration RSU” means any Company RSU entitled to receive consideration pursuant to Section 2.9(c) or Section 2.9(d).

“Consideration Warrant” means any Warrant entitled to receive consideration pursuant to Section 2.9(e) or Section 2.9(f).

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order or directive by any Governmental Authority or public health agency in connection with or in response to COVID-19, including, but not limited to, the CARES Act and all guidelines and requirements of any Governmental Authority, such as social distancing, cleaning, vaccination requirement or other similar or related measures.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, license, covenant not to sue, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Plan” means the Innovium, Inc. Amended 2015 Stock Option and Grant Plan.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means any actual and intentional fraud causes of action under the laws of the State of Delaware that require as an element an intent to deceive or scienter, but not any other type of fraud cause of action (including any fraud cause of action based on negligence).

“Fully Diluted Common Share Number” means (i) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (including (A) shares of Company Common Stock issuable upon the conversion of all Company Preferred Stock other than the Series F Preferred Stock and Series E Preferred Stock immediately prior to the Effective Time and (B) the Shares described in Section 2.7(c), but not including Shares described in Section 2.7(d)) plus (ii) (A) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Consideration Options outstanding as of immediately prior to the Effective Time and (B) the aggregate number of shares of Company Common Stock underlying all Consideration RSUs outstanding as of immediately prior to the Effective Time plus (iii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Consideration Warrants outstanding as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“In-the-Money Option” means a Company Option having a per Share exercise price less than the Closing Common Per Share Merger Consideration.

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (ii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names, social media handles and accounts, and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) moral rights, publicity rights, data, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets; and (vi) the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections with respect to any of the foregoing described in subsections (i) through (v) herein.

“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items of the Company and its Subsidiaries.

“knowledge” means the actual knowledge as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate), of (i) with respect to the Company and its Subsidiaries, the persons listed in Schedule III, and (ii) with respect to Acquiror, the persons listed in Schedule III.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” with respect to any Person means any event, change, circumstance, occurrence, effect or result that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such Person to consummate, or prevents or materially delays, the Merger or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or result to the extent resulting from (1) the execution and delivery of this Agreement (provided that this clause (1) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger), (2) changes generally affecting the industry of such Person or its Subsidiaries, or the economy or the financial or securities markets, in the United States, (3) the outbreak of war or acts of terrorism or the continuation or worsening of COVID-19, including COVID-19 Measures, (4) changes in Law or GAAP (or other applicable accounting standards) first announced or proposed after the date of this Agreement, (5) any failure to meet financial projections, estimates or forecasts for any period (provided that the underlying cause of such failure may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Material Adverse Effect), (6) any action or failure to take action which action or failure to act is expressly required by, or expressly prohibited to be taken by, this Agreement or any Ancillary Agreement, (7) in the case of the Company or its Subsidiaries, any action or failure to take action which action or failure to act is taken at the written request of Acquiror, (8) in the case of Acquiror, a change, in and of itself, in the price or trading volume of the Acquiror Common Stock on Nasdaq or in the credit rating of Acquiror or any of its Subsidiaries (provided that the underlying cause of such change may, to the extent applicable, be taken into account, to the extent that any such underlying cause is not otherwise excluded from this definition of Material Adverse Effect) or (9) the matters set forth on Schedule 1.1; provided further, that, with respect to clauses (2), (3) and (4), the impact of such event, change, circumstances, occurrence, effect or result is not disproportionately adverse to such Person and its Subsidiaries, taken as a whole, as compared to other similarly situated companies.

“Merger Consideration” means (i) $1,100,000,000 minus (ii) the Transaction Expenses Adjustment, if any.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business consistent with the applicable Person’s past custom and practice; provided that, actions taken (or omitted) reasonably and in good faith to respond to COVID-19 shall be deemed Ordinary Course of Business.

“Performance RSU” means a Company RSU that is unvested as of the Effective Time (after giving effect to any vesting that occurs upon the Effective Time) and that contains vesting criteria based on the value of shares of capital stock of the Company or any other criteria that is not based solely on the passage of time.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pro Rata Portion” shall mean, with respect to each Securityholder, an amount equal to the quotient obtained by dividing (x) the aggregate number of shares of Acquiror Common Stock (valued at the Acquiror VWAP) and number of shares of Acquiror Common Stock issuable upon exercise of the Acquiror Options and Acquiror RSUs issued pursuant to Section 2.7 and Section 2.9 in respect of Shares (excluding Cancelled Shares and Dissenting Shares), Consideration Warrants or Consideration Awards owned by such Securityholder, as of immediately prior to the Effective Time, by (y) the aggregate number of shares of Acquiror Common Stock (valued at the Acquiror VWAP) issued to all Securityholders pursuant to Section 2.7 and Section 2.9 in respect of Shares (excluding Cancelled Shares and Dissenting Shares), Consideration Warrants or Consideration Awards, as of immediately prior to the Effective Time.

“R&W Insurance Policy” means that certain representation and warranty insurance policy issued by AIG Specialty Insurance Company (and any excess policies related thereto) with respect to the representations and warranties of the Company under this Agreement purchased by Acquiror in connection with the execution and delivery of this Agreement, as amended, supplemented or replaced.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or in the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Retention” means the retention amount under the R&W Insurance Policy.

“Return” means any return, declaration, report, claim for refund, statement, information statement and other document filed or required to be filed (or provided to a payee) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders” means the holder of Consideration Awards, Warrantholders and the Stockholders.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.00001 per share, of the Company.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.00001 per share, of the Company.

“Series D2 Preferred Stock” means the Series D2 Preferred Stock, par value $0.00001 per share, of the Company.

“Series E Preferred Stock” means the Series E Preferred Stock, par value $0.00001 per share, of the Company.

“Series F Preferred Stock” means the Series F Preferred Stock, par value $0.00001 per share, of the Company.

“Stockholder” means a holder of Company Common Stock or Company Preferred Stock.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” means software, software engines, computer hardware (whether general or special purpose), websites, website content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications, telecommunications systems, networks, interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any outsourced systems and processes, and information and functions.

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or other charges in the nature of a tax (whether imposed directly or through withholding and whether or not disputed) (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof); (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied Contract to indemnify any other Person.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with change of control payments to third parties or fees and expenses associated with obtaining necessary or appropriate waivers or consents of third parties on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including such fees and expenses as set forth on Schedule IV(a); (iii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (iv) the D&O Tail Insurance Policy; (v) any cash change of control payments, bonuses or retention obligations or similar amounts triggered or payable in connection with the transactions contemplated hereby, including any amounts contemplated by Schedule 5.1(k) of the Disclosure Schedules; (vi) any payroll or similar Taxes payable in connection with any payments contemplated by clause (v) or the exercise or rollover of Company Options or Company RSUs; and (vii) the Stockholder Representative Expense Fund. For the avoidance of doubt, Transaction Expenses shall not include (w) bonuses or any other payments that contain “double-triggers” where the Merger is the first trigger, (x) severance or accrued paid time off amounts, (y) any portion of the premium or other fees associated with the R&W Insurance Policy or (z) any fees or expenses set forth on Schedule IV(b).

“Transaction Expenses Adjustment” means an amount equal to the greater of (i) $0 and (ii) the Transaction Expenses minus $16,000,000.

“Treasury Regulations” means the rules and regulations promulgated by the Treasury Department under the Code.

“Vested Option” means an In-the-Money Option that is vested as of immediately prior to the Effective Time.

“Vested RSU” means a Company RSU that is vested as of immediately prior to the Effective Time.

“Warrant” means each outstanding warrant to purchase shares of Company Common Stock or Company Preferred Stock.

“Warrantholder” means a holder of a Consideration Warrant.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
280G Stockholder Approval	5.21
401(k) Plans	5.15(d)
Acquiror	Preamble
Acquiror Fundamental Representations	8.1(a)(i)
Acquiror Indemnified Parties	8.2
Acquiror SEC Documents	4.5(a)
Acquiror’s Notice of Disagreement	2.12
Acquisition Proposal	5.3
Agent	2.10(a)
Agreement	Preamble
Antitrust Division	5.9(b)
Balance Sheet	3.6(b)
Cancelled Shares	2.7(d)
CERCLA	3.16(f)(iii)
Certain Excluded Communications	10.15(d)
Certificate of Merger	2.2(b)
Claim Notice	8.4(a)
Closing	2.2(a)
Closing Allocation Schedule	5.16
Closing Date	2.2(a)
Closing Statement	2.12
Code	Recitals
Company	Preamble
Company Board Recommendation	3.2(d)
Company Fundamental Representations	8.1(a)(i)
Company Registered IP	3.14(e)
Confidentiality Agreement	5.8
Continuing Employees	5.15(a)
Customary Agreement	3.15(h)
Cyber Policy	5.17
D&O Tail Insurance Policy	5.14(c)
Deal Communications	10.15(d)
Deductible	8.5(c)
Delaware Law	Recitals
Designated Employee	Recitals
Designated Stockholders	Recitals
Designated Warrant	2.9(e)
Direct Claim	8.4(c)
Disclosure Schedules	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Environmental Laws	3.16(f)(i)
ERISA	3.10(a)(i)

Definition	Location
Export Laws	3.25(b)
Financial Statements	3.6(a)
Form S-4	5.11(a)
FTC	5.9(b)
Goodwin	10.15(a)
Hazardous Substances	3.16(f)(iii)
HSR Act	3.3(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Insured Party	5.14(a)
Intended Tax Treatment	Recitals
Interim Financial Statements	3.6(a)
IRS	3.10(b)
Letter of Transmittal	2.10(b)
Losses	8.2
Majority Holders	2.15(c)
Material Contracts	3.17(a)
Merger	Recitals
Owned IP	3.14(c)
Permits	3.8(b)
Permitted Encumbrances	3.12(a)
Personal Information	3.20(a)
Plans	3.10(a)
Privileged Deal Communications	10.15(d)
Release	3.16(f)(iv)
Representative Losses	2.15(d)
Requisite Stockholder Approval	3.2(b)
Residual Communication	10.15(g)
Restrictive Covenant Agreement	Recitals
Section 280G	5.21
Section 280G Payments	5.21
Shares	2.7
Significant Customer	3.21(a)
Significant Manufacturing Partner	3.21(d)
Significant Supplier	3.21(c)
Standard Inbound Licenses	3.14(j)
Standard Outbound Licenses	3.14(k)
Stockholder Consent	5.4(b)
Stockholder Consent Deadline	5.4(b)
Stockholder Notice	5.4(c)
Stockholder Representative	2.15(a)
Stockholder Representative Expense Fund	2.13
Sub	Preamble
Support Agreement	Recitals
Surviving Corporation	2.1
Termination Date	9.1(d)
Third-Party Claim	8.4(a)
TL7 Manufacturing Rights	3.14(m)
Transaction Expense Basket	8.5(b)

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Delaware Law, Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of Acquiror and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, CA, at 10:00 a.m., Pacific time, on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties mutually may agree in writing; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. Notwithstanding anything to the contrary contained in this Section 2.2(a), subject to all of the conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) being irrevocably deemed satisfied or waived as of the date that would otherwise be the Closing Date in absence of this sentence, if the Closing would otherwise be required to occur under this Section 2.2(a) during the last 10 Business Days of any fiscal quarter of Acquiror, then Acquiror may elect, by delivering a written notice to the Company at least one Business Day prior to the date on which the Closing would otherwise be required to occur, to delay the Closing until the second Business Day of the following fiscal quarter of Acquiror. If Acquiror so elects to delay the Closing, then each of Acquiror, Sub and the Company shall, effective as of the date the Closing would otherwise be required to occur, (a) deliver the certificates required to be delivered pursuant to Article VII and (b) irrevocably waive in writing each of the conditions set forth in Section 7.1 (other than (x) Section 7.1(b) solely with respect to a Governmental Authority issuing a permanent injunction that prohibits the consummation of the Merger and (y) Section 7.1(d) solely with respect to a no stop order having been issued by the SEC which remains in effect with respect to the Form S-4) and Section 7.3. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit C hereto to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in the applicable provisions of Delaware Law.

Section 2.4 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated as set forth in an exhibit to the Certificate of Merger, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company or Sub, the bylaws of the Company shall be amended so that they read in their entirety the same as the bylaws of Sub, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Sub, the Company or any holder of any Company Preferred Stock or Company Common Stock (collectively, the “Shares”) or any shares of capital stock of Sub:

(a)    (i) Each share of Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive, upon the terms set forth in this Section 2.7 and throughout this Agreement and surrender of the certificate representing such share of Series F Preferred Stock in the manner provided in Section 2.10, a number of shares of Acquiror Common Stock equal to the Closing Series F Exchange Ratio and (ii) each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive, upon the terms set forth in this Section 2.7 and throughout this Agreement and surrender of the certificate representing such share of Series E Preferred Stock in the manner provided in Section 2.10, a number of shares of Acquiror Common Stock equal to the Closing Series E Exchange Ratio;

(b) Each share of Company Common Stock and Company Preferred Stock (other than the Series F Preferred Stock and Series E Preferred Stock) issued and outstanding immediately prior to the Effective Time (including, without replication, all shares of Company Common Stock issued upon conversion of all shares of Company Preferred Stock other than the Series F Preferred Stock and Series E Preferred Stock immediately prior to the Effective Time, but not including Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive, upon the terms set forth in this Section 2.7 and throughout this Agreement and surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.10, a number of shares of Acquiror Common Stock equal to the Closing Common Exchange Ratio;

(c) Each Share that is owned, directly or indirectly, by Acquiror or Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor;

(d) Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore (the Shares described in Section 2.7(c) and this Section 2.7(d), “Cancelled Shares”); and

(e) Each share of common stock, par value $0.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation. If applicable, each stock certificate of Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f) No fraction of a share of Acquiror Common Stock will be issued by virtue of the Merger, and any holder of any Company Preferred Stock or Company Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock at any time the Acquiror Common Stock is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from Acquiror, in lieu of such fractional share: (i) one share of Acquiror Common Stock if the aggregate amount of fractional shares of Acquiror Common Stock such holder of Company Preferred Stock or Company Common Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Acquiror Common Stock if the aggregate amount of fractional shares of Acquiror Common Stock such holder of Company Preferred Stock or Company Common Stock would otherwise be entitled to is less than 0.50.

(g) In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock, Company Preferred Stock or Acquiror Common Stock occurring after the date hereof and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change. Nothing in this Section 2.7(g) shall be construed to permit the Company or Acquiror to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a Stockholder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with dissenters rights under Delaware Law (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under Delaware Law. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.7(a) or 2.7(b), without interest. The Company shall give Acquiror prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company relating to Stockholders’ rights to appraisal with respect to the Merger. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9 Company Options, Company RSUs and Company Warrants.

(a) At the Effective Time, each Company Option issued and outstanding as of immediately prior to the Effective Time and held by a Continuing Employee shall be assumed by Acquiror and thereupon become an

Acquiror Option. Except as otherwise set forth in this Agreement, each Company Option so assumed by Acquiror pursuant to this Section 2.9(a) shall continue to have, and be subject to, the same terms and conditions (including vesting terms and status as an incentive stock option or nonstatutory stock option, as the case may be) set forth in the applicable Equity Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (x) such assumed Company Option shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Closing Common Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock and (y) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Closing Common Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything herein to the contrary, the exercise price of the Acquiror Option, the number of shares of Acquiror Common Stock purchasable pursuant to such Acquiror Option and the terms and conditions of exercise of such Acquiror Option shall in all events be determined in order to comply with Section 409A of the Code.

(b) At the Effective Time, each Vested Option issued and outstanding as of immediately prior to the Effective Time and held by a Person other than a Continuing Employee shall be cancelled and exchanged for a number of shares of Acquiror Common Stock equal to (x) the amount, if any, by which the Closing Common Per Share Merger Consideration exceeds the per share exercise price of such Company Option divided by the Acquiror VWAP, multiplied by (y) the number of shares of Company Common Stock as to which such Vested Option is exercisable as of immediately prior to the Effective Time, less all applicable withholding and other authorized deductions.

(c) At the Effective Time, each Company RSU that is not a Vested RSU that is issued and outstanding as of immediately prior to the Effective Time and held by a Continuing Employee (other than a Performance RSU) shall be assumed by Acquiror and thereupon become an Acquiror RSU. Except as otherwise set forth in this Agreement, each Company RSU so assumed by Acquiror pursuant to this Section 2.9(c) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Equity Plan and the Company RSU agreements relating thereto, as in effect immediately prior to the Effective Time, except that such assumed Company RSU shall cover that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time multiplied by the Closing Common Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock.

(d) At the Effective Time, each Vested RSU issued and outstanding as of immediately prior to the Effective Time shall be cancelled and exchanged for a number of shares of Acquiror Common Stock equal to the Closing Common Per Share Merger Consideration divided by the Acquiror VWAP, multiplied by (y) the number of shares of Company Common Stock underlying such Vested RSU as of immediately prior to the Effective Time, less all applicable withholding and other authorized deductions.

(e) At the Effective Time, each Warrant set forth on Schedule 2.9(e) of the Disclosure Schedule (the “Designated Warrant”) issued and outstanding as of immediately prior to the Effective Time shall either be (i) cancelled and exchanged for a number of shares of Acquiror Common Stock equal to (x) the amount, if any, by which the Closing Common Per Share Merger Consideration exceeds the per share exercise price of the Designated Warrant divided by the Acquiror VWAP, multiplied by (y) the number of shares of Company Common Stock as to which the Designated Warrant is exercisable as of immediately prior to the Effective Time (and after the acceleration thereof) or (ii) if the Designated Warrant has been exercised pursuant to Section 5.7 prior to the Effective Time, cancelled and the shares of Company Preferred Stock issued with respect thereto shall be treated consistent with the treatment of such Company Preferred Stock as set forth herein.

(f) At the Effective Time, each Warrant, to the extent vested, issued and outstanding as of immediately prior to the Effective Time shall be cancelled and exchanged for a number of shares of Acquiror Common Stock equal to (x) the amount, if any, by which the Closing Common Per Share Merger Consideration exceeds the per share exercise price of such Warrant divided by the Acquiror VWAP, multiplied by (y) the number of shares of Company Common Stock as to which such Warrant is exercisable as of immediately prior to the Effective Time, less all applicable withholding and other authorized deductions.

(g) At the Effective Time, to the extent not prohibited by applicable Law, each Company Option and Company RSU that is not a Consideration Award and each Warrant to the extent not a Consideration Warrant shall be cancelled without consideration and shall be of no further force and effect. For the avoidance of doubt, Company Options, Company RSUs and Warrants that will be cancelled without consideration and shall be of no further force and effect as of the Effective Time include: (i) unvested Company Options and Company RSUs held by Persons other than Continuing Employees, (ii) Performance RSUs held by any Person, (iii) Vested Options held by Persons who are not Continuing Employees with a per share exercise price equal to or greater than the Closing Common Per Share Merger Consideration and (iv) Warrants to the extent not vested as of the Effective Time.

Section 2.10 Payment for Shares and Consideration Awards.

(a) Prior to the Effective Time, Acquiror shall designate, and the Company shall appoint, Acquiror’s transfer agent or another Person selected by Acquiror and reasonably acceptable to the Company to act as exchange and paying agent in connection with the Merger (the “Agent”) pursuant to an agreement providing for, among other things, the matters set forth in this Section 2.10.

(b) As promptly as practicable after the receipt of the Requisite Stockholder Approval, and in any event within three Business Days thereafter, Acquiror shall use commercially reasonable efforts to cause the Agent to email to each holder of record of Company Common Stock, Company Preferred Stock or vested Warrant (other than a Designated Warrant), a letter of transmittal substantially in the form attached as Exhibit D hereto (the “Letter of Transmittal”). As promptly as practicable following receipt by the Agent of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, but for the avoidance of doubt in no event prior to the Effective Time, the holder of such Company Common Stock, Company Preferred Stock, Vested Option, Vested RSU or vested Warrant shall be entitled to receive, and Acquiror shall cause Agent to pay to such holder, in exchange therefor, the Merger Consideration issuable in respect thereto.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a certificate for Company Common Stock or Company Preferred Stock (other than one representing Cancelled Shares) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.

(d) All consideration paid upon conversion of the Shares in accordance with the terms of this Article II and all consideration deposited with the Agent and the Surviving Corporation pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Company Common Stock, Company Preferred Stock, Vested Options, Vested RSUs and vested Warrants (other than a Designated Warrant) shall cease to have any rights with respect thereto, except as otherwise provided herein or by applicable Law.

(e) At any time following the date that is one year after the Effective Time, Acquiror shall be entitled to require the Agent to deliver to it any consideration (including any interest or other income received with respect thereto) that had been made available to the Agent and that have not been disbursed to holders of Company Common Stock, Company Preferred Stock, Vested Options, Vested RSUs and vested Warrants due to such

Person not returning a Letter of Transmittal, and thereafter such holders shall be entitled to look to Acquiror only as general creditors thereof with respect to any portion of the Merger Consideration, without interest; provided, however, that at least 30 days prior to requiring the Agent to deliver to it any consideration, Acquiror shall require Agent to use commercially reasonable efforts to contact any holder of Company Common Stock, Company Preferred Stock, Vested Option, Vested RSU and vested Warrant who has not yet returned a Letter of Transmittal. Notwithstanding anything to the contrary in this Section 2.10, to the fullest extent permitted by applicable Law, none of the Agent, Acquiror or the Surviving Corporation shall be liable to any holder of Company Common Stock, Company Preferred Stock, Vested Option, Vested RSU or vested Warrant for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to any holder of Company Common Stock, Company Preferred Stock, Vested Option, Vested RSU and vested Warrant who has not yet returned a Letter of Transmittal with respect to the shares of Acquiror Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Acquiror to the Agent until the delivery of a Letter of Transmittal in accordance with this Agreement. Subject to applicable Law, following delivery of any such Letter of Transmittal, there shall be paid to the holder thereof, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Acquiror Common Stock to which such holder is entitled pursuant to this Agreement.

(g) No interest shall be paid or accrue on any portion of the Merger Consideration (including any amounts that any holder has the right to receive in respect of dividends or other distributions on shares of Acquiror Common Stock in accordance with Section 2.10(f)) payable upon delivery of a Letter of Transmittal.

Section 2.11 Other Closing Payments.

(a) Concurrently with the Effective Time, the Company shall pay or deposit, or cause to be paid or deposited:

(i) an amount due to each Person who is owed a portion of the Transaction Expenses (if not already paid); and

(ii) to the Stockholder Representative, the Stockholder Representative Expense Fund, in accordance with Section 2.14.

(b) All cash payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee prior to the applicable payment date.

Section 2.12 Closing Statement. At least four Business Days prior to the anticipated Closing Date, the Company shall prepare, or cause to be prepared, and deliver to Acquiror a written statement (the “Closing Statement”) that shall include and set forth (i) a statement of all Transaction Expenses, and for any Transaction Expenses which will not have been paid in full prior to the Closing Date, reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, (ii) on the basis of the foregoing, a calculation of the Merger Consideration and (iii) a funds flow memorandum setting forth applicable wire transfer instructions. All calculations of Transaction Expenses and Merger Consideration shall be accompanied by a certificate of a duly authorized officer of the Company certifying that such amounts have been calculated in good faith in accordance with this Agreement. Without limiting any of Acquiror’s other rights or remedies, Acquiror may object that any of the foregoing has not been calculated in good faith or in a manner consistent with the terms hereof by delivering to the Company a written notice of its disagreement at least three Business Days prior to the anticipated Closing Date (the “Acquiror’s Notice of Disagreement”), specifying in reasonable detail the nature of its objections to the Company’s estimates. The Company and Acquiror in good faith shall seek to resolve in writing any objections set forth in the Acquiror’s Notice of Disagreement prior to the Closing, and the Company shall make such revisions to the disputed items as may be mutually agreed between the Company and Acquiror. For the avoidance of doubt, any failure of Acquiror to raise any objection or dispute in the Acquiror’s Notice of Disagreement shall not in any way prejudice Acquiror’s remedies under this Agreement or otherwise, or constitute an acknowledgment by Acquiror of the accuracy of the amounts reflected therein.

Section 2.13 Securityholder Representative Expense Fund. On the Closing Date, Acquiror shall pay, by wire transfer of immediately available funds, to the Stockholder Representative cash in the amount of $500,000 in respect of fees and expenses that may be incurred by the Stockholder Representative on behalf of the Securityholders in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the fees and disbursements of any financial advisors and special outside counsel to the Stockholder Representative incurred in connection with the transactions contemplated hereby, the fees and expenses of any other agents, advisors, consultants and experts employed by the Stockholder Representative in connection with the transactions contemplated hereby; and the expenses of the Stockholder Representative incurred, or that may be incurred, in such capacity (the “Stockholder Representative Expense Fund”); provided, that the Stockholder Representative shall provide wire transfer instructions to Acquiror at least three Business Days prior to the Closing Date. In no event shall Acquiror or its Affiliates, including, following the Closing, the Company and its Subsidiaries, be responsible for payment of any expenses of the Stockholder Representative in excess of the cash amount paid to the Stockholder Representative by Acquiror under this Section 2.13.

Section 2.14 Withholding Rights. Each of Acquiror, the Surviving Corporation and the Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable tax Law; provided, that other than with respect to withholding Taxes related to (i) any employment compensation payment, (ii) Transaction Expenses, or (iii) the failure of the Company to timely provide the certificate pursuant to Section 7.3(i), Acquiror shall notify the Stockholder Representative in writing prior to any such deduction or withholding and Acquiror will use, and shall cause the Surviving Corporation to use, commercially reasonable efforts to provide the Stockholder Representative an opportunity to eliminate or reduce any such deduction or withholding to any applicable Person. To the extent that such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority by Acquiror, the Surviving Corporation or the Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.15 Stockholder Representative.

(a) By the approval of this Agreement pursuant to Delaware Law, the Stockholder Consent and the Letters of Transmittal, and by receiving the benefits of the Merger, including any consideration payable hereunder, the Securityholders irrevocably appoint and constitute Shareholder Representative Services LLC as representative, agent, proxy and attorney-in-fact of the Securityholders as of the Closing, with full power of substitution, to act on behalf of the Securityholders for all purposes in connection with this Agreement and the agreements ancillary hereto (the “Stockholder Representative”), including the full power and authority to act on the Securityholders’ behalf as provided in Section 2.15(b). The Securityholders, by approving this Agreement, further agree that such agency, proxy and attorney-in-fact are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative, except as provided in Section 2.15(c), and shall be binding upon the successors, heirs, executors, administers and legal representatives of each Securityholder and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any

Securityholder. All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Securityholders, and no Securityholder shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction. Acquiror and Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Securityholders, and Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(b) The Stockholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power, authority and discretion to (i) consummate the transactions contemplated under this Agreement and the Ancillary Agreements (including pursuant to Section 2.13 hereof); (ii) negotiate disputes arising under, or relating to, this Agreement and the Ancillary Agreements (including pursuant to Article VIII hereof); (iii) authorize disbursements to the Securityholders of any funds payable to the Securityholders under this Agreement or the Ancillary Agreements (including pursuant to Article VIII hereof); (iv) withhold any amounts received on behalf of the Securityholders under this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Securityholders or the Stockholder Representative in the performance of their duties hereunder (including pursuant to Article VIII hereof); (v) execute and deliver any amendment or waiver to this Agreement and the Ancillary Agreements (without the prior approval of the Securityholders); and (vi) to take all other actions to be taken by or on behalf of the Securityholders in connection with this Agreement (including pursuant to Article VIII hereof) and the Ancillary Agreements. The Stockholder Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(c) The Stockholder Representative may resign at any time, and may be removed at any time after for any reason or no reason by the vote or written consent of Stockholders holding a majority of the Pro Rata Portion (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Acquiror; provided, that until such notice is received, Acquiror, Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Stockholder Representative as described in Section 2.15(a).

(d) The Stockholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders shall indemnify the Stockholder Representative against any losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder Representative from (i) the Stockholder Representative Expense Fund and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(e) The Securityholders will not receive any interest or earnings on the Stockholder Representative Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Stockholder Representative Expense Fund to the Surviving Corporation, which amount shall be treated as an adjustment to the Merger Consideration for Tax purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which will qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face from a reading of any disclosure), the Company hereby represents and warrants to Acquiror and Sub as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth on Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each case in all material respects, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The Company has heretofore furnished to Acquiror a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by Acquiror prior to the date hereof are true and complete.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to the approval and adoption of this Agreement by Stockholders representing a majority of the outstanding Shares (which the Company acknowledges is to occur by execution of the Stockholder Consent as promptly as practicable following the execution and delivery of this Agreement), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company. Except for the approval and adoption of this Agreement by the Stockholders pursuant to the Stockholder Consent, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.

(b) The Stockholder Consent provides that it will be irrevocable upon delivery. The) only votes of the holders of any securities of the Company or any of its Subsidiaries necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby are (i) (x) the affirmative votes of Stockholders, at a meeting at which quorum is duly constituted, of a majority of votes cast affirmatively or negatively, or (y) a consent or consents in writing, setting forth the action so taken, signed by the holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and which consent or consents are duly delivered to the Company, and (ii) the approval of the holders of a majority of the then outstanding shares of Company Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) (collectively, the “Requisite Stockholder Approval”). The execution of the Stockholder Consent by such Stockholders will constitute the Requisite Stockholder Approval.

(c) This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d) The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, obligation, right, imposition, loss, creation or other outcome that would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 140,011,287 shares of Company Common Stock, of which 26,889,842 shares are issued and outstanding, (ii) 18,067,225 shares of Series A Preferred Stock, of which 18,067,225 shares are issued and outstanding, (iii) 18,458,679 shares of Series B Preferred Stock, of which 18,458,679 shares are issued and outstanding, (iv) 18,073,942 shares of Series C Preferred Stock, of which 11,664,846 shares are issued and outstanding, (v) 11,610,896 shares of Series D Preferred Stock, of which 11,610,896 shares are issued and outstanding, (vi) 2,766,250 shares of Series D2 Preferred Stock, of which 2,766,250 shares are issued and outstanding, (vii) 7,305,198 shares of Series E Preferred Stock, of which 7,305,198 shares are issued and outstanding and (viii) 14,175,786 shares of Series F Preferred Stock, of which 14,175,786 shares are issued and outstanding. Schedule 3.4(a)(i) of the Disclosure Schedules sets forth a complete and accurate list of all record and beneficial holders of the issued and outstanding capital stock of the Company as of the date hereof, indicating the respective number of Shares held as of the date hereof. Schedule 3.4(a)(ii) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders of its outstanding capital stock or other equity or ownership interests.

(b) Schedule 3.4(b) of the Disclosure Schedules sets forth, as of the date hereof, the names of record of all Persons holding any Company Option or Company RSU, together with the number of Company Options or Company RSUs thus held, the number of Shares under such Company Option or Company RSU, and the relevant exercise price(s), the vesting schedule, the intended Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax law), the term of each Company Option, including expiration date(s) thereof, the plan from which such Company Option was granted (if any), and, to the extent available, the country and state of residence of such holder of Company Options. The Company Options and Company RSUs were granted under the Equity Plan pursuant to fully executed grant agreements signed with each recipient. All Company Options and Company RSUs were granted, vest, and have been exercised or are exercisable in accordance with all applicable Laws. All grants of Company Options and Company RSUs were duly approved by the board of directors of the Company and, if required by Law or Contract, by the stockholders of the Company.

True, correct and complete copies of each Equity Plan, all agreements and instruments relating to or issued under each Equity Plan (including executed copies of all Contracts relating to each Company Option, Company RSUs and the shares of Company Common Stock purchased under such awards) have been delivered or made available to Acquiror, and such Equity Plan and Contracts have not been amended, modified or supplemented since being delivered to Acquiror. No equity awards for shares of Company Common Stock were granted outside of the Equity Plan.

(c) Schedule 3.4(c) of the Disclosure Schedules sets forth, as of the date hereof, the names and addresses of record of all Persons holding any Warrant, together with the number of Warrants thus held, the number and class of Shares under such Warrant, and the relevant exercise price(s), the vesting commencement date, vesting date(s) and/or vesting terms and number of Warrants vesting on each such date or event, the term of each Warrant, including expiration date(s) thereof, and the Contract from which such Warrant was granted (if any). All grants of Warrants were duly approved by the board of directors of the Company and, if required by Law or Contract, by the stockholders of the Company.

(d) Except for the Shares and except as set forth on Schedule 3.4(a)(i) or (ii), Schedule 3.4(b) or Schedule 3.4(c) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued and outstanding or has agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights, and in the case of the Company’s Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance in all material respects with all applicable federal and state securities laws. Except as set forth on Schedule 3.4(b) or Schedule 3.4(c) of the Disclosure Schedules and except for rights granted to Acquiror and Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation in all material respects of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.5 Equity Interests. Except for the Subsidiaries listed on Schedule 3.4(a)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities; Transaction Expenses.

(a) True and complete copies of (A) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019, the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries for the year ended

December 31, 2019, (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2021, and the related unaudited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries for the year ended January 31, 2021, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (if applicable) (collectively clauses (A) and (B) are referred to as the “Financial Statements”) and (C) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2021, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the absence of footnotes and to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) Except as and to the extent accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2021 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), neither the Company nor any of its Subsidiaries has any material liability or material obligation of any nature (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations (i) incurred in the Ordinary Course of Business since the date of the Balance Sheet (none of which are a liability or obligation for breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law), (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) incurred in connection with the performance of executory Contracts entered into in the Ordinary Course of Business to which any the Company or any of its Subsidiaries is a party, in each case that are not arising out of any breach of Contract or (iv) occurred outside the Ordinary Course of Business since the date of the Balance Sheet that is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole.

(c) The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained in accordance with reasonable accounting practice. As of the date of this Agreement, there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d) Schedule 3.6(d) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of each Person who is owed any discretionary bonus, success fee, change-of-control payment or other similar fee as a result of or in connection with the execution of this Agreement or in connection with the transactions contemplated by this Agreement.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting, any of its material properties or assets, whether or not covered by insurance; (d) neither the Company nor any of its Subsidiaries has experienced any business interruptions arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly, that are not materially consistent with such business interruptions experienced prior to the date of the Balance Sheet; and (e) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is, and has been in the last four years, in compliance in all material respects with all Laws applicable to it (including applicable COVID-19 Measures). None of the Company, any of its Subsidiaries or any of its or their current executive officers has received in the past four years, nor, to the knowledge of the Company, is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b) Schedule 3.8 of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened. The Surviving Corporation and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 3.9 Litigation. Except as set forth on Schedule 3.9 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers of the Company or any of its Subsidiaries in their capacity as such. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, phantom equity, incentive, savings, deferred compensation, retiree medical or life insurance, supplemental retirement, fringe benefit, vacation, paid time off, welfare, hospitalization, life or other insurance, severance, termination pay, change of control, transaction bonus, or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance, change of control, transaction bonus, or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has or could have any liability or obligation (contingent or otherwise) or which are maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries (the “Plans”).

(b) The Company has furnished or made available to Acquiror a true and complete copy of each such Plan and has delivered or made available to Acquiror a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the Company nor any of its Subsidiaries or ERISA Affiliates has ever maintained, contributed to, or been required to contribute to, and neither the Company nor any of its Subsidiaries or ERISA Affiliates has any current or contingent liability or obligation under or with respect to, (i) a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a plan with two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code or (iv) a multiple employer welfare arrangement as defined in ERISA Section 3(40). Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d) Except as disclosed on Schedule 3.10(d) of the Disclosure Schedules, none of the Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.

(e) Each Plan is now and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and its Subsidiaries has performed all material obligations required to be performed by it and is not in any material respect in default under or in violation under any Plan, nor does the Company have any knowledge of any such default or violation by any other party to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action.

(f) Each Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a timely favorable determination letter from the IRS that the Plan is so qualified or (ii) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could adversely affect the qualified status of any such Plan.

(g) There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(h) All contributions, premiums or payments required to be made with respect to any Plan have been made. All such contributions have been fully deducted for income Tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority, and, to the knowledge of the Company, no fact or event exists that would give rise to any such challenge or disallowance.

(i) There are no Actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(j) No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(k) Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code. No person is entitled to any gross-up, make-whole or other additional payment from the Company in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes and Taxes imposed under Section 409A or Section 4999 of the Code).

(l) The Company is not obligated to make any payments, including under any Plan, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event) that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code.

(m) Neither the Company nor any of its Subsidiaries has amended its Plans in response to COVID-19.

Section 3.11 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. There are no, and during the past four years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is no, and during the past four years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries is and during the past four years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors; provided that the foregoing is without limitation to the provisions of subsections (g), (h) and (i) of this Section 3.11. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not materially liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. In all material respects, the Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past four years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(e) There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f) In the past three years, there have been, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective employees, independent contractors, directors or officers in their capacities as such, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers, employees or any independent contractor.

(g) Except as set forth on Schedule 3.11(g) of the Disclosure Schedules, since January 1, 2020, as related to COVID-19, neither the Company nor any of its Subsidiaries has (i) taken any materially adverse action with respect to any employee of the Company or its Subsidiaries, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, (ii) applied for or received loans or payments under the CARES Act or any other COVID-19 Measures, or claimed any tax credits or deferred any Taxes thereunder or (iii) experienced any material COVID-19 related employment-related liability.

(h) The Company and its Subsidiaries are in compliance with all COVID-19 Measures applicable to any location in which the Company or its Subsidiaries operate. To the extent the Company or any of its Subsidiaries is requiring employees to perform in-person work in any locations subject to a health and safety order, the Company’s and its Subsidiaries’ requirements for in-person services meet the standards set forth in the current order. To the extent the Company or any of its Subsidiaries is aware of any employees that have tested positive for COVID-19, the Company or such Subsidiary has taken all necessary precautions with respect to such employee and his/her suspected close contacts required by any applicable federal, state, and local health authorities. The Company and its Subsidiaries have also documented any work-related injury and illness to the extent required by OSHA or other applicable Law.

(i) Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral complaints or concerns (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19, (ii) regarding the Company’s or any of its Subsidiaries’ reporting, failure to report to, or failure to comply with reporting requirements as set forth by federal, state, or local health authorities, to employees, contractors, customers, vendors or the public related to the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19 or (iii) alleging the Company or any of its Subsidiaries failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.

(j) Schedule 3.11(j)(i) of the Disclosure Schedule sets forth the following for each employee of the Company and its Subsidiaries: name, position, job location, date of hire, annual base salary or wage rate, annual bonus opportunity, eligibility for long-term incentive compensation or incentive compensation, status as an hourly or salaried employee, Fair Labor Standards Act exemption classification, and entity that is the employer of such employee. Schedule 3.11(j)(ii) of the Disclosure Schedule sets forth a list of active job openings at the Company and its Subsidiaries.

Section 3.12 Title to, Sufficiency and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their tangible assets, including all of the tangible assets reflected on the Balance Sheet or acquired in the Ordinary Course of Business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the Ordinary Course of Business. The tangible assets owned or leased by the Company and its Subsidiaries constitute in all material respects all of the tangible assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the tangible assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) statutory liens for current Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the Ordinary Course of Business of the Company or such Subsidiary, (iii) nonexclusive licenses to Intellectual Property granted in the Ordinary Course of Business in connection with the products and services of the Company or any of its Subsidiaries and (iv) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.13 Real Property.

(a) Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of all Leased Real Property. The Company does not own any real property. Each of the Company and its Subsidiaries has good and marketable leasehold interest to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any of its Subsidiaries or any other party thereto.

(b) There are no contractual or legal restrictions that preclude or materially restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting the Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair, ordinary wear and tear excepted for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of all registered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned or co-owned by or exclusively licensed to the Company or the relevant Subsidiary.

(b) No registered Mark identified on Schedule 3.14(a) of the Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Schedule 3.14(a) of the Disclosure Schedules has been or is now involved in any interference, reissue, reexamination or post-grant opposition proceeding and, to the knowledge of the Company, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c) The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances other than Permitted Encumbrances, all Intellectual Property owned by or purported to be owned by the Company or its Subsidiaries (“Owned IP”), and all other Intellectual Property used by the Company is licensed to the Company by a third-party licensor pursuant to a valid and enforceable written license agreement that remains in effect. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s ownership of any of the Owned IP, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own any of such Owned IP.

(d) Each of the Company and its Subsidiaries has taken commercially reasonable steps in accordance with standard industry practices to protect its rights in the Owned IP and at all times has maintained the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has granted a license (except for non-exclusive licenses granted in the Ordinary Course of Business to its customers in substantially the same form of license as contained in the Company’s standard form license agreement as provided to Acquiror), or otherwise disclosed to any Person any software source code included in the Owned IP or is obligated to place such source code into an escrow account. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, which forms irrevocably assign to the Company all right, title and interest in and to any Intellectual Property developed or conceived by any such employees, consultants and contractors in the course of their employment with or engagement by the Company or any of its Subsidiaries to the fullest extent permitted by Law. No Intellectual Property developed by or for the Company or any of its Subsidiaries was funded by any Governmental Authority or educational institution or agency.

(e) All registered Marks, issued Patents and registered Copyrights identified on Schedule 3.14(a) of the Disclosure Schedules (“Company Registered IP”) are valid and subsisting and, to the knowledge of the Company, enforceable, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications), except in response to patent office actions in the ordinary course of patent prosecution.

(f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred. No Owned IP, or to the knowledge of the Company, Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement (i) restricting the use or licensing thereof by the Company or its Subsidiaries or (ii) contributing or requiring the contribution of any Intellectual Property to a standards-setting organization or body. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Owned IP or Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property. Upon the consummation of the Closing, the Surviving Corporation or its Subsidiaries, as applicable, shall continue to have all of the Intellectual Property rights necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted, and all of such rights shall be exercisable by the Surviving Corporation or its Subsidiaries, as applicable, to the same extent as by the Company and its Subsidiaries prior to the Closing without incremental costs, fees or royalties applicable thereto. No loss, reduction, or expiration of any of the Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is pending or, to the knowledge of the Company, threatened or reasonably foreseeable.

(h) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to (i) payment or (ii) to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations, in each case, under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries.

(i) None of the Intellectual Property or Systems used by the Company or its Subsidiaries includes any viruses, malware, contaminants or other malicious code. No open source software has been incorporated or embedded in, integrated or combined with or used by the Company or any of its Subsidiaries in the delivery or provision of any material software included in the Intellectual Property in a manner that (i) requires or obligates the Company or any of its Subsidiaries to make available, disclose, contribute, distribute or license any source code or related source materials for any such software included in the Intellectual Property (or any portion thereof) to any Person or (ii) requires or purports to require the Company or any of its Subsidiaries to grant any Intellectual Property license with respect to Patents.

(j) Except as set forth on Schedule 3.14(j) of the Disclosure Schedules, no third-party Intellectual Property rights are used in the operation of the business of the Company and its Subsidiaries, except for (i) shrink-wrap or click-wrap license Contracts and other Contracts for the license of non-customized, off-the-shelf software in object code form or on a software-as-a-service basis, in each case under standard terms and conditions and with total fees of less than $50,000 or (ii) Contracts for the license of other commercially available software that is not used for the design or development of application-specific integrated circuits with total fees of less than $50,000, (iii) non-disclosure agreements entered into in the Ordinary Course of Business, or (iv) incidental trademark and feedback licenses granted by the Company or its Subsidiaries’ customers or other business partners in the Ordinary Course of Business (collectively, “Standard Inbound Licenses”).

(k) Except for the licenses granted pursuant to Contracts set forth on Schedule 3.14(k) of the Disclosure Schedules, none of the Company or any of its Subsidiaries has granted or provided any rights to, or permitted any uses of, or agreed to any covenant not to sue with respect to, any Intellectual Property, in each case, other than (i) nonexclusive licenses granted in the Ordinary Course of Business in connection with the products and services of the Company or any of its Subsidiaries with license terms substantially consistent with the terms of such provisions in the Company’s standard form of customer or reseller agreement as provided to Acquiror; (ii) non-disclosure agreements entered into in the Ordinary Course of Business; or (iii) non-exclusive licenses granted to the Company or its Subsidiaries’ vendors and service providers in connection with providing services to the Company or its Subsidiaries in the Ordinary Course of Business (collectively, “Standard Outbound Licenses”).

(l) The consummation of the Merger will not impair or interrupt in any material respect: (i) the Company and its Subsidiaries’ access to and use of, or their respective right to access and use, the Systems or any third party databases or third party data used in connection with the business of Company and its Subsidiaries as currently conducted and (ii) to the extent applicable, the Company and its Subsidiaries’ customers’ access to and use of the Systems. At the time of Closing, all such data will be readily available, downloadable and in usable format to the same extent available, downloadable and in usable format by the Company or its Subsidiaries prior to the date of this Agreement.

(m) As of the date hereof, and after giving effect to the transactions contemplated by this Agreement, the Company has (and will have immediately after the Closing) all of the rights necessary to continue the manufacture, distribution and sale of its Teralynx 7 product (the “TL7 Manufacturing Rights”). A complete and accurate list of the TL7 Manufacturing Rights is set forth on Schedule 3.14(m) of the Disclosure Schedules.

Section 3.15 Taxes.

(a) The Company and each of its Subsidiaries has (i) duly and timely filed all income and other material Returns required to have been filed by or with respect to it (taking into account any extensions of time to file that have been duly perfected) with the appropriate Governmental Authority, and all such Returns are true, correct and complete in all material respects and (ii) has timely paid in full all material amounts Taxes that have become due and payable (whether or not shown as due on such Returns).

(b) The unpaid Taxes of the Company and its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Balance Sheet do not exceed by a material amount the accruals for current Taxes set forth on the Balance Sheet (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and no material unpaid Taxes of the Company and its Subsidiaries have been incurred since the date of the Balance Sheet other than in the ordinary course of business consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, as adjusted for changes in ordinary course of business operating results.

(c) All material amounts of Taxes that the Company or any of its Subsidiaries is (or was) obligated to deduct or withhold from amounts owing to any employee, creditor or third party have been duly timely deducted or withheld and fully and timely paid to the appropriate Governmental Authority.

(d) No Tax audits or administrative or judicial Tax proceedings relating to a material amount of Taxes are pending or being conducted with respect to the Company or any of its Subsidiaries, and to the knowledge of the Company, there has been no proposed or threatened proceeding in respect of any Tax, and there are no matters under discussion with any Governmental Authority with respect to the liability of the Company or any of its Subsidiaries with respect to Taxes.

(e) Neither the Company nor any of its Subsidiaries (i) has received from any Governmental Authority any written notice of deficiency or proposed adjustment for any material amount of Tax that has not been timely and fully paid or finally settled or (ii) is subject to a material amount of Tax in a country other than the country of its incorporation or formation by virtue of having a permanent establishment or other place of business in that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no request for any such waiver or extension is pending.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” within the meaning of Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Taxes) filing a consolidated federal income Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than ordinary course agreements with customers, vendors, lenders, lessors or the like the primary purpose of which is not related to Taxes, each a “Customary Agreement”) or otherwise.

(h) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction (or series of transactions) within the two (2)-year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i) There are no Encumbrances for material Taxes (other than Encumbrances described in clause (i) of the definition of Permitted Encumbrances) upon any of the assets of, or equity interests in, the Company or any of its Subsidiaries.

(j) Schedule 3.15(j) of the Disclosure Schedules lists the current federal and state income Tax classification of the Company and its Subsidiaries and such classification has not changed since the formation of each such entity.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(l) Neither the Company nor any of its Subsidiaries has ever been a party to, or participated in, a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any predecessor provision).

(m) Neither the Company nor any of its Subsidiaries has requested or received any rulings from, or entered into any arrangements or agreements with, any Governmental Authority relating to Taxes or received or benefited from any Tax reduction agreement or order.

(n) No Governmental Authority with which the Company or any of its Subsidiaries does not file Returns has asserted in writing that such Person is or may be required to pay Taxes to or file Returns with that Governmental Authority.

(o) Neither the Company nor any of its Subsidiaries is, or has ever been, a party to or bound by any Tax sharing, Tax indemnity, Tax receivable, Tax allocation or similar contract (other than Customary Agreements). The Company and each of its Subsidiaries has timely paid all Taxes required to be paid by or on behalf of it pursuant to any Customary Agreement.

(p) None of the assets of the Company or any of its Subsidiaries is co-owned in a joint venture or partnership within the meaning of Section 761(a) of the Code.

(q) The Company and each of its Subsidiaries have complied with all requirements for, and retained all information, forms and filings required to substantiate, any benefits or other relief claimed under any COVID-19 Measure. Neither the Company nor any of its Subsidiaries has (i) made any claim for tax credits in respect of the same wages pursuant to different COVID-19 Measures or (ii) applied for or received any loan or other funds pursuant to any COVID-19 Measure that have not been forgiven or are subject to recapture

(r) The Company has not taken nor agreed to take any action, and is not aware of any facts or circumstances, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(s) None of the Company’s Subsidiaries that is incorporated in a jurisdiction outside of the United States is a (i) “passive foreign investment company” with respect to the Company within the meaning of Section 1297 of the Code or (ii) “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(t) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions, and as required under Sections 6038, 6038A and 6038B of the Code and the regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax Law)) and all applicable Laws relating to transfer pricing rules and regulations, including all material documentation requirements.

(u) Neither the Company nor any of its Subsidiaries is liable for any material amount under any escheat or abandoned or unclaimed property Law.

Section 3.16 Environmental Matters.

(a) Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor, to the knowledge of the Company, is there any basis for, any written notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) No material Hazardous Substances are or, during the past five years, have been present, and there is and, during the past five years, has been no material Release or threatened material Release of Hazardous Substances nor any remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (i) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company; (ii) to which the Company or any of its Subsidiaries has sent any material Hazardous Substances; or (iii) with respect to which the Company or any of its Subsidiaries may be liable. No material underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. Neither the Company nor any of its Subsidiaries is actually, contingently, potentially or allegedly liable for, in any material respect, any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law.

(c) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iii) “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

Section 3.17 Material Contracts.

(a) Except as set forth on Schedule 3.17(a) of the Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature, excluding (other than as contemplated by Section 3.17(a)(viii)) any such Contract that is also a Plan (such Contracts as are required to be set forth on the corresponding subsection of Schedule 3.17(a) of the Disclosure Schedule, “Material Contracts”):

(i) any Contract with Significant Customers;

(ii) any Contract with Significant Suppliers;

(iii) any Contract with Significant Manufacturing Partners;

(iv) any Contract relating to or evidencing Indebtedness;

(v) any Contract pursuant to which the Company or any of its Subsidiaries has made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(vi) any Contract with any Governmental Authority;

(vii) any Contract with any Related Party of the Company or any of its Subsidiaries;

(viii) any (A) employment Contract that materially deviates from the Company’s form of employment Contract, or (B) consulting Contract;

(ix) any Contract that limits, or purports to limit, in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries in any material respect to sell to or purchase from any Person or to hire any Person (other than Ordinary Course of Business personnel non-solicitation provisions that do not survive for more than two years following termination of the applicable Contract in Contracts pursuant to which the Company has engaged consultants or similar service providers to perform services for the Company), or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(x) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control” of the Company or its Subsidiaries, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $250,000;

(xii) any Contract for the sale or purchase of any real property;

(xiii) any Contract for the sale or purchase of any tangible personal property in an amount in excess of $250,000;

(xiv) any Contract providing for any indemnification, guaranty, warranty, or support obligation to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person other than pursuant to Contracts with customers entered into in the Ordinary Course of Business with terms substantially consistent with the terms of such provisions in the Company’s standard form of customer license as provided to Acquiror or a Standard Inbound License;

(xv) any Contract containing confidentiality clauses other than pursuant to Contracts with customers, suppliers, employees or contractors of the Company or its Subsidiaries entered into in the Ordinary Course of Business and containing terms customary for such clauses;

(xvi) any Contract granting any rights to or from the Company with respect to any Intellectual Property other than (A) Standard Outbound Licenses or (B) Standard Inbound Licenses;

(xvii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xviii) any Contract with any labor union or providing for benefits under any Plan;

(xix) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(xx) any hedging, futures, options or other derivative Contract;

(xxi) any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xxii) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses;

(xxiii) any Contract pursuant to which any Person will be entitled to Transaction Expenses, other than those contemplated by subsection (i) of the definition of Transaction Expenses; and

(xxiv) any other Contract, whether or not made in the Ordinary Course of Business that contractually obligates the Company to pay or contractually entitles the Company to receive, as the case may be, an amount in excess of $1,000,000 over the current Contract term that has not otherwise been disclosed on Schedule 3.17(a) of the Disclosure Schedule.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on substantially the same terms immediately following the Closing Date. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in material breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any written claim of any such material breach, violation or default; provided, that the foregoing is without limitation to the provisions of subsection (c) of this Section 3.17. The Company has delivered or made available to Acquiror true and complete copies of all Material Contracts, including any amendments thereto (subject to customary redaction of competitively sensitive information).

(c) Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notices seeking (i) to excuse a third party’s nonperformance, or delay a third party’s performance, under existing Material Contracts due to interruptions caused by COVID-19 (through invocation of force majeure or similar provisions, or otherwise) or (ii) to modify any existing contractual relationships due to COVID-19.

Section 3.18 Affiliate Interests and Transactions.

(a) No Related Party of the Company or any of its Subsidiaries (in the case of Immediate Family Members in the definition of Related Party, to the Knowledge of the Company): (i) owns or has owned, directly or indirectly, more than a 4% equity or other financial or voting interest in any supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any material interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms; or (iv) except for the current and former executive officers, is or has been employed by the Company or any of its Subsidiaries.

(b) Except for (i) this Agreement and the Ancillary Agreements, (ii) Contracts related to employment, compensation or incentive arrangements and (iii) Contracts evidencing such Related Party’s ownership of Company Common Stock, Company Preferred Stock, Company Options or Warrants, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to (other than with respect to liabilities and obligation with respect to the employment of a Related Party), any Related Party of the Company or any of its Subsidiaries. Except with respect to employment, compensation or incentive arrangements with a Related Party, since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.19 Insurance. Schedule 3.19 of the Disclosure Schedules sets forth, as of the date hereof, a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Neither the Company nor any of its Subsidiaries has received notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. As of the date hereof, no claim is pending under any such policy involving an amount in excess of $100,000. Schedule 3.19 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies. Neither the Company nor any of its Subsidiaries has made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

Section 3.20 Privacy and Security.

(a) The Company and each of its Subsidiaries complies (and requires and monitors the compliance of applicable third parties) in all material respects with all applicable U.S., state, foreign and multinational Laws relating to privacy or data security, industry-standard practices, their own internal agreements and their own published, posted policies with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of the Company’s or its Subsidiaries’ suppliers, customers and distributors), whether any of same is accessed or used by the Company or its Subsidiaries or any of their respective business partners; and (ii) non-personally identifiable information (including such Personal Information of the Company’s or its Subsidiaries’ suppliers, customers and distributors), whether any of same is accessed or used by the Company or its Subsidiaries.

(b) The Company and its Subsidiaries take all commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective software and Systems and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries (i) uses adequate-strength encryption technology and (ii) has implemented an industry-standard security plan that seeks to safeguard against security risks to the Company’s or its Subsidiaries’ confidential information and Personal Information. Neither the Company nor any of its Subsidiaries or the Systems thereof have been subject to a data security breach or any other material security issue or vulnerability or received any complaints regarding or notices of such breach, security issue or vulnerability.

(c) Neither the Company nor any of its Subsidiaries is collecting, and has not collected, any biometric or health data (e.g., temperature readings, symptom information, etc.) from employees or other visitors on its premises in connection with COVID-19. Except to the extent as required by U.S. local or state laws, neither the Company nor any of its Subsidiaries has implemented any other measures in response to COVID-19 that involve collecting, tracking, maintaining or analyzing any data relating to employees or visitors.

Section 3.21 Customers; Warranties; Suppliers.

(a) Schedule 3.21(a) of the Disclosure Schedules sets forth a true and complete list of (a) the names of the five (5) largest customers of the Company and its Subsidiaries during the fiscal years ended January 31, 2021 and December 31, 2019 (based on amounts received during the applicable time period) (each, a “Significant Customer”), (b) the amount for which each such customer was invoiced during such period and (c) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. The Company has not received any written notice of or, to the knowledge of the Company, has any reason to believe that any of such Significant Customers (i) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (ii) has sought, or is seeking, to reduce the price it will pay for the products or services of the Company or its Subsidiaries, other than, in each case, as set forth on Schedule 1.1.

(b) A summary of all material written warranty claims in respect of products of the Company and its Subsidiaries in the last three (3) years, along with the current status of each, has been made available to Acquiror.

(c) Schedule 3.21(c) of the Disclosure Schedules sets forth a true and complete list of the names of the five (5) largest suppliers of the Company and its Subsidiaries during the fiscal years ended January 31, 2021 and December 31, 2019 (based on amounts paid during the applicable time period) (each, a “Significant Supplier”). The Company has not received any written notice of or, to the knowledge of the Company, has any reason to believe that there has been, any material adverse change in the price or availability of such supplies or services provided by any such Significant Supplier, or that any such Significant Supplier will not sell supplies or services to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases.

(d) Schedule 3.21(d) of the Disclosure Schedules sets forth a true and complete list of the names of the manufacturing partners of the Company and its Subsidiaries that the Company expects to be its five (5) largest manufacturing partners for the fiscal years ending January 31, 2022 and January 31, 2023 (each, a “Significant Manufacturing Partner”), along with the product or service such Significant Manufacturing Partner is providing, the Company product that it relates to, and the capacity that the Company believes each such Significant Manufacturing Partner has allocated to Company for such time periods. The Company has not received any written notice of or, to the knowledge of the Company, has any reason to believe that there has been, any material adverse change in the price, capacity or availability of such supplies or services provided by any such Significant Manufacturing Partners, or that any such Significant Manufacturing Partner will not sell supplies or services or make available the capacity to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to or other arrangements with the Company and its Subsidiaries, subject to general and customary price increases.

(e) Neither the Company nor any of its Subsidiaries (i) has experienced any material disruption in its supply chain networks that remains ongoing as of the date of this Agreement or (ii) has made, or currently plans to make, any material changes to its supply chains or vendor services.

Section 3.22 Accounts Receivable. All accounts receivable reflected on the Balance Sheet represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing, as of the Closing Date, all accounts receivable will be current and, to the knowledge of the Company, collectible net of the respective reserves shown on the Balance Sheet (which reserves are adequate in all material respects and calculated consistent with past practice). There is no material contest, claim or exercised right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

Section 3.23 Accounts Payable. All accounts payable and notes payable by the Company and its Subsidiaries to third parties have arisen in the Ordinary Course of Business and no such accounts payable or note payable is delinquent more than 90 days in its payment as of the date of the Disclosure Schedules.

Section 3.24 Inventories. The inventories of the Company and each of its Subsidiaries, whether reflected on the Balance Sheet or subsequently acquired, are generally in all material respects of a quality and quantity usable and/or salable at customary gross margins in the Ordinary Course of Business. The inventories of the Company and its Subsidiaries are reflected on the Balance Sheet and in the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with past practice, subject to the absence of footnotes and to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material). Schedule 3.24 of the Disclosure Schedule sets forth, as of July 26, 2021, the existing quantities of die bank, finished goods and inventory backlog.

Section 3.25 Compliance Matters.

(a) Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees when acting on behalf of the Company or its Subsidiaries) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (iii) has violated or is violating in any material respect any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company or any of its Subsidiaries, (iv) has made, offered, authorized or promised any unlawful payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured in violation of any applicable anticorruption Law, (v) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (iv), or (vi) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar unlawful payment of any nature. The Company and its Subsidiaries have advised their respective directors, executives, representatives, agents or employees of the Company’s or any of its Subsidiaries’ respective anti-corruption requirements or procedures and the need to comply with any applicable national, regional or local anticorruption Law.

(b) The Company and its Subsidiaries are, and at all times in the last five (5) years have been, in material compliance with applicable United States and foreign export control laws and regulations, including: the Export Administration Act, the Export Control Reform Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department (collectively, “Export Laws”), applicable to its export transactions. Without limiting the foregoing: (i) there are no pending or, to the knowledge of the Company, threatened claims or investigations of potential violations against the Company or any of its Subsidiaries with respect to Export Laws, the Company’s or any of its Subsidiaries’ export activity, or export-related licenses or other approvals; and (ii) to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that may give rise to any future claims with respect to Export Laws.

Section 3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.27 Disclosure. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Form S-4 will not, at the time it, or any amendment or supplement to it, is filed with the SEC or at the time it becomes effective under the Securities Act or at the time it is delivered to the Stockholders, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 3.27, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 that were supplied by or on behalf of Acquiror or Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

Subject to the exceptions set forth in any Acquiror SEC Documents (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Acquiror and Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification.

(a) Each of Acquiror and Sub is (i) a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each case in all material respects, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. Neither Acquiror nor Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.

(b) Sub is a direct, wholly owned subsidiary of Acquiror and was formed for the sole purpose of consummating the Merger. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 4.2 Authority. Each of Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Acquiror and Sub and by Acquiror as the sole stockholder of Sub. No other corporate proceedings on the part of Acquiror or Sub are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Acquiror or Sub will be a party will have been, duly executed and delivered by Acquiror and Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Acquiror or Sub will be a party will constitute, the legal, valid and binding obligations of Acquiror and Sub, as applicable, enforceable against Acquiror and Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of Acquiror or Sub;

(ii) conflict with or violate any Law applicable to Acquiror or Sub or by which any property or asset of Acquiror or Sub is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Acquiror or Sub is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of Acquiror or Sub to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) Neither Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made pursuant to the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c) No vote of the stockholders of Acquiror or the holders of any other securities of Acquiror is required by Law, the rules and regulations of The Nasdaq Global Select Market (“Nasdaq”), or the certificate of incorporation or bylaws of Acquiror in connection with the consummation of the Merger and the issuance of shares of Acquiror Common Stock in connection therewith.

Section 4.4 Capitalization and Merger Consideration.

(a) As of the date hereof, the authorized capital stock of Acquiror consists of (i) 1,250,000,000 shares of Acquiror Common Stock and (ii) 8,000,000 shares of Preferred Stock, par value $0.002 per share, of Acquiror (the “Acquiror Preferred Stock”). As of the close of business on July 28, 2021 (the “Acquiror Capitalization Date”), (A) 823,242,788 shares of Acquiror Common Stock were issued and outstanding, (B) no shares of Acquiror Preferred Stock were issued and outstanding, (C) 114,688,324 shares of Acquiror Common Stock were reserved for issuance under the Acquiror Equity Plans, (D) no shares of Acquiror Common Stock were held in Acquiror’s treasury, (E) Acquiror Options to purchase 2,748,805 shares of Acquiror Common Stock were outstanding, (F) 24,173,234 shares of Acquiror Common Stock subject to issuance pursuant to restricted stock units, (G) Acquiror Warrants for 9,000,000 shares of Acquiror Common Stock were outstanding, (H) 4,775 shares of Acquiror Common Stock were reserved for issuance upon conversion of Acquiror’s convertible notes and (I) no shares of Acquiror capital stock were held by Subsidiaries of Acquiror. Acquiror has, and at the Closing will have, sufficient authorized but unissued shares of Acquiror Common Stock necessary to effect the issuance of the Merger Consideration.

(b) Except as set forth in the provisions of Section 4.4(a) or pursuant to this Agreement, as of the Acquiror Capitalization Date, Acquiror does not have issued and outstanding, and has not agreed to issue, any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of Acquiror or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of Acquiror is, and each share of Acquiror Common Stock to be issued by Acquiror as part of the Merger Consideration will be, upon consummation of the Merger and the issuance of such share of Acquiror Common Stock pursuant to and in accordance with the terms hereof, duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by Acquiror in compliance in all material respects with all applicable federal and state securities Laws. Except as contemplated by this Agreement, as of the Acquiror Capitalization Date, there are no outstanding obligations of Acquiror to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of Acquiror. No shares of capital stock or other equity or ownership interests of Acquiror have been issued in violation in all material respects of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws of Acquiror or any Contract to which Acquiror is a party or by which Acquiror is bound.

Section 4.5 Acquiror SEC Documents.

(a) All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) required to have been filed by Acquiror (or its predecessor) with the SEC (the “Acquiror SEC Documents”) since January 31, 2018, have been so filed on a timely basis. A true and complete copy of each Acquiror SEC Document is available on the website maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such later filing), each of the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Documents, and none of the Acquiror SEC Documents contained (or, with respect to Acquiror SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Acquiror SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 31, 2018, Acquiror has not received from the SEC any written comments with respect to any of the Acquiror SEC Documents (including the financial statements included therein) that have not been resolved.

(b) The consolidated financial statements included or incorporated by reference into the Acquiror SEC Documents (including the notes thereto) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and except with respect to unaudited consolidated statements as permitted by Form 10-Q of the SEC) and present fairly (subject, in the case of the unaudited interim consolidated financial statements included therein, to normal year-end adjustments that are not expected to be material) in all material respects the financial condition of Acquiror of such dates and the results of operations, stockholders’ equity, and cash flows of Acquiror for such periods.

Section 4.6 No Undisclosed Liabilities. Neither Acquiror nor any of its Subsidiaries have any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a consolidated balance sheet of Acquiror and its Subsidiaries prepared in accordance with GAAP, except for liabilities (a) as and to the extent specifically disclosed, reflected or reserved against in Acquiror’s consolidated balance sheet (or the notes thereto) as of May 1, 2021 included in the Acquiror SEC Documents filed or furnished prior to the date hereof, (b) incurred in the Ordinary Course of Business since May 1, 2021, (c) incurred in connection with this Agreement and the transactions contemplated hereby and (d) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

Section 4.7 Internal Controls and Procedures. Acquiror has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Acquiror has disclosed, based on its most recent evaluation of Acquiror’s internal control over financial reporting prior to the date hereof, to Acquiror’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Acquiror’s internal control over financial reporting which are reasonably likely to adversely affect Acquiror’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror’s internal control over financial reporting.

Section 4.8 Information Supplied. The information relating to Acquiror and the Subsidiaries of Acquiror to be contained in, or incorporated by reference in (a) the Form S-4 will not, at the time it, or any amendment or supplement to it, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, and (b) the joint prospectus/consent solicitation statement contained in the S-4 will not, at the time it, or any amendment or supplement to it, is distributed to the Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, that no representation or warranty is made by Acquiror or Sub with respect to information or statements made or incorporated by reference in the Form S-4 or the joint prospectus/consent solicitation statement, which information or statements were not supplied by or on behalf of Acquiror or Sub.

Section 4.9 Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any of their respective properties or assets, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither Acquiror nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. There is no Action pending or, to the knowledge of Acquiror, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10 Reorganization. Neither Acquiror nor Sub has taken or agreed to take any action, and neither Acquiror nor Sub is aware of any facts or circumstances, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 4.11 Brokers. Except for Qatalyst, the fees of which will be paid by Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Acquiror or Sub.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Effective Time, except as (w) otherwise set forth in Schedule 5.1(w) of the Disclosure Schedule, (x) expressly required by this Agreement, (y) required by Law, or (z) consented to by Acquiror in response to an email request for such consent that is addressed to Acquiror representative set forth in Schedule 5.1(z) of the Disclosure Schedule (which consent (A) shall not be unreasonably withheld, conditioned or delayed, except in the case of Sections 5.1(a), (b), (c), (d), (f), (g), (m), (p), (t), (v), (w), (y) and, solely with respect to any of the foregoing, (z) and (B) shall be deemed granted if Acquiror has not acknowledged receipt (which for avoidance of doubt, shall not require consent) within 48 hours of the Company’s delivery of such request) (1) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) preserve substantially intact the business organization and assets of the Company and its Subsidiaries; (ii) preserve in all material respects the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; (iii) keep and maintain in all material respects the assets and properties of the Company and its Subsidiaries in good repair and normal operating condition, wear and tear excepted, (iv) place orders with suppliers for die bank that is reasonable based on supply available and allocations of that supply to the Company, and (v) continue to enter into commercial transactions consistent with the Ordinary Course of Business, and (2) by way of amplification and not limitation, the Company shall not, and shall cause each of its Subsidiaries not to, do, or propose to do, directly or indirectly, any of the following:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries (except for the issuance of Shares in accordance with the terms of the Equity Plan) or (ii) any properties or material assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the Ordinary Course of Business;

(c) declare, set aside, make or pay any noncash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest, other than such distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest or make any other change with respect to its capital structure, other than repurchases of such equity or ownership interests pursuant to a Plan in connection with an employee’s termination of service to the Company or any of its Subsidiaries;

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(g) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business; provided, that in no event shall the Company or any of its Subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(h) amend or consent to the termination of any Material Contract, or waive or modify any of the Company’s or any of its Subsidiaries’ material rights thereunder, or enter into any Contract that if in effect on the date hereof would be a Material Contract, in each case, other than in the Ordinary Course of Business;

(i) authorize, or make any commitment with respect to, any capital expenditure not contemplated by the capital expenditure budget set forth in Schedule 5.1(i) of the Disclosure Schedule that is individually in excess of $250,000 or, in the aggregate, in excess of $500,000 for the Company and its Subsidiaries taken as a whole;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $200,000 per year in any single case;

(k) other than as set forth in Schedule 5.1(k) of the Disclosure Schedule, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, promote any employees, or grant any severance or termination payment to, or change the vesting terms of any compensation of, or pay, loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Plan;

(l) hire any employees for positions, other than those listed on Schedule 3.11(j)(ii) of the Disclosure Schedule or other positions that become open in the Ordinary Course of Business;

(m) adopt any “return-to-work” policies that permit employees to work remotely or work from a different location than their assigned office on a permanent basis or beyond a date that is reasonable under COVID-19 Measures;

(n) enter into any Contract with any Related Party of the Company or any of its Subsidiaries;

(o) adopt or make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(p) make, revoke or modify any Tax election, commence, settle or compromise any Tax liability, file or cause to be filed any Return other than on a basis consistent with past practice, surrender any right to a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any automatic extension of the due date of a Return), grant any power of attorney with respect to Taxes, enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or any closing or other agreement relating to Taxes or fail to pay Taxes when due;

(q) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the Ordinary Course of Business;

(r) cancel, compromise, waive or release any material right or claim other than in the Ordinary Course of Business;

(s) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(t) sell, transfer, covenant not to sue, lease, sublease, outbound license, outbound sublicense or otherwise dispose of or terminate or abandon, in each case, any Intellectual Property, except for grants of nonexclusive licenses in the Ordinary Course of Business in connection with a Standard Outbound License;

(u) permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Company or any of its Subsidiaries;

(v) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the Ordinary Course of Business;

(w) sell or agree to sell Company products, whether or not currently in inventory, outside of the Ordinary Course of Business, including with respect to timing, pricing, discounting practices, warranties offered, bundling, sales volume and service levels;

(x) enter into any Contract or otherwise agree to pay any discretionary bonus, success fee, change-of-control payment or other similar fee as a result of or in connection with the execution of this Agreement or in connection with the transactions contemplated by this Agreement, other than as set forth in Schedule 5.1(k);

(y) commence or settle any Action other than against Acquiror to enforce the Company’s rights hereunder; or

(z) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2 Access to Information. Except (w) as otherwise prohibited by Law, (x) as would be reasonably expected to violate the attorney-client or other legal privilege of the Company, (y) for information of a nature consistent with information to which the Acquiror and the Company have agreed that the Acquiror would not have access prior to the date hereof and that the Company deems, acting reasonably and in good faith based on advice of outside counsel (which takes into consideration the clean room procedures previously agreed to between the Company and Acquiror and whether the condition set forth in Section 7.1(b) has been met), to be competitively sensitive or (z) to the extent that such information would not be required to be provided pursuant to Section 5.3 as a result of a non-disclosure agreement referred to in such section, from the date hereof through the earlier of the Closing Date or the termination of this Agreement, the Company and its Subsidiaries shall afford Acquiror and its Representatives, upon reasonable advance notice, reasonable access (including for inspection and copying and via electronic means to the greatest extent possible) during normal business hours, in such manner as to not unreasonably disrupt or interfere with the normal operation of the Company and its Subsidiaries, to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Acquiror with such financial, operating and other data and information as Acquiror may reasonably request. For avoidance of doubt, the parties acknowledge that the data and information set forth on Schedule 5.2 is reasonable to request. Subject to applicable Law, Acquiror, Sub and their respective Affiliates and Representatives will hold in confidence all information obtained from the Company, the Company’s Subsidiaries and their respective Affiliates, directors, officers, agents, Representatives or employees in accordance with the provisions of the Confidentiality Agreement. Nothing contained in this Agreement is intended to give Acquiror or Sub, directly or indirectly, the right to control or direct any aspect of the Company’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of their respective Affiliates and Representatives shall, directly or indirectly (a) solicit, initiate, consider, knowingly encourage or accept any proposal or offer than constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise knowingly cooperate in any way, knowingly assist or participate in, knowingly facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify Acquiror promptly, but in any event within 48 hours, orally and in writing if any such Acquisition Proposal, or, to the knowledge of the Company, any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Acquiror shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact; provided, that in the event that the Company is, as of June 23, 2021, a party to a non-disclosure agreement that would be violated by the foregoing provision, then solely to the extent explicitly required by such non-disclosure agreement, the Company may omit the name of the Person making any such proposal and the terms thereof (but in no event the fact of the receipt of an Acquisition Proposal). The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party, without the prior written consent of Acquiror. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries (other than inventory to be sold in the Ordinary Course of Business), (ii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries.

Section 5.4 Stockholder Consent.

(a) The Company shall include the Company Board Recommendation in the Form S-4, subject to the fiduciary duties of the Company’s board of directors under applicable Law; provided that, notwithstanding anything to the contrary in this Agreement, prior to obtaining the Stockholder Consent, (i) nothing in this Agreement shall prohibit the Company or the Company’s board of directors from (A) disclosing to the Stockholders a position contemplated by Rule 14d-9 under the Exchange Act or (B) making any disclosure to the Stockholders and (ii) the Company’s board of directors shall be permitted to change or withdraw the Company Board Recommendation but, in the case of clause (i) or (ii), solely to the extent any such disclosure, change or withdrawal is required for the Company’s board of directors to carry out its fiduciary duties under applicable Law; provided that in no event shall any such disclosure, change or withdrawal (I) affect the validity and enforceability of this Agreement or the Support Agreements, including each Stockholder that is party to a Support Agreement’s obligation to deliver (or cause to be delivered) the written consent contemplated by its Support Agreement and the Company’s obligation to consummate the Merger, or (II) cause any state corporate takeover statute or other similar statute to be applicable to the Merger or the other transactions contemplated hereby.

(b) No later than one Business Day after the Form S-4 shall have been declared effective under the Securities Act, the Company shall distribute the approval by written consent in the form attached hereto as Exhibit E (the “Stockholder Consent”) to at least the number of Stockholders sufficient for the Requisite Stockholder Approval in lieu of a meeting pursuant to Section 228 of the Delaware Law (and in any event to all signatories of a Support Agreement), for purposes of adopting and approving this Agreement and the Merger and the other transactions contemplated hereby, and the Company shall use its reasonable best efforts to cause Stockholders sufficient for the Requisite Stockholder Approval to execute and deliver to the Company the Stockholder Consent no later than one Business Days after the Form S-4 shall have been declared effective under the Securities Act (the “Stockholder Consent Deadline”). Promptly following receipt of the duly executed

Stockholder Consent (and in any event within one Business Day), the Company shall deliver a copy of the duly executed Stockholder Consent to Acquiror. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the transactions contemplated hereby.

(c) Reasonably promptly following receipt of the duly executed Stockholder Consent and the Requisite Stockholder Approval, the Company shall prepare and deliver a notice (the “Stockholder Notice”) to every Stockholder that has not theretofore executed the Stockholder Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company’s board of directors determined that the Merger is advisable in accordance with Section 251(b) of the Delaware Law and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Stockholder Consent, including the adoption and approval of this Agreement, the Merger and the other transactions in accordance with Section 228(e) of the Delaware Law and the certificate of incorporation and bylaws of the Company, (iii) include a description of the appraisal rights of the Company’s stockholders available under the Delaware Law, along with such other information as is required thereunder and pursuant to applicable Law, and seek a waiver of such appraisal rights from such Stockholder and (iv) seek ratification of the appointment of the Stockholder Representative. All materials (including any amendments thereto) submitted to the Stockholders in accordance with this Section 5.4(c) shall be subject to Acquiror’s advance review and reasonable comment.

Section 5.5 Notification of Certain Matters. The Company shall give prompt written notice to Acquiror of (a) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (b) any failure of the Company or any of its Subsidiaries or any other Affiliate of the Company to materially comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, to the extent that such failure would reasonably be likely to result in the failure of the condition set forth in the penultimate sentence of Section 7.3(a); provided, that any failure to provide notice of a breach of representation or warranty shall be deemed to be a breach of such representation or warranty for purposes of this Agreement (and not, for the avoidance of doubt, a breach of covenant), (c) any matter that would require any amendment or supplement to the Form S-4 or (d) any Action pending or, to the Company’s knowledge, threatened in writing against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.6 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 5.7 Equity Plan; Warrants. Prior to the Effective Time, the Company shall take all actions necessary to ensure that (a) (i) the Equity Plan or other equity-based plans shall terminate as of the Effective Time, (ii) after the Effective Time, neither the Company nor any of its Subsidiaries is bound by any Company Option, Company RSU or other equity-based right that would entitle any Person, other than Acquiror or its Affiliates, to beneficially own, or receive any payments other than as contemplated by Section 2.9 in respect of, any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, and (iii) the treatment of each Warrant contemplated by Section 2.9 is permitted by the terms of such Warrant, and (b) (i) effective immediately prior to the Closing, fully vest all shares of Warrant Stock (as defined in the Designated Warrant) subject to the Designated Warrant pursuant to Section 1.1 of the Designated Warrant and (ii) the holder of the Designated Warrant receives notice of (A) such action and (B) such holder’s ability to elect to net issuance exercise pursuant to Section 1.2 of the Designated Warrant or be converted as contemplated by Section 2.7(c)(i) hereof. The Company shall use commercially reasonable efforts to obtain from the holder of the Designated Warrant an indication as to whether it will elect net issuance or exercise the Designated Warrant for cash at least ten Business Days prior to Closing.

Section 5.8 Confidentiality. Each of the parties (other than the Stockholder Representative) shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Mutual Non-Disclosure Agreement dated April 1, 2021 between Acquiror and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Notwithstanding anything to the contrary in the foregoing (including in the Confidentiality Agreements) or otherwise herein, a party hereto (and each of their Representatives) shall be permitted to disclose any and all terms (i) to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), (ii) to any Governmental Authority or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed, (iii) to Persons to which such party is otherwise incurring Transaction Expenses (but only to the extent reasonably necessary for such Person to perform its services in connection therewith), (iv) as necessary for the Company to comply with Section 5.4 and the other consents and approvals of the Securityholders and other third parties contemplated by this Agreement, or (v) in connection with enforcing its rights or defending itself against any claims hereunder. Notwithstanding anything in this Agreement to the contrary, following the Closing, the Stockholder Representative shall be permitted to: (a) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; and (b) disclose information to employees, advisors, agents or consultants of the Stockholder Representative and to the Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto. Notwithstanding anything to the contrary contained herein, no Securityholder that is a private equity or venture capital fund, shall be precluded from disclosing to its partners, limited partners or prospective investors (in each case, who are subject to a duty of confidentiality) the terms of this Agreement and the transactions contemplated hereby and the results of its investment in the Company and such other information as is reasonably required to be disclosed under its partnership agreement, limited liability company agreement or comparable organizational agreement. The Stockholder Representative acknowledges that that certain Non-Disclosure Agreement, dated as of July 6, 2021, by and between the Stockholder Representative and the Company, is intended to cover all information related to this Agreement and the Merger, will survive the Closing, and will be enforceable by Acquiror and the Surviving Corporation.

Section 5.9 Reasonable Best Efforts; Further Assurances.

(a) Each of the parties shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the antitrust Laws or any other applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without prejudice to the provisions of Section 5.9(a), as promptly as possible after the date of this Agreement (and in no event later than 12 Business Days thereafter), if required by any applicable Law, each of the parties (other than the Stockholder Representative) hereto: (i) shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger; and (ii) shall file an antitrust notification in any other jurisdiction if required by any applicable Law. Each of the parties hereto shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust notification in connection with such filings. To the extent permitted by applicable Law, each of the parties (other than the Stockholder Representative) hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other antitrust Law. Each of the parties hereto shall cooperate reasonably with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any Governmental Authority or by an applicable Law, each party hereto will permit authorized Representatives of the other party to be present at each meeting or conference relating to any request, inquiry, investigation, action or proceeding arising under this section.

(c) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to give promptly such notice to third parties and obtain such third party consents and estoppel certificates as are required to be set forth on Schedule 3.3(a)(iii) of the Disclosure Schedules. Acquiror shall cooperate with and assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Acquiror shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that Acquiror in its sole discretion may deem adverse to the interests of Acquiror or the Company or any of its Subsidiaries.

(d) Notwithstanding anything herein to the contrary, Acquiror shall not be required by this Section 5.9 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Acquiror, the Company or any of their respective Affiliates or (ii) limit Acquiror’s freedom of action with respect to, or its ability to consolidate, operate or control, the Company and its Subsidiaries or any of their assets or businesses or any of Acquiror’s or its Affiliates’ other assets or businesses.

(e) The Company shall use commercially reasonable efforts to cooperate with Acquiror to obtain the R&W Insurance Policy.

Section 5.10 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary (i) to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto, (ii) to the extent such public statements or press releases regarding this Agreement or the Merger are consistent with previous press releases or public announcements made in compliance with this Section 5.10, (iii) to the extent such public statements or press releases are made in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby, and (iv) in the case of the Company and its Affiliates, in the event of termination of this Agreement pursuant to the terms hereof prior to the Effective Time, solely with respect to public statements to securityholders, employees, customers, suppliers or similar Company constituencies, as the Company may determine is reasonable and appropriate for a company of the size and maturity of the Company. Acquiror may make public statements, with respect to the anticipated effect of this Agreement and the Merger on Acquiror’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show,” and any public disclosure as required by the SEC or other Governmental Authority as Acquiror may reasonably determine without prior consultation with the Company. Notwithstanding anything herein to the contrary, following Closing and the public announcement of the Merger, the Stockholder Representative shall be permitted to announce that it has been engaged to serve as the Stockholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 5.11 Form S-4.

(a) Acquiror and the Company shall prepare a consent solicitation statement with respect to the solicitation of consents from the Stockholders and a Form S-4 with respect to the shares of Acquiror Common Stock issuable hereunder and Acquiror shall file such joint consent solicitation statement and Form S-4 (the “Form S-4”) with the SEC. Acquiror and the Company agree to file the Form S-4 as soon as reasonably practicable following the execution and delivery of this Agreement (and in any event no later than 25 Business Days after the date hereof), provided that the parties agree to use reasonable best efforts to file the Form S-4 by a target date of no more than 15 Business Days after the date hereof.

(b) Each party hereto shall promptly provide to the others all financial and other information, including auditor consents, as the Company or Acquiror may reasonably request for the preparation of the Form S-4. In consultation with the Company, Acquiror shall promptly respond to any SEC comments on the Form S-4 and shall otherwise use reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as reasonably practicable and to keep the Form S-4 effective as long as necessary until the earlier of (A) the consummation of the transactions contemplated by this Agreement, including the Merger, or (B) the termination of this Agreement in accordance with its terms. Acquiror shall also use its reasonable best efforts to take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act. Acquiror will notify the Company promptly after it receives notice: (i) of the time when the Form S-4 has been filed; (ii) if applicable, that the Form S-4 is not being reviewed by the SEC; (iii) in the event the Form S-4 is reviewed by the SEC, of receipt of oral or written notification of the completion of the review by the SEC; (iv) of the filing of any supplement or amendment to the Form S-4; (v) of any request by the SEC for amendment of the Form S-4; (vi) of any comments from the SEC relating to the Form S-4 and responses thereto; and (vii) of requests by the SEC for additional information, and in each case Acquiror shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. No filing of, or amendment or supplement to, the Form S-4, or submission of any written correspondence to the SEC with respect thereto, will be made by Acquiror, and no filing of, or amendment or supplement to, the consent solicitation statement will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon; provided that, without limiting this Section 5.11(b), this right to review and comment shall not apply with respect to information or documents incorporated by reference in the Form S-4 or the consent solicitation statement other than any such information or documents related to the transactions contemplated by this Agreement.

(c) Acquiror and the Company shall each comply with all applicable provisions of and rules under the Securities Act and the Exchange Act, and all applicable provisions of the Delaware Law, as applicable, in the preparation, filing and distribution of the Form S-4. If at any time prior to the Effective Time any information relating to the parties hereto, or any of their respective Affiliates, officers or directors, should be discovered by any other party that should be set forth in an amendment or supplement to the Form S-4, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(d) Acquiror shall take such steps as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in the Merger. The Company shall use its commercially reasonable efforts to cooperate with Acquiror in connection with the S-4 and to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in the Merger. No more than five (5) days after the date of this Agreement, the Company will provide Acquiror with the state or jurisdiction of residence of each Securityholder that is expected to receive Merger Consideration as listed in the Company’s records.

Section 5.12 Nasdaq Listing. Acquiror shall make all such filings, notifications or applications with Nasdaq prior to Closing as may be necessary in connection with the issuance of the Acquiror Common Stock as Merger Consideration and ensure that the shares of Acquiror Common Stock issuable in the Merger are listed on Nasdaq at the Effective Time.

Section 5.13 Form S-8. Acquiror shall file a Registration Statement on Form S-8 with the SEC covering the shares of Acquiror Common Stock issuable with respect to Acquiror Options and Acquiror RSUs issued or granted in consideration for Consideration Options and Consideration RSUs as soon as reasonably practicable after the Effective Time, but in no event more than five (5) business days after the Closing Date, and shall maintain the effectiveness of such registration statement thereafter for so long as any of such Company Options or Company RSUs remain outstanding.

Section 5.14 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted or required under the certificate of incorporation and bylaws of the Company, Delaware Law and indemnification agreements of the Company indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an “Insured Party”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries and arising out of or pertaining to any action or omission occurring at or prior to the Effective Time (including the transactions contemplated hereby) (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Insured Party to the fullest extent permitted under Delaware Law, upon receipt from the Insured Party for whom expenses are paid of any undertaking to repay such amounts required under Delaware Law), whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Insured Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); provided further, that the Surviving Corporation shall not be obligated pursuant to this Section 5.14 to pay the fees and expenses of more than one counsel for all Insured Parties in any single action unless a conflict of interest precludes the effective representation of more than one Insured Party with respect to the applicable claim, action, suit, proceeding or investigation.

(b) The governing documents of the Surviving Corporation shall contain provisions no less favorable in the aggregate with respect to indemnification than are set forth in the certificate of incorporation and bylaws of the Company, Delaware Law and indemnification agreements of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or its Subsidiaries, with respect to acts or omissions occurring prior to the Effective Time, unless such modification shall be required by applicable Law.

(c) Prior to the Closing, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy, which (i) has an effective term of at least six years from the Closing, (ii) covers the Insured Parties, (iii) covers breaches of fiduciary duties under Delaware Law, and (iv) contains coverage terms at least as favorable as the terms and coverage amounts of the Company’s existing directors’ and officers’ liability insurance policy (the “D&O Tail Insurance Policy”). The aggregate liability of Acquiror to all Insured Parties shall be limited to any recovery under D&O Tail Insurance Policy. Acquiror shall cause the Surviving Corporation and its Subsidiaries (or their successors and assigns) to maintain the D&O Tail Insurance Policy in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.14 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Corporation and all successors and assigns of Acquiror and the Surviving Corporation. In the event that Acquiror, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or (ii) conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, Acquiror and the Surviving Corporation shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.14. The obligations of Acquiror and the Surviving Corporation under this Section 5.14 shall not be terminated or modified in such a manner as to materially and adversely affect any Insured Party, without the consent of the affected Person. The rights of each Person entitled to indemnification or advancement under this Section 5.14 shall be in addition to, and not in limitation of, any other rights such Person may have under the Company’s certificate of incorporation or bylaws, the Acquiror certificate of incorporation or bylaws and/or any other indemnification arrangement, applicable Law or otherwise. The provisions of this Section 5.14 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section  5.14.

Section 5.15 Benefit Arrangements.

(a) To the extent permitted by applicable Law, the employees of the Company employed by Acquiror or any of its Affiliates immediately after the Effective Time (“Continuing Employees”) shall be entitled to benefits which are available or subsequently become available to Acquiror’s employees, and on a basis which is substantially comparable with Acquiror’s similarly situated employees. Acquiror shall use commercially reasonable efforts to give full credit for eligibility and/or vesting purposes and benefit accrual for vacations for each Continuing Employee’s period of service at the Company before the Effective Time, subject to applicable Law and the terms and conditions of Acquiror’s benefit plans. Subject to the approval of any insurance carrier and to the extent consistent with applicable Law and Tax qualification requirements, Acquiror shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to the Continuing Employees and their eligible dependents and shall use commercially reasonable efforts to provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirement under any Acquiror employee benefit programs in which they are eligible to participate on and after the Effective Time.

(b) Acquiror shall provide for awards of Acquiror RSUs to Continuing Employees in a manner consistent with the provisions of Schedule 5.15(b).

(c) Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific employee benefit, (ii) shall constitute an amendment to or any other modification of any Plan or other employee benefit plan, program, policy or arrangements, (iii) shall create any third-party beneficiary rights in any current or former employee of Company or its Subsidiaries or any beneficiary or dependent thereof or (iv) shall be deemed to limit the right of Acquiror or any of its Subsidiaries to terminate the employment of any Continuing Employee at any time or change or modify the terms or conditions of employment for any Continuing Employee.

(d) Unless instructed otherwise the Acquiror at least two business days prior to the Closing, the Company shall (or shall cause the applicable plan sponsor to), at least one Business Day prior to the Closing, (i) cease contributions to, and adopt written resolutions (or take other necessary and appropriate action(s)) to terminate, each Plan that is intended to be qualified under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with its terms and the requirements of applicable Law (ii) make all employee and employer contributions to the 401(k) Plans on behalf of Continuing Employees for all periods of services prior to the Closing, including such contributions that would have been made on behalf of the Continuing Employees had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Dates, and (iii) 100% vest all participants under the 401(k) Plans, such termination, contributions and vesting to be effective no later than the business day preceding the Closing.

Section 5.16 Closing Allocation Schedule. The Company shall deliver to Acquiror no later than seven (7) Business Days prior to the Closing, a Closing Allocation Schedule (the “Closing Allocation Schedule”) in the form agreed by Acquiror and the Company, which Closing Allocation Schedule shall be certified as complete and correct and complying with the governing documents of the Company and applicable Law by the Chief Executive Officer of the Company as of the Closing and which shall include, as of the Closing, (a) (i) all Stockholders and, to the extent available, their respective addresses and email addresses, (ii) the number and class of Shares held by such Persons, (iii) the number of shares of Acquiror Common Stock to which such Stockholder will be entitled pursuant to Section 2.7, (iv) each Stockholder’s Pro Rata Portion, (v) the respective certificate numbers (if applicable), and (vi) for each “covered security” (as defined in Section 6045 of the Code), the acquisition date and, to the extent of the Company’s knowledge, tax basis of such security; (b) (i) all holders of Company Options and, to the extent available, their respective addresses and email addresses, (ii) the number of Company Options held by such Persons, (iii) the number of shares of Company Common Stock underlying each such Company Option, (iv) the grant dates and expiration dates of such Company Options, (v) the vesting arrangement with respect to such Company Options (including for each Company Option, the number of shares that are vested and unvested as of the Closing), (vi) with respect to each Company Option, whether such Option is held by a Continuing Employee or by a non-Continuing Employee, (vii) the exercise price with respect to each Company Option, (viii) for each Company Option that is being terminated for consideration, the number shares of Acquiror Common Stock to which the holder of such Company Options will be entitled pursuant to Section 2.9, (ix) for each Company Option that is converted into Acquiror Options, the number of shares of Acquiror Common Stock subject to, and the exercise price per share of Acquiror Common Stock of, each Acquiror Option issuable with respect to such Company Option pursuant to Section 2.9 and (x) each holder of Company Option’s Pro Rata Portion; (c) (i) all holders of Company RSUs and, to the extent available, their respective addresses and email addresses, (ii) the number of Company RSUs held by such Persons, (iii) the number of shares of Company Common Stock subject to each such Company RSUs, (iv) the vesting arrangement with respect to such Company RSUs (including for each Company RSU, the number of shares that are vested and unvested as of the Closing), (v) with respect to each Company RSU, whether such Company RSU is held by a Continuing Employee or by a non-Continuing Employee, (vi) for each Company RSU that is being terminated for consideration, the number shares of Acquiror Common Stock to which the holder of such Company RSU will be entitled pursuant to Section 2.9, (vii) for each Company RSU that is converted into Acquiror RSUs, the number of shares of Acquiror Common Stock subject to each Acquiror RSU issuable in respect of such Company RSU pursuant to Section 2.9 and (viii) each holder of Company RSUs’ Pro Rata Portion; (d) (i) all holders of Warrants and, to the extent available, their respective addresses and email addresses, (ii) the number of Warrants held by such Persons, (iii) the number and series of shares of Company Common Stock or Company Preferred Stock (as the case may be) underlying each such Warrant, (iv) the grant dates and expiration date of such Warrants, (v) the vesting arrangement with respect to such Warrants other than the Designated Warrant (including for each Warrant, the number of shares that are vested and unvested as of the Closing), (vi) the exercise price with respect to each Warrant, (vii) for each Warrant that is being terminated for consideration, the number shares of Acquiror Common Stock to which the holder of such Warrant will be entitled pursuant to Section 2.9, (viii) for each Warrant that is converted into Acquiror Warrants, the number of shares of Acquiror Common Stock subject to, and the exercise price per share of Acquiror Common Stock of, each Acquiror Warrant issuable with respect to such Warrant pursuant to Section 2.9 and (ix) each holder of Warrant’s Pro Rata Portion; and (e) each Company Option, Company RSU and Warrant that will be cancelled for no consideration pursuant to Section 2.9(g). Acquiror shall be entitled to conclusively rely on the Closing Allocation Schedule, and neither Acquiror nor its Affiliates shall have any liability with respect to the allocation of the Merger Consideration or the other calculations set forth therein.

Section 5.17 Cyber Policy. Prior to the Effective Time, the Company shall purchase a fully prepaid “tail” policy under the Company’s existing errors and omissions and cyber security insurance (collectively, the “Cyber Policy”) covering the Company for a period of three (3) years after the Closing Date.

Section 5.18 R&W Insurance Policy. The R&W Insurance Policy shall expressly provide that the insurers issuing such policy shall have no right, and waive any right, of subrogation, contribution or any other claim against the Securityholders based upon, arising out of or in any way resulting from this Agreement, the Ancillary Agreements, the Merger or the R&W Insurance Policy, except in the case of Fraud. The subrogation provisions of the R&W Insurance Policy shall not be amended, waived, modified or otherwise revised in any manner adverse to the Securityholders without the prior written consent of the Stockholder Representative.

Section 5.19 Conduct of Business by Acquiror Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Company shall otherwise consent in advance in writing in response to an email request for such consent that is addressed to the Company representative set forth in Schedule 5.19 of the Disclosure Schedule, which consent shall not be unreasonably withheld, conditioned or delayed, Acquiror shall not, and shall cause each of its Subsidiaries not to, do, or propose to do, directly or indirectly, any of the following:

(a) amend or otherwise change Acquiror’s certificate of incorporation or bylaws if such amendment or change is material and disproportionately adverse to Securityholders as compared to other stockholders of Acquiror;

(b) declare, set aside, make or pay any cash or noncash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest, other than in the Ordinary Course of Business or such distributions by a direct or indirect wholly owned Subsidiary of Acquiror to Acquiror; or

(c) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.20 Systems/Cyber Security Planning. Prior to the Effective Time, the Company shall use commercially reasonable efforts to take the actions identified on Schedule 5.20, provided that any third party expenses incurred by the Company pursuant to this Section 5.20 shall be at Acquiror’s expense.

Section 5.21 280G Stockholder Approval. At least three business days prior to Closing, the Company shall (a) secure from each Person who has a right to any payments or benefits as a result of or in connection with the transactions contemplated hereby that could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such Person’s rights to some or all of such payments or benefits applicable to such Person (“Section 280G Payments”), so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code; and (b) solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Acquiror) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to the Section 280G Payments. Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Prior to the Closing, the Company shall deliver to the Acquiror written notification and documentation satisfactory to the Acquiror that a vote of the Company’s stockholders was solicited in conformance with Section 280G of the Code and the Treasury Regulations promulgated thereunder and (i) the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder

Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, such payments and/or benefits shall not be made or provided (or shall be returned). The form and substance of all stockholder approval documents contemplated by this Section 5.21, including the waivers, shall be subject to the prior review and reasonable approval of Acquiror.

ARTICLE VI

TAX MATTERS

Section 6.1 Tax Treatment. Each of Acquiror, the Stockholders and the Company will (and will cause its Affiliates to) (i) use its best efforts to cause the Merger to constitute as a transaction qualifying for the Intended Tax Treatment and (ii) not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment. Acquiror shall not file (or cause its Affiliates, including the Company, to file) any U.S. federal, state or local Return after the Closing Date in a manner that is inconsistent with the treatment of the Merger as a transaction qualifying for the Intended Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a)(1) of the Code.

Section 6.2 Post-Closing Transfers. Notwithstanding anything to the contrary in this Agreement, following the Closing, Acquiror shall be permitted to cause the transfer of its interests in the Surviving Corporation to Marvell Technology Holdings, Inc., an indirect, wholly owned subsidiary of Acquiror and a member of its qualified group as defined in Treas. Reg. Section 1.368-1(d)(4)(ii), in a transfer qualifying under Treas. Reg. 1.368-2(k)(1)(ii).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Merger.

(b) Antitrust Approvals. Any waiting period (and any extension thereof) or required approval applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or shall have been terminated or shall have been obtained, as applicable.

(c) Approval of Stockholders. The Merger shall have been approved by the Requisite Stockholder Approval.

(d) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) Nasdaq Listing. The shares of Acquiror Common Stock issued and issuable to the Securityholders as provided for in Article II shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Sub contained in this Agreement (other than the representations and warranties of Acquiror and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct, except for any inaccuracies as would not have a Material Adverse Effect on Acquiror, on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualifications contained therein) as though such representations and warranties were made at the Closing. Acquiror and Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing. The Company shall have received from each of Acquiror and Sub a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of each of Acquiror and Sub.

(b) No Material Adverse Effect. There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Acquiror that is continuing.

Section 7.3 Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Acquiror in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties set forth in Section 3.4 (Capitalization) shall be true and correct in all respects when made (other than de minimis errors) and in all material respects as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. The representations and warranties of the Company (other than the representations and warranties set forth in Section 3.4 (Capitalization)) contained in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct, except for any inaccuracies as would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualifications contained therein) as though such representations and warranties were made at the Closing. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. Acquiror shall have received from the Company a certificate to the effect set forth in the foregoing clauses signed by a duly authorized officer thereof.

(b) Consents and Approvals. All third party notices, consents and estoppel certificates set forth on Schedule 7.3(b) shall have been sent (in the case of notices) or received (in the case of consents and estoppel certificates) and shall be satisfactory in form and substance to Acquiror in its reasonable discretion.

(c) No Litigation. No Action shall be pending by or before any Governmental Authority that, in the reasonable, good faith determination of Acquiror, is reasonably likely to (i) require divestiture of any assets of Acquiror as a result of the transactions contemplated by this Agreement or the divestiture of any assets of the Company or any of its Subsidiaries, (ii) prohibit or impose limitations on Acquiror’s ownership or operation of all or a material portion of its or the Company’s business or assets (or those of any of its Subsidiaries or Affiliates) or (iii) in the case of an Action by a Governmental Authority, impose limitations on the ability of Acquiror or its Affiliates, or render Acquiror or its Affiliates unable, effectively to control the business, assets or operations of the Company or its Subsidiaries in any material respect.

(d) Ancillary Agreements. Acquiror shall have received:

(i) an executed Certificate of Merger;

(ii) an executed counterpart of each Restrictive Covenant Agreement, which shall be executed by each Designated Stockholder and will not have been revoked by each Designated Stockholder;

(iii) the Closing Statement; and

(iv) the Closing Allocation Schedule.

(e) Corporate Documents. Acquiror shall have received a certificate of the Company, dated as of the Closing Date, certifying as to (i) the full force and effect of the certificate of incorporation and bylaws (or equivalent governing documents) of the Company attached to such certificates as exhibits, (ii) the accuracy and full force and effect of the Stockholder Consent, and (iii) the resolutions adopted by the board of directors of the Company regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate.

(f) Resignations. Acquiror shall have received letters of resignation from the directors of the Company and each of its Subsidiaries.

(g) Maximum Dissenting Shares. Not more than 5% of the Shares outstanding immediately prior to the Effective Time shall be Dissenting Shares, or shall have the continuing right under Delaware Law or the California Corporations Code to be Dissenting Shares.

(h) Employees. (i) None of the Designated Employees, (ii) no more than 10% of the employees of the Company and its Subsidiaries listed on Schedule 7.3(h)(ii) of the Disclosure Schedules that received an offer letter (other than an offer letter that specifically contemplates employment or consultantship by Acquiror for only a short transition period) and (iii) no more than 20% of the other employees of the Company that received an offer letter (other than an offer letter that specifically contemplates employment or consultantship by Acquiror for only a short transition period), in each case, shall have left the employment of the Company or its Subsidiaries prior to the Closing or (A) in the case of the employees contemplated by clause (i), indicated to the Company an intention of doing so and (B) in the case of the employees contemplated by clauses (ii) or (iii), to the Knowledge of the Company, indicated in writing to the Company or its Subsidiaries an intention of doing so. Each employee of the Company or its Subsidiaries that has a “single-trigger” acceleration provision in any Consideration Award shall have waived such provision as it relates to the Merger.

(i) Tax Certificate. The Company shall have delivered to Acquiror a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code; provided that if such certificate is not delivered as of the Closing Date, Acquiror shall still be required to consummate the Merger notwithstanding the Company’s failure to deliver such certificate, and Acquiror may withhold any amounts required to be withheld from the consideration otherwise payable pursuant to this Agreement to any Stockholders in accordance with applicable Law.

(j) Good Standings. The Company shall have delivered a certificate of good standing of the Company within five (5) Business Days of Closing from the States of Delaware and California.

(k) Insurance Policies. Acquiror shall have received evidence reasonably satisfactory to Acquiror that the Company has purchased the D&O Tail Insurance Policy for the Insured Parties and the Cyber Policy.

(l) No Material Adverse Effect. There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company that is continuing.

(m) Audited Financials. The Company shall deliver to Acquiror the audited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2021, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries for the year ended January 31, 2021, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties of the Company, Acquiror and Sub contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall terminate upon the Closing, except in the case of Fraud; provided, however, that the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4 and 4.4 relating to capitalization, Section 3.5 relating to equity interests and Sections 3.26 and 4.11 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4, 3.5 and 3.26 are collectively referred to herein as the “Company Fundamental Representations” and Sections 4.1, 4.2, 4.4 and 4.11 are collectively referred to herein as the “Acquiror Fundamental Representations”) shall survive until 11:59 p.m. Pacific time on the third anniversary of the Closing Date (or, solely for purposes of claims under the R&W Insurance Policy, such longer period as specified in the R&W Insurance Policy).

(b) The respective covenants and agreements of the Company, Acquiror and Sub contained in this Agreement that by their terms are to be performed or complied with at or prior to the Closing shall expire at the Closing. Each other covenant and agreement of any party hereto shall survive until fully performed in accordance with its terms; provided, however, that the indemnification obligations set forth in this Article VIII shall survive until 11:59 p.m. Pacific time on the one year anniversary of the Closing Date.

(c) It is the express intent of the parties hereto that if the applicable survival period for an item as contemplated by this Section 8.1 is longer or shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be modified to the survival period contemplated herein, and notwithstanding anything herein to the contrary, the parties agree that Section 8106(c) of Title 10 of the State of Delaware Code does not apply. Notwithstanding the above, none of the Stockholders, Acquiror or Sub shall have any liability with respect to any representations, warranties, covenants or agreements unless a valid Claim Notice is given pursuant to the terms hereof to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 8.2 Indemnification by the Securityholders. Following the Closing, the Securityholders, severally and not jointly, shall pro rata in accordance with their respective Pro Rata Portion save, defend, indemnify and hold harmless Acquiror, Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (collectively, “Acquiror Indemnified Parties”) from and against, and shall compensate and reimburse each of foregoing for, any and all losses, damages, liabilities, deficiencies, Taxes, interest, awards, judgments, penalties, costs and expenses (including reasonable out-of-pocket attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing, including claims asserted against an Indemnified Party (other than by an Indemnifying Party)) (hereinafter collectively, “Losses”), to the extent incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

(a) any breach of any Company Fundamental Representation;

(b) any breach, prior to Closing, of any covenant or agreement by Company contained in this Agreement;

(c) any Transaction Expenses charged to Acquiror, Sub, the Surviving Corporation, the Company or any of their Affiliates that were not reflected in the Closing Statement; and

(d) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares.

Section 8.3 Indemnification by Acquiror. Following the Closing, Acquiror shall save, defend, indemnify and hold harmless the Securityholders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses to the extent asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of:

(a) any breach of any Acquiror Fundamental Representation; and

(b) any breach of any covenant or agreement by Acquiror or Sub contained in this Agreement or any Ancillary Agreement.

Section 8.4 Procedures.

(a) A party seeking indemnification pursuant to this Article VIII (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”) shall promptly as practicable deliver written notice (i) stating that such Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses and (ii) specifying such Losses in reasonable detail (to the extent available), and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, including, with respect to any breach of a representation, warranty or covenant the applicable section of this Agreement which was breached (a “Claim Notice”) in respect thereof to the Securityholders, or to Acquiror, as applicable (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third-Party Claim, and shall promptly provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to timely deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. For purposes of this Section 8.4, if the Securityholders, collectively, comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be (except for provisions relating to an obligation to make or a right to receive any payments), shall be deemed to refer to the Stockholder Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third-Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) (except that the defense or prosecution of such claim shall be tendered to the insurance carrier of the R&W Insurance Policy if such carrier has assumed the defense thereof under the R&W Insurance Policy) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, if the Securityholders are the Indemnifying Party, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (i) the Third-Party Claim is asserted by or on behalf of a Person that is a material supplier, material manufacturer, material customer or otherwise has a material relationship with the Company or its Subsidiaries,

(ii) the Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (iii) the Third-Party Claim seeks primarily injunctive or other equitable relief applicable to the Indemnified Party, (iv) the Third-Party Claim, if determined adversely, could reasonably be expected to result in Losses that are not recoverable from the Securityholders pursuant to the terms of this Article VIII or in an amount in excess of the Indemnified Party’s right to recover from the Securityholders pursuant to this Article VIII, or (v) the Indemnified Party shall have reasonably concluded that an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party that would make separate representation advisable, any such Third-Party Claim. The Acquiror Indemnified Party shall have the right to defend any such Third-Party Claim. If the Indemnifying Party does not, to the extent permitted, expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third-Party Claim (except that the defense or prosecution of such claim shall be tendered to the insurance carrier of the R&W Insurance Policy if such carrier has assumed the defense thereof under the R&W Insurance Policy); provided, however, that any such settlement without the Indemnified Party’s prior consent shall not be determinative of the amount of Losses incurred by the Indemnifying Party for the purposes of indemnity hereunder. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest or (iii) the Indemnifying Party is not defending such Third-Party Claim diligently or in good faith. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim, (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder or (D) requires the consent of the carrier of the R&W Insurance Policy under the terms of the R&W Insurance Policy.

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall promptly (and in any event within 15 days of becoming aware of such Direct Claim) deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to timely deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. In the event that there is a dispute relating to any Direct Claim that cannot be settled by the Indemnified Party and the Indemnifying Party, each of Acquiror or the Stockholder Representative may file suit with respect to such dispute in any court having jurisdiction in accordance with Section 10.10. Notwithstanding the foregoing, if Acquiror and the Stockholder Representative mutually agree, Acquiror and the Stockholder Representative may submit any such dispute to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.

(d) The indemnification required hereunder shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, subject to the limitations in this Article VIII.

(e) Except as contemplated herein with respect to the R&W Insurance Policy, the Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(f) Notwithstanding the provisions of Section 10.10, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 8.5 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be (other than with respect to Losses arising out any breach of the representations and warranties set forth in Section 3.4 or Section 4.4, as the case may be), unless and until the aggregate amount of indemnifiable Losses which may be recovered pursuant to such Section from the Securityholders, in the case of Acquiror as Indemnified Party, or from Acquiror, in the case of the Securityholders as Indemnified Party, equals or exceeds the Retention, in which case the Indemnifying Party shall be liable only for such Losses in excess of the Retention;

(b)    (i) the Securityholders shall not be liable for any claim for indemnification pursuant to Section 8.2(a) with respect to Losses arising out any breach of the representations and warranties set forth in Section 3.4 unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Securityholders pursuant to such Section, taken together with Losses described in Section 8.5(c)(i), equals or exceeds the amount by which the Transaction Expenses reflected in the Closing Statement are less than $16 million (the “Transaction Expense Basket”), in which case the Securityholders shall be liable only for such Losses in excess of such amount and (ii) Acquiror shall not be liable for any claim for indemnification pursuant to Section 8.3(a) with respect to Losses arising out any breach of the representations and warranties set forth in Section 4.4 unless and until the aggregate amount of indemnifiable Losses which may be recovered from Acquiror pursuant to such Section, taken together with Losses described in Section 8.5(c)(ii), equals or exceeds the Transaction Expense Basket, in which case the Indemnifying Party shall be liable only for such Losses in excess of such amount;

(c)    (i) the Securityholders shall not be liable for any claim for indemnification pursuant to Section 8.2(b), (c) or (d) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Securityholders pursuant to such Sections, together with Losses described in Section 8.5(b)(i), equals or exceeds an aggregate amount equal to (x) the Transaction Expense Basket plus (y) $2.5 million (the “Deductible”), in which case the Securityholders shall be liable only for such Losses in excess of the Deductible and (ii) Acquiror shall not be liable for any claim for indemnification pursuant to Section 8.3(b) unless and until the aggregate amount of indemnifiable Losses which may be recovered from Acquiror pursuant to such Section, together with Losses described in Section 8.5(b)(ii), equals or exceeds an aggregate amount equal to the Deductible, in which case Acquiror shall be liable only for such Losses in excess of the Deductible;

(d) each Indemnified Party will use commercially reasonable efforts to mitigate any Losses for which it may be entitled to indemnification pursuant to this Article VIII upon and after becoming aware of any event that could reasonably be expected to give rise to Losses;

(e) Losses shall not include any punitive damages unless actually paid to a third party;

(f) with respect to the Securityholders, the aggregate total amount of all Losses that may be recovered from a Securityholder under this Article VIII shall not exceed an amount equal to the portion of the Merger Consideration actually received by such Securityholder prior to Taxes payable by or on behalf of such Securityholder; provided, however, this limitation shall not apply to Losses arising out of or relating to Fraud with respect to the Person or Persons that committed such Fraud; and

(g) with respect to the Acquiror, the aggregate total amount of all Losses that may be recovered from Acquiror (x) for any claims pursuant to Section 8.3(a) arising out of or relating to representations and warranties other than the Acquiror Fundamental Representations shall not exceed an amount equal to the policy limit under the R&W Insurance Policy and (y) for any other claims pursuant to this Article VIII, shall not exceed an amount equal to the Merger Consideration; provided, however, this limitation shall not apply to Losses arising out of or relating to Fraud with respect to the Person or Persons that committed such Fraud.

Section 8.6 Insurance.

(a) Each of the Indemnified Parties acknowledges and agrees that, for purposes hereof, any Losses indemnifiable pursuant to this Agreement shall be reduced by the amount actually recovered by the Indemnified Parties from a third party in respect of such Loss, including any insurance proceeds (net of all reasonable expenses incurred in the collection thereof and all increases in premiums resulting therefrom, excluding any premiums paid in connection with the R&W Insurance Policy) actually received by an Indemnified Party with respect thereto. Notwithstanding the above, Acquiror Indemnified Parties shall not be required to seek recovery for any such Losses from any of their or the Company’s then-existing insurance policies, except Acquiror shall be required to seek recovery for any such Losses from D&O Tail Insurance Policy, Cyber Policy and R&W Insurance Policy, as applicable.

(b) With respect to any claim by an Acquiror Indemnified Party pursuant to Section 8.2(a), other than for Fraud, the Acquiror Indemnified Party shall be required to satisfy the amount of such Losses therefrom solely in the following order of priority: (i) first, if the retention on the R&W Insurance Policy has been satisfied, seek to recover Losses from the R&W Insurance Policy, to the extent that recovery therefrom is available; and (ii) second, to the extent any remaining Losses not recovered pursuant to the foregoing clause (i) exceed the limits of the R&W Insurance Policy or if recovery for such Losses is unavailable under the R&W Insurance Policy (unless such unavailability is due to the Acquiror’s failure to use commercially reasonable efforts to pursue recovery thereunder or to comply with its obligations with respect to claims under the R&W Insurance Policy), from the Securityholders directly for any such remaining amounts (in each case subject to the limitations contained in this Article VIII). Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the limitations, if any, on the right of Acquiror to recover under the R&W Insurance Policy shall be solely as set forth therein and nothing in this Agreement shall impact the rights of Acquiror under the R&W Insurance Policy.

Section 8.7 Materiality Scrape. For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty of the Company shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.8 Exclusive Remedy. Following the Closing, except for (i) specific performance or injunctive relief pursuant to Section 10.12 and (ii) Fraud (but subject to the limitations set forth in Sections 8.5(c) and 8.5(d)), the rights and obligations set forth in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties (whether at law or in equity) with respect to any breach of any representation, warranty, covenant or agreement set forth in this Agreement.

Section 8.9 Tax Matters. All indemnification and other payments under this Article VIII shall, to the extent permitted by applicable Law, be treated for all income Tax purposes as adjustments to the Merger Consideration.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Acquiror and the Company;

(b) by Acquiror, if the Company fails to deliver the Stockholder Consent with the Requisite Stockholder Approval to Acquiror by the Stockholder Consent Deadline; provided, however, that such termination right shall expire if not invoked by Acquiror prior to the Company’s obtaining and delivering to Acquiror the Requisite Stockholder Approval;

(c) (i) by the Company, if Company is not then in material breach of its obligations under this Agreement and Acquiror or Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by Acquiror, if Acquiror or Sub is not then in material breach of its obligations under this Agreement and the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Acquiror;

(d) by either the Company or Acquiror if the Merger shall not have been consummated by May 2, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to be consummated on or prior to the Termination Date; provided further, that if as of the Termination Date, all of the conditions precedent to Closing other than the condition set forth in Section 7.1(b) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) shall have been satisfied as of the Termination Date, then the Termination Date shall automatically be extended by three months, in which case the Termination Date shall be deemed for all purposes to be August 2, 2022;

(e) by either the Company or Acquiror in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that Acquiror and Sub (if Acquiror is so requesting termination) or the Company (if it is so requesting termination), as the case may be, shall have used their commercially reasonable efforts, in accordance with Section 5.9, to have such order, decree, ruling or other action vacated; or

(f) by Acquiror, if, prior to the receipt of the Stockholder Consent, the Company shall have breached Section 5.3 or Section 5.4.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) Section 5.8 relating to confidentiality, Section 5.10 relating to public announcements, Section 5.20 solely with respect to Acquiror being responsible for the fees related thereto, Section 10.1 relating to fees and expenses, Section 10.5 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to submission to jurisdiction and this Section 9.2 (and in each case, the related definitions in Article I) and (b) no such termination shall relieve either party from any liability or damages arising out of a breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud, in which case the nonbreaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE X GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. Subject to Section 5.20, in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the stockholders of the Company, no amendment shall be made which pursuant to applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto at the time of the amendment.

Section 10.3 Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Acquiror, Sub or the Surviving Corporation, to:

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

Attention: Chief Administration and Legal Officer

E-mail: mgaynor@marvell.com; bwalters@marvell.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105-0921

Attention: Stewart McDowell; Chris Trester

E-mail: smcdowell@gibsondunn.com; ctrester@gibsondunn.com

(ii) if to Company prior to the Effective Time, to:

Innovium, Inc.

6001 America Center Drive, Suite 200

San Jose, CA 95002

Attention: Legal Department

E-mail: legal@innovium.com; pmazzara@innovium.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Three Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: Alessandra Simons; Craig Schmitz; Michelle Knoop

E-mail: asimons@goodwinlaw.com; cschmitz@goodwinlaw.com; mknoop@goodwinlaw.com

(iii) if to the Stockholder Representative, or to the Securityholders after Closing, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

E-mail: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Three Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: Alessandra Simons; Craig Schmitz; Michelle Knoop

E-mail: asimons@goodwinlaw.com; cschmitz@goodwinlaw.com; mknoop@goodwinlaw.com

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.

The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that if the Closing occurs, each Insured Party shall be an intended third-party beneficiary of, and may enforce, Section 5.14.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that Acquiror or Sub may assign this Agreement to any Affiliate of Acquiror without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Conflicts; Privilege.

(a) Each of the parties acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby.

(b) Acquiror hereby consents and agrees to, and agrees to cause the Surviving Corporation to consent and agree to, Goodwin representing the Stockholder Representative after the Closing with respect to disputes arising out of or related to this Agreement and the consummation of the Merger, and even though Goodwin may have represented the Company in a matter substantially related to any such dispute. Acquiror further consents and agrees to, and agrees to cause the Surviving Corporation to consent and agree to, the communication by Goodwin to the Stockholder Representative in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Company that is reasonably related to such dispute.

(c) In connection with the foregoing, Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation and its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and (ii) Goodwin’s representation of the Stockholder Representative prior to and after the Closing with respect to disputes arising out of or related to this Agreement and the consummation of the Merger.

(d) Acquiror further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of Goodwin, the Company, the Stockholder Representative, and/or any Securityholder, or any of their respective Representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Securityholders, shall be controlled by the Stockholder Representative on behalf of the Securityholders and shall not pass to or be claimed by Acquiror or the Surviving Corporation; provided, that the following shall not be considered Deal Communications hereunder: (i) any communication that reflects or demonstrates actual knowledge of the Company, any Indemnifying Party, or any of their respective Representatives of any Fraud, (ii) any communications related to the subject matter of Third-Party Claims and (iii) any communication that is a Deal Communication but is also related to the business of the Company and its Subsidiaries in the Ordinary Course of Business (subclauses (ii) and (iii), and communications reviewed pursuant to clause (i) that do not reflect or demonstrate actual knowledge of Fraud, collectively, the “Certain Excluded Communications”); provided that the Certain Excluded Communications shall not be used by Acquiror, the Surviving Corporation or their Affiliates in a manner that is adverse to Goodwin, the Company, the Stockholder Representative or any Securityholders, or any of their respective Representatives. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Stockholder Representative and the Securityholders, shall be controlled by the Stockholder Representative on behalf of the Securityholders and shall not pass to or be claimed by Acquiror or the Surviving Corporation.

(e) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the Surviving Corporation, on the one hand, and a third party other than the Stockholder Representative, on the other hand, Acquiror and the Surviving Corporation may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Acquiror or the Surviving Corporation waive such privilege without the prior written consent of the Stockholder Representative. In the event that Acquiror or the Surviving Corporation is legally required by Law or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Acquiror shall immediately (and, in any event, within two Business Days) notify the Company (if prior to the Closing) or the Stockholder Representative (if after the Closing) in writing (including by making specific reference to this Section 10.15(e) so that the Company or the Stockholder Representative, as applicable, can seek a protective order, at its own expense, and Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Goodwin constitute property of its clients, only the Stockholder Representative shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and Acquiror or the Company, on the other hand.

(g) Acquiror agrees that it will not, and that it will cause the Surviving Corporation not to, (i) knowingly access or use the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Stockholder Representative waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the Company has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin without the consent of the Stockholder Representative. In furtherance of the foregoing, so long as it does not violate Acquiror’s records retention policies, it shall not be a breach of any provision of this Agreement if prior to the Closing, the Company, the Stockholder Representative, and/or any Securityholder, or any of their respective Representatives takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications. In the event that any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Acquiror (each, a “Residual Communication”), Acquiror agrees that it will not, and that it will cause the Surviving Corporation and their Representatives not to, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose, except as required by Law.

Section 10.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.18 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.19 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.20 No Presumption Against Drafting Party. Each of Acquiror, Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.21 No Other Representations or Warranties. Acquiror and Sub acknowledge that they have conducted to their satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, that the Acquiror and Sub and their respective Representatives have been provided access to the properties, records and personnel of the Company and its Subsidiaries for this purpose, and, in making their determination to proceed with the transactions contemplated by this Agreement, Acquiror and Sub have relied solely and exclusively on the representations and warranties of the Company expressly and specifically set forth in Article III, as qualified by the Disclosure Schedule. Such representations and warranties by the Company and its Subsidiaries or any other Person constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries in connection with the transactions contemplated hereby, and Acquiror and Sub understand, acknowledge and agree (on behalf of themselves and their respective Affiliates and Representatives) that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries, or the quality, quantity or condition of the of the Company and its Subsidiaries’ assets) are specifically disclaimed by the Company and its Subsidiaries. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR ANY PERSON ON THEIR BEHALF, AND ACQUIROR AND SUB HEREBY WAIVE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES OR ANY PART THEREOF. In connection with Acquiror’s and Sub’s investigation of the Company and its Subsidiaries, Acquiror and Sub have received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Acquiror and Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, budgets, pipeline reports and other forecasts and plans, that Acquiror and Sub are familiar with such uncertainties and that Acquiror and Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to them or made available to them or any of their Representatives or Affiliates, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Accordingly, Acquiror and Sub acknowledge that, except as expressly provided in this Agreement, neither the Company nor any of its Subsidiaries or any of their respective Representatives or Affiliates is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that Acquiror and Sub have not relied on any such estimates, projections, budgets, pipeline reports or other forecasts or plan. This Section 10.21 shall not limit Acquiror’s remedies in the case of Fraud.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MARVELL TECHNOLOGY, INC.

By:	/s/ Mitch Gaynor
Name: Mitch Gaynor
Title: Chief Administration and Legal Officer

IBIZA ACQUISITION SUB, INC.

By:	/s/ Mitch Gaynor
Name: Mitch Gaynor
Title: Chief Administration and Legal Officer and Secretary

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INNOVIUM, INC.

By:	/s/ Rajiv Khemani
Name: Rajiv Khemani
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

Annex B

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INNOVIUM, INC.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Innovium, Inc. (hereinafter called the “Company”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

By unanimous written consent of the Board of Directors of the Company a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Company and declaring said amendment to be advisable. The stockholders of the Company duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED: That Article IV(A) of the Amended and Restated Certificate of Incorporation of the Company be and hereby is deleted in its entirety and the following Article IV(A) is inserted in lieu thereof:

A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 230,469,263. The total number of shares of common stock authorized to be issued is 140,011,287, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 90,457,976, par value $0.00001 per share (the “Preferred Stock”), of which 18,067,225 shares are designated as “Series A Preferred Stock”, 18,458,679 shares are designated as “Series B Preferred Stock”, 18,073,942 shares are designated as “Series C Preferred Stock”, 11,610,896 shares are designated as “Series D Preferred Stock”, 2,766,250 shares are designated as “Series D2 Preferred Stock”, 7,305,198 shares are designated as “Series E Preferred Stock”, and 14,175,786 shares are designated as “Series F Preferred Stock”.

RESOLVED: That Article IV(B)(5)(b) of the Amended and Restated Certificate of Incorporation of the Company be and hereby is deleted in its entirety and the following Article IV(B)(5)(b) is inserted in lieu thereof:

(b) Voting for the Election of Directors. As long as any shares of Series F Preferred Stock are outstanding, the holders of such shares of Series F Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series F Director”); provided, however, that until CFIUS Clearance (as defined in the Series F Preferred Stock Purchase Agreement dated as of June 10, 2020, by and among the Company and the parties identified therein (the “Purchase Agreement”)) has been obtained, the Series F Director seat shall remain vacant. As long as any shares of Series C Preferred Stock are outstanding, the holders of such shares of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series C Director”). As long as any shares of Series B Preferred Stock are outstanding, the holders of such shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director”). As long as any shares of Series A Preferred Stock are outstanding, the holders of such shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of this corporation at any election of directors (each, a “Series A Director” and, together with the Series F Director, Series C Director and Series B

Director, the “Preferred Directors”). The holders of outstanding Common Stock, voting as a separate class, shall be entitled to elect two (2) directors of this corporation at any election of directors (the “Common Directors”). The holders of Preferred Stock and Common Stock (voting together as a single class, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation (each, a “Remaining Director”).

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by its President this 14th day of September, 2020.

INNOVIUM, INC.

By:	/s/ Rajiv Khemani
Name:	Rajiv Khemani
Title:	President

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INNOVIUM, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Innovium, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Innovium, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on December 11, 2014 under the name Innovium, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE II

The name of this corporation is Innovium, Inc.

ARTICLE III

The address of the registered office of this corporation in the State of Delaware is Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE V

A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 226,638,113. The total number of shares of common stock authorized to be issued is 138,020,000, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 88,618,113, par value $0.00001 per share (the “Preferred Stock”), of which 18,067,225 shares are designated as “Series A Preferred Stock”, 18,458,679 shares are designated as “Series B Preferred Stock”, 18,073,942 shares are designated as “Series C Preferred Stock”, 11,610,896 shares are designated as “Series D

Preferred Stock”, 2,766,250 shares are designated as “Series D2 Preferred Stock”, 7,305,198 shares are designated as “Series E Preferred Stock”, and 12,335,923 shares are designated as “Series F Preferred Stock”.

B.    Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.    Dividend Provisions.

(a)    The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by a majority of this corporation’s Board of Directors (the “Board”). Such dividends shall not be cumulative. The holders of any series of outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis). For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.0666 per annum for each share of Series A Preferred Stock, $0.1337 per annum for each share of Series B Preferred Stock, $0.2624 per annum for each share of Series C Preferred Stock, $0.5305 per annum for each share of Series D Preferred Stock, $0.5784 per annum for each share of Series D2 Preferred Stock, $0.6790 per annum for each share of Series E Preferred Stock, and $0.8106 per annum for each share of Series F Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b)    After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below).

2.    Liquidation Preference.

(a)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”), “Original Issue Price” shall mean $0.8330 per share for each share of the Series A Preferred Stock, $1.6713 per share for each share of the Series B Preferred Stock, $3.2794 per share for each share of the Series C Preferred Stock, $6.6317 per share for each share of the Series D Preferred Stock, $7.2300 per share for each share of the Series D2 Preferred Stock, $8.4871 per share for each share of the Series E Preferred Stock, and $10.1330 per share for each share of the Series F Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b)    Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of

Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d)     (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer, exclusive worldwide license or other disposition, in a single transaction or series of related transactions, of all or substantially all of this corporation’s assets (excluding instances in which such sale, lease, transfer, exclusive worldwide license or other disposition is to a wholly owned subsidiary of the corporation), (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Preferred Stock in a bona fide financing transaction for capital-raising purposes shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(ii)    In any Liquidation Event, if Proceeds received by this corporation or its stockholders are other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as determined by the Board in good faith.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board in good faith.

(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)    In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A)    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)    cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv)    This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

3.    Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $15.00 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and $50,000,000 in the aggregate (a “Qualified Public Offering”) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)     (A) If this corporation shall issue, on or after the date upon which this Restated Certificate is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)    No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-thousandth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)    In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board irrespective of any accounting treatment.

(E)    In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)    The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)    “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to ((A) through (J) below, the “Carve Out Stock”):

(A)    Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B)    Shares of Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board;

(C)    Common Stock issued pursuant to a Qualified Public Offering;

(D)    Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E)    Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise (if approved by the Board, including a majority of the Preferred Directors, each as defined below);

(F)    Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G)    Common Stock issued upon conversion of the Preferred Stock;

(H)    Shares of Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board, including a majority of the Preferred Directors, and is primarily for non-equity financing purposes;

(I)    Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by the Board, including a majority of the Preferred Directors, and are primarily for non-equity financing purposes; or

(J)    Common Stock that is issued with the unanimous approval of the Board and the Board specifically states that it shall not be Additional Stock.

(iii)    In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv)    If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)    Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)    Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)    Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)    Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5.    Voting Rights.

(a)    General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)     Voting for the Election of Directors. As long as any shares of Series F Preferred Stock are outstanding, the holders of such shares of Series F Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series F Director”); provided, however, that until CFIUS Clearance (as defined in the Series F Preferred Stock Purchase Agreement dated as of June 10, 2020, by and among the Company and the parties identified therein (the “Purchase Agreement”)) has been obtained, the Series F Director seat shall remain vacant. As long as any shares of Series C Preferred Stock are outstanding, the holders of such shares of Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series C Director”). As long as any shares of Series B Preferred Stock are outstanding, the holders of such shares of Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director”). As long as any shares of Series A Preferred Stock are outstanding, the holders of such shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of this corporation at any election of directors (each, a “Series A Director” and, together with the Series F Director, Series C Director and Series B Director, the “Preferred Directors”). The holders of outstanding Common Stock, voting as a separate class, shall be entitled to elect one (1) director of this corporation at any election of directors (the “Common Director”). The holders of Preferred Stock and Common Stock (voting together as a single class, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation (each, a “Remaining Director”).

The Common Director shall have two (2) votes as a director at each meeting or each action by written consent of the Board, and each other director of this corporation shall have one (1) vote as a director at each meeting or each action by written consent of the Board. In the event that Rajiv Khemani ceases to be the Chief Executive Officer of the corporation, the holders of outstanding Common Stock shall be entitled to elect two (2) directors (the “New Common Directors”) of this corporation instead of one (1) director at any election of directors. Each of the New Common Directors shall have one (1) vote with respect to each matter voted on by the Board.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.    Protective Provisions.

(a)    Required Class Vote. So long as at least 21,180,000 shares of Preferred Stock originally issued remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, and the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    consummate a Liquidation Event;

(ii)    adversely alter or change the rights, preferences or privileges of the Preferred Stock, including but not limited to, by amending this corporation’s Certificate of Incorporation or Bylaws;

(iii)    increase or decrease (other than by conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;

(iv)    authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of

Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Restated Certificate (including any security convertible into or exercisable for such shares of Preferred Stock);

(v)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(vi)    increase or decrease (i) the authorized number of directors of this corporation or (ii) the number of votes to which a director is entitled;

(vii)    pay or declare any dividend on any shares of capital stock of the corporation other than dividends payable on the Common Stock solely in the form of additional shares of Common Stock;

(viii)    create or terminate any subsidiary or other entity affiliated with the corporation (each, an “Affiliate”) other than a wholly owned Affiliate, or effect a material change in relations between or among the corporation and/or any of its Affiliates (other than wholly owned Affiliates);

(ix)    incur any capital expenditure in excess of $2,000,000 that is not already included in a budget approved by the Board;

(x)    grant a worldwide, exclusive license of this corporation’s intellectual property;

(xi)    incur indebtedness for borrowed money in excess of $2,000,000, that is not already included in a budget approved by the Board; or

(xii)    any acquisition by this corporation of another entity unless approved by the Board.

(b)    Separate Vote of Series A Preferred. So long as at least 5,420,168 shares of Series A Preferred Stock originally issued remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, and the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate class), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock in a manner disproportionate to the other Preferred Stock, including but not limited to, by amending this corporation’s Certificate of Incorporation or Bylaws;

(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock; or

(iii)    any amendment, alteration, or repeal of this Section 6(b).

(c)    Separate Vote of Series B Preferred. So long as at least 5,654,280 shares of Series B Preferred Stock originally issued remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, and the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting as a separate class), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    adversely alter or change the rights, preferences or privileges of the Series B Preferred Stock in a manner disproportionate to the other Preferred Stock, including but not limited to, by amending this corporation’s Certificate of Incorporation or Bylaws;

(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series B Preferred Stock; or

(iii)    any amendment, alteration, or repeal of this Section 6(c).

(d)    Separate Vote of Series C Preferred. So long as at least 3,499,453 shares of Series C Preferred Stock originally issued remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, and the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of sixty-five percent (65%) of the then outstanding shares of Series C Preferred Stock (voting as a separate class), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    adversely alter or change the rights, preferences or privileges of the Series C Preferred Stock in a manner disproportionate to the other Preferred Stock, including but not limited to, by amending this corporation’s Certificate of Incorporation or Bylaws;

(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series C Preferred Stock; or

(iii)    any amendment, alteration, or repeal of this Section 6(d).

(e)    Separate Vote of Series D Preferred and Series D2 Preferred. So long as at least 4,728,082 shares of Series D Preferred Stock and Series D2 Preferred Stock originally issued remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, and the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock and Series D2 Preferred Stock (voting together as a class, and not as a separate series), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    adversely alter or change the rights, preferences or privileges of the Series D Preferred Stock or Series D2 Preferred Stock in a manner disproportionate to the other Preferred Stock, including but not limited to, by amending this corporation’s Certificate of Incorporation or Bylaws;

(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series D Preferred Stock or Series D2 Preferred Stock; or

(iii)    any amendment, alteration, or repeal of this Section 6(e).

(f)    Separate Vote of Series E Preferred. So long as at least 1,360,888 shares of Series E Preferred Stock originally issued remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, and the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting as a separate class), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    adversely alter or change the rights, preferences or privileges of the Series E Preferred Stock in a manner disproportionate to the other Preferred Stock, including but not limited to, by amending this corporation’s Certificate of Incorporation or Bylaws;

(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series E Preferred Stock; or

(iii)    any amendment, alteration, or repeal of this Section 6(f).

(g)    Separate Vote of Series F Preferred. So long as at least 3,700,777 shares of Series F Preferred Stock originally issued remain outstanding (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations, and the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting as a separate class), take any of the actions below, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)    adversely alter or change the rights, preferences or privileges of the Series F Preferred Stock in a manner disproportionate to the other Preferred Stock, including but not limited to, by amending this corporation’s Certificate of Incorporation or Bylaws;

(ii)    increase or decrease (other than by conversion) the total number of authorized shares of Series F Preferred Stock; or

(iii)    any amendment, alteration, or repeal of this Section 6(g).

7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8.    Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

C.    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board.

2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.    Redemption. The Common Stock is not redeemable at the option of the holder.

4.    Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE VI

Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VII

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of this corporation.

ARTICLE X

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE XI

Subject to the provisions of this Restated Certificate, including Section B.6 of Article IV, this corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XIII

For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Restated Certificate from employees, officers, directors or consultants of this corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Restated Certificate), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero.

ARTICLE XIV

This corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XV

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or the corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

*    *    *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 9th day of June, 2020.

/s/ Rajiv Khemani
Rajiv Khemani, President

Annex C

LETTER OF TRANSMITTAL

Relating to securities of Innovium, Inc.

The undersigned represents that I (we) have full authority to surrender without restriction the securities for exchange. Representatives of Marvell Technology, Inc. are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes in the following page) shares of Marvell Technology, Inc. common stock for securities tendered pursuant to this Letter of Transmittal.

SRS Acquiom has been engaged to facilitate the document collection process in connection with the proposed transaction. Our online system, SRS Acquiom Clearinghouse, is a secure platform where you can electronically complete your transaction documents. Please use SRS Acquiom Clearinghouse to electronically complete and submit this Letter of Transmittal. For assistance call (303) 222.2080

Pursuant to the merger of Innovium, Inc. (“Innovium”) with and into Ibiza Acquisition Sub, Inc., a wholly owned subsidiary of Marvell Technology, Inc. (“Marvell”), the undersigned surrenders the following securities of Innovium:

Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below (if any), please make the necessary corrections. If no name or address is shown, please provide.

DESCRIPTION OF SECURITIES SURRENDERED

Innovium Security	Number of Securities (Vested and Unvested)
Common Stock
Series A Preferred Stock
Series B Preferred Stock
Series C Preferred Stock
Series D Preferred Stock
Series D2 Preferred Stock
Series E Preferred Stock
Series F Preferred Stock
Restricted Stock Units
Options
Common Warrants
Series C Warrants

TOTAL SECURITIES

SPECIAL ISSUANCE INSTRUCTIONS
Complete ONLY if the Marvell shares are to be issued in a name which differs from the name in Carta. Issue to:

Name:

Address:

(Please also complete IRS Form W-9 AND see instructions regarding signature guarantee. See Instructions 3, 4, 6 and 7)

SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if Marvell shares are to be issued to some address other than the address reflected above. See Instructions 4. Issue to:
Name:

Address:

☐ Please check here if address change is permanent.

YOU MUST SIGN IN THE BOX BELOW AND FILL OUT AND SIGN THE IRS FORM W-9 ATTACHED HERETO

SIGNATURE(S) REQUIRED
Signature(s) of Registered Holder(s) or Agent

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) in Carta. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 2, 3 and 7.

Registered Holder

Registered Holder

Title, if any

Date:

Phone No.:

Email Address:

SIGNATURE(S) GUARANTEED (IF REQUIRED)
See Instruction 3.

Unless the securities are tendered by the registered holder(s), or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution. See Instruction 3.

Authorized Signature

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INSTRUCTIONS FOR LETTER OF TRANSMITTAL

(Please read carefully the instructions below)

1.    Method of Submission: Your Letter of Transmittal must be electronically completed and submitted to SRS Acquiom (“SRS”) via its online system, SRS Acquiom Clearinghouse. Do not send your Letter of Transmittal to Innovium or Marvell.

2.    Issuance of Marvell Shares in the Same Name: If the Marvell shares are issued in the same name as is listed in Carta, this Letter of Transmittal should be completed and signed exactly as listed in Carta. Signature guarantees are not required if the securities herewith are submitted by the registered owner exactly as listed in Carta, or are for the account of an Eligible Institution. If any of the securities surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as listed on Carta. If any securities are registered in different names on several certificates in Carta, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

3.    Issuance of Marvell Shares in Different Name: If this Letter of Transmittal is completed and signed other than exactly as listed in Carta, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is an Eligible Institution. If the securities are registered in the name of a person other than the signer of this Letter of Transmittal, or if Marvell shares are to be issued to a person other than the signer of this Letter of Transmittal, or if Marvell shares are to be issued to a person other than the registered owner(s), then the Letter of Transmittal must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4.    Special Issuance Instructions: Indicate the name in which and address to which Marvell common stock is to be issued, if different from the name and/or address of the person(s) signing this Letter of Transmittal. If this is the case, then a IRS Form W-9 or applicable IRS Form W-8 must also be completed for the person named therein, and that person will be considered the record owner.

5.    Letter of Transmittal Required: You will not receive your Marvell common stock unless and until you submit this Letter of Transmittal, properly completed and duly executed, to SRS.

6.    IRS Form W-9 or Applicable IRS Form W-8: If the beneficial owner of the securities of Innovium being surrendered hereunder is a “U.S. Person” (see definition below), such owner is required to provide SRS with its correct Taxpayer Identification Number (“TIN”) on the enclosed IRS Form W-9. If the beneficial owner of the securities of Innovium being surrendered hereunder is not a “U.S. Person,” such owner should complete and sign an applicable IRS Form W-8 (with appropriate attachments). Failure to provide the information on the form may subject such owner to backup withholding. The surrendering securityholder must check the box in Part 4 if a TIN has not been issued and the beneficial owner has applied for a number or intends to apply for a number in the near future. Please review the enclosed Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9 for additional details on what Taxpayer Identification Number to give SRS. For U.S. federal income tax purposes, you are generally considered a “U.S. person” if you are (1) an individual who is a U.S. citizen or U.S. resident alien, (2) a partnership, corporation, company or association created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income tax regardless of its source, or (4) a domestic trust (as defined in U.S. Treasury Regulations section 301.7701-7(a)(2)).

7.    Stock Transfer Taxes. If Marvell shares are to be issued to any person other than the registered holder, or if surrendered securities are registered in the name of any person other than the person(s) signing the Letter of

Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the issuance of Marvell shares for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the Letter of Transmittal.

By delivering this signed and completed Letter of Transmittal, you represent, warrant and covenant the following:

a)

Ownership of Securities/Authority. You have full authority to surrender the securities, free and clear of all liens, claims and encumbrances. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. The surrender of securities hereby is irrevocable.

b)

Appraisal/Dissenter Rights. The undersigned hereby (i) forever waives all dissenter’s rights or appraisal rights under applicable law and (ii) if applicable, withdraws all objections to the transaction and/or demands for appraisal, with respect to the securities owned by the undersigned.

c)

Governing Law. This Letter of Transmittal shall be governed by and construed according to the laws of the State of Delaware, without regard to principles of conflicts of law. The undersigned consents to the exclusive jurisdiction of the state and federal courts sitting in the state of Delaware and consents to personal jurisdiction of and venue in such courts with respect to any and all matters or disputes arising out of this Letter of Transmittal.

d)

Reliance/Survival. The undersigned understands that Marvell, Innovium and any related entity may rely upon the representations, warranties, covenants and agreements contained herein as if each such party was a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such party was a party hereto. All representations and warranties contained herein shall survive the date hereof for a period of three years. The covenants and agreements contained herein shall survive the date hereof in accordance with their terms.

e)

Securityholder Representative. Subject to the terms and conditions of the merger agreement, the undersigned hereby (a) irrevocably appoints and constitutes Shareholder Representative Services LLC (and any successor stockholder representative appointed in accordance with the terms of the merger agreement) (“Stockholder Representative”) as its agent, proxy and attorney-in-fact to the full extent specified in Section 2.15 of the merger agreement, (b) agrees to be bound by all decisions and actions taken by the Stockholder Representative in accordance with the merger agreement and the ancillary agreements thereto, (c) adopts, ratifies, confirms and approves in all respects all such decisions and actions taken prior to the date hereof and (d) acknowledges and agrees to the limitations on the Stockholder Representative’s liability and duties and the Stockholder Representative’s right to indemnification set forth in Section 2.15 of the merger agreement.

IMPORTANT TAX INFORMATION

A securityholder that is a U.S. person must provide SRS with such securityholder’s correct taxpayer identification number and certify that such securityholder is not subject to such backup withholding by completing the IRS Form W-9 provided herewith. In general, if such securityholder is an individual, the taxpayer identification number is the Social Security number of such individual. If SRS is not provided with the correct taxpayer identification number, the securityholder may be subject to a penalty imposed by the Internal Revenue Service. For further information concerning backup withholding and instructions for completing the IRS Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the IRS Form W-9 if securities are held in more than one name), consult the enclosed Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9.

Certain securityholders (including, among others, all corporations and certain non-U.S. persons) are exempt from backup withholding and reporting requirements. In order to satisfy Marvell that a securityholder that is non-U.S. person qualifies as an exempt recipient, such securityholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status, on a properly completed version of the appropriate IRS Form W-8. Such statements can be obtained from SRS.

Failure to complete the IRS Form W-9 or applicable IRS Form W-8, will not, by itself, cause the securities to be deemed invalidly tendered, but may require Marvell (or its agents) to withhold a portion of any payments made pursuant to the merger. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld, provided such person furnishes the requisite information to the IRS. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

This Letter of Transmittal does not address all of the tax consequences that may be relevant to you, and you may have adverse tax consequences if you participate in the exchange contemplated hereunder. Please consult your tax, legal, financial or other advisors for further guidance.

Annex D

FORM OF

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS OF

INNOVIUM, INC.

The undersigned, representing the holders of at least (i) a majority of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of Innovium, Inc., a Delaware corporation (the “Company”), and preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), voting together as a single class on an as-converted to Common Stock basis, and (ii) a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, do hereby take, in accordance with the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 22, 2019, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company, dated September 14, 2020 (the “Charter”), the Amended and Restated Bylaws of the Company, adopted December 17, 2019 (the “By-Laws”), and Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”), the following actions by irrevocable written consent and without a meeting, which actions shall have the same force and effect as if duly adopted at a meeting duly called and held at which a quorum was present and acting throughout, do hereby waive any and all notice requirements of Article IV(B)(8) of the Charter. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

Adoption of the Agreement and Plan of Merger

WHEREAS, the Board of Directors of the Company (the “Board”) has declared it advisable and in the best interests of, and just and reasonable as to, the Company and its stockholders that, pursuant to the DGCL, Ibiza Acquisition Sub, Inc. (“Sub”), a Delaware corporation and wholly owned subsidiary of Marvell Technology, Inc., a Delaware corporation (“Acquiror”), shall merge with and into the Company and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Acquiror (the “Merger”);

WHEREAS, the Board has adopted unanimous resolutions approving the Agreement and Plan of Merger, dated August 2, 2021 (the “Merger Agreement”), by and among Acquiror, Sub, the Company and Shareholder Representative Services LLC, a Colorado limited liability company, acting solely in its capacity as the initial Stockholder Representative thereunder (the “Stockholder Representative”), a copy of which is attached hereto as Exhibit A, together with all exhibits, annexes and schedules attached thereto and all such other agreements, documents, certificate and instruments contemplated thereby or delivered in connection therewith (collectively, the “Transaction Documents”), the Merger and all other transactions and actions to be effected pursuant to the Merger Agreement and the other Transaction Documents (including, without limitation, the Merger) (the “Contemplated Transactions”) (capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement);

WHEREAS, the Board fixed the date of its meeting to approve the Merger Agreement as the record date for this Action by Written Consent of the Stockholders of the Company (this “Written Consent”);

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive a number of shares of Acquiror Common Stock equal to the Closing Series E Exchange Ratio, subject to the requirements and contingencies specified in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be converted into the right to receive a number of shares of Acquiror Common Stock equal to the Closing Series F Exchange Ratio, subject to the requirements and contingencies specified in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Company Common Stock and Company Preferred Stock (other than the Series E Preferred Stock, Series F Preferred Stock, Cancelled Shares and any Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of Acquiror Common Stock equal to the Closing Common Exchange Ratio, subject to the requirements and contingencies specified therein;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each Company Option issued and outstanding as of immediately prior to the Effective Time and held by a Continuing Employee shall be assumed by Acquiror and thereupon become an Acquiror Option, subject to the requirements and contingencies specified in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each Vested Option issued and outstanding as of immediately prior to the Effective Time and held by a Person other than a Continuing Employee shall be cancelled and exchanged for a number of shares of Acquiror Common Stock specified in the Merger Agreement, subject to the requirements and contingencies specified therein;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each Company RSU that is not a Vested RSU that is issued and outstanding as of immediately prior to the Effective Time and held by a Continuing Employee (other than a Performance RSU) shall be assumed by Acquiror and thereupon become an Acquiror RSU, subject to the requirements and contingencies specified in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each Performance RSU that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled without consideration and shall be of no further force and effect as of the Effective Time, subject to the requirements and contingencies specified in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each Vested RSU issued and outstanding as of immediately prior to the Effective Time shall be cancelled and exchanged for a number of shares of Acquiror Common Stock specified in the Merger Agreement, subject to the requirements and contingencies specified therein;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, that certain Warrant to Purchase Series C Preferred Stock, issued January 8, 2018 by the Company to Amazon.com NV Investment Holdings LLC (the “Designated Warrant”), issued and outstanding as of immediately prior to the Effective Time shall either be (i) cancelled and exchanged for a number of shares of Acquiror Common Stock equal to (x) the amount, if any, by which the Closing Common Per Share Merger Consideration exceeds the per share exercise price of the Designated Warrant divided by the Acquiror VWAP, multiplied by (y) the number of shares of Company Common Stock as to which the Designated Warrant is exercisable as of immediately prior to the Effective Time (and after the acceleration thereof) or (ii) if the Designated Warrant has been exercised pursuant to Section 5.7 of the Merger Agreement prior to the Effective Time, cancelled and the shares of Company Preferred Stock issued with respect thereto shall be treated consistent with the treatment of such Company Preferred Stock as set forth in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each Warrant, to the extent vested, issued and outstanding as of immediately prior to the Effective Time shall be cancelled and exchanged for a number of shares of Acquiror Common Stock specified in the Merger Agreement, subject to the requirements and contingencies specified therein;

WHEREAS, in connection with the Merger and pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, each Company Option and Company RSU that is not a Company Option or Company RSU entitled to receive consideration pursuant to the Merger Agreement and each Warrant, to the extent not a Warrant entitled to receive consideration pursuant to the Merger Agreement, shall be cancelled and extinguished and shall be cancelled without consideration and shall be of no further force and effect; and, for the avoidance of doubt, Company Options, Company RSUs and Warrants that will be cancelled without consideration and shall be of no further force and effect as of the Effective Time include: (i) unvested Company Options and Company RSUs held by Persons other than Continuing Employees, (ii) Performance RSUs held by any Person, (iii) Vested Options held by Persons who are not Continuing Employees with a per share exercise price equal to or greater than the Closing Common Per Share Merger Consideration and (iv) Warrants to the extent not vested as of the Effective Time;

WHEREAS, it is hereby disclosed and made known to the undersigned stockholders that Rajiv Khemani (a director and the Chief Executive Officer of the Company) (A) is a stockholder of the Company and will receive proceeds in such capacity as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, (B) is an optionholder of the Company and will receive proceeds in such capacity as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, (C) is a holder of restricted stock units of the Company and will receive proceeds in such capacity as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement and (D) will enter into a consulting agreement with Acquiror (or one of its subsidiaries) and in connection therewith may receive one or more equity grants from Acquiror and will receive certain benefits in connection with the Merger as approved by the Board, such that Mr. Khemani may be considered an interested party and the Merger may be considered an interested party transaction;

WHEREAS, it is hereby disclosed and made known to the undersigned stockholders that Puneet Agarwal (a director and executive of the Company) (A) is a stockholder of the Company and will receive proceeds in such capacity as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, (B) is an optionholder of the Company and will receive proceeds in such capacity as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, (C) is a holder of restricted stock units of the Company and will receive proceeds in such capacity as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement and (D) will receive an offer of employment with Acquiror (or one of its subsidiaries) and in connection therewith may receive one or more equity grants from Acquiror and will receive certain benefits in connection with the Merger as approved by the Board, such that Mr. Agarwal may be considered an interested party and the Merger may be considered an interested party transaction;

WHEREAS, it is hereby disclosed and made known to the undersigned stockholders that Lip-Bu Tan (a director of the Company) is an affiliate of (A) Celesta Capital I, L.P., Celesta Capital II, L.P. and Celesta Capital III, L.P. and their affiliates, stockholders of the Company, which will receive proceeds in their capacity as stockholders as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, and (B) Cadence Design Systems, Inc., which will receive certain accelerated payments from the Company as a result of the Merger, such that, in each case, Mr. Tan may be considered an interested party and the Merger may be considered an interested party transaction;

WHEREAS, it is hereby disclosed and made known to the undersigned stockholders that Dipender Saluja (a director of the Company) is an affiliate of Capricorn-Libra Investment Group, LP and Technology Impact Growth Fund, LP and their affiliates, stockholders of the Company, which will receive proceeds in their capacity as stockholders as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, such that Mr. Saluja may be considered an interested party and the Merger may be considered an interested party transaction;

WHEREAS, it is hereby disclosed and made known to the undersigned stockholders that Mark Stevens (a director of the Company) is an affiliate of S-Cubed Capital, LLC and its affiliates, stockholders of the Company, which will receive proceeds in their capacity as stockholders as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, such that Mr. Stevens may be considered an interested party and the Merger may be considered an interested party transaction;

WHEREAS, it is hereby disclosed and made known to the undersigned stockholders that Asheem Chandna (a director of the Company) is an affiliate of Greylock XIV Limited Partnership, Greylock XIV Principals LLC and Greylock XIV-A Limited Partnership and their affiliates, stockholders of the Company, which will receive proceeds in their capacity as stockholders as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, such that Mr. Chandna may be considered an interested party and the Merger may be considered an interested party transaction;

WHEREAS, it is hereby disclosed and made known to the undersigned stockholders that Tatiana Evtushenkova (a director of the Company) is an affiliate of Redline Capital Management SA and its affiliates, stockholders of the Company, which will receive proceeds in their capacity as stockholders as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, such that Ms. Evtushenkova may be considered an interested party and the Merger may be considered an interested party transaction;

WHEREAS, it is hereby disclosed and made known to the undersigned stockholders that T.K. Kurien (a director of the Company) (A) is a stockholder of the Company and will receive proceeds in such capacity as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, and (B) is an affiliate of PI Opportunities Fund-II and its affiliates, (i) stockholders of the Company, which will receive proceeds in their capacity as stockholders as a result of the Merger pursuant to and in accordance with the terms of the Merger Agreement, such that Mr. Kurien may be considered an interested party and the Merger may be considered an interested party transaction, and (ii) stockholders of Acquiror (holding less than 0.001%);

WHEREAS, the stockholders are aware of the material facts as to the relationships and interests of the aforementioned individuals and entities with and in the Company in connection with the Merger and other Contemplated Transactions, have had an opportunity to ask questions regarding the Merger and the other Contemplated Transactions and to investigate the nature of the relationships and/or interests in connection with the Merger and the other Contemplated Transactions;

WHEREAS, the Board has adopted a resolution providing that the Merger Agreement be submitted to the stockholders of the Company for adoption thereby pursuant to and in accordance with Sections 228 and 251 of the DGCL;

WHEREAS, the undersigned stockholders have received and reviewed the Merger Agreement in its entirety and have had the opportunity to ask any questions the undersigned may have; and

WHEREAS, after careful consideration, the undersigned stockholders have determined that it is in the best interests of the Company and the stockholders to adopt and approve the Merger Agreement, the Merger and the other Contemplated Transactions.

NOW, THEREFORE, BE IT:

RESOLVED, that the Merger Agreement is, and all agreements, exhibits, documents, certificates, actions contemplated thereby or by the Merger or the other Contemplated Transactions (including the Transaction Documents) are, hereby adopted and approved in all respects by the stockholders, including, without limitation, (i) the distribution of the applicable portion of the Merger Consideration, in each case, to the extent such amounts are available for distribution or payment in accordance with the provisions of the Merger Agreement, (ii) the indemnification provisions of Article VIII of the Merger Agreement, and (iii) the appointment, exculpation and indemnification of the Stockholder Representative pursuant to Section 2.15(d) of the Merger Agreement, and that the Company be, and hereby is, authorized, directed and empowered to (x) perform its obligations under the Merger Agreement (including preparing the consent solicitation statement with respect to the solicitation of consents from the Stockholders) and (y) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement and the other Transaction Documents or otherwise in connection with the Merger or the other Contemplated Transactions, including, without limitation, the Certificate of Merger;

FURTHER RESOLVED, that, without limiting the generality of the foregoing resolutions, each of the undersigned stockholders hereby acknowledges and agrees that such stockholder is an Indemnifying Party for purposes of the Merger Agreement;

FURTHER RESOLVED, that, without limiting the generality of the foregoing resolutions, the undersigned hereby irrevocably constitutes and appoints Shareholder Representative Services LLC to be the Stockholder Representative to act on behalf of the undersigned in accordance with and pursuant to the Merger Agreement, and hereby grants such powers and authority to the Stockholder Representative as are necessary to carry out the functions assigned to it under Section 2.15 of the Merger Agreement and the other Transaction Documents;

FURTHER RESOLVED, that the undersigned acknowledges that the undersigned shall be bound by all actions taken and documents executed by the Stockholder Representative in connection and in accordance with the Merger Agreement, and Acquiror shall be entitled to rely on any action or decision of the Stockholder Representative, and that, except as otherwise provided in the Merger Agreement, Acquiror shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to the Merger Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any stockholder by the Stockholder Representative (which shall be evidenced by the execution thereof by the Stockholder Representative), and on any other action taken or purported to be taken on behalf of any stockholder by the Stockholder Representative, as fully binding upon such stockholder; and

FURTHER RESOLVED, that, without limiting the generality of the foregoing resolutions, that the officers and directors of the Company be, and each hereby is authorized and directed, for and on behalf of the Company, to pay all fees and expenses incurred by the Company in connection with the Merger, including, but not limited to, the fees and expenses of Goodwin Procter LLP, Shareholder Representative Services LLC and the other Transaction Expenses.

Waiver of Notice Requirements

FURTHER RESOLVED, that the undersigned stockholders of the Company hereby waive any notice provisions set forth in the DGCL, the Charter, the By-Laws or otherwise in any agreements between the stockholders and the Company with respect to the Merger Agreement, the Merger or the other Contemplated Transactions, including, without limitation, any prior written notice requirements in connection with an impending Liquidation Event (as defined in the Charter) under Article IV(B)(8) of the Charter.

Waiver of Valuation Method

FURTHER RESOLVED, that the undersigned stockholders of the Company hereby (i) waive any provisions set forth in the Charter or otherwise in any agreements between the stockholders and the Company relating to the methodology for determining the value of Proceeds (as defined in the Charter) received by the stockholders in any Liquidation Event (as defined in the Charter) that take the form of securities, including, but not limited to, Article IV(B)(2)(d)(ii) of the Charter and (ii) adopt and approve in all respects the methodology for determining the value of the Acquiror Common Stock set forth in the Merger Agreement.

Waiver of Appraisal Rights

WHEREAS, any stockholder of the Company who does not vote in favor of the Merger (a “Dissenting Stockholder”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such stockholder’s shares of Company Capital Stock as to which such stockholder has exercised such dissenters’ or appraisal rights.

NOW, THEREFORE, BE IT:

RESOLVED, that each undersigned stockholder, with respect only to himself, herself or itself, (a) hereby acknowledges that (i) such stockholder has received and read a copy of Section 262 of the DGCL, a copy of which is attached hereto as Exhibit B, and (ii) such stockholder is aware of such stockholder’s rights to dissent to the Merger and request an appraisal of the “fair value” of shares of Company Capital Stock held by such stockholder pursuant to Section 262 of the DGCL, and (b) that by signing this Written Consent, such stockholder adopts the Merger Agreement and hereby approves the Merger, the other Contemplated Transactions and the Transaction Documents, and thus such stockholder hereby irrevocably waives any dissenters’ or other appraisal rights for such shares in accordance with the DGCL, any other applicable laws or otherwise with respect to the Merger Agreement, the Merger, the other Contemplated Transactions and the Transaction Documents.

Waiver of Other Rights

FURTHER RESOLVED, that the undersigned stockholders of the Company hereby waive any and all rights, to the extent they apply pursuant to the Merger and the Contemplated Transactions, including but not limited to any consent right, right of first refusal and right of co-sale granted under (i) that certain Amended and Restated Investors’ Rights Agreement, dated as of June 10, 2020, by and among the Company and the Investors (as defined therein), (ii) that certain Amended and Restated Voting Agreement, dated June 10, 2020, by and among the Company, the Investors, and the Key Holders (each as defined therein) and (iii) that certain Amended and Restated First Refusal and Co-Sale Agreement, dated April 6, 2021, by and among the Company, the Investors and the Common Holders (each as defined therein).

Termination of Terminated Agreements

WHEREAS, the Board has previously determined it to be in the best interests of the Company and its stockholders to terminate each of the agreements set forth on Exhibit C hereto (the “Terminated Agreements”) effective as of immediately prior to the Effective Time and to waive, on behalf of the Company, any provisions of the Terminated Agreements that may be applicable to the Merger Agreement, the Transaction Documents, the Merger or the other Contemplated Transactions.

NOW, THEREFORE, BE IT:

RESOLVED, that each undersigned stockholder, with respect only to himself, herself or itself to the extent that he, she or it is a party to any Terminated Agreement, and subject to the requisite approval of the other parties to the Terminated Agreements, agrees that each such Terminated Agreement is hereby terminated in its entirety effective as of immediately prior to the Effective Time and contingent upon the Closing, and, following the Effective Time, each such Terminated Agreement shall thereafter be of no further force and effect; and

FURTHER RESOLVED, that each undersigned stockholder, with respect only to himself, herself or itself to the extent that he, she or it is a party to any Terminated Agreement, and subject to the requisite approval of the other parties to the Terminated Agreements, agrees that any provision of each such Terminated Agreement that may be applicable to the Merger Agreement, the Transaction Documents, the Merger or the other Contemplated Transactions is hereby waived.

General Authority

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to prepare, execute and file or cause to be prepared, executed and filed all documents and information, if any, required to be filed by the Company with any federal, state or foreign regulatory authority as the officer or officers so acting deem necessary, appropriate or desirable in connection with the Merger or the other Contemplated Transactions, including any filings to be made or documents or information to be provided pursuant to any local, state or federal regulatory agencies, commissions, boards or public authorities with jurisdiction over the Company; and that such officers be and each of them hereby is authorized, empowered and directed in the name and on behalf of the Company to take all such other actions that such officer or officers deem necessary or appropriate to comply with the applicable laws of any jurisdiction and with any consent, notice, approval or other authorization or requirement of any foreign or domestic court, governmental, regulatory, or administrative agency or instrumentality;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to execute and deliver all such documents, instruments or certificates, make all such payments, make all such filings and do all such other acts and things as in their opinion, or in the opinion of any of them, may be necessary or appropriate in order to carry out the intent and purposes of the foregoing resolutions, including without limitation the modification of the terms of the Merger Agreement, the Merger or the other Contemplated Transactions, the authority of such officers to be conclusively evidenced by his or her execution and delivery thereof; and that all such acts and things heretofore done by such officers, or any one or more of them acting alone, in connection with and in furtherance of the purposes and intent of the foregoing resolutions be, and they hereby are, ratified, confirmed and approved as the act and deed of the Company;

FURTHER RESOLVED, that the Board be, and hereby is, authorized and empowered to amend the Merger Agreement and take any other action with respect to the Merger Agreement, the Merger or the other Contemplated Transactions permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders;

FURTHER RESOLVED, that the material facts relating to any contracts and transactions between the Company, on the one hand, and an interested party, on the other hand have been disclosed or are known to the undersigned stockholders and have been approved in good faith by the affirmative vote of the undersigned stockholders;

FURTHER RESOLVED, that the undersigned agrees, consents to receive and ratifies the receipt of any correspondence in connection with the Merger or the other Contemplated Transactions (whether from Acquiror, the Company, or otherwise) in electronic form, including for purposes of Section 232 of the DGCL; and

FURTHER RESOLVED, this Written Consent may be executed in two or more counterparts (including by facsimile, DocuSign, e-mail, PDF signature or through an electronic portal), each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same Written Consent of the stockholders.

[SIGNATURE PAGE FOLLOWS]

Cover Sheet to Stockholder Consent

         I (the holder of record) affirm that the security are not owned by two or more joint owners

         I (the holder of record) affirm that the security are owned by two or more joint owners

Joint Owners Email (if applicable):

Please note: by indicating that the securities are owned by two or more joint owners, our support team will send the below letter of transmittal to the joint owner at the indicated email address for signature.

Signature:

Name (Printed):

IN WITNESS WHEREOF, the undersigned stockholder is signing this Action by Written Consent with respect to all shares of the Company’s capital stock held by such stockholder. This Action by Written Consent shall be effective as to the undersigned stockholder immediately upon the execution and delivery hereof by such stockholder and shall be irrevocable upon such delivery. This Action by Written Consent of the stockholders shall be filed in the minute book of the Company. This Action by Written Consent of the stockholders may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

STOCKHOLDER:

E-Mail Address:

By:
Signature of Authorized Person

Name:
Print Name of Authorized Person

Title:
Title of Authorized Person (if applicable)

Date:

By:
Signature of Joint Owner (if applicable)

Name:
Print Name of Joint Owner (if applicable)

[SIGNATURE PAGE TO THE ACTION BY WRITTEN CONSENT OF

THE STOCKHOLDERS OF INNOVIUM, INC.]

Exhibit A

Agreement and Plan of Merger

(See attached)

Exhibit B

DGCL Section 262

(See attached)

Annex E

FORM OF

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of August 2, 2021 (this “Agreement”), among Marvell Technology, Inc., a Delaware corporation (“Acquiror”) and the stockholder of Innovium, Inc., a Delaware corporation (the “Company”) set forth on such stockholder’s signature page hereto (the “Stockholder”).

RECITALS

WHEREAS, concurrently herewith, Acquiror, Ibiza Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Sub”), the Company and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the initial Stockholder Representative thereunder, are entering into an Agreement and Plan of Merger (the “Merger Agreement”, pursuant to which (and subject to the terms and conditions set forth therein) Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”); capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, the Stockholder is the record and/or Beneficial Owner of (i) shares of Company Capital Stock (“Shares”) as set forth on the Stockholder’s signature page hereto (with respect to the Stockholder, the “Owned Shares” and, together with (x) the Owned Shares and any additional Shares or other voting securities of the Company of which the Stockholder or a controlled Affiliate acquires record or Beneficial Ownership after the date hereof, (y) all other securities issued to the Stockholder or such controlled Affiliates in respect of such Company Capital Stock or into which shares of such Company Capital Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations or other transactions on or after the date hereof, and (z) all other securities issued by the Company that are entitled to vote or consent with respect to the adoption of the Merger Agreement held or acquired by the Stockholder or such controlled Affiliates, the Stockholder’s “Covered Shares”) and (ii) Company RSUs, Company Options and Company Warrants as set forth on the Stockholder’s signature page hereto;

WHEREAS, as a condition and inducement to Acquiror and Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Acquiror and the Stockholder are entering into this Agreement; and

WHEREAS, the Stockholder acknowledges that Acquiror and Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement and that Acquiror and Sub would not enter into the Merger Agreement if the Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror and the Stockholder hereby agree as follows:

1.    Definitions and Related Matters.

(a)    Definitions. This Agreement is a “Support Agreement” as defined in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the

Exchange Act (or any successor statute or regulation) (whether or not any such rule, statute or regulation is applicable to such securities), (b) having the right to become the beneficial owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which beneficial ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which beneficial ownership is being determined that increases in value as the value of the securities for which beneficial ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which beneficial ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

“Company Capital Stock” means the Company Common Stock and/or Company Preferred Stock.

“Company Investor Agreements” means (i) the Amended and Restated Voting Agreement, dated as of June 10, 2020, by and among the Company and certain holders of Shares, as in effect on the date hereof, (ii) the Amended and Restated Investors’ Rights Agreement, dated as of June 10, 2020, by and among the Company and certain holders of Shares, as in effect on the date hereof, and (iii) the Amended and Restated First Refusal and Co-Sale Agreement, dated as of April 6, 2021, by and among the Company and certain holders of Shares, as in effect on the date hereof.

(b)    Interpretations. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

2.    Agreement to Vote.

(a)    Prior to the Termination Date (as defined herein), the Stockholder irrevocably and unconditionally agrees that it shall (i) no later than one Business Day after the Form S-4 shall have been declared effective under the Securities Act, validly execute and deliver (or cause to be validly executed and delivered) in accordance with all applicable procedures a written consent, substantially in the form attached hereto as Exhibit A, with respect to all Covered Shares entitled to be voted thereon in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement and (ii) vote or cause to be voted (including by written consent) all of its Covered Shares entitled to vote thereon against (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger), (C) any other action that is intended to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement, (D) any change in the present capitalization or dividend policy of the

Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Acquiror, (E) any other material change in the Company’s corporate structure, and (F) any proposal that would automatically convert the Company Preferred Stock into shares of Company Common Stock pursuant to Section 4(b) of the Company’s certificate of incorporation. Any attempt by the Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Covered Shares in contravention of this Section 2 shall be null and void ab initio.

(b)    Notwithstanding the foregoing, this Section 2 shall not apply to any proposal submitted to the stockholders of the Company holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to the Plans or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code.

3.    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    WITHOUT LIMITING THE OBLIGATIONS OF EACH STOCKHOLDER UNDER THIS AGREEMENT, EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, ACQUIROR, THE EXECUTIVE OFFICERS OF ACQUIROR, AND ANY OTHER DESIGNEE OF ACQUIROR, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES SOLELY AS INDICATED IN SECTION 2(a)(i), SECTION 2(a)(ii)(A) AND SECTION 2(a)(ii)(B). EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b)    The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement

4.    No Inconsistent Agreements. The Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement or the Company Investor Agreements, the Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

5.    Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 9 and 12 through 26 shall survive the termination of this Agreement; provided further, that nothing herein shall relieve any party from liability in connection with any knowing and willful breach of such party’s representations, warranties or covenants contained herein or Fraud, in each case, occurring prior to the Termination Date.

6.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as follows:

(a)    The Stockholder is the record and Beneficial Owner of, and has good and valid title to, the Covered Shares, free and clear of Encumbrances other than as created by this Agreement. The Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares and any Company Options or Company RSUs held by the Stockholder as of the date hereof as set forth on the signature page hereto, the Stockholder does not Beneficially Own or own of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except as contemplated by this Agreement, the Company Investor Agreements and the Company’s certificate of incorporation and bylaws, the Covered Shares are not subject to any voting trust agreement or other Contract to which the Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Covered Shares. The Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.

(b)    The Stockholder, if an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the Stockholder, if a natural person, has full legal power and capacity to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by the Stockholder, if an entity, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If the Stockholder is married, and any of the Covered Shares of the Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by the Stockholder’s spouse and, assuming due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of the Stockholder’s spouse, enforceable against the Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.

(d)    Neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby nor compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or violate, any provision of the organizational documents of the Stockholder, if an entity, (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on such property or asset of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound or affected or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets except, in the case of clause (ii) or (iii), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of the Stockholder to perform its obligations hereunder.

(e)    There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, any other Person or, to the knowledge of the Stockholder, threatened against the Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Acquiror of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(f)    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

(g)    The Stockholder understands and acknowledges that Acquiror and Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

(h)    The Stockholder’s receipt of the merger consideration to which the Stockholder is entitled under the Merger Agreement represents settlement in full of all obligations owned to Stockholder by the Company, Sub, the Surviving Corporation and Acquiror with respect to the Stockholder’s Shares, Company RSUs, Company Options and Company Warrants (as applicable).

(i)    The Stockholder acknowledges that Goodwin Procter LLP represents only the Company in the Merger and related transactions, and such law firm does not represent the Stockholder in connection with this Agreement, the Merger Agreement or any of the transactions contemplated hereby or by the Merger Agreement.

7.    Certain Covenants of the Stockholder and Other Agreements by the Stockholder. The Stockholder hereby covenants and agrees as follows, in each case except as otherwise approved in writing by Acquiror:

(a)    Prior to the Termination Date, the Stockholder shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of their respective Affiliates and Representatives shall, directly or indirectly:

(i)    solicit, initiate, consider, knowingly encourage or accept any proposal or offer than constitutes an Acquisition Proposal; or

(ii)    participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise knowingly cooperate in any way, knowingly assist or participate in, knowingly facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(b)    The Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

(c)    Prior to the Termination Date, and except as contemplated hereby or by the Merger Agreement or as may be required by Law, the Stockholder shall not, without the prior written consent of Acquiror, (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void.

(d)    Prior to the Termination Date, in the event that the Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by the Stockholder set forth on the Stockholder’s signature page hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement. The Stockholder shall promptly notify Acquiror and the Company of any such event.

(e)    The Stockholder acknowledges, approves of and agrees to be bound by and comply with the terms and conditions of the Merger Agreement applicable by their terms to the Stockholder in his, her or its capacity as a Securityholder under the Merger Agreement, including in Sections 2.7 (Conversion of Stock), 2.8 (Dissenting Shares), 2.9 (Company Options, Company RSUs and Company Warrants), 2.10 (Payment for Shares and Consideration Awards), 2.15 (Stockholder Representative), 5.9 (Reasonable Best Efforts; Further Assurances), 8.2 (Indemnification by the Securityholders), 8.4 (Procedures), 8.5 (Limits on Indemnification) and 8.6 (Insurance) thereof (but subject to all limitations and defenses set forth therein), as though the Stockholder were a party to the Merger Agreement with respect to such terms and conditions. This Section 7(e), among other things, is for the benefit of the Acquiror Indemnified Parties and shall be enforceable by them directly against the Stockholder.

(f)    The Stockholder acknowledges and accepts the appointment of the Stockholder Representative and the other provisions relating thereto as set forth in Section 2.15 of the Merger Agreement. This Section 7(f) is for the benefit of the Stockholder Representative, the Company, the Surviving Corporation and Acquiror and shall be enforceable by any of them directly against the Stockholder.

(g)    The Stockholder hereby terminates and waives all rights of first refusal, redemption rights and rights of notice of the Merger and the other transactions contemplated by the Merger Agreement, whether arising from the Company’s organizational documents, the Company Investor Agreements, any other agreement that the Stockholder and the Company are party to, the Delaware Law, any other state corporate law that may apply or purport to apply or otherwise, effective as of immediately prior to, and contingent upon, the Effective Time.

(h)    If and to the extent the Stockholder is a party to any one or more of those certain agreements set forth on Schedule A attached hereto, and such agreements do not automatically terminate upon the consummation of the Merger (collectively, the “Terminating Agreements”), the Stockholder hereby agrees to the termination of the Terminating Agreements, and the waiver of any rights of first refusal, preemptive rights, rights to notice, rights of co-sale, registration rights, information rights and similar rights of the Stockholder under any such Terminating Agreement, such termination and waiver to be effective as of immediately prior to, and contingent upon, the Effective Time.

8.    Stockholder Capacity. This Agreement is being entered into by the Stockholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of the Stockholder, if a director or officer of the Company, to take any action in his or her capacity as a director or officer of the Company to the extent consistent with the Merger Agreement.

9.    Waiver of Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger that the Stockholder may have by virtue of, or with respect to, any shares of Company Capital Stock owned by the Stockholder (including all rights under Section 262 of the General Corporation Law of the State of Delaware).

10.    Disclosure. The Stockholder hereby (a) authorizes Acquiror and the Company to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the Form S-4 and any other applicable filings under the Securities Act or the Exchange Act, the

Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement, and (b) agrees that it shall promptly (i) furnish to Acquiror and the Company any information that Acquiror or the Company may reasonably request for the preparation of any such announcement or disclosure and (ii) notify Acquiror and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

11.    Non-Survival of Representations and Warranties. The representations and warranties of the Stockholder contained herein shall not survive the Termination Date.

12.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

13.    Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to the Stockholder, to the address set forth on the Stockholder’s signature page hereto.

(ii)	If to Acquiror:

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

Attention: Chief Administration and Legal Officer

E-mail: legalnotices@marvell.com

with a copy (which shall not constitute notice) to:

Marvell Semiconductor, Inc.

5488 Marvell, Ln

Santa Clara, CA 95054

Attention: Chief Administration and Legal Officer

E-mail: mgaynor@marvell.com

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105-0921

Attention: Stewart McDowell; Chris Trester

E-mail: smcdowell@gibsondunn.com; ctrester@gibsondunn.com

15.    Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

16.    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

17.    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

18.    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19.    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Acquiror may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Acquiror; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

20.    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22.    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

24.    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

25.    Confidentiality. The Stockholder agrees, except as required by law or legal process, (a) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (b) not to divulge any such non-public information to any third Person. The restrictions contained in this Section 25 shall not apply to any information which is or hereafter becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the Stockholder. Notwithstanding anything contained in this Section 25 to the contrary, the Stockholder and its Affiliates shall be permitted to disclose the existence and terms of this Support Agreement, the Merger Agreement and the other agreements and instruments to be entered into in connection therewith (i) to such party’s legal, accounting, tax and financial advisors who are bound by customary obligations of confidentiality, (ii) if such party or any of its Affiliates is a private equity, venture capital or other similar fund, to existing or prospective limited partners of such funds or any successor funds provided that such persons are subject to confidentiality obligations with respect thereto; and (iii) to the extent necessary or appropriate to enforce the undersigned’s rights under the Merger Agreement or any other agreement or instrument executed in connection with the Merger Agreement.

26.    No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Acquiror and the Stockholder have caused to be executed or executed this Agreement as of the date first written above.

MARVELL TECHNOLOGY, INC.

Name:
Title:

SIGNATURE PAGE TO SUPPORT AGREEMENT

IN WITNESS WHEREOF, Acquiror and the Stockholder have caused to be executed or executed this Agreement as of the date first written above.

STOCKHOLDER:

Name:
Title:

Address:

Class of Shares Held of Record	Number of Shares Held of Record	Number of Company RSUs Held of Record	Number of Company Options Held of Record	Number of Company Warrants Held of Record
Company Common Stock
Series Preferred Stock

SIGNATURE PAGE TO SUPPORT AGREEMENT

ANNEX F

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW RIGHTS OF APPRAISAL

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CONSENT SOLICITATION/PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The registrant’s certificate of incorporation and bylaws contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.

As permitted by Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation contains a provision eliminating the personal liability of its directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.

The registrant’s bylaws provide that the registrant shall indemnify, to the fullest extent authorized by the DGCL, each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the registrant or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature, by reason of the fact that he or she is or was a director or an officer of the registrant or while a director or officer of the registrant is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of anything done or not done by them in any such capacity, against all expense, liability and loss actually and reasonably incurred by such indemnitee.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibit Number	Exhibit Title

3.1	Amended and Restated Certificate of Incorporation of Marvell Technology, Inc. (incorporated by reference to Exhibit 3.1 to Marvell Technology, Inc.’s Current Report on Form 8-K filed on April 20, 2021)

3.2	Amended and Restated Bylaws of Marvell Technology, Inc. (incorporated by reference to Exhibit 3.2 to Marvell Technology, Inc.’s Current Report on Form 8-K filed on April 20, 2021)

5.1	Opinion of Gibson, Dunn & Crutcher LLP regarding the validity of the Marvell common stock being registered

8.1	Opinion of Goodwin Procter LLP regarding certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent public accounting firm

23.2	Consent of PricewaterhouseCoopers LLP, independent public accounting firm

23.3	Consent of Gibson, Dunn & Crutcher LLP (included as part of the opinion filed as Exhibit 5.1 to this registration statement)

23.4	Consent of Goodwin Procter LLP (included as part of the opinion filed as Exhibit 8.1 to this registration statement)

24.1	Power of Attorney (included in the signature pages of this registration statement)†

99.1	Form of Written Consent for holders of Innovium capital stock (attached as Annex D to the consent solicitation/prospectus that forms a part of this registration statement)

99.2	Form of Letter of Transmittal (attached as Annex C to the consent solicitation/prospectus that forms a part of this registration statement)

†	Previously filed.

(b)	Financial Statement Schedules

Financial schedules are omitted because they are not applicable or the information is incorporated by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on September 15, 2021.

MARVELL TECHNOLOGY, INC.

By:	/s/ Matthew J. Murphy
Matthew J. Murphy
Director, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 15, 2021.

Name	Title

/s/ Matthew J. Murphy	Director, President and Chief Executive Officer
Matthew J. Murphy	(Principal Executive Officer)

/s/ Jean Hu	Chief Financial Officer
Jean Hu	(Principal Financial Officer)

*	Chief Accounting Officer
Willem Meintjes	(Principal Accounting Officer)

*	Chair of the Board
Richard Hill

*	Director
Tudor Brown

*	Director
Brad Buss

*	Director
Edward Frank

*	Director
Marachel Knight

*	Director
Bethany Mayer

*	Director
Michael Strachan

*	Director
Robert Switz

Name	Title

*	Director
Ford Tamer

*By:	/s/ Jean Hu
Jean Hu Attorney-in-fact